Exhibit 10.3

$1,500,000,000

ABL CREDIT AGREEMENT

among

HD SUPPLY, INC.,

as the Parent Borrower,

The Several Canadian Borrowers

from time to time party hereto,

The Several Subsidiary Borrowers

from time to time party hereto,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and U.S. ABL Collateral Agent,

WELLS FARGO BANK, N.A.,

as Syndication Agent,

BANK OF AMERICA MERRILL LYNCH

BARCLAYS BANK PLC

GOLDMAN SACHS BANK USA

JPMORGAN CHASE BANK, N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

DEUTSCHE BANK AG, NEW YORK, NY BRANCH

UBS SECURITIES LLC,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

as Issuing Lender

and

GE CANADA FINANCE HOLDING COMPANY,

as Canadian Agent and Canadian Collateral Agent,

and

GE CAPITAL MARKETS, INC.

WELLS FARGO BANK, N.A.

as Joint Lead Arrangers

and Joint Bookrunning Managers

and

BANK OF AMERICA MERRILL LYNCH

BARCLAYS BANK PLC

GOLDMAN SACHS BANK USA

JPMORGAN CHASE BANK, N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

DEUTSCHE BANK AG, NEW YORK, NY BRANCH

UBS SECURITIES LLC,

as Joint Bookrunning Managers

Dated as of April 12, 2012

i

5.1	Financial Condition	112
5.2	Solvent; No Material Adverse Effect	113
5.3	Corporate Existence; Compliance with Law	113
5.4	Corporate Power; Authorization; Enforceable Obligations	113
5.5	No Legal Bar	114
5.6	No Material Litigation	114
5.7	No Default	114
5.8	Ownership of Property	114
5.9	Intellectual Property	114
5.10	Taxes	114
5.11	Federal Regulations	115
5.12	ERISA	115
5.13	Collateral	116
5.14	Investment Company Act	116
5.15	Subsidiaries	116
5.16	Purpose of Loans	116
5.17	Environmental Matters	116
5.18	Eligible Accounts	117
5.19	Eligible Inventory	117
5.20	No Material Misstatements	117

SECTION 6	CONDITIONS PRECEDENT	118
6.1	Conditions to Effectiveness and Initial Extension of Credit	118
6.2	Conditions Precedent to Each Other Extension of Credit and Letter of Credit Issuance	122

SECTION 7	AFFIRMATIVE COVENANTS	122
7.1	Financial Statements	122
7.2	Certificates; Other Information	124
7.3	Payment of Taxes	125
7.4	Maintenance of Existence	125
7.5	Maintenance of Property; Insurance	125
7.6	Inspection of Property; Discussions	126
7.7	Notices	127
7.8	Compliance with Environmental Laws	128
7.9	After-Acquired Real Property and Fixtures; Addition of Subsidiaries	129
7.10	[Reserved]	131
7.11	Maintenance of New York Process Agent	131
7.12	Post-Closing Security Perfection	131

SECTION 8	NEGATIVE COVENANTS	132
8.1	[Reserved]	132
8.2	[Reserved]	132
8.3	Limitation on Fundamental Changes	133
8.4	[Reserved]	134
8.5	Limitation on Dividends, Acquisitions and Other Restricted Payments	134
8.6	[Reserved]	139
8.7	[Reserved]	139
8.8	Limitation on Modifications of Debt Instruments and Other Documents	139
8.9	[Reserved]	141
8.10	Minimum Consolidated Fixed Charge Coverage Ratio Covenant	141

8.11	Special Purpose Financing	141

SECTION 9	EVENTS OF DEFAULT	141

SECTION 10	THE AGENTS AND THE OTHER REPRESENTATIVES	145
10.1	Appointment	145
10.2	Delegation of Duties	146
10.3	Exculpatory Provisions	147
10.4	Reliance by the Administrative Agent	147
10.5	Notice of Default	148
10.6	Acknowledgement and Representations by Lenders	148
10.7	Indemnification	148
10.8	The Agents and Other Representatives in Their Individual Capacity	149
10.9	Right to Request and Act on Instructions	149
10.10	Successor Agent	152
10.11	Other Representatives	153
10.12	Swing Line Lender	153
10.13	Withholding Tax	153
10.14	Approved Electronic Communications	153
10.15	Appointment of Borrower Representatives	153
10.16	Reports	154
10.17	Application of Proceeds	154

SECTION 11	MISCELLANEOUS	156
11.1	Amendments and Waivers	156
11.2	Notices	160
11.3	No Waiver; Cumulative Remedies	164
11.4	Survival of Representations and Warranties	164
11.5	Payment of Expenses and Taxes	164
11.6	Successors and Assigns; Participations and Assignments	166
11.7	Adjustments; Set-off; Calculations; Computations	170
11.8	Judgment	171
11.9	Counterparts	172
11.10	Severability	172
11.11	Integration	172
11.12	GOVERNING LAW	172
11.13	Submission to Jurisdiction; Waivers	172
11.14	Acknowledgements	174
11.15	WAIVER OF JURY TRIAL	174
11.16	Confidentiality	174
11.17	Incremental Indebtedness; Additional Obligations	175
11.18	USA Patriot Act Notice	175
11.19	[Reserved]	175
11.20	Joint and Several Liability; Postponement of Subrogation	175
11.21	Language	176

SCHEDULES

A	Commitments and Addresses
1.1	Existing Letters of Credit
1.2	Existing Liens
4.16(a)	DDAs
5.4	Consents Required
5.6	Litigation
5.8	Mortgaged Properties
5.15	Subsidiaries
5.17	Environmental Matters
6.1(c)	Lien Searches
7.12(a)	Security Perfection
7.12(b)(ii)	Real Property Opinions
7.12(b)(iii)	Title Insurance Policy Amounts

EXHIBITS

A	Form of Assignment and Acceptance
B	Form of Joinder Agreement
C-1	Form of Canadian Guarantee and Collateral Agreement
C-2	Form of Guarantee and Collateral Agreement
C-3	Form of Quebec Security Documents
D	Form of Holding Pledge Agreement
E	Form of Base Intercreditor Agreement
F	Form of Letter of Credit Request
G	Form of Mortgage
H	Form of Swing Line Loan Participation Certificate
I-1	Form of Revolving Note
I-2	Form of Swing Line Note
J	Form of U.S. Tax Compliance Certificate
K	Form of Solvency Certificate
L	Form of Officer’s Certificate
M	Form of Secretary’s Certificate
N	Form of Borrowing Base Certificate
O	Form of Lender Joinder Agreement

ABL CREDIT AGREEMENT, dated as of April 12, 2012, among HD Supply, Inc., a Delaware corporation, (the “Parent Borrower,” as further defined in subsection 1.1), and each Subsidiary Borrower of the Parent Borrower party hereto from time to time (as further defined in subsection 1.1, and, together with the Parent Borrower and the Canadian Borrowers (as hereinafter defined), collectively referred to herein as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in subsection 1.1, the “Lenders”), General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “U.S. ABL Collateral Agent”), JPMorgan Chase Bank, N.A., as the U.S. facility issuing lender and Canadian facility issuing lender (in such capacity and as further defined in subsection 1.1, an “Issuing Lender”), Wells Fargo Bank, N.A., as syndication agent, the institutions set forth on the cover page hereto, as co-documentation agents, and GE Canada Finance Holding Company, as Canadian agent and Canadian collateral agent for the Lenders hereunder (in such capacities, respectively, the “Canadian Agent” and the “Canadian Collateral Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrowers are a party to the Predecessor ABL Credit Agreement under which the Borrowers obtained term loans under an asset-based term loan facility and revolving loans under an asset-based revolving credit facility and the Parent Borrower is a party to the Predecessor Cash Flow Credit Agreement under which the Borrower obtained term loans under a cash-flow based term loan facility and revolving loans under a cash-flow based revolving credit facility;

WHEREAS, on the date hereof the Borrowers, as applicable, shall (i) repay or redeem certain existing Indebtedness of the Parent Borrower and its Subsidiaries, including amounts outstanding under the Predecessor ABL Credit Agreement, the Predecessor Cash Flow Credit Agreement and the Senior Notes (as defined in the Predecessor ABL Credit Agreement), (ii) exchange Senior Notes (as defined in the Predecessor ABL Credit Agreement) for certain senior unsecured notes, and (iii) finance the working capital and other business requirements and other general corporate purposes of the Parent Borrower and its Subsidiaries and pay any related fees and expenses; and

WHEREAS, to finance such repayments of Indebtedness, redemptions and exchanges, the other Transactions and any costs and expenses related to the foregoing, on the date hereof the Parent Borrower requests that the Lenders make certain Loans under this Facility and concurrently herewith the Parent Borrower (i) enters into and borrows under the Cash Flow Credit Agreement loans in the amount of $1,000 million and issues (ii) senior secured first priority notes in an aggregate principal amount of $950 million, senior secured second priority notes in an aggregate principal amount of $675 million and senior unsecured notes due 2020 in an aggregate principal amount of approximately $750 million.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2007 Transactions”: as the term “Transactions” is defined in the Predecessor ABL Credit Agreement.

“ABL Collateral Agents”: the collective reference to the U.S. ABL Collateral Agent and the Canadian Collateral Agent.

“ABL Facility”: the collective reference to the Commitments and the Loans made hereunder, this Agreement, any Loan Documents, any notes and letters of credit issued pursuant hereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility hereunder). Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Priority Collateral”: as defined in the Base Intercreditor Agreement.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (c) the Eurocurrency Rate for any Interest Period of one month commencing on such date plus 1%. “Prime Rate” shall mean (x) in respect of Loans made to any U.S. Borrower, the rate of interest per annum publicly announced from time to time by JPMorgan (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the U.S. Borrower Representative) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan or such other bank in connection with extensions of credit to debtors), and (y) in respect of Loans made to a Canadian Borrower, the rate of interest per annum publicly announced from time to time by Royal Bank of Canada (or another bank of recognized standing reasonably selected by the Canadian Agent and reasonably satisfactory to the Canadian Borrower Representative) as its base rate of interest (however designated) chargeable by it on United States Dollar commercial loans in Canada (such base rate of interest not being intended to be the lowest rate of interest charged by Royal Bank of Canada in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR or, with respect to Canadian Facility Revolving Credit Loans denominated in Canadian Dollars, the Canadian Prime Rate.

“Acceleration”: as defined in subsection 9(e).

“Accounts”: as defined in the UCC or (to the extent governed thereby) the PPSA as in effect from time to time or (to the extent governed by the Civil Code of Québec) defined as all “claims” for the purposes of the Civil Code of Québec; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent and Canadian Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Account Debtor”: “account debtor” as defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Obligations”: as defined in the Base Intercreditor Agreement.

“Additional Lender”: as defined in subsection 2.6(a).

“Adjustment Date”: initially, the first day of the first month beginning after the date that is the three-months anniversary of the Closing Date and thereafter the date that is the first day of the first month following receipt by the Lenders of the Borrowing Base Certificate required to be delivered pursuant to subsection 7.2(f), for the last month of the most recently completed fiscal quarter of the Parent Borrower.

“Administrative Agent”: as defined in the Preamble and shall include any successor to the Administrative Agent appointed pursuant to subsection 10.10.

“Affected BA Rate”: as defined in subsection 4.7.

“Affected Eurocurrency Rate”: as defined in subsection 4.7.

“Affected Loans”: as defined in subsection 4.9.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, THD and its Affiliates will not be deemed to be Affiliates of the Parent Borrower or any of its Subsidiaries.

“Agent Advance”: as defined in subsection 2.1(d).

“Agent Advance Period”: as defined in subsection 2.1(d).

“Agent-Related Distress Event”: shall mean with respect to any Agent (each, for purposes of this definition, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”: the collective reference to the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent.

“Aggregate Canadian Borrower Extensions”: at any time, shall be an amount equal to the Dollar Equivalent sum of (a) the Canadian Facility L/C Obligations, (b) the outstanding principal amount of Agent Advances to the Canadian Borrowers and (c) the outstanding principal amount of Canadian Facility Revolving Credit Loans to the Canadian Borrowers, in each case as at such time.

“Aggregate Canadian Facility Lender Exposure”: at any time the aggregate Canadian Facility Lender Exposure of all Canadian Facility Lenders at such time.

“Aggregate U.S. Borrower Extensions”: at any time, shall be an amount equal to the sum of (a) the U.S. Facility L/C Obligations, (b) the outstanding principal amount of Agent Advances to the U.S. Borrowers, (c) the outstanding principal amount of U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans to the U.S. Borrowers, and (d) the outstanding principal amount of Swing Line Loans (provided that for purposes of calculating Available Commitments pursuant to subsection 4.5(a) such amount in this clause (d) shall be zero), in each case as at such time.

“Aggregate U.S. Facility Lender Exposure”: at any time the aggregate U.S. Facility Lender Exposure of all U.S. Facility Lenders at such time.

“Aggregate Outstanding Revolving Credit”: at any time the sum of the Aggregate U.S. Borrower Extensions and the Aggregate Canadian Borrower Extensions, in each case as at such time.

“Agreement”: this ABL Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Applicable Margin”: During the period from the Closing Date until the initial Adjustment Date, at the option of the applicable Borrower (x) in the case of U.S. dollar denominated loans, Eurocurrency Rate or ABR and (y) in the case of Canadian dollar denominated loans, the Canadian Prime Rate or the BA Rate, in each case plus the interest margin applicable thereto at Level II set forth below. From and after the initial Adjustment Date, on each subsequent Adjustment Date the foregoing interest margins will be subject to the below three level pricing grid based on average daily excess availability for the previous fiscal quarter, as set forth below:

Level	Average Excess Availability	ABR	Applicable Margin Adjusted LIBOR	Canadian Prime Rate	BA Rate

I	Greater than $750.0 million	0.75%	1.75%	0.75%	1.75%

II	Less than or equal to $750.0 million but greater than $400.0 million	1.00%	2.00%	1.00%	2.00%

III	Less than or equal to $400.0 million	1.25%	2.25%	1.25%	2.25%

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent or Canadian Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 4.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 10.14.

“Approved Fund”: as defined in subsection 11.6(b).

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than:

(i) a disposition to the Parent Borrower or a Restricted Subsidiary,

(ii) a disposition in the ordinary course of business,

(iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments,

(iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable,

(v) any Restricted Payment Transaction,

(vi) a disposition that is governed by the provisions of subsection 8.3,

(vii) any Financing Disposition,

(viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent Borrower or any Restricted Subsidiary, so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee,

(ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business,

(x) any financing transaction with respect to property built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization,

(xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement,

(xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary,

(xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition,

(xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors,

(xv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million,

(xvi) any Exempt Sale and Leaseback Transaction,

(xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole or

(xviii) dispositions for Net Available Cash not exceeding in the aggregate in any fiscal year (A) $50.0 million minus (B) the Net Available Cash in such fiscal year from Recovery Events classified by the Parent Borrower pursuant to clause (y) of the definition of “Recovery Event.”

“Assignee”: as defined in subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit A.

“Available Incremental Amount”: at any time, without duplication, an amount equal to the sum produced by calculating the difference between (a) the sum of (x) the Commitments (without giving effect to any Incremental ABL Term Loans or Incremental Revolving Commitments) plus (y) the sum of the aggregate principal amount of all Incremental ABL Term Loans made plus all Incremental Revolving Commitments established in each case prior to such date pursuant to subsection 2.6 and (b) $1,900.00 million; provided that the sum of (x) plus (y) may not at any time exceed $1,900.00 million.

“Availability Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to subsection 2.1(c), as the Administrative Agent or the Canadian Agent, as applicable, in its Permitted Discretion determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts or Eligible Inventory included in the U.S. Borrowing Base or Canadian Borrowing Base (including claims that the Administrative Agent or the Canadian Agent, as applicable, determines will need to be satisfied in connection with the realization upon such Collateral).

“Available Commitment”: (A) as to any Canadian Facility Lender at any time, an amount equal to the excess, if any, of (a) the amount of its Canadian Facility Commitment at such time over (b) its Canadian Facility Lender Exposure at such time, and (B) as to any U.S. Facility Lender at any time, an amount equal to the excess, if any, of (a) the amount of its U.S. Facility Commitment at such time over (b) its U.S. Facility Lender Exposure at such time; collectively, as to all the Lenders, the “Available Commitments.”

“BA Equivalent Loan”: any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.

“BA Fee”: any amount calculated by multiplying the face amount of each Bankers’ Acceptance by the Applicable Margin for BA Equivalent Loans, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from and including the date of acceptance of a Bankers’ Acceptance by the Lender up to but excluding the maturity date of the Bankers’ Acceptance and the denominator of which is the number of days in the calendar year in question.

“BA Proceeds”: in respect of any Bankers’ Acceptance, an amount calculated on the applicable Borrowing Date which is (rounded to the nearest full cent, with one half of one cent being rounded up) equal to the face amount of such Bankers’ Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the BA Rate applicable thereto expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the term of such Bankers’ Acceptance and the denominator of which is 365, which calculated price will be rounded to the nearest multiple of 0.001%.

“BA Rate”: with respect to an issue of Bankers’ Acceptances in Canadian Dollars with the same maturity date, (a) for a Schedule I Lender, (i) the rate of interest per annum equal to the rates applicable to Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan or Bankers’ Acceptance displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at or about 10:00 A.M. (Toronto time) of such day (or, if such day is not a Business Day, as of 10:00 A.M. (Toronto time) on the immediately preceding Business Day), or (ii) if such rates do not appear on the CDOR Page at such time and on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1.0%) as of 10:00 A.M. (Toronto time) on such day at which such Lender is then offering to purchase Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), and (b) for a Lender which is not a Schedule I Lender, the lesser of (i) the arithmetic average of the annual discount rates for Bankers’ Acceptances for such term quoted by such Lender at or about 10:00 A.M. (Toronto time) and (ii) the annual discount rate applicable to Bankers’ Acceptances as determined for the Schedule I Lender in (a) above for the same Bankers’ Acceptances issue plus 10 basis points.

“Bain Capital”: Bain Capital, LLC.

“Bain Capital Investors”: the collective reference to (i) Bain Capital, (ii) Bain Capital Partners Fund IX, L.P. and any legal successor thereto and (iii) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other similar banking products or services as may be requested by any Loan Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bankers’ Acceptance” and “B/A”: a bill of exchange within the meaning of the Bills of Exchange Act (Canada), including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrowers and accepted by a Canadian Facility Lender in accordance herewith and includes a Discount Note.

“Base Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the U.S. ABL Collateral Agent, the Cash Flow Administrative Agent, the Cash Flow Collateral Agent, the Senior First Priority Notes Agent and the Senior Second Priority Notes Agent, substantially in the form of Exhibit E, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“BBA LIBOR Rates Page”: as defined in the definition of “Eurocurrency Base Rate.”

“Benefited Lender”: as defined in subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower”: as defined in the Preamble.

“Borrower Representative”: a collective reference to the U.S. Borrower Representative or the Canadian Borrower Representative, or either of them, as the context may require.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche by either the U.S. Borrowers (on a joint and several basis) or the Canadian Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurocurrency Loans and BA Equivalent Loans the same Interest Period.

“Borrowing Base”: at any time, an amount equal to the sum of the Canadian Borrowing Base and the U.S. Borrowing Base, in each case as at such time.

“Borrowing Base Certificate”: as defined in subsection 7.2(f).

“Borrowing Date”: any Business Day specified in a notice pursuant to subsections 2.2, 2.4 or 3.2 as a date on which the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or (x) with respect only to Loans made by a Canadian Facility Lender and Canadian Facility Letters of Credit issued by a Canadian Facility Issuing Lender, Toronto, Canada and (y) with respect only to U.S. Facility Letters of Credit issued by a U.S. Facility Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close in New York City, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York and, in the case of any Eurocurrency Loan in any Canadian Dollars, a day on which dealings in such Canadian Dollars between banks may be carried on in London, England, New York, New York and Toronto, Canada.

“Canadian Agent”: as defined in the Preamble.

“Canadian Borrower Representative”: as defined in subsection 10.15.

“Canadian Borrowers”: each entity organized under the laws of Canada or any province or other political subdivision thereof and, where such entity organized in Canada is an entity other than a corporation, which is a resident of Canada for the purposes of the Income Tax Act (Canada) that becomes a Borrower pursuant to a Joinder Agreement, together with their respective successors and assigns.

“Canadian Borrowing Base”: the sum of, at any time, in each case using the Dollar Equivalent of all amounts in Canadian Dollars: (1) 85.0% of the Net Orderly Liquidation Value of Eligible Canadian Inventory at such time, (2) 85.0% of the book value of Eligible Canadian Accounts at such time, (3) Unrestricted Cash (to the extent held in a Canadian Concentration Account over which the Canadian Collateral Agent has a valid Lien or in any related investment or other account that is subject to a Canadian Concentration Account Agreement) of the Canadian Borrowers and the Canadian Subsidiary Guarantors at such time and (4) the amount, if any, by which the U.S. Borrowing Base exceeds the Aggregate U.S. Borrower Extensions at such time. The Canadian Borrowing Base, as of any date of determination, shall not include Inventory the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Canadian Collateral Agent”: as defined in the Preamble.

“Canadian Concentration Account”: as defined in subsection 4.16(c).

“Canadian Concentration Account Agreement”: as defined in subsection 4.16(c).

“Canadian Dollars” and “Cdn$”: the lawful currency of Canada, as in effect from time to time.

“Canadian Extender of Credit”: as defined in subsection 4.15.

“Canadian Facility”: the credit facility available to the Canadian Borrowers and the U.S. Borrowers hereunder.

“Canadian Facility Commitment”: as to any Canadian Facility Lender, its obligation to make Loans to, and/or participate in Letters of Credit issued on behalf of, and/or participate in Agent Advances made to, in each case the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Canadian Facility Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Canadian Facility Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Canadian Facility Lenders, the “Canadian Facility Commitments.”

“Canadian Facility Commitment Percentage”: of any Canadian Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Commitment of such Canadian Facility Lender at such time and the denominator of which is the Total Canadian Facility Commitment at such time, provided that for purposes of subsection 4.17, “Canadian Facility Commitment Percentage” shall mean the percentage of the Total Canadian Facility Commitment (disregarding the Canadian Facility Commitment of any Defaulting Lender to the extent its Canadian Facility L/C Obligations are re-allocated to the Non-Defaulting Lenders) represented by such Canadian Facility Lender’s Canadian Facility Commitment; provided, further, that if any such determination is to be made after the Total Canadian Facility Commitment (and the related Canadian Facility Commitments of the Canadian Facility Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Canadian Facility Issuing Lender”: as the context may require, (i) JPMorgan Chase Bank, N.A., Toronto Branch or any Affiliate thereof, in its capacity as issuer of any Canadian Facility Letter of Credit, (ii) JPMorgan Chase Bank, N.A., Toronto Branch or any Affiliate thereof, in its capacity as issuer of any Existing Letters of Credit and/or (iii) any other Canadian Facility Lender that may become a Canadian Facility Issuing Lender under subsection 3.9.

“Canadian Facility L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian Facility Letters of Credit and (b) the aggregate amount of drawings under Canadian Facility Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

“Canadian Facility L/C Participants”: the Canadian Facility Lenders.

“Canadian Facility Lender”: each financial institution or combination of financial institutions listed on the signature pages hereto as a Canadian Facility Lender, and any other Person or combination of Persons that becomes a party hereto as a Canadian Facility Lender pursuant to an Assignment Agreement or a Joinder Agreement; provided that:

(a) each Canadian Facility Lender shall be comprised of either (i) two branches of a financial institution, or (ii) two affiliated Persons; and

(b) each Canadian Facility Lender (whether individually through separate branches or collectively through affiliates) shall be both (i) a Canadian Resident, and (ii) a Person with capacity to lend to the US Borrowers in Dollars such that all payments from the US Borrowers to such Person or its applicable lending office for the US Borrowers shall be made free and clear of U.S. withholding tax.

“Canadian Facility Lender Exposure”: of any Canadian Facility Lender at any time shall be an amount equal to its Canadian Facility Commitment Percentage of the Dollar Equivalent sum of (a) the Canadian Facility L/C Obligations then outstanding, (b) the outstanding Agent Advances to the Borrowers, and (c) the outstanding Canadian Facility Revolving Credit Loans, in each case as at such time.

“Canadian Facility Letters of Credit”: Letters of Credit (including Existing Letters of Credit) issued by the Canadian Facility Issuing Lender to, or for the account of, the Canadian Borrowers, pursuant to subsection 3.1.

“Canadian Facility Revolving Credit Loan”: as defined in subsection 2.1(b).

“Canadian Guarantee and Collateral Agreement”: the Canadian Guarantee and Collateral Agreement delivered to the Canadian Collateral Agent as of the date hereof, substantially in the form of Exhibit C-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Canadian Loan Parties”: each Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Prime Rate”: the greater of (a) rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designed as its “prime” rate and (b) the rate of interest per annum equal to the average annual yield rate for one-month Canadian Dollar bankers’ acceptances (expressed for such purposes as a yearly rate per annum) which is shown on the “CDOR Page” (or any substitute) at 10:00 A.M. (Toronto time) on such day (or if not a Business Day, the preceding Business Day), plus 0.75% per annum. Any change in the Canadian Prime Rate, to the extent due to a change in JPMorgan Chase Bank, N.A., Toronto Branch’s prime rate or base rate, as applicable, shall be effective on the effective date of such change in JPMorgan Chase Bank, N.A., Toronto Branch’s prime rate or base rate, as applicable.

“Canadian Priority Payables”: at any time, with respect to the Canadian Borrowers and Canadian Subsidiary Guarantors:

(a) the amount past due and owing by such Person, or the accrued amount for which such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations; (ii) unemployment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) wages, vacation pay and severance pay; (vi) obligations owing to a supplier in respect of which section 81.1 of the Bankruptcy and Insolvency Act (Canada) applies; and (vii) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

(b) the aggregate amount of any other liabilities of such Person (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Resident”: (a) a person resident in Canada for purposes of the Income Tax Act (Canada), (b) an authorized foreign bank which at all times holds all of its interest in any obligations owed by a Canadian Borrower hereunder in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada) or (c) any Lender with respect to which payments to such Lender of interest, fees, commission or any other amount payable by the Canadian Borrowers under the Loan Documents are not subject to any Non-Excluded Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein and that is able to establish to the satisfaction of the Canadian Agent and the Canadian Borrower Representative that, based on applicable law in effect on the date such Lender becomes a Lender, any such payments to or for the benefit of such Lender are not subject to the withholding or deduction of any such Non-Excluded Taxes.

“Canadian Secured Parties”: the “Secured Parties” as defined in the Canadian Guarantee and Collateral Agreement.

“Canadian Security Documents”: the collective reference to the Canadian Guarantee and Collateral Agreement, the Quebec Security Documents and all other similar security documents hereafter delivered to the U.S. ABL Collateral Agent or the Canadian Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Canadian Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the U.S. ABL Collateral Agent or the Canadian Collateral Agent pursuant to subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Canadian Subsidiary”: each Subsidiary of the Parent Borrower that is incorporated or organized under the laws of Canada or any province or political subdivision thereof.

“Canadian Subsidiary Guarantor”: each Canadian Subsidiary of any Canadian Borrower which executes and delivers the Canadian Guarantee and Collateral Agreement, in each case, unless and until such time as the respective Canadian Subsidiary Guarantor ceases to constitute a Canadian Subsidiary of the Parent Borrower or is released from all of its obligations under the Canadian Guarantee and Collateral Agreement in accordance with the terms and provisions thereof.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments not prohibited hereby or for acquisitions permitted by subsection 8.5) which, in accordance with GAAP, are or should be included in “capital expenditures.”

“Capital Stock”: with respect to any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carlyle”: Carlyle Investment Management, LLC.

“Carlyle Investors”: the collective reference to (i) Carlyle, (ii) Carlyle Partners V, L.P. and any legal successor thereto and (iii) any Affiliate of any Carlyle Investor, but not including any portfolio company of any Carlyle Investor.

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union (other than securities issued by Portugal, Italy, Ireland, Greece, Spain or securities issued by any other member state of the European Union that is not rated at least “A” by S&P or at least “A-1” by Moody’s) or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under any Senior Credit Facility or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian dollars and (g) investments similar to any of the foregoing denominated in Canadian Dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Administrative Agent”: Bank of America, N.A., in its capacity as administrative agent under the Cash Flow Credit Agreement, or any successor administrative agent under the Cash Flow Credit Agreement.

“Cash Flow Collateral”: all assets of the loan parties under the Cash Flow Credit Agreement upon which a Lien is purported to be created by any Security Document (as defined in the Cash Flow Credit Agreement).

“Cash Flow Collateral Agent”: Bank of America, N.A., in its capacity as collateral agent under the Cash Flow Credit Agreement, or any successor collateral agent under the Cash Flow Credit Agreement.

“Cash Flow Collateral Representative”: as defined in the Base Intercreditor Agreement.

“Cash Flow Credit Agreement”: that Credit Agreement, dated as of the Closing Date, among the Parent Borrower, the lenders and other financial institutions party thereto, Bank of America, N.A., as the Cash Flow Administrative Agent and the Cash Flow Collateral Agent for the Cash Flow Secured Parties, and the other parties thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Cash Flow Credit Agreement or one or more other credit agreements or otherwise, unless, other than for purposes of the definition of Debt Service Charges, such agreement, instrument or document expressly provides that it is not intended to be and is not a Cash Flow Credit Agreement hereunder). Any reference to the Cash Flow Credit Agreement hereunder shall be deemed a reference to any Cash Flow Credit Agreement then in existence.

“Cash Flow Loan Documents”: the Loan Documents (as such term is used in the Cash Flow Credit Agreement) as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Cash Flow Facility”: the collective reference to the Cash Flow Credit Agreement, any Cash Flow Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Cash Flow Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless, except for purposes of the definition of Debt Service Charges, such agreement, instrument or document expressly provides that it is not intended to be and is not a Cash Flow Facility hereunder). Without limiting the generality of the foregoing, the term “Cash Flow Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Cash Flow Secured Parties”: the Cash Flow Administrative Agent, the Cash Flow Collateral Agent and each Person that is a lender under the Cash Flow Credit Agreement.

“CD&R”: Clayton, Dubilier & Rice, LLC and any successor in interest thereto, or any successor to CD&R’s investment management business.

“CD&R Investors”: collectively, (i) CD&R, (ii) Clayton, Dubilier & Rice Fund VII, L.P., or any legal successor thereto, (iii) Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., or any legal successor thereto, (iv) CD&R Parallel Fund VII, L.P., or any legal successor thereto, and (v) any Affiliate of any CD&R Investor, but not including any portfolio company of any CD&R Investor.

“Change in Law”: as defined in subsection 4.11(a).

“Change of Control”:

(i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Parent Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Parent Borrower;

(ii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Parent Borrower;

(iii) Holding shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Borrower (or any successor to the Parent Borrower permitted pursuant to subsection 8.3); or

(iv) a “Change of Control” as defined in the Senior First Priority Notes Indenture or the Senior Second Priority Notes Indenture (or other similar event described therein as a “change of control”).

Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Closing Date”: the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

“Co-Documentation Agents”: the institutions set forth on the cover page hereto as co-documentation agents, provided that no entity shall become a Co-Documentation Agent prior to it or one of its affiliates becoming a Lender.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commercial Letter of Credit”: as defined in subsection 3.1(a).

“Commitment”: as to any Lender, its U.S. Facility Commitment and its Canadian Facility Commitment. The original amount of the aggregate Commitments of the Revolving Lenders is the Dollar Equivalent of $1,500 million.

“Commitment Fee Percentage”: during the period from the Closing Date until the initial Adjustment Date, 0.50% per annum. From and after the initial Adjustment Date, on each subsequent Adjustment Date the “Commitment Fee Rate” will be as set forth in the below pricing grid based on Average Daily Used Percentage for the previous fiscal quarter. “Average Daily Used Percentage” for purposes of this definition shall mean, for any period, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all Loans (other than the principal balance of any Swing Line Loans) during such period plus (y) the average daily undrawn amount of all outstanding Letters of Credit by (b) the average daily amount of the Total Facility Commitments during such period.

Level	Average Daily Used Percentage	Commitment Fee Rate

I	Less than 50%	0.50%

II	Greater than or equal to 50%	0.375%

“Commitment Percentage”: as to any Lender, its Canadian Facility Commitment Percentage and/or U.S. Facility Commitment Percentage, as the context may require.

“Commitment Period”: the period from and including the Closing Date to but not including the Maturity Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Concentration Account”: as defined in subsection 4.16(b).

“Concentration Account Agreement”: as defined in subsection 4.16(b).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent and Canadian Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including subsections 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment, (c) be designated if such designation would otherwise increase the costs of the ABL Facility to any Borrower or (d) if relating to any Canadian Facility Lender, not be a Canadian Resident.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that:

(1) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Parent Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Current Portion of Long Term Debt”: as of any date of determination, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt on such date.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income, without duplication of any other amount under this definition of Consolidated EBITDA:

(i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees and (for purposes of calculating the Consolidated Total Leverage Ratio and Consolidated Fixed Charge Coverage Ratio) any Special Purpose Financing Expense,

(iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses,

(iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries),

(v) the amount of loss attributable to non-controlling interests, and

(vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Bain Capital, Carlyle or CD&R or any of their respective Affiliates plus

(b) without duplication of any other amount under this definition of Consolidated EBITDA, the amount of net cost savings projected by the Parent Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of the calculation of Consolidated EBITDA as evidenced in a certificate of a Responsible Officer dated the date of such calculation and (z) the aggregate amount of cost savings added pursuant to this clause (b) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured First Lien Leverage Ratio” or “Consolidated Total Leverage Ratio”),

plus (c) to the extent deducted in calculating such Consolidated Net Income, without duplication of any other amount under this definition of Consolidated EBITDA:

(i) the amount of loss on any Financing Disposition, and

(ii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Parent Borrower or an issuance of Capital Stock of the Parent Borrower (other than Disqualified Stock) and excluded from the calculation set forth in subsection 8.5(a)(3), plus (d) solely with respect to determining compliance with subsection 8.10 hereof, any Specified Equity Contribution.

“Consolidated Fixed Charge Coverage Ratio”: as of the last day of any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory or Accounts)) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four full fiscal quarters ending on such date plus (iii) Restricted Payments made in cash paid by the Parent Borrower and its Restricted Subsidiaries during the relevant period pursuant to subsection 8.5(b)(v), (vii) (only for

Restricted Payments made pursuant to subsections 8.5(a)(i) and (ii)), (viii)(A), (xii), (xiii) or (xiv) or pursuant to subsection 8.5(b)(iii) to the extent relating to a Restricted Payment made pursuant to subsection 8.5(b)(v), (vii) (only for Restricted Payments made pursuant to subsections 8.5(a)(i) and (ii)), (viii)(A), (xii), (xiii) or (xiv); provided that upon the date on which any Specified Liquidity Event first occurs and while the same shall be continuing, the Consolidated Fixed Charge Coverage Ratio shall be calculated as of the end of the most recently completed fiscal quarter of the Parent Borrower for which financial statements shall have been required to be delivered under subsection 7.1(a) or (b). Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Fixed Charge Coverage Ratio.

“Consolidated Interest Expense”: for any period,

(i) the total interest expense of the Parent Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Parent Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Parent Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Parent Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation, and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary, minus

(iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities (including the Senior Notes), in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Long Term Debt”: as of any date of determination, all long term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person that is not the Parent Borrower or a Restricted Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available for Restricted Payments under subsection 8.5(a)(3)(A), any net income (loss) of any Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Loan Documents, the Cash Flow Loan Documents, the Base Intercreditor Agreement, the Senior First Priority Notes, the Senior First Priority Notes Indentures, the other Senior First Priority Notes Documents, the Senior Second Priority Notes, the Senior Second Priority Notes Indentures, the other Senior Second Priority Notes Documents, the Senior Unsecured Notes, the Senior Unsecured Notes Indenture, the Senior Subordinated Notes or the Senior Subordinated Notes Indenture and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv) any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Closing Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

(xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xiv) any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv) to the extent covered by insurance and actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of subsection 8.5(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Parent Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 8.5(a)(3)(C) or (D).

“Consolidated Secured First Lien Indebtedness”: as of any date of determination, (1) an amount equal to the Consolidated Total Indebtedness (without regard to clause (2) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Parent Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of Loans or Indebtedness having Senior Lien Priority (as defined in the Senior First Priority Notes Indenture) or Pari Passu Lien Priority (as defined in the Senior First Priority Notes Indenture) minus (2) the amount of Unrestricted Cash held by the Parent Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Secured First Lien Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Secured First Lien Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, provided that:

(1) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidated Short Term Debt”: as of any date of determination, all short term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (ii) the amount of Unrestricted Cash held by the Parent Borrower and its Restricted Subsidiaries, in each case as of the most recent date for which a balance sheet is available.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, provided that:

(1) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors”: the directors of the Board of Directors of the Parent Borrower on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Parent Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Parent Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 7.1(b)(x) of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement).

“Contribution Indebtedness”: Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and Specified Equity Contributions) made to the capital of the Parent Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”: one or more of (i) the Facility, (ii) the Cash Flow Facility or (iii) any other facilities or arrangements designated by the Parent Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Cure Amount”: as defined in Section 9.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“DDAs”: any checking or other demand deposit account, which checking or other demand deposit account is maintained by the Loan Parties in which cash proceeds of ABL Priority Collateral are located or are expected to be located (and for the avoidance of doubt excluding (i) any account if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document, including Excluded Assets or (ii) any account that is an Excluded Account).

“Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b) principal payments made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of the Cash Flow Facility, the Senior Notes or the Senior Subordinated Notes, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a Consolidated basis in accordance with GAAP.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in subsection 9(e).

“Defaulting Lender”: any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Designated Preferred Stock”: Preferred Stock of the Parent Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Responsible Officer of the Parent Borrower or the applicable Parent, as the case may be, on the date of issuance thereof.

“Designation Date”: as defined in subsection 2.7.

“Discharge”: as defined in the definition of “Consolidated Coverage Ratio.”

“Discontinued Inventory”: as of any date, Inventory held for sale but not included in the current catalog of the Parent Borrower or any of its Restricted Subsidiaries as of such date.

“Discount Note”: a promissory note evidencing a BA Equivalent Note.

“Disqualified Lender”: (i) any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any affiliate of such competitor and (ii) any Person designated in writing by the Parent Borrower to the Administrative Agent prior to the Closing Date.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition, or an “Asset Disposition” as defined in any Senior Notes Indenture or the Senior Subordinated Notes Indenture) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in any Senior Notes Indenture or the Senior Subordinated Notes Indenture), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Disregarded Canadian Borrower”: any Canadian Borrower that is (x) owned, or treated for U.S. federal income tax purposes as owned, by a U.S. Borrower, (y) is an entity disregarded from such U.S. Borrower for U.S. federal income tax purposes, and (z) is not a Foreign Subsidiary Holdco.

“Dollar Equivalent”: with respect to the principal amount of any Eurocurrency Loan made or outstanding in any Canadian Dollars, any amount in respect of any Letter of Credit denominated in any Canadian Dollars, the principal amount of any Canadian Facility Revolving Credit Loan or the amount of any Canadian Facility Letters of Credit, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“Dormant Subsidiary”: any Subsidiary of the Parent Borrower that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“Eligible Accounts”: those Accounts created and owned by any of the Borrowers or Subsidiary Guarantors in the ordinary course of its business, arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(i) Accounts that the Account Debtor has failed to pay within 90 days past the original invoice date,

(ii) Accounts owed by an Account Debtor (or its Affiliates) where 50.0% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (i) above,

(iii) Without duplication, the amount of any credit balances greater than 90 days past their original invoice date with respect to any Account,

(iv) Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party (other than a portfolio company of any of the Investors or their respective Affiliates) or (ii) an employee or agent of any Loan Party or any Affiliate of such Loan Party (other than a portfolio company of any of the Investors or their respective Affiliates),

(v) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis),

(vi) Accounts that are not payable in Dollars; provided that Eligible Canadian Accounts may be payable in Canadian Dollars,

(vii) Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States or with respect to Eligible Canadian Accounts, Canada, (B) maintains its Chief Executive Office in the United States or with respect to Eligible Canadian Accounts, Canada, or (C) is organized under the laws of the United States or any state, territory or subdivision thereof, or with respect to Eligible Canadian Accounts, Canada or any province, territory or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent or the Canadian Agent, as applicable, in their respective Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to either the Administrative Agent or Canadian Agent and is directly drawable by either the Administrative Agent or Canadian Agent at a bank located in the United States or Canada, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent or the Canadian Agent, as applicable, in their respective Permitted Discretion,

(viii) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States and Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent or the Canadian Agent, as applicable, in their respective Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to either the Administrative Agent or Canadian Agent and is directly drawable by either the Administrative Agent or Canadian Agent at a bank located in the United States or Canada, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent or the Canadian Agent, as applicable, in their respective Permitted Discretion,

(ix) Accounts with respect to which the Account Debtor is (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower or Subsidiary Guarantor has complied, to the reasonable satisfaction of the Administrative Agent or Canadian Agent, in the case of clause (i) with the Financial Administration Act (Canada), and, in the case of clause (ii), the Assignment of Claims Act of 1940 (31 USC Section 3727)),

(x) (i) Accounts with respect to which the Account Debtor is a creditor of any Borrower or Subsidiary Guarantor, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of such Accounts to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and (iii) Accounts that comprise only service charges or finance charges,

(xi) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers or Subsidiary Guarantors exceed 10.0% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(xii) Accounts with respect to which the Account Debtor is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Borrower or Subsidiary Guarantor has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor,

(xiii) Accounts, the collection of which the Administrative Agent or the Canadian Agent, as applicable, in their respective Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the U.S. Borrower Representative, or the Canadian Borrower Representative, as applicable,

(xiv) Accounts that are not subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens) in favor of the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder)),

(xv) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(xvi) Accounts of an Obligor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost, or

(xvii) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower or Subsidiary Guarantor of the subject contract for goods or services.

Notwithstanding the foregoing, either the Administrative Agent or the Canadian Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate.

“Eligible Canadian Accounts”: the Eligible Accounts owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Inventory”: the Eligible Inventory owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Inventory”: all Inventory of the Borrowers and the Subsidiary Guarantors, except for any Inventory:

(i) that is obsolete, damaged or unfit for sale;

(ii) that is not of a type held for sale by any of the Borrowers or any Subsidiary Guarantor in the ordinary course of business as is being conducted by each such party;

(iii) that is not subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens) in favor of the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(iv) that is not owned by any of the Borrowers or any Subsidiary Guarantor;

(v) that is placed on consignment or is in transit with a common carrier from vendors or suppliers;

(vi) that consists of work-in-progress, raw materials, display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(vii) that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resaleable in the normal course of business;

(viii) that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(ix) that consists of Materials of Environmental Concern that can be transported or sold only with licenses that are not readily available;

(x) that is covered by negotiable document of title, unless such document has been delivered to the Administrative Agent or the Canadian Agent;

(xi) that is bill and hold Inventory;

(xii) that is Discontinued Inventory; or

(xiii) that is located outside the United States of America (with respect to the Eligible U.S. Inventory) or Canada (with respect to the Eligible Canadian Inventory).

Notwithstanding the foregoing, the Administrative Agent or the Canadian Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate.

“Eligible U.S. Accounts”: the Eligible Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Inventory”: the Eligible Inventory owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S., Canadian or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, including those relating to the Release or threatened Release of Materials of Environmental Concern, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock), or (y) the proceeds of which are contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1.0%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the BBA LIBOR Rates Page (as defined below) at approximately 11:00 a.m., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a BBA LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the principal London office of the Administrative Agent is offered deposits in Dollars at or about 10:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period. “BBA LIBOR Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1.0%):

Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability”: at the date of determination thereof by the Administrative Agent, (x) the lesser of (1) the Canadian Borrowing Base plus the U.S. Borrowing Base and (2) the aggregate Commitments hereunder minus (y) the Aggregate Outstanding Revolving Credit.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: as defined in the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

“Excluded Accounts”: (a) deposit accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, provincial, territorial, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent Borrower to be paid to the Internal Revenue Service or state or local government agencies or the Canada Revenue Agency or provincial, territorial or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to a Plan pursuant to Department of Labor Regulation Section 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (b) deposit accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes accounts and payroll accounts.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after August 30, 2007 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock, Designated Preferred Stock or a Specified Equity Contribution) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and not previously included in the calculation set forth in subsection 8.5(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Junior Capital”: any Specified Equity Contributions that consist of Junior Capital included in the calculation of Consolidated EBITDA hereunder for the prior twelve month period, in an amount not to exceed the amount required to effect compliance with subsection 8.10.

“Excluded Subsidiary”: any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the U.S. Borrower Representative), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the foregoing, any Restricted Subsidiary that Guarantees the payment of the Senior Notes or the Senior Subordinated Notes shall not be an Excluded Subsidiary.

“Excluded Taxes”: any (a) Taxes measured by or imposed upon the net income of any Agent, Issuing Lender or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent, Issuing Lender or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent, Issuing Lender or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent, Issuing Lender or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent, Issuing Lender or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Parent Borrower or any of its Subsidiaries or (b) that involves property with a book value of $20.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Commitment”: as defined in subsection 2.7(a).

“Existing Letters of Credit”: Letters of Credit issued prior to, and outstanding on, the Closing Date and disclosed on Schedule 1.1.

“Existing Loans”: as defined in subsection 2.7(a).

“Existing Tranche”: as defined in subsection 2.7(a).

“Extended Commitments”: as defined in subsection 2.7(a).

“Extended Loans”: as defined in subsection 2.7(a).

“Extended Maturity Date”: as defined in subsection 2.7(a).

“Extending Lender”: as defined in subsection 2.7(b).

“Extension Amendment”: as defined in subsection 2.7(c).

“Extension Date”: as defined in subsection 2.7(d).

“Extension Election”: as defined in subsection 2.7(b).

“Extension Request”: as defined in subsection 2.7(a).

“Extension of Credit”: as to any Lender, the making of, or, in the case of subsection 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility”: each of the ABL Facility (including the Commitments and the Extensions of Credit made hereunder) and any other committed facility hereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: as defined in the definition of “ABR.”

“FILO Tranche”: as defined in subsection 2.6(b)(ii).

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (i) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon the reasonable consent of the Administrative Agent to such election, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Canadian Borrowing Base,” “Capitalized Lease Obligation”, “Capital Expenditures,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Indebtedness,” “Consolidated

Interest Expense,” “Consolidated Long Term Debt,” “Consolidated Net Income,” “Consolidated Secured First Lien Leverage Ratio,” “Consolidated Secured First Lien Indebtedness,” “Consolidated Short Term Debt,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Excess Cash Flow” and “U.S. Borrowing Base,” “Inventory” or “Receivables”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or any other Loan Document that, at the Parent Borrower’s election, as reasonably agreed to by the Administrative Agent, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Flood Certificate”: shall mean a “Life of Loan Flood Hazard Determination” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program”: shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”: shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Parent Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the U.S. Guarantee and Collateral Agreement delivered to the U.S. ABL Collateral Agent as of the date hereof, substantially in the form of Exhibit C-2, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”: the collective reference to the Canadian Subsidiary Guarantors (solely with respect to the obligations of the Canadian Borrowers hereunder and under each other Loan Document) and each U.S. Subsidiary Guarantor, in each case that is from time to time party to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable; individually, a “Guarantor.”

“Hedging Obligations”: with respect to any Person the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”: HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Parent”: HDS Investment Holding Inc., a Delaware corporation, and any successor in interest thereto.

“Holding Pledge Agreement”: the ABL Holding Pledge Agreement delivered to the U.S. ABL Collateral Agent as of the date hereof, substantially in the form of Exhibit D as the same may be amended, supplemented, waived or otherwise modified from time to time.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: (i) any Subsidiary of the Parent Borrower existing on the Closing Date with the consent of the Administrative Agent and (ii) any Subsidiary of the Parent Borrower organized or acquired after the Closing Date, in the case of each of (i) and (ii) designated by the Parent Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 7.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10.0% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10.0% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 7.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“Incremental ABL Term Loans”: as defined in subsection 2.6(a).

“Incremental Commitment Amendment”: as defined in subsection 2.6(d)(ii).

“Incremental Facility” and “Incremental Facilities”: as defined in subsection 2.6(a).

“Incremental Facility Increase”: as defined in subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with subsection 2.6.

“Incremental Revolving Commitment Effective Date”: as defined in subsection 2.6(d)(i).

“Incremental Revolving Commitments”: as defined in subsection 2.6(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have correlative meanings; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Borrower other than a Subsidiary Borrower or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be the Fair Market Value or the fair market value as determined in good faith by the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Parent Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 11.5.

“Indemnitee”: as defined in subsection 11.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in subsection 5.9.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months, or, if available to all relevant Lenders, a shorter period or 9 or 12 months thereafter, as selected by the U.S. Borrower Representative or the Canadian Borrower Representative in their respective notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months, or, if available to all relevant Lenders, a shorter period or 9 or 12 months thereafter, as selected by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, by irrevocable notice to the Administrative Agent or the Canadian Agent, as applicable, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit and net of any applicable unearned vendor rebates, as determined in accordance with GAAP.

“Investment”: with respect to any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and subsection 8.5 only,

(i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation,

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Parent Borrower) at the time of such transfer and

(iii) for purposes of subsection 8.5(a)(3)(C) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (xv) or (xviii) of the definition of the term “Permitted Investment” as defined in the Cash Flow Credit Agreement (or, should the definitions in the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding definition of the Cash Flow Credit Agreement or subsection 7.5(b)(vii) or (xii) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement))).

Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that, to the extent that the amount of Restricted Payments outstanding at any time pursuant to subsection 8.5(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 8.5(a).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”: (i) the CD&R Investors, the Bain Capital Investors and the Carlyle Investors and (ii) any of their respective legal successors.

“Issuing Lender”: any Canadian Facility Issuing Lender or any U.S. Facility Issuing Lender.

“Joinder Agreement”: a joinder in substantially the form of Exhibit B hereto, to be executed by each Borrower designated as such after the Closing Date.

“JPMorgan”: JPMorgan Chase Bank, N.A.

“Judgment Conversion Date”: as defined in subsection 11.8(a).

“Judgment Currency”: as defined in subsection 11.8(a).

“Junior Capital”: collectively, any Indebtedness of any Parent or the Parent Borrower that (a) is not secured by any asset of the Parent Borrower or any Restricted Subsidiary, (b) is expressly subordinated to the prior payment in full of the Loans on terms reasonably satisfactory to the Administrative Agent (it being understood that subordination terms consistent with those contained in the Senior Subordinated Notes Indenture are so satisfactory), (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of a Borrower, Capital Stock of any Parent or any other Junior Capital), (d) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Loans and (e) does not require the payment of cash interest until the date that is 91 days following the Maturity Date.

“L/C Facing Fee”: as defined in subsection 3.3(a).

“L/C Fee”: as defined in subsection 3.3(a).

“L/C Fee Payment Date”: with respect to any Letter of Credit, the last Business Day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C Obligations”: the U.S. Facility L/C Obligations and the Canadian Facility L/C Obligations, collectively.

“L/C Participants”: the U.S. Facility L/C Participants and the Canadian Facility L/C Participants.

“Lead Arrangers”: GE Capital Markets, Inc. and Wells Fargo Bank, N.A. as Joint Lead Arrangers and Joint Bookrunning Managers under this Agreement.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or reimbursement obligations, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Parent Borrower or the Administrative Agent, verbally or in writing, that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within ten (10) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event.

“Lender Joinder Agreement”: as defined in subsection 2.6(c)(i).

“Lender-Related Distress Event”: with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”: the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent or the Canadian Agent, as applicable, and the Borrower Representative or the Canadian Borrower Representative, as applicable, to make any Loans or Swing Line Loans available to any Borrower or issue Letters of Credit; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Request”: a letter of credit request substantially in the form of Exhibit F or in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit, and accompanied by an application and agreement for the issuance or amendment of a Letter of Credit in such form as the Issuing Lender may reasonably specify from time to time consistent with the terms hereof (it being understood that in the event of any express conflict, the terms hereof shall control).

“Letters of Credit” or “L/Cs”: the U.S. Facility Letters of Credit and the Canadian Facility Letters of Credit.

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Liquidity Event”: the determination by the Administrative Agent that Excess Availability for two consecutive Business Days is less than the greater of (i) $150.0 million and (ii) 10% of the Total Facility Commitment; provided that the Administrative Agent has notified the Borrower Representative thereof. The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until the Excess Availability exceeds the greater of (i) $150.0 million and (ii) 10% of the Total Facility Commitment for 30 consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan”: a Revolving Credit Loan, an Agent Advance or a Swing Line Loan, as the context shall require; collectively, the “Loans.”

“Loan Documents”: collectively, this Agreement, any Notes, the Base Intercreditor Agreement, the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, the Holding Pledge Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holding, the Parent Borrower, any other Borrower hereunder and each Subsidiary Guarantor that is a party to a Loan Document as a Guarantor or pledgor under any of the Security Documents; individually, a “Loan Party.” No Excluded Subsidiary shall be a Loan Party.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $10.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 7.1 or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement).

“Management Agreements”: collectively, (i) the Subscription Agreements, each dated as of August 30, 2007, between Holding Parent and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of August 30, 2007, among Holding Parent, the Parent Borrower and each of CD&R, Bain Capital and Carlyle, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of August 30, 2007, among the Parent Borrower, Holding Parent and each of (a) CD&R and each CD&R Investor, (b) Bain Capital and each Bain Capital Investor, and (c) Carlyle and each Carlyle Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of August 30, 2007, among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of August 30, 2007, by and among Holding Parent and the Investors party thereto and any other Person party thereto from time to time, and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $25.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by subsection 8.5.

“Management Investors”: the officers, directors, employees and other members of the management of any Parent, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such family members or relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Parent Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower or any Parent.

“Management Stock”: Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Mandatory Revolving Loan Borrowing”: as defined in subsection 2.4(c).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or of any of the other Loan Documents or the rights or remedies of the Administrative Agent, the U.S. ABL Collateral Agent, the Issuing Lender, the Canadian Agent, the Canadian Collateral Agent and the Lenders under the Loan Documents, or with respect to the Collateral comprising the U.S. Borrowing Base and the Canadian Borrowing Base, in each case taken as a whole.

“Material Restricted Subsidiary”: any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Parent Borrower that in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”: Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any chemicals, substances, materials, wastes, pollutants, contaminants or compounds in any form or regulated under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: April, 12, 2017; provided that (1) in the event that more than $450.0 million aggregate principal amount of the Senior Subordinated Notes remains outstanding on the date (the “First Springing Maturity Date”) that is 90 days prior to the scheduled maturity date of the Senior Subordinated Notes, the “Maturity Date” shall mean the First Springing Maturity Date or (2) in the event that more than $450.0 million aggregate principal amount of any unsecured Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred to refinance the Senior Subordinated Notes remains outstanding on the date (the “Second Springing Maturity Date”) that is 90 days prior to the scheduled maturity date of such Indebtedness, the “Maturity Date” shall mean the earlier of the Second Springing Maturity Date and April 12, 2017.

“Minimum Extension Condition”: as defined in subsection 2.7.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Mortgaged Properties”: the collective reference to the Real Properties owned in fee by the Loan Parties described on Schedule 5.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party and each owned Real Property, if any, which shall become subject to a mortgage pursuant to subsection 7.9(a).

“Mortgages”: collectively, the mortgages and deeds of trust, if any, for the Mortgaged Properties, executed and delivered by any Loan Party to the Administrative Agent and U.S. ABL Collateral Agent or Canadian Collateral Agent, as applicable, substantially in the form of Exhibit G, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: with respect to any Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of

(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with subsection 7.4 or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement)),

(ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or, in the case of an Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility,

(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event,

(iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition,

(v) in the case of an Asset Disposition the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition,

(vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid by the Parent Borrower or any of its Subsidiaries and

(vii) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, the Parent Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to the Parent Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Parent Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Parent Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Parent Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Parent Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Parent Borrower, any Restricted Subsidiary or any Parent, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities or Indebtedness of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“New York Process Agent”: as defined in subsection 11.13.

“Non-BA Lender”: a Canadian Facility Lender that cannot or does not as a matter of policy issue Bankers’ Acceptances.

“Non-Consenting Lender”: as defined in subsection 11.1(f).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Extending Lender”: as defined in subsection 2.7(e).

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Notes”: the collective reference to the Revolving Notes and the Swing Line Note.

“Obligation Currency”: as defined in subsection 11.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“Other Representatives”: each of GE Capital Markets, Inc. and Wells Fargo Bank, N.A. in their collective capacity as Joint Lead Arrangers and Joint Bookrunning Managers of the Loans and Commitments hereunder and each other institution set forth on the cover page hereto as a Joint Bookrunning Manager in its capacity as such hereunder.

“Parent”: any of Holding Parent, Holding, any Other Parent and any other Person that is a Subsidiary of Holding Parent, Holding or any Other Parent and of which the Parent Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the Closing Date, provided, that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person.

“Parent Borrower”: HD Supply, Inc., a Delaware corporation and any of its successors pursuant to subsection 8.3 or 11.6(a).

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Cash Flow Facility, any Senior Notes Indenture or the Senior Subordinated Notes Indenture or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in subsection 11.6(c).

“Patriot Act”: as defined in subsection 11.18.

“Payment Condition”: at any time of determination with respect to a Specified Payment, no Liquidity Event has occurred and is continuing or would exist immediately after giving effect to the making of such Specified Payment.

“Payment Office”: initially, the office of the Administrative Agent as set forth in subsection 11.2, or any other office as the Administrative Agent shall designate from time to time.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”: (a) common Capital Stock of any Parent or the Parent Borrower, (b) Junior Capital and (c) other Capital Stock on terms and conditions reasonably satisfactory to the Administrative Agent.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent or the Canadian Agent, as applicable, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which such Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory or Eligible Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory or Eligible Accounts or (b) is evidence that any collateral report or financial information delivered to such Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory or Eligible Accounts as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory or Eligible Accounts.

“Permitted Holder”: any of the following:

(i) any of the Investors or Management Investors, and any of their respective Affiliates;

(ii) any investment fund or vehicle managed or sponsored by CD&R, Bain Capital, Carlyle or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle;

(iii) any limited or general partners of, or other investors in, any CD&R Investor, Bain Capital Investor or Carlyle Investor or any Affiliate thereof, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Parent Borrower or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); and

(iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Parent Borrower.

“Permitted Liens”:

(a) Permitted Prior Liens;

(b) Liens created pursuant to the Security Documents;

(c) Liens securing Indebtedness incurred under the Cash Flow Credit Agreement;

(d) Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 1.2, or (in the case of any such Liens securing Indebtedness of the Parent Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(e) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 7.1 or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement);

(f) leases, subleases, licenses or sublicenses to or from third parties;

(g) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsections 7.1(b)(i), (iii) (other than the Senior Unsecured Notes, the Senior Subordinated Notes or Refinancing Indebtedness Incurred in respect of Indebtedness under the Senior Unsecured Notes, Senior Subordinated Notes, or described in subsection 7.1(a)), (iv), (v), (vii), (viii) (other than Junior Capital), (ix) or (xiv) of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), (ii)(A) Acquisition Indebtedness (as such term is defined in the Cash Flow Credit Agreement or any similar term in the Cash Flow Credit Agreement) Incurred in compliance with subsection 7.1(b)(x) or (xi) of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) (provided that (1) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (2) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured First Lien Leverage Ratio would equal or be less than the Consolidated Secured First Lien Leverage Ratio immediately prior to giving effect thereto or (B) Refinancing Indebtedness Incurred in respect thereof, (iii) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited in the case of this clause (iii), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (iv) Indebtedness or other obligations of any Special Purpose Entity, or (v) obligations in respect of Management Advances or Management Guarantees, in each case including Liens securing any Guarantee of any thereof;

(h) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(i) any encumbrance or restriction (including, but not limited to, put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(j) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any Permitted Liens (other than under clauses (g) or (o) hereof), provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(k) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $75.0 million at any time outstanding;

(l) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with subsection 7.1 or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured First Lien Leverage Ratio shall not exceed 3.25:1.00;

(m) Liens on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) Liens in favor of any Special Purpose Entity in connection with any Financing Disposition; and

(o) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Parent Borrower (or at the time the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate.

“Permitted Payment”: as defined in subsection 8.5(b).

“Permitted Prior Liens”:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Parent Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(f) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on real property over which the Parent Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(g) Liens arising out of judgments, decrees, orders or awards in respect of which the Parent Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated or if the period within which such appeal or proceedings may be initiated shall not have expired; and

(h) Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (iv) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (v) Liens in favor of any Borrower or any Subsidiary Guarantor, (vi) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (vii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (viii) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (ix) arising in connection with repurchase agreements permitted under subsection 7.1 or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement).

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“PPSA”: the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Predecessor ABL Credit Agreement”: that certain Credit Agreement, dated as of August 30, 2007, among the Parent Borrower, the Canadian borrower party thereto, the lenders party thereto, GE Business Financial Services, as administrative agent and U.S. collateral agent, and the other parties thereto, as amended, supplemented, waived and otherwise modified prior to the Closing Date and as terminated on the Closing Date.

“Predecessor Cash Flow Credit Agreement”: that certain Credit Agreement, dated as of August 30, 2007, among the Parent Borrower, the lenders party thereto, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and the other parties thereto, as amended, supplemented, waived and otherwise modified prior to the Closing Date and as terminated on the Closing Date.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prime Rate”: as defined in the definition of “ABR.”

“Purchase”: as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Quebec Security Documents”: collectively, the movable hypothec, bond, bond pledge and delivery order delivered to the Canadian Collateral Agent as fondé de pouvoir as of the date hereof, substantially in the form of Exhibit C-3, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Rating Agency”: Moody’s or S&P, or, if Moody’s or S&P or both shall not make a rating of the Senior Credit Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property”: land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower and its Restricted Subsidiaries constituting Collateral giving rise to Net Available Cash to such Loan Party in excess of (x) $4.0 million in any one case and (y) $50.0 million in the aggregate in any fiscal year minus the Net Available Cash in such fiscal year from dispositions classified by the Borrower pursuant to clause (xviii) of the definition of “Asset Disposition.”

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have correlative meanings.

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Parent Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that

(1) (x) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Loans) and (y) if the Indebtedness being refinanced was incurred pursuant to subsection 7.1(b)(viii)(H) or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), the Refinancing Indebtedness shall be Subordinated Obligations or Guarantor Subordinated Obligations, as applicable,

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and

(3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Borrower or Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 7.1 or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) or (y) Indebtedness of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunded Swing Line Loans”: as defined in subsection 2.4(c).

“Refunding Capital Stock”: as defined in subsection 8.5(b)(i).

“Register”: as defined in subsection 11.6(b)(iv).

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Business”: those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Parent Borrower, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or incurred in connection with the Transactions or the 2007 Transactions or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions or the 2007 Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or the 2007 Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Parent Borrower or its Subsidiaries).

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Intercreditor Agreement”: as defined in subsection 8.8(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Reports”: as defined in subsection 10.16.

“Required Lenders”: Non-Defaulting Lenders the Total Credit Percentages of which aggregate greater than 50.0%.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Acquisition”: an acquisition (by purchase or otherwise) by the Parent Borrower or any Restricted Subsidiary of all the business, or assets constituting a business unit, of any Person, or any Investment by the Parent Borrower or any Restricted Subsidiary in the Capital Stock of any Person that prior thereto was not an Affiliate of the Parent Borrower and that thereby becomes a Restricted Subsidiary (any such Person, an “Acquired Person”), other than any such acquisition or Investment so long as:

(a) no Default or Event of Default exists at the time of such acquisition or Investment or would result there from,

(b) on the date of such acquisition or Investment after giving effect thereto, either (A) the Consolidated Total Leverage Ratio of the Parent Borrower shall not exceed 7.25:1.00 or (B) the Consolidated Total Leverage Ratio of the Parent Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Parent Borrower immediately prior to giving effect thereto, and

(c) the aggregate amount of such Investments in any Acquired Person that so becomes a Restricted Subsidiary other than a Borrower or a Subsidiary Guarantor and outstanding at any time shall not exceed the greater of $300.0 million and 6.0% of Consolidated Tangible Assets at such time.

Any Investment held by any Acquired Person that was not acquired by such Person in contemplation of becoming a Restricted Subsidiary shall not be deemed restricted by subsection 8.5(a). Any Investment in any Person that thereby becomes an Affiliate of the Parent Borrower (other than a Restricted Subsidiary) shall not be deemed to be or give rise to a Restricted Acquisition, other than any Investment made as part of a plan to cause such Person to become a Restricted Subsidiary in a transaction that would otherwise constitute a Restricted Acquisition, upon such Person so becoming such a Restricted Subsidiary.

“Restricted Payment”: as defined in subsection 8.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to subsection 8.5, any Permitted Payment, any Permitted Investment as defined in the Cash Flow Credit Agreement (or, should the definitions in the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding definition of the Cash Flow Credit Agreement), or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Loan”: each U.S. Facility Revolving Credit Loan and each Canadian Facility Revolving Credit Loan.

“Revolving Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Note”: as defined in subsection 2.1(g).

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in the definition of “Consolidated Coverage Ratio.”

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“Schedule I Lender”: a Canadian Facility Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

“SEC”: the Securities and Exchange Commission.

“Secured Indebtedness”: as defined in subsection 8.5(b)(ii).

“Secured Parties”: the reference to the Canadian Secured Parties, the U.S. Secured Parties, or the collective reference thereto, as applicable.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Canadian Security Documents and the U.S. Security Documents.

“Senior Credit Facilities”: collectively, the Facility and the Cash Flow Facility.

“Senior First Priority Notes”: the “Notes” as such term is defined in the Senior First Priority Notes Indenture.

“Senior First Priority Notes Agent”: Wilmington Trust, National Associate, as note collateral agent for the holders of the Senior First Priority Notes.

“Senior First Priority Notes Documents”: collectively, the Senior First Priority Notes Indenture and the “Note Security Documents” as such term is defined in the Senior First Priority Notes Indenture.

“Senior First Priority Notes Indenture”: the Indenture, dated as of April 12, 2012, among the Parent Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 8 1/8% Senior Secured First Priority Notes due 2019 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.8 to the extent applicable.

“Senior Notes”: the Senior First Priority Notes, the Senior Second Priority Notes and the Senior Unsecured Notes.

“Senior Notes Indentures”: the Senior First Priority Notes Indenture, the Senior Second Priority Notes Indenture and the Senior Unsecured Notes Indenture.

“Senior Second Priority Notes”: the “Notes” as such term is defined in the Senior Second Priority Notes Indenture.

“Senior Second Priority Notes Agent”: Wilmington Trust, National Associate, as note collateral agent for the holders of the Senior Second Priority Notes.

“Senior Second Priority Notes Documents”: collectively, the Senior Second Priority Notes Indenture and the “Note Security Documents” as such term is defined in the Senior Second Priority Notes Indenture.

“Senior Second Priority Notes Indenture”: the Indenture, dated as of April 12, 2012, among the Parent Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 11% Senior Secured Second Priority Notes due 2020 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.8 to the extent applicable.

“Senior Subordinated Notes”: the “Notes” as such term is defined in the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture”: the Indenture, dated as of August 30, 2007, among the Parent Borrower, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, governing the 13.5% Senior Subordinated Notes due 2015 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.8 to the extent applicable.

“Senior Unsecured Indebtedness”: (a) the Senior Unsecured Notes and (b) any senior unsecured Indebtedness that refinances Senior Unsecured Notes or Subordinated Obligations, provided that in the event that any such Indebtedness is Incurred only in part to so refinance Senior Unsecured Notes or Subordinated Obligations, the Parent Borrower at its option may classify a corresponding portion of such Indebtedness (not exceeding the principal amount of Senior Unsecured Notes or Subordinated Obligations so refinanced) as being Senior Unsecured Indebtedness and the remaining portion of such Indebtedness as not being Senior Unsecured Indebtedness.

“Senior Unsecured Notes”: the “Notes” as such term is defined in the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture”: the Indenture, dated as of April 12, 2012, among the Parent Borrower, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the 14.875% Senior Notes due 2020 of the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.8 to the extent applicable.

“Set”: the collective reference to Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as applicable, of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to any Person (for purposes of this definition to be taken together with its Restricted Subsidiaries on a consolidated basis) on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Closing Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables and/or Real Property (in the case of Real Property acquired after the Closing Date) of the Parent Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Parent Borrower) in connection with any collateralized mortgage backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property acquired after the Closing Date, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (ii) acquiring, selling, leasing, financing or refinancing Real Property acquired after the Closing Date and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Equity Contribution”: any cash contribution made to any Parent or the Parent Borrower in exchange for Permitted Cure Securities, which cash contribution, if made to such Parent, is contributed to the Parent Borrower; provided (a)(i) such cash contribution is made to any Parent or the Parent Borrower and (ii) to the extent required by the foregoing, the contribution of any proceeds therefrom to the Parent Borrower occurs, in each case, (x) after the Closing Date and on or prior to the date that is 10 Business Days after the date on which financial statements are required to be delivered for the applicable fiscal quarter (or year) as of the end of which compliance with subsection 8.10 is desired to be effected through the use of such contribution or (y) on the date a Borrowing Base Certificate is delivered; (b) the Parent Borrower identifies such contribution as a “Specified Equity Contribution”; (c) in each four consecutive fiscal quarter period, there shall be no more than two Specified Equity Contributions and (d) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect compliance with subsection 8.10 hereof; and (e) during the term of the ABL Facility, there shall be no more than five (5) Specified Equity Contributions.

“Specified Excess Availability”: as of any date of determination, without duplication of amounts calculated thereunder, the sum of Excess Availability plus Specified Suppressed Availability as at such date.

“Specified Existing Commitment”: as defined in subsection 2.7(a).

“Specified Liquidity Event”: the determination by the Administrative Agent that Specified Excess Availability for two consecutive Business Days is less than the greater of (i) $150.0 million and (ii) 10% of the Total Facility Commitment; provided that the Administrative Agent has notified the Borrower Representative thereof. The occurrence of a Specified Liquidity Event shall be deemed continuing notwithstanding that Specified Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until the Specified Excess Availability exceeds the greater of (i) $150.0 million and (ii) 10% of the Total Facility Commitment for 30 consecutive days, in which event a Specified Liquidity Event shall no longer be deemed to be continuing.

“Specified Payment”: (i) any merger, consolidation or amalgamation permitted pursuant to subsection 8.3(a) or (ii) any Restricted Payment pursuant to subsection 8.5.

“Specified Suppressed Availability”: as of any date of determination, an amount, if positive, by which (i) the Borrowing Base exceeds (ii) the Commitments hereunder; provided that if Excess Availability is less than the lesser of (1) 5% of the lesser of (x) the Total Facility Commitment and (y) the Borrowing Base and (2) $75.0 million, such Specified Suppressed Availability shall be zero.

“Sponsors”: Bain Capital, Carlyle and CD&R.

“Spot Rate of Exchange”: (i) with respect to Canadian Dollars (except as provided in clause (ii) below), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to Canadian Dollars on the Telerate system (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent (or such other financial institution selected by the Administrative Agent with the approval of the Parent Borrower) in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in Canadian Dollars (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Facing Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the first Business Day of each month (or, if same does not provide rates, by such other means reasonably satisfactory to the Administrative Agent and the Parent Borrower) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to subsection 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Parent Borrower pursuant to subsection 3.5(a), the market spot rate of exchange quoted by the Administrative Agent on the date of such drawing or notice, as applicable.

“Standby Letter of Credit”: as defined in subsection 3.1(a).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations”: any Indebtedness of a Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations hereunder and under the Loan Documents pursuant to a written agreement.

“Subsection 2.7 Additional Amendment”: as defined in subsection 2.7(c).

“Subsidiary”: with regard to any Person, any corporation, association, partnership, or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”: any Subsidiary (other than the Canadian Borrowers) that becomes a Borrower pursuant to a Joinder Agreement, together with their respective successors and assigns.

“Subsidiary Guarantee”: the guarantee of the obligations of the Borrowers under the Loan Document provided pursuant to the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement.

“Subsidiary Guarantor”: any U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor.

“Successor Company”: as defined in subsection 8.3(a).

“Supermajority Lenders”: Non-Defaulting Lenders the Total Credit Percentages of which aggregate at least 66 2/3%.

“Supervisory Review Process”: as defined in subsection 4.10(c).

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.4.

“Swing Line Exposure”: the participations purchased from the Swing Line Lender by each U.S. Facility Lender in outstanding Swing Line Loans in accordance with subsection 2.4(d).

“Swing Line Lender”: General Electric Capital Corporation, in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”: a certificate substantially in the form of Exhibit H.

“Swing Line Loans”: as defined in subsection 2.4(a).

“Swing Line Note”: as defined in subsection 2.4(b).

“Syndication Agent”: the institution set forth on the cover page hereto as the syndication agent, provided that no entity shall become a Syndication Agent prior to it or one of its affiliates becoming a Lender.

“Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of August 30, 2007, among the Parent Borrower, Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union (other than direct obligations of Portugal, Italy, Ireland, Greece, Spain or direct obligations of any other member state of the European Union that are not rated at least “A” by S&P or at least “A-1” by Moody’s) or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent

Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, any province of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“THD”: The Home Depot, Inc. and any successor in interest thereto.

“Title Insurance Company”: Chicago Title Insurance Company or any other title insurance company as shall be retained by the Borrower and reasonably acceptable to the Collateral Agent.

“Total Canadian Facility Commitment”: at any time, an amount equal to the aggregate Canadian Facility Commitments of all Canadian Facility Lenders. The original Total Canadian Facility Commitment is $200.0 million.

“Total Credit Percentage”: as to any Lender at any time, the percentage of the aggregate Commitments (or, in the case of the termination or expiration of the Commitments, the Aggregate Outstanding Revolving Credit of the Lenders) then constituted by such Lender’s Commitment (or, in the case of the termination or expiration of the Commitments, such Lender’s Canadian Facility Lender Exposure and/or U.S. Facility Lender Exposure).

“Total Facility Commitment”: at any time, the sum of the Total Canadian Facility Commitment and the Total U.S. Facility Commitment at such time. The original Total Facility Commitment is $1,500.0 million.

“Total U.S. Facility Commitment”: at any time, an amount equal to the aggregate U.S. Facility Commitments of all U.S. Facility Lenders at such time. The original Total U.S. Facility Commitment is $1,300.0 million.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”: with respect to Loans or commitments, whether such Loans or commitments are (i) Loans or Commitments, (ii) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day, or (iii) Extended Loans or Extended Commitments.

“Transactions”: collectively, any or all of the following: (i) the entry into the Senior Notes Indentures and any related security agreements and exchange and registration rights agreements, and the offer and issuance of the Senior Notes, (ii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Parent Borrower and its Subsidiaries, and the entry into the Base Intercreditor Agreement, (iii) the repayment of certain existing Indebtedness of the Parent Borrower and its Subsidiaries, (iv) the exchange of certain existing Indebtedness of the Parent Borrower and its Subsidiaries for Senior Unsecured Notes, and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treasury Capital Stock”: as defined in subsection 8.5(b)(i).

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Cash”: cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Parent Borrower as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Borrower or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, (ii) any Subsidiary of an Unrestricted Subsidiary , and (iii) unless designated a Restricted Subsidiary as provided below, NHDSA Holding, LLC and NHDSA LLC. The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000.00 or less or (C) if such Subsidiary has consolidated assets greater than $1,000.00, then the Payment Condition shall be satisfied. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00, (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions. For the avoidance of doubt, any Senior Subordinated Notes in which a beneficial interest is held by any Unrestricted Subsidiary on the Closing Date may be retired by the Parent Borrower or any Restricted Subsidiary without restriction under Section 8.5 and any such retirement shall be deemed specifically excluded from the definition of “Restricted Payment.”

“U.S. ABL Collateral Agent”: as defined in the Preamble hereto.

“U.S. Borrowers”: the Parent Borrower and the Subsidiary Borrowers.

“U.S. Borrower Representative”: as defined in subsection 10.15.

“U.S. Borrowing Base”: the sum of, at any time, (1) 85.0% of the Net Orderly Liquidation Value of Eligible U.S. Inventory at such time, (2) 85.0% of the book value of Eligible U.S. Accounts at such time and (3) Unrestricted Cash (to the extent held in a Concentration Account over which the U.S. ABL Collateral Agent has a valid Lien or in any related investment or other account that is subject to a Concentration Account Agreement) of the Parent Borrower and its Domestic Subsidiaries at such time. The Borrowing Base, as of any date of determination, shall not include Inventory the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“U.S. Facility Commitment”: as to any Lender, its obligation to make Loans to, and/or make Swing Line Loans made to, and/or participate in Letters of Credit issued on behalf of, and/or participate in Agent Advances made to, in each case the U.S. Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “U.S. Facility Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s U.S. Facility Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “U.S. Facility Commitments.”

“U.S. Facility Commitment Percentage”: of any U.S. Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S. Facility Commitment of such U.S. Facility Lender at such time and the denominator of which is the Total U.S. Facility Commitment at such time; provided that for purposes of subsection 4.17, “U.S. Facility Commitment Percentage” shall mean the percentage of the Total U.S. Facility Commitment (disregarding the U.S. Facility Commitment of any Defaulting Lender to the extent its Swing Line Exposure or U.S. Facility L/C Obligations are re-allocated to the Non-Defaulting Lenders) represented by such U.S. Facility Lender’s U.S. Facility Commitment; provided, further, that if any such determination is to be made after the termination of the U.S. Facility Commitments, the determination of such percentages shall be made immediately before giving effect to such termination.

“U.S. Facility Issuing Lender”: as the context may require, (i) JPMorgan or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, (ii) JPMorgan or any Affiliate thereof and Wells Fargo Bank National Association in their respective capacity as issuers of certain Existing Letters of Credit and/or (iii) any other U.S. Facility Lender that may become a U.S. Facility Issuing Lender under subsection 3.9.

“U.S. Facility Lender”: each Lender which has a U.S. Facility Commitment (without giving effect to any termination thereof if there are any outstanding U.S. Facility L/C Obligations) or which has any outstanding U.S. Facility Revolving Credit Loans (or a U.S. Facility Commitment Percentage in any then outstanding U.S. Facility L/C Obligations).

“U.S. Facility Lender Exposure”: of any U.S. Facility Lender at any time shall be an amount equal to its U.S. Facility Commitment Percentage of the sum of (a) the U.S. Facility L/C Obligations then outstanding, (b) the outstanding Agent Advances to the U.S. Borrowers, and (c) the outstanding U.S. Facility Revolving Credit Loans, in each case as at such time.

“U.S. Facility L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. Facility Letters of Credit (including in the case of outstanding U.S. Facility Letters of Credit in Canadian Dollars, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under U.S. Facility Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a) (including in the case of U.S. Facility Letters of Credit in Canadian Dollars, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with subsection 3.5(a)).

“U.S. Facility L/C Participants”: the U.S. Facility Lenders.

“U.S. Facility Letters of Credit”: Letters of Credit (including Existing Letters of Credit) issued by the U.S. Facility Issuing Lender to, or for the account of, the U.S. Borrowers, pursuant to subsection 3.1.

“U.S. Facility Revolving Credit Loan”: as provided in subsection 2.1(a).

“U.S. Loan Party”: each U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Secured Parties”: the “Secured Parties” as defined in the U.S. Guarantee and Collateral Agreement.

“U.S. Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and all other similar security documents hereafter delivered to the U.S. ABL Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the U.S. ABL Collateral Agent pursuant to subsection 7.9, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“U.S. Subsidiary Guarantor”: any Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower that executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“U.S. Tax Compliance Certificate”: as defined in subsection 4.11(b).

“Voting Stock”: shares of Capital Stock entitled to vote generally in the election of directors.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; and (ii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

(f) For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec” and a resolutory clause, (f) all references to filing, registering or recording under the UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “servitude” shall be deemed to include easement; (l) “prior claim” shall be deemed to include priority; (m) “survey” shall be deemed to include “certificate of location and plan”; (n) “state” shall be deemed to include “province”; and (o) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS.

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender with a U.S. Facility Commitment severally agrees to make to the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers), at any time and from time to time during the Commitment Period, a revolving credit loan or revolving credit loans (each a “U.S. Facility Revolving Credit Loan” and, collectively, the “U.S. Facility Revolving Credit Loans”) in an aggregate principal amount equal to such U.S. Facility Lender’s U.S. Facility Commitment provided that no U.S. Facility Lender shall have any obligations to make a U.S. Facility Revolving Credit Loan to the extent that such U.S. Facility Revolving Credit Loan would result in (A) the U.S. Facility Lender Exposure of such U.S. Facility Lender exceeding its U.S. Facility Commitment or (B) the Aggregate U.S. Borrower Extensions exceeding the U.S. Borrowing Base. Such U.S. Facility Revolving Credit Loans shall be made in Dollars and may from time to time be (i) Eurocurrency Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrowers and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2; provided that no Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Maturity Date.

(b) Subject to the terms and conditions hereof, each Canadian Facility Lender severally agrees to make to (i) each of the Canadian Borrowers (on a joint and several basis as between the Canadian Borrowers with respect to such revolving credit loans made to the Canadian Borrowers) and (ii) the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers with respect to such revolving credit loans made to the U.S. Borrowers), at any time and from time to time during the Commitment Period, a revolving credit loan or revolving credit loans (each a “Canadian Facility Revolving Credit Loan” and, collectively, the “Canadian Facility Revolving Credit Loans”) in an aggregate principal amount equal to such Canadian Facility Lender’s Canadian Facility Commitment provided that no Canadian Facility Lender shall have any obligation to make a Canadian Facility Revolving Credit Loan to the extent that such Canadian Facility Revolving Credit Loan would result in (A) the Canadian Facility Lender Exposure of such Canadian Facility Lender exceeding its Canadian

Facility Commitment, (B) the Aggregate Canadian Borrower Extensions exceeding the Canadian Borrowing Base, or (C) the Aggregate U.S. Borrower Extensions exceeding the U.S. Borrowing Base. Such Canadian Facility Revolving Credit Loans shall be in the case of Loans made to the Canadian Borrowers, denominated in Dollars or in Canadian Dollars and in the case of Loans made to the U.S. Borrowers, denominated in Dollars and may from time to time be (x) in the case of the Canadian Facility Revolving Credit Loans denominated in Canadian Dollars, (i) ABR Loans, (ii) Bankers’ Acceptances or (iii) BA Equivalent Loans and (y) in the case of the Canadian Facility Revolving Credit Loans denominated in Dollars, (i) ABR Loans, (ii) Eurocurrency Loans or (iii) a combination thereof, as determined by the Canadian Borrowers and notified to the Administrative Agent and Canadian Agent in accordance with subsections 2.2 and 4.2; provided that no Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Maturity Date.

(c) Notwithstanding anything to the contrary in subsections 2.1(a) or (b) or elsewhere in this Agreement, the Administrative Agent and the Canadian Agent, as applicable, shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent and the Canadian Agent, as applicable, in their Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base and/or the Canadian Borrowing Base, as applicable, including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent or the Canadian Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Canadian Priority Payables, Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided that the Administrative Agent shall have provided the Borrower Representative at least ten Business Days’ prior written notice of any such establishment; provided, further, that such Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to such Agent as of the Closing Date. The amount of any Availability Reserve established by such Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, such Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to applicable Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the applicable Agent to establish such Availability Reserve, unless such Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts,” or “Eligible Inventory,” as the case may be, and vice versa, or reserves or criteria deducted in computing the net book value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory and vice versa. In addition to the foregoing, the Administrative Agent and the Canadian Agent shall have the right, subject to subsection 7.6, to have the Loan Parties’ Inventory reappraised by a qualified appraisal company selected by the Administrative Agent or the Canadian Agent from time to time after the Closing Date for the purpose of redetermining the Net Orderly Liquidation Value of the Eligible Inventory and, as a result, redetermining the U.S. Borrowing Base or the Canadian Borrowing Base.

(d) In the event the U.S. Borrowers are or the Canadian Borrowers are, as applicable, unable to comply with (i) the borrowing base limitations set forth in subsection 2.1(a), or (ii) the conditions precedent to the making of Loans or the issuance of Letters of Credit set forth in Section 6, (x) the U.S. Facility Lenders authorize the Administrative Agent, for the account of the U.S. Facility Lenders, to make U.S. Facility Revolving Credit Loans to the U.S. Borrowers and (y) the Canadian Facility Lenders authorize the Canadian Agent, for the account of the Canadian Facility Lenders, to make Canadian Facility Revolving Credit Loans to the Canadian Borrowers, which, in each case, may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower is again able to comply with the limitations in the Borrowing Base and the conditions precedent to the making of Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent and the Canadian Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). Neither the Administrative Agent nor the Canadian Agent shall make any Agent Advance (A) in the case of Agent Advances made to the Canadian Borrowers, (I) to the extent that at such time the amount of such Agent Advance, when added to the aggregate outstanding amount of all other Agent Advances made to the Canadian Borrowers at such time, would exceed 5.0% of the Canadian Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered) or (II) to the extent that at such time the amount of such Agent Advance when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Canadian Facility Commitment at such time, or (B) in the case of Agent Advances made to the U.S. Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the U.S. Borrowers at such time, would exceed 5.0% of the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (II) to the extent that at such time the amount of such Agent Advance when added to the Aggregate U.S. Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total U.S. Facility Commitment at such time or (III) to the extent that at such time the amount of such Agent Advance when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to such Agent Advance) would exceed the sum of (1) the Canadian Borrowing Base at such time plus (2) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered). It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent or the Canadian Agent in their respective discretion to the extent the Administrative Agent or the Canadian Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of any Loan Document, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made. At any time that the conditions precedent set forth in subsection 6.2 have been satisfied or waived, the Administrative Agent may request the applicable Lenders to make a Loan to repay an Agent Advance. At any other time, the Administrative Agent may require the applicable Lenders to fund their risk participations described in subsection 2.1(e) below.

(e) Upon the making of an Agent Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each U.S. Facility Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance in proportion to its U.S. Facility Commitment Percentage. From and after the date, if any, on which any U.S. Facility Lender is required to fund its participation in any Agent Advance purchased hereunder, the Administrative Agent shall promptly distribute to such U.S. Facility Lender, its U.S. Facility Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Agent Advance.

(f) Upon the making of an Agent Advance by the Canadian Agent (whether before or after the occurrence of a Default or an Event of Default), each Canadian Facility Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Canadian Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance in proportion to its Canadian Facility Commitment Percentage. From and after the date, if any, on which any Canadian Facility Lender is required to fund its participation in any Agent Advance purchased hereunder, the Canadian Agent shall promptly distribute to such Canadian Facility Lender, its Canadian Facility Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Canadian Agent in respect of such Agent Advance.

(g) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit I-1 with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Note” ), payable to such Lender and representing the obligation of such Borrower to pay the amount of the Commitment of such Lender or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to such Borrower. Each Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(h) Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Canadian Borrowers (other than Disregarded Canadian Borrowers) shall not be jointly or jointly and severally liable with the U.S. Borrowers for any liabilities or obligations of the U.S. Borrowers hereunder.

2.2 Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, shall give the Administrative Agent or the Canadian Agent, as applicable, irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice (which notice must be received by the Administrative Agent or the Canadian Agent, as applicable, prior to (a) 12:00 Noon, New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans, or Bankers’ Acceptances or BA Equivalent Loans or (b) 1:00 P.M., New York City time, on the requested Borrowing Date, for ABR Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, ABR Loans or a combination thereof, (v) in the case of the Canadian Facility Revolving Credit Loans, if the borrowing is to be entirely or partly of ABR Loans, whether such Loans shall be denominated in Canadian Dollars or Dollars and (vi) if the borrowing is to be entirely or partly of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, in multiples of $1,000,000.0 (or, in the case of Loans denominated in Canadian Dollars, Cdn$1,000,000.0) (or, if the Commitments then available (as calculated in accordance with subsections 2.1(a) and (b)) are less than $1,000,000.0, such lesser amount) and (y) in the case of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans an amount equal to $5,000,000.0

(or, in the case of Loans denominated in Canadian Dollars, Cdn$5,000,000.0) or a whole multiple of $1,000,000.0 (or, in the case of Loans denominated in Canadian Dollars, Cdn$1,000,000.0) in excess thereof. Upon receipt of any such notice from the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each applicable Revolving Lender thereof. Subject to the satisfaction of the conditions precedent specified in subsection 6.2, each applicable Revolving Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Borrower identified in such notice at the office of the Administrative Agent or the Canadian Agent, as applicable, specified in subsection 11.2 prior to 3:00 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or the Canadian Agent, as applicable, or at such other time as to which the Administrative Agent or the Canadian Agent, as applicable, shall notify such Borrower Representative reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower in Dollars or Canadian Dollars and in funds immediately available to the Administrative Agent or the Canadian Agent, as applicable. In relation to Bankers’ Acceptances and BA Equivalent Loans, the Canadian Agent shall credit to the applicable Canadian Borrower’s account on the applicable Borrowing Date the BA Proceeds less the applicable BA Fee with respect to each Bankers’ Acceptance purchased and each BA Equivalent Loan advanced by a Lender on that Borrowing Date. Such borrowing will then be made available to the Canadian Borrower identified in such notice by the Canadian Agent, crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Canadian Agent by the Revolving Lenders and in like funds as received by the Canadian Agent.

2.3 Termination or Reduction of Commitments. The Borrower Representative (on behalf of any Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent or Canadian Agent, as the case may be (which will promptly notify the Lenders thereof), to terminate the U.S. Facility or Canadian Facility Commitments, respectively, or, from time to time, to reduce the amount of the U.S. Facility or Canadian Facility Commitments, respectively; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans then outstanding (including in the case of Revolving Credit Loans then outstanding in any Canadian Dollars, the Dollar Equivalent of the aggregate principal amount thereof), when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect and, provided further, that any such notice of termination delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case, subject to subsection 4.12, such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5.0 million or a whole multiple of $1.0 million in excess thereof and shall reduce permanently the applicable Commitments then in effect. All outstanding Commitments shall terminate on the Maturity Date.

2.4 Swing Line Commitments.

(a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any U.S. Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $100.0 million; provided that the Swing Line Lender shall not make any Swing Line Loans if, after doing so, the Aggregate U.S. Facility Lender Exposure or Aggregate U.S. Borrower Extensions would exceed the applicable limitations set forth in subsection 2.1. Amounts borrowed by any U.S. Borrower under this subsection 2.4 may be repaid and, through but excluding the

Maturity Date, reborrowed. All Swing Line Loans made to any U.S. Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. The U.S. Borrower Representative (on behalf of any U.S. Borrower) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 P.M., New York City time) on the requested Borrowing Date specifying (1) the identity of the U.S. Borrower and (2) the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000.00 or whole multiples of $50,000.00 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the U.S. Borrower identified in such notice at an office of the Swing Line Lender by wire transfer to the account of such U.S. Borrower specified in such notice.

(b) Each of the U.S. Borrowers agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit I-2, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1. The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(c) The Swing Line Lender, at any time in its sole and absolute discretion, may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under subsection 9(f)) each U.S. Facility Lender, including the Swing Line Lender, to make a U.S. Facility Revolving Credit Loan as an ABR Loan in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all Swing Line Loans (a “Mandatory Revolving Loan Borrowing”) in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of any U.S. Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(b). Unless the U.S. Facility Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.4 shall apply), each U.S. Facility Lender hereby agrees to make the proceeds of its U.S. Facility Revolving Credit Loan (including any Eurocurrency Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Loan Borrowing and (v) the amount of the U.S. Facility Commitment of such, or any other, U.S. Facility Lender at such time. The proceeds of such U.S. Facility Revolving Credit Loans (including, any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d) If the U.S. Facility Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each U.S. Facility Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the U.S. Facility Commitments, make a U.S. Facility Revolving Credit Loan as an ABR Loan (which U.S. Facility

Revolving Credit Loan shall be deemed a “U.S. Facility Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the U.S. Facility Commitments of the aggregate principal amount of such Swing Line Loans; provided that, in the event that any Mandatory Revolving Loan Borrowing cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each U.S. Facility Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such U.S. Facility Lenders to share in such Swing Line Loans ratably based upon their respective U.S. Facility Commitment Percentages; provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Facility Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to U.S. Facility Revolving Credit Loans made as ABR Loans. Each U.S. Facility Lender will make the proceeds of any U.S. Facility Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the U.S. Facility Commitments expire or terminate and in the currency in which such Swing Line Loans were made. The proceeds of such U.S. Facility Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the U.S. Facility Commitments. In the event that the U.S. Facility Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each U.S. Facility Lender shall immediately transfer to the Swing Line Lender, in immediately available funds and in the currency in which such Swing Line Loans were made, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such U.S. Facility Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e) Whenever, at any time after the Swing Line Lender has received from any U.S. Facility Lender such U.S. Facility Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from any Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such U.S. Facility Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Facility Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f) Each U.S. Facility Lender’s obligation to make the U.S. Facility Revolving Credit Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such U.S. Facility Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other U.S. Facility Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such U.S. Facility Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Record of Loans.

(a) Each U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Loan is denominated) for the account of: (i) each U.S. Facility Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Maturity Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); (ii) the Administrative Agent, the then unpaid and principal amount of each Agent Advance made to such Borrower on the Maturity Date (or such earlier date on which the Agent Advances become due and payable pursuant to Section 9) and (iii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such Borrower, on the Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). Each U.S. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b) Each Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent (in the currency in which such Loan is denominated) for the account of each Canadian Facility Lender, the then unpaid principal amount of each Canadian Facility Revolving Credit Loan of such Lender made to such Borrower, on the Maturity Date (or such earlier date on which the Canadian Facility Revolving Credit Loans became due and payable pursuant to Section 9). Each Canadian Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(c) Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, and each Interest Period, if any, applicable thereto and whether such Loans are U.S. Facility Revolving Credit Loans, Canadian Facility Revolving Credit Loans or Swing Line Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent and the Canadian Agent hereunder from each Borrower and each Lender’s share thereof.

(e) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Incremental Facility.

(a) So long as no Event of Default under subsection 9(a) or (f) exists or would arise therefrom, the Borrowers shall have the right, at any time and from time to time after the Closing Date, to request (i) an increase of the aggregate amount of the then outstanding Commitments (the “Incremental Revolving Commitments”) or (ii) one or more term loans (the “Incremental ABL Term Loans” and together with the Incremental Revolving Commitments, collectively, the “Incremental Facilities” and each, an “Incremental Facility”). Notwithstanding anything to the contrary herein, the principal amount of any Incremental ABL Term Loans or Incremental Revolving Commitments shall not exceed the Available Incremental Amount at such time. The Parent Borrower may seek to obtain Incremental Revolving Commitments or Incremental ABL Term Loans from existing Lenders or any other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Revolving Commitments or Incremental ABL Term Loans, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrowers, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent, the Swing Line Lender, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld).

(b) (i) Any Incremental ABL Term Loans (A) may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Parent Borrower, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing Incremental ABL Term Loans, (B) shall count against, the Borrowing Base, (C) shall not have a final maturity that is earlier than the Maturity Date, (D) shall not amortize at a rate greater than 1.0% per annum, (E) for purposes of prepayments, shall be treated no more favorably than the Revolving Credit Loans, (F) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (G) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent.

(ii) Any Incremental Revolving Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the Incremental Revolving Commitment Effective Date and (B) shall be on terms and pursuant to the documentation applicable to the existing Commitments; provided that the Applicable Margin relating to the Incremental Revolving Commitments may exceed the Applicable Margin relating to the Commitments in effect prior to the Incremental Revolving Commitment Effective Date so long as the Applicable Margins relating to all Revolving Credit Loans shall be adjusted to be equal to the Applicable Margin payable to the Lenders providing such Incremental Revolving Commitments.

(iii) The Incremental Facilities may be in the form of a separate “first-in, last out” tranche (the “FILO Tranche”) with a separate borrowing base against the ABL Priority Collateral and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (ii) above) among the Parent Borrower, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche may not be guaranteed by any

Subsidiaries of the Parent Borrower other than the Guarantors; (2) if the FILO Tranche availability exceeds $0, any Extension of Credit under the Facility thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) as between (x) the Facility (other than the FILO Tranche) and the Incremental ABL Term Loans, on the one hand and (y) the FILO Tranche, on the other hand, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) shall be applied, first to obligations owing under, or with respect to, the Facility (other than the FILO Tranche) and the Incremental ABL Term Loans and second to the FILO Tranche; (4) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or Incremental ABL Term Loans are outstanding; (5) the Required Lenders (calculated as including Lenders under any Incremental Facilities that rank pari passu with the existing Commitments) shall, subject to the terms of the Base Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (6) no changes affecting the priority status of the Facility (other than the FILO Tranche) or the Incremental ABL Term Loans, on the one hand, vis-à-vis the FILO Tranche, on the other hand, may be made without the consent of the Required Lenders (calculated as including Lenders under any Incremental Facility that ranks pari passu with the existing Commitments) under the Facility, other than such changes which affect only the FILO Tranche, or only the Incremental ABL Term Loans, as the case may be.

(c) No Incremental Facility Increase shall become effective unless and until each of the following conditions has been satisfied:

(i) The Borrowers, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit O hereto;

(ii) The Borrowers shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the applicable Borrowers, the Administrative Agent and such Additional Lenders shall agree;

(iii) The applicable Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the applicable Borrowers and dated such date;

(iv) A Revolving Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of subsection 2.1(g) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

(v) The Parent Borrower shall deliver a certificate certifying that (A) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the Incremental Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Event of Default under subsection 9(a) or (f) has occurred and is continuing; and

(vi) The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(d) (i) In the case of any Incremental Facility Increase constituting Incremental Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Revolving Commitment Effective Date”), and at such time (i) the U.S. Facility Commitments and the Canadian Facility Commitments, as applicable, under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolving Commitments, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Incremental Revolving Commitments.

(ii) In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Revolving Commitments and the Incremental ABL Term Loans, the pricing of the Incremental Revolving Commitments and the Incremental ABL Term Loans, the maturity date of the Incremental Revolving Commitments and the Incremental ABL Term Loans and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith (each an “Incremental Commitment Amendment”). The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(e) In connection with the Incremental Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans of certain Lenders, and obtain applicable Revolving Credit Loans from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Loans, as applicable, pro rata on the basis of their respective Commitment Percentages (determined after giving effect to any increase in the applicable Commitments pursuant to this subsection 2.6), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i). Without limiting the obligations of the Borrowers provided for in this subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

2.7 Extension Amendments.

(a) The Parent Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Commitments (including any Extended Commitments), each existing at the time of such request (each, an “Existing Commitment” and any related Loans thereunder, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Tranche”) be converted to extend the termination date thereof and the scheduled maturity date(s) (each, an “Extended Maturity Date”) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Existing Loans, “Extended Loans”) and to provide for other terms consistent with this subsection 2.7;

provided that (i) any such request shall be made by the Parent Borrower to all Lenders with Existing Commitments with a like maturity date (whether under one or more Tranches) on a pro rata basis, and (ii) any Minimum Extension Condition shall be satisfied unless waived by the Parent Borrower. In order to establish any Extended Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established, which terms shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment”) except (x) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Commitments, (y) (A) the interest margins with respect to the Extended Commitments may be higher or lower than the interest margins for the Specified Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the Applicable Commitment Fee Percentage with respect to the Extended Commitments may be higher or lower than the Applicable Commitment Fee Percentage for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this subsection 2.7 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Commitments (including all Extended Commitments) shall be made on a pro rata basis with all other outstanding Commitments (including all Extended Commitments), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and the Revolving Credit Loans related to such Commitments set forth in subsection 11.6, and (3) no termination of Extended Commitments and no repayment of Extended Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by an at least pro rata termination or permanent repayment (and corresponding permanent reduction), as applicable, of all earlier maturing Commitments (including Extended Commitments) and Revolving Credit Loans (including Extended Loans) related to such earlier maturing Commitments (including Extended Commitments) (or all earlier maturing Commitments (including Extended Commitments) and Revolving Credit Loans (including Extended Loans) related to such Commitments (including Extended Commitments) shall otherwise be or have been terminated and repaid in full). No Lender shall have any obligation to agree to have any of its Existing Loans or Existing Commitments of any Existing Tranche converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments shall constitute a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b) The Parent Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitments converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitments that it has elected to convert into Extended Commitments. In the event that the aggregate amount of Specified Existing Commitments subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, the Specified Existing Commitments subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Specified Existing Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Commitments for purposes of the obligations of a Lender in respect of Letters of Credit under Section 3 and Swing Line Loans under subsection 2.4, except that the applicable Extension Amendment may provide that the maturity date for Swing Line Loans and/or Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in subsection 2.7(a) clauses (x) to (z) and which, except to the extent expressly contemplated by the penultimate sentence of this subsection 2.7(c) and notwithstanding anything to the contrary set forth in subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent, the Canadian Agent, if applicable, and the Extending Lenders. Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of subsection 11.1 to any Subsection 2.7 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.7 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.7 Additional Amendments do not become effective prior to the time that such Subsection 2.7 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.7 Additional Amendments to become effective in accordance with subsection 11.1; provided, further, that no Extension Amendment may provide for (a) any Extended Commitment or Extended Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Tranches (other than Existing Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which may be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Tranches than such Extended Tranches). It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this subsection 2.7 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.7 Additional Amendment. In connection with any Extension Amendment, the Parent Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Revolving Credit Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Revolving Credit Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the extension of its Commitment on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide a Commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Revolving Credit Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to Section 4.12, without premium or penalty. In connection with any such replacement under this subsection 2.7, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of the Parent Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Commitment deemed to be an Extended Commitment under the applicable Extended Commitment Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Commitments; provided that (i) such Lender shall have provided written notice to the Parent Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Existing Commitments held by such Lender so elected to be extended will be deemed to be Extended Commitments of the applicable Extended Commitment Tranche, and any Existing Commitments held by such Lender not elected to be extended, if any, shall continue to be “Existing Commitments.”

(g) With respect to all Extensions consummated by the Borrower pursuant to this subsection 2.7, (i) such Extensions shall not constitute payments or prepayments for purposes of subsection 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s discretion and may be waived by the Borrower) of Existing Commitments of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection 2.7 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this subsection 2.7.

SECTION 3 LETTERS OF CREDIT.

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to continue under this Agreement for the account of the applicable Borrower the Existing Letters of Credit issued by it and to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, the “Letters of Credit”) for the account of the Borrowers on any Business Day during the Commitment Period but in no event later than the third Business Day prior to the Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the Aggregate Canadian Facility Lender Exposure, Aggregate Canadian Borrower Extensions, Aggregate U.S. Facility Lender Exposure or Aggregate U.S. Borrower Extensions would exceed the applicable limitations set forth in subsection 2.1 (it being understood and agreed that the Administrative Agent or the Canadian Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in Canadian Dollars on the date on which the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, has requested that the applicable Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)) or (ii) the L/C Obligations in respect of Letters of Credit would exceed $400.0 million. Each Letter of Credit shall (i) be denominated in Dollars or Canadian Dollars (in the case of the Canadian Facility Letters of Credit only), requested by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case shall be, and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”), and (ii) unless otherwise agreed by the Issuing Lender, mature not more than twelve months after the date of issuance (automatically renewable annually thereafter or for such longer period of time as may be agreed by the relevant Issuing Lender) and, in any event no later than the third Business Day prior to the Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender). Each Letter of Credit issued by the U.S. Facility Issuing Lender shall be deemed to constitute a utilization of the U.S. Facility Commitments and each Letter of Credit issued by the Canadian Facility Issuing Lender shall be deemed to constitute a utilization of the Canadian Facility Commitments, and shall be participated in (as more fully described in the following subsection 3.4) by the U.S. Facility Lenders or the Canadian Facility Lenders, as applicable, in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages, as applicable. All Letters of Credit issued under the U.S. Facility shall be denominated in Dollars and shall be issued for the account of the applicable U.S. Borrower. All Letters of Credit issued under the Canadian Facility shall be denominated in Dollars or Canadian Dollars and shall be issued for the account of the applicable Canadian Borrower. For greater certainty, no Letters of Credit shall be issued under the Canadian Facility on account of a U.S. Borrower. For the avoidance of doubt, any Letters of Credit that remain outstanding and undrawn on the Maturity Date shall be either cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender.

(b) Unless otherwise agreed to by the applicable Issuing Lender and the Borrower Representative on behalf of the applicable Borrower at the time of issuance, each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. All Letters of Credit shall be issued on a sight basis only.

(c) No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letters of Credit.

(a) The U.S. Borrower Representative (for the account of a U.S. Borrower) or the Canadian Borrower Representative (on behalf of the applicable Canadian Borrower) may from time to time request during the Commitment Period but in no event later than the 5th day prior to the Maturity Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent, or the Canadian Agent, as applicable, at their respective addresses for notices specified herein, a Letter of Credit Request therefor (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Each Letter of Credit Request shall specify the applicable Borrower and that the requested Letter of Credit is to be denominated in Dollars or Canadian Dollars in the case of the Canadian Borrowers. Upon receipt of any Letter of Credit Request, the applicable Issuing Lender shall (i) confirm with the Administrative Agent or the Canadian Agent, as applicable (by telephone or in writing) that the Administrative Agent or the Canadian Agent, as applicable, has received a copy of such Letter of Credit Request from the Borrower Representative and, if not so received, such Issuing Lender shall provide the Administrative Agent or the Canadian Agent, as applicable, with a copy thereof and (ii) process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless notified by the Administrative Agent or the Canadian Agent, as applicable, any Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in subsection 6.2 shall not then be satisfied, shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the applicable Issuing Lender and the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, promptly following the issuance thereof. Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall notify the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, and the Administrative Agent or the Canadian Agent, as applicable, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify the U.S. Facility Lenders or the Canadian Facility Lenders, as the case may be, in writing, of such issuance or amendment, and, if so requested by a Lender, the Administrative Agent or the Canadian Agent, as applicable, shall provide to such Lender copies of such issuance or amendment. With regard to Commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week provide the Administrative Agent or the Canadian Agent, as applicable, by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week.

(b) The making of each request for a Letter of Credit by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, shall be deemed to be a representation and warranty by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower in accordance with the Issuing Lender’s usual and customary practices.

3.3 Fees, Commissions and Other Charges.

(a) The applicable Borrower agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of the relevant Issuing Lender and the L/C Participants, a letter of credit commission (the “L/C Fee,” and collectively, the “L/C Fees”) with respect to each Letter of Credit issued by such Issuing Lender, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Loans calculated on the basis of a 360-day year for the actual days elapsed, of the maximum amount available to be drawn under such Letter of Credit minus the L/C Facing Fee, payable on the last Business Day of each quarter in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein. Such L/C Fee shall be payable to the Administrative Agent or the Canadian Agent, as applicable for the account of the Lenders to be shared ratably among them in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages. The applicable Borrower shall pay to the Administrative Agent for the account of the relevant Issuing Lender a facing fee equal to 1/8 of 1.0% per annum (but in no event less than $500.0 per annum for each Letter of Credit of the maximum amount available to be drawn under such Letter of Credit) (the “L/C Facing Fee”), payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such other date as the Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars (or Canadian Dollars, in the case of Canadian Borrowers), notwithstanding that a Letter of Credit may be denominated in Dollars or Canadian Dollars.

(b) In addition to the foregoing commissions and fees, each Borrower agrees to pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c) The Administrative Agent and the Canadian Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the applicable L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection 3.3.

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. Facility L/C Participant or Canadian Facility L/C Participant, as applicable, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s U.S. Facility Commitment Percentage or Canadian

Facility Commitment Percentage, as applicable (determined on the date of issuance of the relevant Letter of Credit) in such Issuing Lender’s obligations and rights under each Letter of Credit issued or continued hereunder (including, without limitation, each Letter of Credit outstanding on the Maturity Date), the amount of each draft paid by such Issuing Lender thereunder and the obligations of the Loan Parties under this Agreement with respect thereto (although Letter of Credit fees and commissions, including the L/C Fees, shall be payable directly to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender and L/C Participants, as provided in subsection 3.3, and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Each L/C Participant unconditionally and irrevocably agrees with the applicable Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Issuing Lender upon demand at the Administrative Agent’s or the Canadian Agent’s, as applicable, address for notices specified herein an amount equal to such L/C Participant’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct. All calculations of the L/C Participants’ U.S. Facility Commitment Percentages and Canadian Facility Commitment Percentages shall be made from time to time by the Administrative Agent and Canadian Agent, as applicable, which calculations shall be conclusive absent manifest error.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender on demand by such Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate (or, in the case of a Canadian Facility Lender, the interbank rate customarily charged by the Canadian Agent) during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Canadian Dollars) calculated from such due date at the rate per annum applicable to Revolving Credit Loans maintained as ABR Loans accruing interest at the ABR hereunder. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received through the Administrative Agent or the Canadian Agent, as applicable, from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), such Issuing Lender receives through the Administrative Agent or the Canadian Agent, as applicable, any payment related to such Letter of Credit (whether directly from the applicable Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent or the Canadian Agent, as applicable, or by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Canadian Agent, as applicable, will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Administrative Agent or the Canadian Agent, as applicable, will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender through the Administrative Agent or the Canadian Agent, as applicable, shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender through the Administrative Agent or the Canadian Agent, as applicable, the portion thereof previously distributed by the Administrative Agent or the Canadian Agent, as applicable, to it.

3.5 Reimbursement Obligation of the Borrowers.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the applicable Borrower Representative and the Administrative Agent or Canadian Agent, as applicable, thereof. Each U.S. Borrower hereby agrees to reimburse each U.S. Facility Issuing Lender (through the Administrative Agent) upon receipt by the U.S. Borrower Representative of notice from such U.S. Facility Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by each U.S. Facility Issuing Lender in connection with such payment. Each Canadian Borrower hereby agrees to reimburse each Canadian Facility Issuing Lender (through the Canadian Agent) upon receipt by the Canadian Borrower Representative of notice from such Canadian Facility Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Canadian Facility Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by each Canadian Facility Issuing Lender in connection with such payment. Each such payment shall be made to the Administrative Agent or Canadian Agent, as applicable, for the account of the applicable Issuing Lender at its address for notices specified herein and in immediately available funds, on the date which is two Business Days after the applicable Borrower Representative receives such notice.

(b) Interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower (or by the Borrower Representative on behalf of the applicable Borrower) under this subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6 Obligations Absolute.

(a) The applicable Loan Parties’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any of them may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit; provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(b) Each Borrower agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee; provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(c) Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except with respect to errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d) Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to any such Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, of the date and amount thereof. The responsibility of the Issuing Lender to the applicable Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit; provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

3.8 Letter of Credit Request. To the extent that any provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Additional Issuing Lenders. The U.S. Borrower Representative or the Canadian Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent or the Canadian Agent, as applicable (which consent shall not be unreasonably withheld), and such Lender, designate one or more additional Canadian Facility Lenders (that are Canadian Residents) or U.S. Facility Lenders, as applicable, to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this subsection 3.9 shall be deemed to be a “U.S. Facility Issuing Lender” (in addition to being a U.S. Facility Lender) or a “Canadian Facility Issuing Lender” (in addition to being a Canadian Facility Lender), as the case may be, and an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender. Any such additional Issuing Lender may resign as Issuing Lender (with respect to any future issuances, including renewals) upon 10 Business Days’ notice to the Lenders.

3.10 Replacement of Issuing Lender. Any Issuing Lender may be replaced at any time (x) by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender or (y) by the Borrower Representative (on behalf of the Borrowers), for any reason, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld). The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Lender. At the time any such replacement shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of such replaced Issuing Lender pursuant to subsection 3.3(a). From and after the effective date of any such replacement, (1) the successor Issuing Lender shall have all the rights and obligations of such replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of any Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of any Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to amend or extend any previously issued Letters of Credit.

SECTION 4 GENERAL PROVISIONS.

4.1 Interest Rates and Payment Dates.

(a) Each (i) Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day with respect to such Loan and (ii) BA Equivalent Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the BA Rate, plus the Applicable Margin for BA Equivalent Loans.

(b) Each ABR Loan denominated in Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR in effect for such day plus the Applicable Margin in effect for such day with respect to such Loan. Each ABR Loan denominated in Canadian Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day with respect to such Loan.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (y) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 4.1 plus 2.00%, and (z) in the case of other amounts, including overdue interest and Reimbursement Obligations, the rate described in paragraph (b) of this subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the ABR (or the Canadian Prime Rate in the case of Canadian Facility Revolving Credit Loans denominated in Canadian Dollars) plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 4.1 shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(f) Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(g) If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Canadian Loan Party of “interest” at a “criminal rate,” such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(iii) Whenever interest or fees payable by a Canadian Loan Party is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest and fee determined pursuant to such calculation is, for the purpose of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

4.2 Conversion and Continuation Options.

(a) The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert (i) outstanding Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans denominated in Dollars, (ii) Bankers’ Acceptances to ABR Loans denominated in Canadian Dollars, or (iii) BA Equivalent Loans to ABR Loans denominated in Canadian Dollars by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, giving the Administrative Agent or the Canadian Agent, as applicable, at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert outstanding Loans from ABR Loans denominated in Dollars to Eurocurrency Loans outstanding in Dollars or (y) made or outstanding in Canadian Dollars, from ABR Loans to BA Equivalent Loans or Bankers’ Acceptances, by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, giving the Administrative Agent or the Canadian Agent, as applicable, at least three

Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars or Bankers’ Acceptances or BA Equivalent Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made, and (ii) no Loan may be converted into a Eurocurrency Loan, a Bankers’ Acceptance or BA Equivalent Loan after the date that is one month prior to the Maturity Date.

(b) Any Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be (on behalf of the applicable Borrower), giving notice to the Administrative Agent or the Canadian Agent, as applicable, of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Canadian Agent, as applicable, has or the Required Lenders have given notice to the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that in the case of Eurocurrency Loans made or outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans, if the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, shall fail to give any required notice as described above in this subsection 4.2(b) or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall be automatically converted to ABR Loans denominated in Dollars with respect to Eurocurrency Loans and denominated in Canadian Dollars with respect to Bankers’ Acceptances and BA Equivalent Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.

4.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof, and the aggregate principal amount of the Eurocurrency Loans outstanding in Canadian Dollars, Bankers’ Acceptances and BA Equivalent Loans comprising each Set shall be equal to Cdn$5.0 million or a whole multiple of Cdn$1.0 million in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

4.4 Prepayments.

(a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days’ irrevocable notice by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, to the Administrative Agent or the Canadian Agent, as applicable (in the case of Eurocurrency Loans outstanding in Dollars or Canadian Dollars, Bankers’ Acceptances or BA Equivalent

Loans and Reimbursement Obligations outstanding in any Canadian Dollars), at least one Business Day’s irrevocable notice by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, to the Administrative Agent or the Canadian Agent, as applicable (in the case of (x) ABR Loans other than Swing Line Loans and (y) Reimbursement Obligations outstanding in Dollars or Canadian Dollars) or same day irrevocable notice by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, to the Administrative Agent or the Canadian Agent, as applicable (in the case of Swing Line Loans), provided that if any such notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by subsection 2.3 then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with subsection 2.3. Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans or ABR Loans or a combination thereof and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of the Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of any Agent Advances then outstanding, second, to the payment of the Swing Line Loans then outstanding, third, to the payment of the Revolving Credit Loans then outstanding, fourth, to the payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers’ Acceptances, BA Equivalent Loan or L/C Obligation on terms reasonably satisfactory to the Administrative Agent; provided, further, that any pro rata calculations required to be made pursuant to this subsection 4.4(a) in respect of any Loan denominated in Canadian Dollars shall be made on a Dollar Equivalent basis. Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b) The U.S. Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Credit Loans.

(c) (i) On any day (other than during an Agent Advance Period) on which the Aggregate U.S. Borrower Extensions (disregarding any Agent Advances to the U.S. Borrowers) exceeds the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall prepay on such day the principal of outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and, if required, U.S. Facility Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations exceeds the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(ii) On any day (other than during an Agent Advance Period) on which the Aggregate Canadian Borrower Extensions (disregarding any Agent Advances to the Canadian Borrowers) exceeds the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the Canadian Borrowers shall prepay on such day the principal of outstanding Canadian Facility Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers, the aggregate amount of the Canadian Facility L/C Obligations exceeds the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the Canadian Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such Canadian L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers to the Canadian Facility Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(iii) On any day on which the Aggregate Canadian Facility Lender Exposure exceeds the Total Canadian Facility Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall prepay on such day first the Agent Advances then outstanding to them and thereafter the principal of Canadian Facility Revolving Credit Loans made to them in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans, the aggregate amount of the Canadian Facility L/C Obligations, BA Equivalent Loans and Bankers’ Acceptances exceeds the Total Canadian Facility Commitment at such time, the Canadian Borrowers shall pay to the Canadian Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers to the Canadian Facility Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Agent.

(iv) On any day on which the Aggregate U.S. Facility Lender Exposure exceeds the Total U.S. Facility Commitment at such time, the U.S. Borrowers shall prepay on such day first the Agent Advances then outstanding to them and thereafter the principal of U.S. Facility Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations exceeds the Total U.S. Facility Commitment at such time, the U.S. Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the U.S. Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the applicable U.S. Facility Issuing Lenders and the U.S. Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(d) Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of any Eurocurrency Loans pursuant to subsection 4.4(a) would result, after giving effect to the procedures set forth in this Agreement, in the relevant Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans with the

Administrative Agent or the Canadian Agent, as applicable (which deposit must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of the Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (or such earlier date or dates as shall be requested by the Borrower Representative) or (ii) make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the related portion of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as the case may be, have or has been prepaid.

(e) For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under subsections 4.4(a), 4.4(b) or 4.4(c).

(f) Notwithstanding anything to the contrary herein, this subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsections 2.6 or 2.7, as applicable.

4.5 Canadian Agent’s and Administrative Agent’s Fees; Other Fees.

(a) Each U.S. Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each U.S. Facility Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Maturity Date, computed based on the Commitment Fee Percentage on the average daily amount of the Available Commitment of such U.S. Facility Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein, commencing on June 29, 2012.

(b) Each Canadian Borrower agrees to pay, or cause to be paid, to the Canadian Agent, for the account of each Canadian Facility Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Maturity Date, computed based on the Commitment Fee Percentage on the average daily amount of the Available Commitment of such Canadian Facility Lender during the period for which payment is made, payable in arrears on the last Business Day of each March, June, September and December and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein, commencing on June 29, 2012.

(c) Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent or the Canadian Agent, as applicable, and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Holding Parent or the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6 Computation of Interest and Fees.

(a) Interest (other than interest based on the Prime Rate, Canadian Prime Rate or BA Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and any other fees and interest based on the Prime Rate, Canadian Prime Rate or BA Rate shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed. The Administrative Agent or the Canadian Agent, as applicable, shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent or the Canadian Agent, as applicable, pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent or the Canadian Agent, as applicable, shall, at the request of the U.S. Borrower Representative or the Canadian Borrower Representative, as applicable, or any Lender, deliver to the U.S. Borrower Representative, the Canadian Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent or the Canadian Agent, as applicable, in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate or the Canadian Prime Rate.

(c) Bankers’ Acceptances.

(i) Term. Each Bankers’ Acceptance shall have a term of 1, 2, 3 or 6 months (or such other periods as the Administrative Agent or the Canadian Agent, as applicable, and the Canadian Borrower Representative may agree from time to time), subject to availability. No term of any Bankers’ Acceptance shall extend beyond the Maturity Date.

(ii) BA Rate. On each Borrowing Date or other date on which Bankers’ Acceptances are to be accepted, the Administrative Agent or the Canadian Agent shall advise the applicable Canadian Borrowers as to such Agent’s determination of the applicable BA Rate for the Bankers’ Acceptances to be accepted.

(iii) Purchase. Upon acceptance of a Bankers’ Acceptance by a Canadian Facility Lender, such Canadian Facility Lender shall purchase, or arrange, the purchase of, such Bankers’ Acceptance at the applicable BA Rate. The Lender shall provide to the Canadian Agent’s account, for payments of the BA Proceeds less the BA Fee payable by the applicable Canadian Borrower with respect to the Bankers’ Acceptance.

(iv) Sale. Each Canadian Facility Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(v) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate the availment of the Canadian Facility by Bankers’ Acceptances, each Canadian Borrower hereby appoints each Canadian Facility Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Facility Lender, blank forms of B/As. In this respect, it is each Canadian Facility Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Facility Lender shall bind the applicable Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower. Each Canadian Facility Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Facility Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Facility Lender. No Canadian Facility Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Facility Lender or its officers, employees, agents or representatives. Each Canadian Facility Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Facility Lender agrees to provide such records to any Canadian Borrower at such Canadian Borrower’s expense upon request.

(vi) Execution. Drafts drawn by a Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the applicable Canadian Borrower or by its attorneys. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Canadian Borrower.

(vii) Issuance. The Canadian Agent, promptly following receipt of a notice of a Borrowing, conversion or continuation by way of Bankers’ Acceptances, shall advise the Canadian Facility Lenders of the notice and shall advise each Canadian Facility Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable term (which shall be identical for all Canadian Facility Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Facility Lender shall be determined by the Canadian Agent by reference to that Canadian Facility Lender’s Canadian Facility Commitment Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Facility Lender would not be Cdn$100,000.00 or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Agent in its sole discretion to Cdn$1,000.00, or the nearest whole multiple of that amount, as appropriate, provided that after such issuance, no Canadian Facility Lender shall have aggregate outstanding Canadian Facility Revolving Credit Loans in excess of its Canadian Facility Commitment.

(viii) Rollover. At or before 10:00 A.M. (Toronto time) two (2) Business Days before the maturity date of any Bankers’ Acceptances, the applicable Canadian Borrower shall give to the Canadian Agent, written notice which notice shall specify either that the applicable Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that the applicable Canadian Borrower intends to issue Bankers’ Acceptances on the maturity date to provide for payment of the maturing Bankers’ Acceptances. If the applicable Canadian Borrower fails to provide such notice to the Canadian Agent or fails to repay the maturing Bankers’ Acceptances, or if a Default or an Event of Default has occurred and is continuing on such maturity date, the applicable Canadian Borrower’s obligations in respect of such Bankers’ Acceptances shall convert on such maturity date into an ABR Loan in an amount equal to the aggregate face amount of such Bankers’ Acceptances. Otherwise, the applicable Canadian Borrower shall provide payment to the Administrative Agent or Canadian Agent, as applicable, on behalf of the Canadian Facility Lenders of an amount equal to the aggregate face amount of the Bankers’ Acceptances issued by the applicable Canadian Facility Lenders on their maturity date.

(ix) Waiver of Presentment and Other Conditions. Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Facility Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers Acceptance being held, at the maturity thereof, by the Canadian Facility Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if the Canadian Facility Lender as holder sues such Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder. On the specified maturity date of B/A, the applicable Canadian Borrower shall pay to the Canadian Facility Lender that has accepted such B/A the full face amount of such B/A and after such payment, the applicable Canadian Borrower shall have no further liability in respect of such B/A and the Canadian Facility Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under such B/A.

(x) BA Equivalent Loans by Non-BA Lenders. Whenever a Canadian Borrower requests a Revolving Credit Loan by way of Bankers’ Acceptance, each Canadian Facility Lender which is a Non-BA Lender shall, in lieu of accepting and purchasing Bankers’ Acceptances, make a BA Equivalent Loan in an equivalent aggregate amount.

(xi) Terms Applicable to Discount Notes. As set out in the definition of the Bankers’ Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(a) the term of a Discount Note shall be the same as the term for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same Revolving Credit Loan;

(b) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the BA Fee in respect of a Bankers’ Acceptance accepted and purchased on the same Borrowing Date in respect of the same Revolving Credit Loan; and

(c) the interest rate applicable to a Discount Note shall be the BA Rate applicable to Bankers’ Acceptances accepted by a Canadian Facility Lender other than a Schedule I Lender on the same Borrowing Date in respect of the same Revolving Credit Loan.

Each Canadian Borrower and each applicable Non-BA Lender hereby acknowledge and agree that from time to time certain Non-BA Lenders may elect not to receive any Discount Notes, and each Canadian Borrower and each applicable Non-BA Lender agrees that with respect to any such Non-BA Lender, in lieu of receiving Discount Notes, the applicable BA Equivalent Loan may be evidenced by a loan account which such Non-BA Lender shall maintain in its name, and in such event such loan account shall be entitled to all the benefits of Discount Notes.

(xii) Depository Bills and Notes Act (Canada). At the option of any Canadian Facility Lender, Bankers’ Acceptances under this Agreement to be accepted by that Canadian Facility Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this subsection 4.6.

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) or the BA Rate (the “Affected BA Rate”) with respect to any Bankers’ Acceptance or BA Equivalent Loans for such Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall give telecopy or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based on the Affected Eurocurrency Rate or the Affected BA Rate, as applicable, requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based on the Affected Eurocurrency Rate or the Affected BA Rate, as applicable, shall be converted to or continued as ABR Loans, (c) as to the Swing Line Lender, as the case may be, such Lender’s cost of funding such Eurocurrency Loans or as reasonably determined by such Lender, plus the Applicable Margin hereunder and (d) any outstanding Eurocurrency Loans, Bankers’ Acceptances or, BA Equivalent Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by subsection 4.2 shall, upon demand by the Lenders the Commitment Percentage of which aggregate greater than 50.0% of such U.S. Facility Revolving Credit Loan or Canadian Facility Revolving Credit Loan, as applicable, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Borrower Representative, shall remain outstanding and bear interest at a rate which reflects, as to each of the Lenders, such Lender’s cost of funding such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans as reasonably determined by such Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan, the applicable Borrower shall pay to each of the Lenders such amounts, if any, as may be required pursuant to subsection 4.12. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate.

4.8 Pro Rata Treatment and Payments.

(a) Except as expressly otherwise provided for herein, each borrowing of U.S. Facility Revolving Credit Loans or Canadian Facility Revolving Credit Loans, as applicable (other than Swing Line Loans), by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the U.S. Facility Commitments or Canadian Facility Commitments, as applicable, hereunder shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, and any reduction of the U.S. Facility

Commitments or Canadian Facility Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, in each case pro rata according to the U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the applicable Lenders. Except as expressly otherwise provided for herein, each payment (including each prepayment (but excluding payments made pursuant to subsections 2.6, 2.7, 4.5(c), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.17(c) or 11.1(f))) by any of the applicable Borrowers on account of principal of and interest on any U.S. Facility Revolving Credit Loans or Canadian Facility Revolving Credit Loans, as applicable shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Tranche established after the date of this Agreement shall be allocated pro rata (or as may otherwise be provided for in the applicable amendment to this Agreement relating to such Tranche) among the Lenders with Incremental Commitments in respect thereof or with participations in such Tranche (in each case subject to any limitations on non-pro rata payments otherwise provided for in subsection 2.6(b)). All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s or the Canadian Agent’s, as applicable, office specified in subsection 11.2, in Dollars or Canadian Dollars, as applicable and, whether in Dollars or Canadian Dollars, in immediately available funds. Payments received by the Administrative Agent or Canadian Agent, as applicable, after such time shall be deemed to have been received on the next Business Day. The Administrative Agent or the Canadian Agent, as applicable, shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent or the Canadian Agent, as applicable, shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loans becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This subsection 4.8(a) may be amended in accordance with subsection 11.1(g) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsection 2.6 and 2.7, as applicable. Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Lenders, the Swing Line Lender or the relevant Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent or the Canadian Agent, as applicable, may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the Canadian Agent, as applicable, at a rate equal to the daily average Federal Funds Effective Rate or the rate customary for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the Administrative Agent or the Canadian Agent, as the case may be.

(b) Unless the Administrative Agent or the Canadian Agent, as the case may be, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to such Agent, the Administrative Agent or the Canadian Agent, as applicable, may assume that such Lender is making such amount available to the Administrative Agent or the Canadian Agent, as applicable, and the Administrative Agent or the Canadian Agent, as applicable, may, in reliance upon such assumption, make available to any Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent or the Canadian Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Canadian Agent, as applicable, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or the rate customary for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the Administrative Agent or the Canadian Agent, as the case may be, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent or the Canadian Agent, as the case may be. A certificate of the Administrative Agent or the Canadian Agent, as the case may be, submitted to any Lender with respect to any amounts owing under this subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent or the Canadian Agent, as applicable, by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent or the Canadian Agent, as applicable, shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent or the Canadian Agent, as applicable, and the Administrative Agent or the Canadian Agent, as applicable, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans pursuant to subsection 4.1 on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available; provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to subsection 2.1.

4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the U.S. Borrower Representative, the Canadian Borrower Representative, the Administrative Agent and the Canadian Agent (in the case of Bankers’ Acceptances or BA Equivalent Loans) (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an Affected Loan is requested (to the extent otherwise permitted by subsection 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by subsection 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by subsection 4.2 (whether because such Loans are denominated in Canadian Dollars or otherwise), shall upon notice to the Parent Borrower be prepaid with accrued interest thereon on the last of the then current Interest Period with respect thereto (or such earlier date as may be required by such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or Issuing Lender, or compliance by any Lender or Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i) shall subject such Lender or Issuing Lender to any tax of any kind whatsoever with respect to any Letter of Credit Request, any Eurocurrency Loan, Bankers’ Acceptances or any BA Equivalent Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof, in each case except for Non-Excluded Taxes, Taxes imposed under FATCA and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender which is not otherwise included in the determination of the Eurocurrency Rate or BA Rate, as the case may be, hereunder; or

(iii) shall impose on such Lender or Issuing Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or issuing or participating in Letters of Credit or the cost to an Issuing Lender of issuing or maintaining Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender or Issuing Lender through the Administrative Agent or the Canadian Agent, as applicable, in accordance herewith, the applicable Borrower shall promptly pay such Lender or Issuing Lender upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans, Bankers’ Acceptances and/or BA Equivalent Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent or the Canadian Agent, as applicable, at least one Business Day’s notice of such election, in which case the applicable Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent or the Canadian Agent, as applicable, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or Issuing Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or Issuing Lender through the Administrative Agent or the Canadian Agent, as applicable, to the Borrower Representative shall be conclusive in the absence of manifest error. This subsection 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender or Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or Issuing Lender or any corporation controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s, Issuing Lender’s or such corporation’s capital as a consequence of such Lender’s, Issuing Lender’s obligations or hereunder or in respect of any Letter of Credit to a level below that which such Lender, Issuing Lender, or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s, Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time, within ten Business Days after submission by such Lender or Issuing Lender to the Borrower Representative (with a copy to the Administrative Agent or the Canadian Agent as applicable) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender, Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender, Issuing Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or Issuing Lender through the Administrative Agent or the Canadian Agent, as applicable, to the Borrower Representative shall be conclusive in the absence of manifest error. This subsection 4.10 shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

(c) Notwithstanding anything to the contrary in this subsection 4.10, (x) the Parent Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation or adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise and (y) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11 Taxes.

(a) Except as provided below in this subsection or as required by law, all payments made by each of the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by any such Borrower or the Administrative Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by any such Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each Borrower shall be entitled to deduct and withhold, and such Borrower shall not be required to indemnify for any Non-Excluded Taxes, and any such amounts payable by such Borrower or the Administrative Agent to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this subsection 4.11 or subsection 4.15, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by a Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from a Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit J (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of a Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower Representative and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States federal withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower Representative and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by a Borrower, at the time such assignment was effective, as a result of a Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from a Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.

(c) Each Agent and Lender shall, upon request by the Borrower Representative, deliver to the Borrower Representative or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by any Borrower under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Taxes (including any United States withholding taxes under FATCA) (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this subsection 4.11, provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this subsection 4.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

4.12 Indemnity. Each U.S. Borrower agrees to indemnify each U.S. Facility Lender in respect of Extensions of Credit made, or requested to be made, to the U.S. Borrowers, and each Canadian Borrower agrees to indemnify each Canadian Facility Lender in respect of Extensions of Credit made, or requested to be made, to the Canadian Borrowers, and in each case, to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent or the Canadian Agent, as applicable, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent or the Canadian Agent, as applicable, to the Borrower Representative shall be conclusive in the absence of manifest error. This subsection 4.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13 Certain Rules Relating to the Payment of Additional Amounts.

(a) Upon the request, and at the expense, of the applicable Borrower, each Agent, Lender and Issuing Lender to which any Borrower is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Agent, Lender or Issuing Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Agent, Lender or Issuing Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Agent, Lender or Issuing Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Agent, Lender or Issuing Lender shall be required to afford such Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent, Lender or Issuing Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender or Issuing Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 9(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any Borrower to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Issuing Lender by any Borrower pursuant to subsection 4.10 or 4.11, such Lender or Issuing Lender shall promptly after becoming aware of such event or condition notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans or issued, Letters of Credit, as the case may be, held by such Lender or Issuing Lender at another lending office, or through another branch or an affiliate, of such Lender or Issuing Lender); provided that such Lender or Issuing Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless such Borrower agrees to reimburse such Lender or Issuing Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If any of the Borrowers shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent or the Canadian Agent, as applicable, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent or the Canadian Agent, as applicable, to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Parent Borrower, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the

Parent Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 4.13) prior to such substitution or prepayment.

(e) If any Agent, Lender or any Issuing Lender receives a refund directly attributable to taxes for which any Borrower has made additional payments pursuant to subsection 4.10(a) or 4.11(a), such Agent, such Lender or such Issuing Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that the applicable Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent, Issuing Lender or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender, Issuing Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.14 Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Commitments.

(a) The Borrower Representatives will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) being in excess of the aggregate Commitments then in effect and of promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Commitments then in effect.

(b) The Administrative Agent will calculate each Canadian Facility Lender Exposure and U.S. Facility Lender Exposure from time to time, and in any event not less frequently than once during each calendar month. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15 Canadian Facility Lenders.

(a) The Canadian Agent, the Canadian Collateral Agent and any Lender that holds any commitment or makes or holds any Extension of Credit to a Canadian Borrower (such Lender, a “Canadian Extender of Credit”) will at all times be a Canadian Resident. To the extent legally entitled to do so, the Canadian Agent, the Canadian Collateral Agent and each Canadian Extender of Credit shall, upon written request by the Canadian Borrower Representative, deliver to it or the applicable governmental or taxing authority, any form or certificate required in order that any payment by a Canadian Borrower under this Agreement or any Notes to, or for the account of, such Person may be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes, provided that in determining the reasonableness of such a request such Person shall be entitled to consider the cost (to the extent unreimbursed by a Borrower) which would be imposed on such Person of complying with such request.

(b) A Canadian Facility Lender may change its Affiliates acting as Canadian Facility Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the Administrative Agent and the Canadian Agent (with the consent of the Administrative Agent and the Canadian Borrowers), where the respective assignee represents and warrants that it is an Affiliate of the respective Canadian Facility Lender and represents and warrants that it is a Canadian Resident and will act directly as a Canadian Facility Lender with respect to the Canadian Facility Commitment of the respective Canadian Facility Lender.

4.16 Cash Receipts.

(a) Schedule 4.16(a) lists as of the Closing Date with respect to each depository where a DDA is located (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b) Each Loan Party that is a U.S. Borrower or U.S. Subsidiary Guarantor shall (i) enter into concentration account control agreements (the “Concentration Account Agreements”) covering concentration accounts maintained by the Borrower at JPMorgan, SunTrust Bank, Wells Fargo Bank National Association and/or Bank of America, N.A. (or such other banks that are reasonably acceptable to the Administrative Agent) (the “Concentration Accounts”), in form reasonably satisfactory to the Administrative Agent, with JPMorgan, SunTrust Bank, Wells Fargo Bank National Association and/or Bank of America, N.A. (or such other banks that are reasonably acceptable to the Administrative Agent) and (ii) either (A) instruct all Account Debtors of such Loan Party that remit payments of Accounts of such Account Debtors regularly by check pursuant to arrangements with such Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account, to be swept within 1 Business Day of becoming available to a Concentration Account, (B) cause the checks of any such Account Debtor in payment of any Account to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Loan Party, to be swept within 1 Business Day of becoming available to a Concentration Account or (C) cause amounts constituting payments on Accounts that are deposited in other accounts (including any accounts where they are commingled with other funds), to the extent that the balance in any such other account exceeds $25,000, to be swept within 1 Business Day of becoming available to a Concentration Account; provided that the aggregate balance of all such other accounts that are not Concentration Accounts and are not so swept shall at no time exceed, when taken together with the accounts referred to in the proviso in subsection 4.16(c)(ii)(C) below, $1,000,000. All amounts received by a U.S. Borrower or a U.S. Subsidiary Guarantor in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (x) any such amount to be deposited in Excluded Accounts and (y) Accounts or payment thereof excluded from the Collateral pursuant to any Security Document, including Excluded Assets) be deposited into a DDA or Concentration Account, to be swept within 1 Business Day of becoming available to a Concentration Account. Each Loan Party agrees that it will not cause proceeds of such DDAs to be directed other than as set forth in this clause (b)(ii), unless such proceeds are swept within 1 Business Day of becoming available to a Concentration Account.

(c) Each Canadian Loan Party shall (i) enter into concentration account control agreements (the “Canadian Concentration Account Agreements”) covering concentration accounts maintained by the Parent Borrower (or a Canadian Borrower designated by the Parent Borrower) at Scotiabank and/or The Toronto-Dominion Bank (or such other banks that are reasonably acceptable to the

Canadian Agent) (the “Canadian Concentration Accounts”), in form reasonably satisfactory to the Canadian Agent, with Scotiabank and/or The Toronto-Dominion Bank (or such other banks that are reasonably acceptable to the Canadian Agent), and (ii) either (A) instruct all Account Debtors of such Canadian Loan Party that remit payments of Accounts of such Account Debtors regularly by check pursuant to arrangements with such Canadian Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Canadian Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Canadian Concentration Account, to be swept within 1 Business Day of becoming available to a Canadian Concentration Account, (B) cause the checks of any such Account Debtor in payment of any Account to be deposited in the applicable DDA or Canadian Concentration Account within two Business Days after such check is received by such Canadian Loan Party, to be swept within 1 Business Day of becoming available to a Canadian Concentration Account or (C) cause amounts constituting payments on Accounts that are deposited in other accounts (including any accounts where they are commingled with other funds), to the extent that the balance in any such other account exceeds $25,000, to be swept within 1 Business Day of becoming available to a Canadian Concentration Account; provided that the aggregate balance of all such other accounts that are not Canadian Concentration Accounts and are not so swept shall at no time exceed, when taken together with the accounts referred to in the proviso in subsection 4.16(b)(ii)(C) above, $1,000,000. All amounts received by a Canadian Loan Party in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (x) any such amount to be deposited in Excluded Accounts and (y) Accounts or payments thereof excluded from the Collateral pursuant to any Security Document, including Excluded Assets) be deposited into a DDA or Canadian Concentration Account, to be swept within 1 Business Day of becoming available to a Canadian Concentration Account. Each Loan Party agrees that it will not cause proceeds of such DDAs to be directed other than as set forth in this clause (c)(ii), unless such proceeds are swept within 1 Business Day of becoming available to a Canadian Concentration Account.

(d) [Reserved]

(e) The Concentration Accounts shall at all times upon the occurrence and during the continuance of an Event of Default of the type described in subsection 9(a), or with respect to the Parent Borrower, subsection 9(f), or a Specified Liquidity Event, be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default of the type described in subsection 9(a), or with respect to the Parent Borrower, subsection 9(f), or a Specified Liquidity Event (x) such Loan Party has no right of withdrawal from a Concentration Account, (y) the funds on deposit in a Concentration Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents and (z) the funds on deposit in a Concentration Account shall be applied as provided in subsection 10.17. In the event that, notwithstanding the provisions of this subsection 4.16, any Loan Party receives or otherwise has dominion and control of any cash proceeds or collections of Inventory constituting Collateral (which proceeds constitute Collateral) required to be transferred to a Concentration Account pursuant to subsection 4.16(b), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(f) The Canadian Concentration Account shall at all times upon the occurrence and during the continuance of an Event of Default of the type described in subsection 9(a), or with respect to the Parent Borrower, subsection 9(f), or a Specified Liquidity Event, be under the sole dominion and control of the Canadian Agent. Each Canadian Loan Party hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default of the type described in subsection 9(a), or with respect to the Parent Borrower, subsection 9(f), or a Specified Liquidity Event (x) such Canadian Loan Party has no right of withdrawal from a Canadian Concentration Account, (y) the funds on deposit in a Canadian Concentration Account shall at all times continue to be collateral security for all of the obligations of the Canadian Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Canadian Concentration Accounts shall be applied as provided in subsection 10.17. In the event that, notwithstanding the provisions of this subsection 4.16, any Canadian Loan Party receives or otherwise has dominion and control of any cash proceeds or collections of Inventory constituting Collateral (which proceeds constitute Collateral) required to be transferred to a Canadian Concentration Account pursuant to subsection 4.16(c), such proceeds and collections shall be held in trust by such Canadian Loan Party for the Canadian Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Canadian Loan Party and shall promptly be deposited in a Canadian Concentration Account or dealt with in such other fashion as such Canadian Loan Party may be instructed by the Canadian Agent.

(g) So long as (i) no Event of Default of the type described in subsection (9)(a), or with respect to the Parent Borrower, subsection (9)(f), has occurred and is continuing, and (ii) no Specified Liquidity Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the DDAs, the Concentration Accounts and the Canadian Concentration Accounts.

(h) Any amounts held or received in a Concentration Account or a Canadian Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) no Events of Default of the type described in subsection 9(a), or with respect to the Parent Borrower, subsection 9(f), and no Specified Liquidity Event exists or any such Events of Default have been cured, or Specified Liquidity Event ceases to exist, shall (subject in the case of clause (x) to the provisions of any applicable intercreditor agreement, including the Base Intercreditor Agreement) be remitted to the operating account of the applicable Borrower.

(i) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this subsection 4.16 during the initial ninety (90) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is ninety (90) days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

4.17 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (d)(v) below);

(b) in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c) the Parent Borrower shall have the right, at its sole expense and effort, (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Lender and assume all or part of the Commitment of any Defaulting Lender and the Parent Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d) if any Swingline Exposure exists or any L/C Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ U.S. Facility Lender Exposure and Canadian Facility Lender Exposure plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize with cash and/or Cash Equivalents such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii) if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s L/C Obligations is re-allocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v) if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor re-allocated pursuant to this subsection 4.17(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or re-allocated;

(e) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein); and

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or Canadian Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

(g) In the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Lender or the Swing Line Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this subsection 4.17 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lenders, the Swing Line Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this subsection 4.17 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 5 REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent, the Issuing Lender and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, and on each Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1 Financial Condition. The audited consolidated balance sheets of the Parent Borrower and its consolidated Subsidiaries as of January 30, 2011 and January 29, 2012 and the consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows of the Parent Borrower and its consolidated Subsidiaries for the fiscal years ended January 30, 2011 and January 29, 2012, reported on and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and earnings, stockholders’ equity and comprehensive income and cash flows for the respective fiscal years then ended, of the Parent Borrower and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Parent Borrower, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).

5.2 Solvent; No Material Adverse Effect.

(a) As of the Closing Date, after giving effect to the consummation of the Transactions occurring on the Closing Date, the Parent Borrower is Solvent.

(b) Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company or an unlimited company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents, Notes and Letter of Credit Requests to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Restricted Subsidiaries, the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) filings pursuant to the Financial Administration Act (Canada) in respect of accounts of the Parent Borrower and its Subsidiaries, the Obligor in respect of which is Her Majesty the Queen in the right of Canada or any department, agency or instrumentality thereof and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, except as described on Schedule 5.6, (a) which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7 No Default. Since the Closing Date, neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

5.9 Intellectual Property. The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

5.10 Taxes. To the knowledge of the Parent Borrower, each of the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States and Canadian federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property, including the Mortgaged Properties, and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 5.10, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Parent Borrower or one or more of its Restricted Subsidiaries, as the case may be).

5.11 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

5.12 ERISA.

(a) During the five-year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) with respect to any Plan, any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA), whether or not waived; (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii) and (ix) of this subsection 5.12(a) with respect to a Multiemployer Plan is based on knowledge of the Parent Borrower.

(b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13 Collateral.

(a) Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement, the Holding Pledge Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the U.S. ABL Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (i) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (ii) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the U.S. ABL Collateral Agent, (iii) all Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the U.S. ABL Collateral Agent or the Administrative Agent, as agent for the U.S. ABL Collateral Agent and as directed by the U.S. ABL Collateral Agent, and (iv) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein and with respect to Mortgages, only as relates to the real property security interests granted pursuant thereto) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein. Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

(b) Upon execution and delivery thereof by the parties thereto, the Canadian Security Documents will be effective to create (to the extent described therein) in favor of the Canadian Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or a law) and an implied covenant of good faith and fair dealing. When the actions specified in Schedule 3 to the Canadian Guarantee and Collateral Agreement have been duly taken the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor.

5.14 Investment Company Act. None of the Borrowers is an “investment company” within the meaning of the Investment Company Act.

5.15 Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Parent Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein.

5.16 Purpose of Loans. The proceeds of Revolving Credit Loans and Swing Line Loans shall be used by the Borrowers on and after the Closing Date, to finance, in part, the Transactions and to pay certain transaction fees and expenses related to the Transactions and for working capital, capital expenditures and other general corporate purposes.

5.17 Environmental Matters. Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) the Parent Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws and Environmental Permits and all such permits are in full force and effect;

(b) Materials of Environmental Concern are not present at, and have not been Released at, under or from any real property or facility presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, in a manner or amount which could reasonably be expected to result in violation of any applicable Environmental Law or give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened;

(d) neither the Parent Borrower nor any of its Restricted Subsidiaries is conducting or financing any investigation, removal, remedial or other corrective action pursuant to any Environmental Law;

(e) neither the Parent Borrower nor any of its Restricted Subsidiaries has treated, stored, used, handled, transported, Released, disposed or arranged for disposal or transport for disposal or treatment of Materials of Environmental Concern at, on, under or from any currently or formerly owned, operated or leased real property; and

(f) neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.18 Eligible Accounts. As of the date of any Borrowing Base Certificate, all Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” hereunder.

5.19 Eligible Inventory. As of the date of any Borrowing Base Certificate, all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy all requirements of an “Eligible Inventory” hereunder.

5.20 No Material Misstatements. The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

SECTION 6 CONDITIONS PRECEDENT.

6.1 Conditions to Effectiveness and Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it and each Issuing Lender to issue Letters of Credit, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a) Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender of:

(i) this Agreement, executed and delivered by a duly authorized officer of each Borrower party hereto on the Closing Date;

(ii) each of the Guarantee and Collateral Agreement and the Holding Pledge Agreement, executed and delivered by a duly authorized officer of each Borrower and each other Loan Party signatory thereto, and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party;

(iii) each Canadian Security Document, executed and delivered by a duly authorized officer of each Canadian Borrower and each other Loan Party signatory thereto;

(iv) acknowledgements to the Base Intercreditor Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto;

provided that clauses (a)(ii), (f) and (g) of this subsection 6.1 notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date after Holding and its Subsidiaries having used commercially reasonable efforts to do so (it being understood that UCC-1 and PPSA financing statements shall have been provided), the provisions of clauses (a)(ii), (f) and (g) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 7.12.

(b) Debt Financing.

(i) Notes Indentures. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, the Parent Borrower shall have entered into the Senior Notes Indentures.

(ii) Cash Flow Credit Agreement. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, the Parent Borrower and certain subsidiaries of the Parent Borrower shall have entered into the Cash Flow Credit Agreement.

(iii) Documentation. On the Closing Date, the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, a complete and correct copy of the Senior Notes Indentures and the Cash Flow Credit Agreement, in each case certified as such by an appropriate officer of the Borrower.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the UCC or equivalent legislation in effect in the applicable jurisdiction, judgment and tax lien filings that have been filed with respect to personal property of the Parent Borrower and its Subsidiaries in each of the jurisdictions set forth in Schedule 6.1(c).

(d) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in a form reasonably satisfactory to the Administrative Agent:

(i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holding, each Borrower and the other Loan Parties;

(ii) the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to each of Holding and certain other Loan Parties;

(iii) the executed legal opinion of Stikeman Elliott LLP, special Québec counsel to certain Loan Parties;

(iv) the executed legal opinion of Stikeman Elliott LLP, special Ontario, British Columbia and Alberta counsel to certain Loan Parties;

(v) the executed legal opinion of McInnes Cooper, special Nova Scotia, New Brunswick and Prince Edward Island counsel to certain Loan Parties;

(vi) the executed legal opinion of MacPherson Leslie & Tyerman LLP, special Saskatchewan counsel to certain Loan Parties;

(vii) the executed legal opinion of Monk Goodwin LLP, special Manitoba counsel to certain Loan Parties;

(viii) the executed legal opinion of Holland & Knight LLP, special Florida counsel to certain Loan Parties;

(ix) the executed legal opinion of Holland & Knight LLP, special Maryland counsel to certain Loan Parties; and

(x) the executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain Loan Parties; and

(xi) the executed legal opinion of Clark Hill Plc, special Michigan counsel to certain Loan Parties.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit L, with appropriate insertions and attachments.

(f) Perfected Liens. (i) The U.S. ABL Collateral Agent shall have obtained a valid security interest in the Collateral (to the extent contemplated in the applicable Security Documents) other than with respect to Mortgaged Properties; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the U.S. ABL Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that, with respect to any such Collateral, the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the U.S. ABL Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder; and subject in each case to the proviso in clause (a) of this subsection 6.1 and (ii) the Canadian Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Canadian Security Documents (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the Canadian Intellectual Property Office, protection of such security interests shall have been executed and delivered or made or, in the case of PPSA or RPMRR filings, written authorization to make such filings shall have been delivered to the Canadian Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens, provided that with respect to any such Collateral the security interest in which may not be perfected by such filing, if perfection of the Canadian Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder.

(g) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The U.S. ABL Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the U.S. ABL Collateral Agent) shall have received (subject to the proviso in clause (a) of this subsection 6.1):

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the U.S. Guarantee and Collateral Agreement or any Canadian Security Document and the Holding Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(h) Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 4.5.

(i) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, an Assistant Secretary or other authorized representatives of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit M and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(j) Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document substantially in the form of Exhibit M executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(k) Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party pursuant to a certificate substantially in the form of Exhibit M.

(l) Representations and Warranties. All representations and warranties set forth in Section 5 and in the other Loan Documents shall be true and correct in all material respects on and as of the date they are made (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be).

(m) Solvency. The Administrative Agent shall have received a certificate of the chief financial officer of the Parent Borrower (or another authorized financial officer of the Parent Borrower) certifying the Solvency of the Parent Borrower substantially in the form of Exhibit K.

(n) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate in the form contemplated by subsection 7.2(f), or such other form as may be reasonably acceptable to the Administrative Agent, setting forth, after giving effect to the Borrowings hereunder on the Closing Date, the Canadian Borrowing Base, the U.S. Borrowing Base and the Excess Availability.

(o) Flood Certificates. Each applicable Loan Party shall have delivered to the U.S. ABL Collateral Agent (1) a completed Flood Certificate with respect to each Mortgaged Property and, in connection therewith, each such Flood Certificate shall (A) be addressed to the U.S. ABL Collateral Agent, (B) state whether the community in which the applicable Mortgaged Property is located participates in the Flood Program, and (C) be signed by the applicable Loan Party on the second page thereof if such Flood Certificate states that the subject Mortgaged Property is located in a Flood Zone, which second page constitutes the notice from the Administrative Agent to the applicable Loan Party required by Section 208.25 of Regulation H of the Board, and (2) if such Mortgaged Property is located in a Flood Zone, evidence of flood insurance as required by Section 7.5(b)(i).

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2 Conditions Precedent to Each Other Extension of Credit and Letter of Credit Issuance. The obligation of the Issuing Lender on any date (other than the Closing Date) to issue, increase, renew, amend or extend any Letter of Credit or each Lender to make any Extension of Credit (including each Swing Line Loan, but excluding the initial Extensions of Credit hereunder and Agent Advances) requested to be made by it on any date (other than the Closing Date) is subject to the satisfaction of each of the following conditions precedent:

(a) Representations and Warranties; No Defaults. On the date of such issuance, both before and after giving effect thereto and the application of the proceeds therefrom:

(i) all representations and warranties set forth in Section 5 and in the other Loan Documents shall be true and correct in all material respects on and as of the date they are made (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be); and

(ii) no Default or Event of Default shall have occurred and be continuing or would result from any such Extension of Credit after giving effect thereto on the date of such Borrowing.

(b) Request for Issuance of Letter of Credit. With respect to any Letter of Credit, the Issuing Lender shall have received a Letter of Credit Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

Each Borrowing of Loans by and Letter of Credit issued on behalf of any of the Borrowers hereunder after the Closing Date shall be deemed to constitute a representation and warranty by the Parent Borrower as of the date of such Borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied (except that no opinion need be expressed as to the Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

SECTION 7 AFFIRMATIVE COVENANTS. The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Material Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the 105th day following the end of each fiscal year of the Parent Borrower ending on or after February 3, 2013, (i) a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without qualification arising out of the scope of the audit by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (which report may contain a “going concern” or like qualification or exception if such qualification or exception is related (whether or not such relation is expressly stated in such report) to the maturity of the Senior Subordinated Notes occurring after the date of such report), and (ii) a narrative report and management’s discussion and analysis, in a form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Borrower’s obligation under this subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification (except as expressly permitted above), or a qualification arising out of the scope of the audit);

(b) as soon as available, but in any event not later than the 60th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, (i) the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and comprehensive income and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent Borrower’s obligations under this subsection 7.1(b) with respect to such quarter);

(c) to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 7.1(a) or (b), related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Parent Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Parent Borrower and its Restricted Subsidiaries; and

(d) all such financial statements delivered pursuant to subsection 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b), shall be) certified by a Responsible Officer of the Parent Borrower as being complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate (or report) of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default, insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (or report) (which certificate (or report) may be limited to the extent required by accounting rules or guidelines (including internal policy of the independent certified public accountants));

(b) concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent Borrower stating that, to the best of such Responsible Officer’s knowledge, the Parent Borrower and each of its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c) as soon as available, but in any event not later than the 105th day after the beginning of fiscal year 2013 of the Parent Borrower and the 105th day after the beginning of each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan for such year by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Parent Borrower and delivered by a Responsible Officer of the Parent Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Parent Borrower to be reasonable at the time of preparation and delivery thereof;

(d) within five Business Days after the same are sent, copies of all financial statements and reports which Holding or the Parent Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith;

(f) not later than 5:00 P.M. (New York City time) on or before the twentieth Business Day of each fiscal month of the Parent Borrower and its Subsidiaries (or (i) more frequently as the Parent Borrower may elect or (ii) upon the occurrence and continuance of an Event of Default, not later than Wednesday of each week, or if Wednesday of such week is not a Business Day, the next succeeding Business Day), a borrowing base certificate setting forth Parent Borrower’s reasonable estimate (based on the most current information reasonably available and calculated in a consistent manner with the most recently delivered monthly certificate or, in the case of the first such certificate delivered under this subsection 7.2(f), the Borrowing Base Certificate delivered pursuant to subsection 6.1(n)) of the Canadian Borrowing

Base and the U.S. Borrowing Base (with supporting calculations) substantially in the form of Exhibit N (a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding fiscal month of the Parent Borrower and its Subsidiaries (or (x) such other applicable more recent date in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above) in the case of each subsequent Borrowing Base Certificate. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(g) promptly upon the extension, postponement or other modification of the maturity date of any loan under the Cash Flow Credit Agreement, written notice in reasonable detail and otherwise in form and substance reasonably acceptable to the Administrative Agent of any such extension, postponement or other modification of such maturity date; and

(h) with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent or Canadian Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent or the Canadian Agent) may reasonably request in writing from time to time.

7.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.3, provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance.

(a) Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Administrative Agent and/or the Canadian Agent and/or the Cash Flow Collateral Representative, as applicable (as bailee for perfection for the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable), for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies, and the U.S. ABL Collateral Agent and/or the Canadian Collateral Agent, as applicable, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance covering Inventory that constitutes Collateral and for the Mortgaged Properties, maintained by any Borrower and any Subsidiary Guarantor that is a Loan Party; provided that, (A) unless an Event of Default or a Liquidity Event shall have occurred and be continuing, the U.S. ABL Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties and (for the avoidance of doubt) any other proceeds from a Recovery Event, and (B) unless an Event of Default shall have occurred and be continuing, the U.S. ABL Collateral Agent agrees that the Parent Borrower and/or the applicable other Borrower or Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b) With respect to each property of such Loan Parties subject to a Mortgage:

(i) If any portion of any such property is located in an area identified as a Flood Zone by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance in such total amount as is customary with companies in the same or similar businesses operating in the same or similar locations, and otherwise in compliance with the Flood Program and reasonably satisfactory to the Administrative Agent.

(ii) The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Loan Party shall not use or permit the use of such property in any manner that would reasonably be expected to result in the cancellation of any such insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to subsection 7.5(a).

(iii) If any such Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefor, and the Parent Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $50.0 million the Parent Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any such property shall be applied in the manner specified in subsection 7.5(a).

7.6 Inspection of Property; Discussions.

(a) Permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers and employees of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of

Default, only one such visit shall be at the Borrowers’ expense, and (b) during the continuation of an Event of Default, the Administrative Agent and its representatives may do any of the foregoing at the Borrowers’ expense.

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem necessary or appropriate. Unless an Event of Default or Liquidity Event exists, or if previously approved by the Parent Borrower, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater. All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties; provided that absent the existence and continuation of an Event of Default or a Liquidity Event, the Administrative Agent may conduct at the expense of the Loan Parties (x) no more than three (3) such appraisals and/or field examinations in any calendar year (only two (2) of which appraisals and/or field examinations, in the absence of an Event of Default or a Liquidity Event, shall be at the expense of the Loan Parties) if, at the commencement of the applicable appraisal and/or field examination Excess Availability is at or above $150.0 million and not more than $250.0 million; and (y) no more than two (2) such appraisals and/or field examinations in any calendar year (only one (1) of which appraisals and/or field examinations, in the absence of an Event of Default or a Liquidity Event, shall be at the expense of the Loan Parties) if, at the commencement of the applicable appraisal or field examination, Excess Availability is at or above $250.0 million. All amounts chargeable to the applicable Borrowers under this subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder.

7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any (i) default or event of default under any Contractual Obligation of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined, and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Restricted Subsidiaries knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Parent Borrower or its

Restricted Subsidiaries in favor of the PBGC, or a Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(e) as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) Release by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such Release would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(f) any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance; and

(g) any and all default notices received under or with respect to any lease of any distribution center where Collateral with a book value in excess of $25,000,000, either individually or in the aggregate, is located.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8 Compliance with Environmental Laws. (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from or operated by the Parent Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries. Noncompliance shall not constitute a breach of this subsection 7.8, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.9 After-Acquired Real Property and Fixtures; Addition of Subsidiaries.

(a) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value (as determined in good faith by the Parent Borrower) at the time of acquisition of at least $5.0 million in which the Parent Borrower or any of its Restricted Subsidiaries that is a Loan Party (and in any event excluding any Foreign Subsidiary and any Excluded Subsidiary) acquires ownership rights at any time after the Closing Date, promptly grant to the U.S. ABL Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the U.S. ABL Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing and (iii) any such mortgage by a Canadian Subsidiary shall not secure any U.S. Borrower’s obligations. In connection with any such grant to the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the Lenders and the other Secured Parties, of a Lien of record on any such real property in accordance with this subsection, such Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the U.S. ABL Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable, shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) With respect to any Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the U.S. ABL Collateral Agent for the benefit of the Secured Parties such amendments to the U.S. Guarantee and Collateral Agreement as the U.S. ABL Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the U.S. ABL Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the U.S. ABL Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the U.S. ABL Collateral Agent) the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement, (B) at the Borrower Representative’s option, become a party to this Agreement as a Borrower hereunder by executing a Joinder Agreement and (C) to take all actions reasonably deemed by the U.S. ABL Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the U.S. ABL Collateral Agent.

(c) (x) With respect to any Foreign Subsidiary or Unrestricted Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (including by reason of any indirectly owned Foreign Subsidiary becoming directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary)), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary or Unrestricted Subsidiary that it believes is or is likely to become material to the Parent Borrower and its Restricted Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the U.S. ABL Collateral Agent for the benefit of the U.S. Secured Parties a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the U.S. ABL Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the U.S. ABL Collateral Agent, for the benefit of the U.S. Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Unrestricted Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Unrestricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein other than any agreement entered into primarily for the purposes of imposing such a restriction) and (ii) to the extent reasonably deemed advisable by the U.S. ABL Collateral Agent, deliver to the U.S. ABL Collateral Agent or the Cash Flow Collateral Representative (as bailee for perfection on behalf of the U.S. ABL Collateral Agent) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Foreign Subsidiary or Unrestricted Subsidiary and take such other action as may be reasonably deemed by the U.S. ABL Collateral Agent to be necessary or desirable to perfect the U.S. ABL Collateral Agent’s security interest therein. With respect to any Canadian Subsidiary created or acquired subsequent to the Closing Date by any Canadian Borrower or any Canadian Subsidiary Guarantor, promptly (A) execute and deliver to the Canadian Collateral Agent for the benefit of the Canadian Facility Lenders such amendments to the Canadian Security Documents as the Canadian Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Canadian Collateral Agent, for the benefit of the Canadian Facility Lenders, a perfected first priority security interest (as and to the extent provided in the Canadian Guarantee and Collateral Agreement) in the Capital Stock of such new Canadian Subsidiary and (B) cause such new Canadian Subsidiary (x) to become a party to the Canadian Security Documents and (y) to take all actions reasonably deemed by the Canadian Collateral Agent to be necessary or advisable to cause the Liens created by the Canadian Security Documents in such new Canadian Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements or equivalents in such jurisdictions as may be reasonably requested by the Canadian Collateral Agent.

(d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable, to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e) Notwithstanding anything to the contrary in this Agreement, (A) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction (other than Canada) or required by the laws of any non-U.S. jurisdiction (other than Canada) in order to create any security interests in assets located or titled outside of the United States (other than Canada) or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction (other than Canada)) and (B) nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Loan Party acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10 [Reserved].

7.11 Maintenance of New York Process Agent. In the case of a Canadian Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in subsection 11.13(f).

7.12 Post-Closing Security Perfection.

(a) Security Perfection. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 6.1(a)(ii) and (iii), 6.1(f) and 6.1(g) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in subsection 6.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.12(a), as such time periods may be extended by the Administrative Agent, in its sole discretion.

(b) Real Property. The applicable Loan Parties shall obtain and deliver to Administrative Agent, within one hundred and eighty (180) days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), to the extent such delivery has not been waived by Administrative Agent in its discretion, the following:

(i) each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto;

(ii) the executed legal opinion of each local counsel in the jurisdiction set forth on Schedule 7.12(b)(ii), with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent and U.S. ABL Collateral Agent;

(iii) in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated as of the date the applicable Mortgage is executed and delivered. Each such policy shall (i) be in the amount set forth with respect to such policy in Schedule 7.12(b)(iii), or in an amount otherwise reasonably satisfactory to the U.S. ABL Collateral Agent; (ii) insure that the Mortgage insured thereby creates a valid Lien on the Mortgaged Properties encumbered thereby free and clear of all defects and encumbrances, except as may be approved by the U.S. ABL Collateral Agent, and except for Permitted Liens; (iii) name the U.S. ABL Collateral Agent as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage, as reasonably agreed to by the U.S. ABL Collateral Agent and the Parent Borrower; and (vi) be issued by the Title Insurance Company. The U.S. ABL Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made. The U.S. ABL Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or title policies referred to in this subsection;

(iv) Parent Borrower shall have used reasonable best efforts to cause the Administrative Agent to have been named as an additional insured with respect to liability policies and the U.S. ABL Collateral Agent to have been named as loss payee and mortgagee with respect to the property insurance maintained by any Loan Party with respect to the Mortgaged Properties;

(v) obtain new ALTA surveys (or deliver existing surveys together with affidavits of no-change to the Title Insurance Company in lieu thereof) in such form as is sufficient to cause the Title Insurance Company to delete the standard “survey exception” from the title insurance policies delivered with respect to the Mortgaged Properties pursuant to subsection 7.12(b)(iii) on or prior to the date such policies are delivered (or to issue endorsements to such title insurance policies which have the effect of deleting the standard “survey exception”); and

(vi) a zoning report in lieu of a zoning endorsement with respect to each of the Mortgaged Properties.

Notwithstanding the foregoing, with respect to any Mortgaged Property that is located in Florida and such other jurisdictions as the Administrative Agent may reasonably agree, the requirements of Subsections 7.12(b)(i)-(iii) shall be deemed satisfied in the event that the applicable Loan Party delivers same to the Cash Flow Collateral Representative (as defined in the Base Intercreditor Agreement), as agent for the Administrative Agent in accordance with the terms of the Base Intercreditor Agreement, instead of delivering same to the Administrative Agent as provided above.

SECTION 8 NEGATIVE COVENANTS. The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent):

8.1 [Reserved].

8.2 [Reserved].

8.3 Limitation on Fundamental Changes.

(a) The Parent Borrower will not, and will not permit any other Borrower to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) in the case of the Parent Borrower, the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Parent Borrower) will expressly assume all the obligations of the Parent Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) the Payment Condition is satisfied;

(iv) each applicable Borrower or Subsidiary Guarantor (other than (x) the Parent Borrower, (y) any Borrower that will be released from its obligations hereunder or any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee, in each case in connection with such transaction and (z) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its obligations hereunder or its Subsidiary Guarantee under the Guarantee and Collateral Agreement, as applicable (other than any Borrower that will be released from its obligation hereunder or any Subsidiary Guarantee that will be discharged or terminated, in each case in connection with such transaction);

(v) to the extent required to be Collateral pursuant to the terms of the Security Documents and this Agreement, the Collateral owned by the Successor Company will (x) continue to constitute Collateral under the applicable Security Documents and (y) be subject to a Lien in favor of the U.S. ABL Collateral Agent (in the case of Collateral owned by any U.S. Borrowers or U.S. Subsidiary Guarantors) or the Canadian Collateral Agent (in the case of Collateral owned by any Canadian Borrowers or Canadian Subsidiary Guarantors);

(vi) the Parent Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 8.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 8.3; and

(vii) in the case of the Canadian Borrower, the Successor Company is a Canadian Resident.

(b) [Reserved].

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Borrower or the applicable Borrower, respectively, under the Loan Documents, and thereafter the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans and Reimbursement Obligations owing in connection with Letters of Credit.

(d) Clauses (ii) and (iii) of subsection 8.3(a) will not apply to any transaction in which the Parent Borrower or any other Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Parent Borrower or such other Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Subsidiary Guarantor so long as all assets of the Parent Borrower or such other Borrower, respectively, and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Subsidiary Guarantor) are owned by such Subsidiary Guarantor and its Restricted Subsidiaries that are Subsidiary Guarantors immediately after the consummation thereof. Subsection 8.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Parent Borrower or any other Borrower or (2) the Transactions.

8.4 [Reserved].

8.5 Limitation on Dividends, Acquisitions and Other Restricted Payments.

(a) The Parent Borrower shall not, and shall not permit any Material Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Parent Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, Senior Second Priority Notes, Senior Unsecured Indebtedness or Subordinated Obligations (other than Subordinated Obligations owed to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement (not made, in the case of any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Senior Unsecured Indebtedness or Subordinated Obligations, by exchange for, or out of the proceeds of, the Incurrence of Secured Indebtedness other than up to $300.0 million of borrowings under this Facility in the aggregate)) or (iv) make any Restricted Acquisition (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Restricted Acquisition being herein referred to as a “Restricted Payment”), if at the time the Parent Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Consolidated Coverage Ratio would be less than 2.00 to 1.00; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 30, 2012 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Parent Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions, any Specified Equity Contribution and Contribution Amounts) or (y) by the Parent Borrower or any Restricted Subsidiary from the Incurrence by the Parent Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Parent Borrower (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C) (i) the aggregate amount of cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Parent Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to subsection 8.5(b)(x) below, plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment” in the Cash Flow Credit Agreement or any similar definition of the Cash Flow Credit Agreement (or, should the definitions in the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding definition of the Cash Flow Credit Agreement)); and

(D) in the case of any disposition or repayment of any Investment (as defined in the Cash Flow Credit Agreement (or, should the definitions in the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding definition of the Cash Flow Credit Agreement)) constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments or in the calculation of availability under paragraph (b) below), an amount equal to the aggregate amount of cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets received by the Parent Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of subsection 8.5 (a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower (“Treasury Capital Stock”), Senior Second Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Parent Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Parent Borrower, in each case other than Excluded Contributions, Specified Equity Contributions and Contribution Amounts; provided that (x) the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection 8.5(a)(3)(B) above and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 8.5(b)(xiii), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Senior Second Priority Notes, Senior Unsecured Indebtedness, Senior Subordinated Notes or other Subordinated Obligations (u) made by exchange for, or out of the proceeds of the Incurrence of Indebtedness of the Parent Borrower or Refinancing Indebtedness, Incurred in compliance with subsection 7.1 of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) (provided that (A) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Unsecured Indebtedness, Senior Subordinated Notes or other Subordinated Obligations, if such Indebtedness is Incurred pursuant to subsection 7.1(b)(i) of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) and has Senior Lien Priority or Pari Passu Lien Priority, then on the date of such Incurrence after giving effect thereto, the Consolidated Secured First Lien Leverage Ratio shall not exceed 3.25 to 1.0 (any such Indebtedness, “Secured Indebtedness”), and (B) in the case of any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness incurred pursuant to subsection 7.1(b)(viii)(H) of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), such Indebtedness or Refinancing Indebtedness shall be solely comprised of Subordinated Obligations), (v) from declined amounts as contemplated by subsection 3.4(e) of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit

Agreement), (w) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Payment Condition shall be satisfied or the applicable Borrower shall have complied with the last paragraph of subsection 8.8, (x) constituting Indebtedness of the Parent Borrower or any Restricted Subsidiary to a Restricted Subsidiary that is not a Subsidiary Guarantor that has been subordinated pursuant to subsection 7.1(b)(ii) of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), or (y) constituting Acquired Indebtedness;

(iii) any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with subsection 8.5(a);

(iv) other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions; provided that at the time such Restricted Payment is made the Payment Condition shall be satisfied;

(v) loans, advances, dividends or distributions by the Parent Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Parent Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Parent Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Parent Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 8.5(a)(3)(B)(x) above, plus (z) the cash proceeds of key man life insurance policies received by the Parent Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Parent Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under subsection 8.5(a)(3)(A) above; provided that any cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 8.5 or any other provision of this Agreement;

(vi) the payment by the Parent Borrower of, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to pay dividends on the common stock or equity of the Parent Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6.0% of the aggregate gross proceeds received by the Parent Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) any Restricted Payment; provided that at the time such Restricted Payment is made the Payment Condition shall be satisfied; provided, further, that if such Restricted Payment is a Restricted Acquisition, the Parent Borrower shall have provided evidence in reasonable detail to the Administrative Agent that Excess Availability after giving effect thereto would not be less than the greater of (x) $225 million and (y) 15% of the Total Facility Commitment;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Parent Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Parent Borrower, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to make payments, to holders of Capital Stock of the Parent Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) any Restricted Payment pursuant to or in connection with the Transactions or the 2007 Transactions;

(xii) dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 7.1 of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement);

(xiii) (A) dividends on any Designated Preferred Stock of the Parent Borrower issued after the Closing Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00, and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by subsection 8.5(b)(i), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00, and, in the case of cash dividends on Refunding Capital Stock, such dividends shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Parent Borrower from the issuance or sale of such Designated Preferred Stock of such Parent; and

(xiv) distributions or payments of Special Purpose Financing Fees;

provided that (A) in the case of subsections 8.5(b)(i)(y), (iii), (vi), (ix) and (xiii)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted

Payments and (C) solely with respect to subsections 8.5(b)(vii) and (xiii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. The Borrower, in its sole discretion, may classify any Restricted Payment as being made in part under one of the provisions of this covenant and in part under one or more other such provisions (or, as applicable, clauses).

(c) Notwithstanding the foregoing provisions of this subsection 8.5 and for so long as any Senior Subordinated Notes remains outstanding, the Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay any cash dividend or make any cash distribution on or in respect of the Parent Borrower’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Parent Borrower or any Parent, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of the Parent Borrower or any Parent for cash from, the Investors, or Guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Investors, in each case by means of utilization of the cumulative Restricted Payment credit provided by subsection 8.5(a)(3), or the exceptions provided by subsection 8.5(b)(iii), (vii) or (x), unless at the time and after giving effect to such payment, (x) the Consolidated Total Leverage Ratio of the Borrower would have been equal to or less than 6.0 to 1.0 and (y) such payment is otherwise in compliance with this subsection 8.5; provided that notwithstanding the refinancing in full of the Senior Subordinated Notes, to the extent that any agreement governing the Indebtedness so refinancing the Senior Subordinated Notes includes a provision substantially similar to this provision, the foregoing paragraph (c) (as modified as appropriate to conform to such provision) shall continue to apply notwithstanding the refinancing of the Senior Subordinated Notes for so long as such notes shall remain outstanding.

(d) To the extent any Extension of Credit is used to effect in whole or in part the acquisition of an Acquired Person, such acquisition shall not be permitted if the board of directors or other governing body of such Acquired Person or the Person selling such Acquired Person shall have indicated its opposition to such acquisition.

Notwithstanding any other provision of this Agreement, this Agreement shall not restrict any redemption or other payment by the Parent Borrower or any Restricted Subsidiary made on or after the fifth anniversary of the Closing Date as a Mandatory Principal Redemption (as defined in the Senior Unsecured Notes Indenture) in respect of the Senior Unsecured Notes or any similar “AHYDO saver” provision of any other agreement or instrument in respect of Senior Unsecured Indebtedness, and the Parent Borrower’s determination in good faith of any Mandatory Principal Redemption Amount (as so defined) or the amount of any such similar “AHYDO saver” payment shall be conclusive and binding for all purposes under this Agreement.

8.6 [Reserved].

8.7 [Reserved].

8.8 Limitation on Modifications of Debt Instruments and Other Documents. The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to:

(a) in the event of the occurrence of a Change of Control, repurchase or repay (other than as permitted by subsection 8.5(b), including clause (ii)(w) thereof) any Senior Subordinated Notes incurred pursuant to subsection 7.1(b)(iii) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) then outstanding pursuant to the Senior Subordinated Notes Indenture;

(b) amend, supplement, waive or otherwise modify any of the provisions (x) of the Senior Notes Indentures or any other indenture or principal document governing the Senior Notes or (y) of the Senior Subordinated Notes Indenture or any other indenture or principal document governing the Senior Subordinated Notes:

(i) except as permitted pursuant to subsection 8.5, which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Senior Notes or Senior Subordinated Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(ii) which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Parent Borrower or any of its Restricted Subsidiaries to any more onerous or more restrictive provisions; or

(iii) which otherwise adversely affects the interests of the holders of the Senior Notes or the Senior Subordinated Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

(c) effect any extension, refinancing, refunding, replacement or renewal of Indebtedness under the Cash Flow Loan Documents, unless such refinancing Indebtedness, to the extent secured by any assets of any Loan Party, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrowers hereunder and under the other Loan Documents pursuant to a security agreement subject to the Base Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Base Intercreditor Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, a “Replacement Intercreditor Agreement”).

The provisions of subsection 8.8(b) shall not restrict or prohibit (x) (i) any refinancing of the Senior Notes permitted pursuant to subsection 8.5 or (ii) any refinancing of the Senior Subordinated Notes permitted pursuant to subsection 8.5, (y) any Incurrence of Additional Notes (as defined in any Senior Notes Indenture or Senior Subordinated Notes Indenture) permitted pursuant to subsection 7.1 of the Cash Flow Credit Agreement or any similar section of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) or (z)(i) any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Notes Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in additional principal instead of in cash or (ii) so long as no Liquidity Event has occurred and is continuing or would exist after giving effect thereto, any amendment, supplement, waiver or other modification to or of the Senior Unsecured Notes, the Senior Unsecured Notes Indenture or any related agreements, documents and instruments, or any of the terms and provisions of any thereof, to provide for the payment of interest in cash instead of in additional principal, in whole or in part, but only if such provision for such cash payment is expressly conditioned on no Liquidity Event under this Facility having occurred and being continuing at the time of making of such cash payment or existing at such time after making such cash payment.

8.9 [Reserved].

8.10 Minimum Consolidated Fixed Charge Coverage Ratio Covenant. The Parent Borrower will not permit the Consolidated Fixed Charge Coverage Ratio, upon the occurrence of a Specified Liquidity Event and so long as such Specified Liquidity Event is continuing, to be less than 1.00 to 1.00. For purposes of determining satisfaction with the foregoing Consolidated Fixed Charge Coverage Ratio under this subsection 8.10, any Specified Equity Contribution will, at the option of the Parent Borrower but in compliance with the definition of the term “Specified Equity Contribution,” be included in the calculation of Consolidated EBITDA for the four fiscal quarter period ending immediately prior to the receipt by the Parent Borrower of the Specified Equity Contribution for which financial statements shall have been delivered hereunder.

8.11 Special Purpose Financing. No Special Purpose Financing shall be consummated unless (a) the Administrative Agent shall have been given no less than 10 Business Days’ prior written notice of such consummation, (b) any assets transferred (a “Special Purpose Assets Transfer”) into the Special Purpose Entity relating to such Special Purpose Financing shall not be permitted to be included in any component of the Borrowing Base from and after such Special Purpose Assets Transfer and (c) such Special Purpose Assets Transfer shall not result in Excess Availability being less than the greater of (i) $225 million and (ii) 15% of the Total Facility Commitment, immediately after giving effect to such Special Purpose Assets Transfer (and Parent Borrower shall have provided the Administrative Agent evidence in reasonable detail to that effect) immediately after giving effect to such Special Purpose Assets Transfer; provided that if such Special Purpose Financing shall be terminated or expire, any Receivables that would otherwise be transferred to the Special Purpose Entity relating thereto shall no longer be transferred to such Special Purpose Entity.

SECTION 9 EVENTS OF DEFAULT.

If any of the following events shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan or any Reimbursement Obligations, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in subsections 4.16, 7.2(f), 7.4 (with respect to maintenance of existence of the Parent Borrower), 7.5, 7.6 or 7.7(a) or Section 8 of this Agreement or Section 5.2.2 of the U.S. Guarantee and Collateral Agreement or Section 5.2.2 of the Canadian Guarantee and Collateral Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsections 4.16 or 7.7(a), such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default and (ii) the date written notice has been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e) (i) Any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money or any Loan Party or any of its Material Restricted Subsidiaries shall default in the payment of principal of or interest on any Indebtedness, in each case (excluding the Loans and any Indebtedness owed to any Borrower or any Loan Party) in excess of $100.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Loan Party or any of its Material Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”) and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given or (iii) there shall have been an Acceleration of any Indebtedness (excluding the Loans) referenced to in clause (i) above; or

(f) If (i) any Loan Party or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Restricted Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) with respect to any Plan, any failure to satisfy minimum funding standards within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Loan Party or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $100.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Parent Borrower or any Loan Party, in each case that is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j) A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, the Commitments and any obligation of an Issuing Lender to issue, amend or renew Letters of Credit, if any, shall automatically immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of BA Equivalent Loans, Bankers’ Acceptances and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and whether or not the BA Equivalent Loans or Bankers’ Acceptances have matured shall immediately become due and payable and the outstanding Letters of Credit shall be cash collateralized in accordance with the following paragraph, and (B) if such event is any other Event of Default either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the U.S. Borrower Representative and the Canadian Borrower Representative, (x) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and/or (y) declare any obligation of any Issuing Lender to issue, amend or renew Letters of Credit to be terminated; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the U.S. Borrower Representative and the Canadian Borrower Representative, (x) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of Bankers’ Acceptances, BA Equivalent Loans and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the Bankers’ Acceptance or BA Equivalent Loans have matured) to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or (y) require the Borrowers to cash collateralize all outstanding Letters of Credit in accordance with the following paragraph.

In the case of all U.S. Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the applicable U.S. Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such U.S. Facility Letters of Credit (and each U.S. Borrower hereby grants to the U.S. ABL Collateral Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such collateral account to secure the undrawn and unexpired amount of such U.S. Facility Letters of Credit and all other obligations under the Loan Documents of the U.S. Borrowers). In the case of all Canadian Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the applicable Canadian Borrower shall at such time deposit in a cash collateral account opened by the Canadian Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Canadian Facility Letters of Credit (and the Canadian Borrowers hereby grant to the Canadian Collateral Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Canadian Facility Letters of Credit and all other obligations of such Canadian Borrowers under the Loan Documents). Each Borrower shall execute and deliver to the Administrative Agent or Canadian Agent, as applicable, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as such Agent may request to evidence the creation and perfection of such security interest in such cash collateral accounts. If at any time the Administrative Agent or the Canadian Agent, as applicable, determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable, and the applicable Secured Parties, or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding U.S. Facility Letters of Credit or Canadian Facility Letters of Credit, as applicable, the applicable Borrowers, shall, forthwith, upon demand by the Administrative Agent or the Canadian Agent, as applicable, pay to the Administrative Agent or the Canadian Agent, as applicable, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent or the Canadian Agent, as applicable, determines to be free and clear of any such right and claim. Amounts held in such cash collateral account with respect to U.S. Facility Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such U.S. Facility Letters of Credit, and the unused portion thereof after all such U.S. Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the U.S. Borrowers hereunder and under the other Loan Documents. Amounts held in any such cash collateral account with respect to Canadian Facility Letters of Credit shall be applied by the Canadian Agent to the payment of drafts drawn under such Canadian Facility Letters of Credit, and the unused portion thereof after all such Canadian Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Canadian Borrowers hereunder and under the other Loan Documents. After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Notwithstanding anything to the contrary otherwise contained in this Section 9, in the event of any Event of Default under the covenant set forth in subsection 8.10 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, EBITDA shall be increased with respect to such applicable fiscal quarter and any four (4) fiscal quarter period that contains such fiscal quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with subsection 8.10. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of subsection 8.10, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of determining any financial ratio-based conditions (other than as applicable to subsection 8.10), pricing or any available basket under Section 8.

SECTION 10 THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent, the Canadian Collateral Agent, and the Issuing Lender, those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other

Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

(b) For greater certainty, and without limiting the powers of the Agents or any other Person acting as an agent, attorney-in-fact or mandatory for the Agents under this Agreement or under any of the Loan Documents, each Loan Party, as well as each Lender (for itself and for all other Secured Parties that are Affiliates of such Lender) and each Agent hereby (a) irrevocably appoints and constitutes (to the extent necessary) and confirms the constitution of (to the extent necessary), the Canadian Collateral Agent as the holder of an irrevocable power of attorney (in such capacity, the “fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of entering and holding on their behalf, and for their benefit, any Liens, including hypothecs, granted or to be granted by any Loan Party on movable or immovable property pursuant to the laws of the Province of Québec to secure obligations of any Loan Party under any bond issued by any Loan Party and exercising such powers and duties which are conferred upon the Canadian Collateral Agent in its capacity as fondé de pouvoir under any of the Quebec Security Documents; and (b) appoints (and confirms the appointment of) and agrees that the Canadian Agent, acting as agent for the applicable Secured Parties, may act as the custodian, registered holder and mandatory (in such capacity, the “Custodian”) with respect to any bond that may be issued and pledged from time to time for the benefit of the applicable Secured Parties. Each applicable Secured Party shall be entitled to the benefits of any charged property covered by any of the Quebec Security Documents and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms thereof.

(c) The said constitution of the Canadian Collateral Agent as fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Québec) and of the Canadian Agent as Custodian with respect to any bond that may be issued and pledged by any Loan Party from time to time for the benefit of the applicable Secured Parties shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Acceptance.

(d) Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec), the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may purchase, acquire and be the holder of any bond issued by any Loan Party. Each of the Loan Parties hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

(e) The Canadian Collateral Agent herein appointed as fondé de pouvoir and Custodian shall have the same rights, powers and immunities as the Agents as stipulated in this Section 10 of the Credit Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of subsection 10.10 shall apply mutatis mutandis to the resignation and appointment of a successor to the Canadian Collateral Agent acting as fondé de pouvoir and Custodian.

(f) The execution by GE Canada Finance Holding Company as fondé de pouvoir and mandatary, prior to this agreement of any deeds of hypothec or other Security Documents is hereby ratified and confirmed.

10.2 Delegation of Duties. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured

Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Canadian Agent in the case of the Administrative Agent and the Administrative Agent in the case of the Canadian Agent, the Canadian Collateral Agent in the case of the U.S. ABL Collateral Agent, the U.S. ABL Collateral Agent in the case of the Canadian Collateral Agent, the U.S. ABL Collateral Agent in the case of the Administrative Agent and the Canadian Collateral Agent in the case of the Canadian Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3 Exculpatory Provisions. No Agent or Other Representative, or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default. No Agent or Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Canadian Agent hereunder or given to the Administrative Agent or the Canadian Agent for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4 Reliance by the Administrative Agent. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent and Canadian Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 11.6 and all actions required by such subsection in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default. The Administrative Agent and Canadian Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Canadian Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent or the Canadian Agent receives such a notice, the Administrative Agent or the Canadian Agent, as applicable, shall give prompt notice thereof to the Lenders. The Administrative Agent and the Canadian Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a); provided that unless and until the Administrative Agent and the Canadian Agent shall have received such directions, the Administrative Agent or the Canadian Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents, the Other Representatives or their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders hereunder.

10.7 Indemnification.

(a) The Lenders agree to indemnify each Agent (or any Affiliate thereof), each Issuing Lender (or Affiliate thereof) and each Other Representative (or any Affiliate thereof) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Revolving Lenders in accordance with their respective Commitments (or, if the Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit) and shall be payable only by the Revolving Lenders. The agreements in this subsection 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The provisions of this subsection 10.7 shall apply to the Issuing Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

(d) The provisions of this subsection 10.7 shall survive the payment of all Borrower Obligations and Guarantor Obligations (each as defined in the Guarantee and Collateral Agreement).

10.8 The Agents and Other Representatives in Their Individual Capacity. The Agents, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though the Agents and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Agents and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

10.9 Right to Request and Act on Instructions.

(a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of subsection 10.7.

(b) Each Lender authorizes and directs the Agents to enter into (x) the Security Documents, the Base Intercreditor Agreement and any Replacement Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications of the Security Documents, the Base Intercreditor Agreement, any Replacement Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of Incremental Indebtedness (each, an “Intercreditor Agreement Supplement”) to permit such Incremental Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, as and to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment, any Lender Joinder Agreement or Extension Amendment as provided in subsection 2.6 or 2.7, respectively. Each Lender hereby agrees, and each holder of any Note or participant in a Letter of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent, the Canadian Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, any applicable intercreditor agreement, including the Base Intercreditor Agreement, or any Replacement Intercreditor Agreement, any other intercreditor agreement referred to in the previous sentence, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Lender Joinder Agreement, or any Extension Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The U.S. ABL Collateral Agent or the Canadian Collateral Agent, as the case may be, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(c) The Lenders hereby authorize the Canadian Collateral Agent and the U.S. ABL Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby and with no Letters of Credit outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable) and no other amounts owing hereunder, (ii) constituting property being sold or otherwise disposed of to Persons other than a Loan Party (or to a U.S. Loan Party from a Canadian Loan Party or to a Canadian Loan Party from a U.S. Loan Party or in connection with a Foreign Subsidiary becoming (or ceasing to be) directly owned by a U.S. Loan Party) upon the sale or other disposition thereof to the extent permitted or not prohibited by any Loan Document, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents, (B) enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets or (C) to subordinate any Lien on any Excluded Assets or any property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien. Upon request by the Canadian Collateral Agent or the U.S. ABL Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9.

(d) The Lenders hereby authorize the Administrative Agent, the Canadian Agent, the Canadian Collateral Agent and the U.S. ABL Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s, the Canadian Agent’s, the Canadian Collateral Agent’s and the U.S. ABL Collateral Agent’s authority under this subsection 10.9(d).

(e) No Agent or Issuing Lender shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(f) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 11.17 with the written consent of the Agent party thereto and the Loan Parties party thereto.

(g) The U.S. ABL Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the U.S. ABL Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree. The Canadian Collateral Agent may, and hereby does, appoint the Canadian Agent as its agent for the purposes of holding any Collateral and/or perfecting the Canadian Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

(h) In connection with the sale or other disposition of the Capital Stock of any Borrower other than the Parent Borrower (other than to the Parent Borrower or a Restricted Subsidiary) or any other transaction pursuant to which such Borrower shall no longer be a Restricted Subsidiary, upon written notice by the Parent Borrower to the Administrative Agent or the Canadian Agent, as applicable, identifying such Borrower, describing such sale, disposition or other transaction and certifying that such transaction complies with this Agreement, the Administrative Agent or the Canadian Agent, as applicable, shall execute and deliver to such Borrower (at its expense) all releases or other documents necessary or reasonably desirable for the release of such Borrower from its obligations as a Borrower hereunder, and the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable, shall execute and deliver to such Borrower (at its expense) all releases or other documents (including without limitation UCC termination statements) necessary or reasonably desirable for the release of the Liens created under the Security Documents in any property or assets of such Borrower, as such Borrower may reasonably request.

10.10 Successor Agent. Subject to the appointment of a successor as set forth herein, (i) each of the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may be removed by the Parent Borrower or the Required Lenders if it is subject to an Agent-Related Distress Event and (ii) each of the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent may resign as Administrative Agent, U.S. ABL Collateral Agent, Canadian Agent or Canadian Collateral Agent, in each case upon 10 days’ notice to the applicable Lenders and the Parent Borrower. If the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent or the Canadian Collateral Agent shall be removed by the Parent Borrower or the Required Lenders pursuant to clause (i) above or resign as Administrative Agent, U.S. ABL Collateral Agent, Canadian Agent or Canadian Collateral Agent pursuant to clause (ii) above, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders (in the case of the Administrative Agent and the U.S. ABL Collateral Agent) or the majority of the remaining Canadian Facility Lenders (in the case of the Canadian Agent or the Canadian Collateral Agent) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower in its discretion, provided that such approval by the Parent Borrower in connection with the appointment of any such successor agent shall only be required so long as no Event of Default under subsection 9(a) or (f) has occurred and is continuing; provided, further, that the Parent Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a combined consolidated capital and surplus of at least $5.0 billion. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent or the Canadian Collateral Agent, as applicable, and the term “Administrative Agent,” “U.S. ABL Collateral Agent,” “Canadian Agent” or “Canadian Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent, U.S. ABL Collateral Agent, Canadian Agent or Canadian Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this subsection 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. After the resignation or removal of the Administrative Agent pursuant to the preceding provisions of this subsection 10.10, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal and (y) shall not be required to act as Swing Line Lender with respect to Swing Line Loans to be made after the date of such resignation or removal (and all outstanding Swing Line Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation or removal), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swing Line Lender with respect to all Letters of Credit issued by it, and all Swing Line Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder. After the resignation or removal of the

Canadian Agent pursuant to the preceding provisions of this subsection 10.10, the resigning or removed Canadian Agent shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation, although the resigning or removed Canadian Agent shall retain all rights hereunder as Issuing Lender with respect to all Letters of Credit issued by it prior to the effectiveness of its resignation or removal as Canadian Agent hereunder. The fees payable by the Borrowers to any successor agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.

10.11 Other Representatives. None of the entities identified as joint bookrunning managers and/or joint lead arrangers pursuant to the definition of Other Representative contained herein shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12 Swing Line Lender. The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.13 Withholding Tax. To the extent required by any applicable law, the Administrative Agent or Canadian Agent, as applicable, may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent or Canadian Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed or because such Lender failed to notify the Administrative Agent or Canadian Agent of a change in circumstance that rendered an exemption from or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent or the Canadian Agent, as applicable (to the extent that the Administrative Agent or Canadian Agent, as applicable, has not already been reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), for all amounts paid, directly or indirectly, by the Administrative Agent or Canadian Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

10.14 Approved Electronic Communications. Each of the Lenders and the Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Lender by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 11.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 11.16) each of the Loan Parties agrees that the Administrative Agent and the Canadian Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s or Canadian Agent’s generally-applicable document retention procedures and policies.

10.15 Appointment of Borrower Representatives. Each U.S. Borrower hereby designates the Parent Borrower as its U.S. Borrower Representative and each Canadian Borrower hereby designates the Parent Borrower as its Canadian Borrower Representative. The U.S. Borrower Representative will be acting as agent on each of the U.S. Borrowers, behalf and the Canadian Borrower Representative will be acting as agent on each of the Canadian Borrowers, behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to subsection 4.2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Each of the U.S. Borrower Representative and the Canadian Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the U.S. Borrower Representative or the Canadian Borrower Representative, as the case may be, shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.16 Reports. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Parent Borrower hereunder and all field examinations, audits and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(b) expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations and that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute, except to its participants, or use any Report in any other manner; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Parent Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Parent Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.17 Application of Proceeds. The Lenders, the Administrative Agent, the Canadian Agent, the U.S. ABL Collateral Agent and the Canadian Collateral Agent agree, as among such parties, as follows: subject to the terms of any applicable intercreditor agreement, including the Base Intercreditor Agreement, after the occurrence and during the continuance of a Liquidity Event or an Event of Default, (A) all amounts collected or received by the Administrative Agent, the U.S. ABL Collateral Agent, any Lender or any Issuing Lender under any U.S. Security Documents on account of amounts then due and outstanding under any of the Loan Documents shall be applied as follows: first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided in the Loan Documents) due and owing hereunder of the Administrative Agent and the U.S. ABL Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses with respect to the sale or other realization of or in respect of the Collateral granted under the U.S. Security Documents and any sums advanced to the U.S. ABL Collateral Agent to preserve its security interest in the Collateral granted under the U.S. Security Documents), third, to pay interest on and then principal of Swing Line Loans then outstanding, fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, fifth, to pay interest on and then principal of U.S. Facility Revolving Credit Loans then outstanding and any Reimbursement Obligations in respect of Letters of Credit issued by a U.S. Facility Issuing Lender then outstanding or U.S. Facility L/C Obligations in respect on terms reasonably satisfactory to the Administrative Agent, as applicable, on a pro rata basis, sixth, to pay interest on and then principal of Canadian Facility Revolving Credit Loans then outstanding and any Reimbursement Obligations in respect of Letters of Credit issued by a Canadian Facility Issuing Lender then outstanding and to cash collateralize any outstanding Bankers’ Acceptance, BA Equivalent Loans or L/C Obligations in respect of Letters of Credit issued by a Canadian Facility Issuing Lender on terms reasonably satisfactory to the Canadian Agent, as applicable, on a pro rata basis, seventh, to pay all Obligations (as such term is defined in the Guarantee and Collateral Agreement) and all Obligations (as such term is defined in the Canadian Guarantee and Collateral Agreement) not referenced in clauses first through sixth above pro rata to the Secured Parties (as such term is defined in the Guarantee and Collateral Agreement) and the Secured Parties (as such term is defined in the Canadian Guarantee and Collateral Agreement) entitled thereto and, eighth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause sixth above are attributable to the issued but undrawn amount of outstanding Letters of Credit or to outstanding Bankers’ Acceptances or BA Equivalent Loans which are then not yet required to be reimbursed hereunder, such amounts shall be held by the U.S. ABL Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable U.S. Facility Issuing Lender from time to time for any drawings under such Letters of Credit or to reimburse any applicable Canadian Revolving Lender upon the maturity of such Bankers’ Acceptances or BA Equivalent Loans and (y) then, following the expiration of all Letters of Credit and maturity of all Bankers’ Acceptances, to all other obligations of the types described in such clause sixth. To the extent any amounts available for distribution pursuant to clause sixth are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Revolving Lenders and Issuing Lenders based on their respective Commitment Percentages and (B) all amounts collected or received by the Canadian Agent, the Canadian Collateral Agent, any Issuing Lender or any Canadian Facility Lender under any Canadian Security Document on account of amounts then due and outstanding under any of the Loan Documents shall be applied as follows: first, to pay interest on and then principal of Agent Advances to any Canadian Borrower then outstanding, second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided in the Loan Documents) due and owing hereunder of the Canadian Agent and the Canadian Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses with respect to the sale or other realization of or in respect of the Collateral granted under the Canadian Security Documents and any sums advanced to the Canadian Collateral Agent to preserve its security interest in the Collateral granted under the Canadian Security Documents), third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Canadian Facility Lenders and each of the Canadian Facility Issuing Lenders in connection with enforcing such Canadian Facility Lender’s or such Canadian Facility Issuing Lender’s rights under the Loan Documents, fourth, to pay interest on and then principal of Canadian Facility Revolving Credit Loans then outstanding and any Reimbursement Obligations in respect of Letters of Credit issued by a Canadian Facility Issuing Lender then outstanding and to cash collateralize any outstanding Bankers’ Acceptance, BA Equivalent Loans or L/C Obligations in respect of Letters of Credit issued by a Canadian Facility Issuing Lender on terms reasonably satisfactory to the Canadian Agent, as applicable, on a pro rata basis, fifth to pay any Obligations (as such term is defined in the Canadian Guarantee and Collateral Agreement) owing to Canadian Secured Parties not referenced in clauses first through fourth above and sixth to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause fourth above are attributable to the issued but undrawn amount of outstanding Letters of Credit issued by a Canadian Facility Issuing Lender or to outstanding Bankers’ Acceptances or BA Equivalent Loans which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Canadian Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Canadian Facility Issuing Lender from time to time for any drawings under such Letters of Credit or to reimburse any applicable Canadian Revolving Lender upon the maturity of such Bankers’ Acceptances or BA Equivalent Loans and (y) then, following the expiration of all Letters of Credit issued by a Canadian Facility Issuing Lender and maturity of all Bankers’ Acceptances, to all other obligations of the types described in such clause fourth. To the extent any amounts available for distribution pursuant to clause fourth are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Canadian Facility Lenders and Canadian Facility Issuing Lenders based on their respective Canadian Facility Commitment Percentages.

SECTION 11 MISCELLANEOUS.

11.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent (and the Canadian Agent, the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable) may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders the Administrative Agent (or the Canadian Agent, the U.S. ABL Collateral Agent or the Canadian Collateral Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to subsections 11.1(e) and (g) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i) (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation hereunder or of any scheduled installment thereof or (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) (except as provided in subsection 11.1(g)) extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, or (D) change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or the making of any Agent Advance or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii) amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.3 or 11.6(a)), in each case without the written consent of all the Lenders; provided that, as further provided in subsection 11.1(g),the definition of “Required Lenders” and “Supermajority Lenders” may be amended in connection with any amendment pursuant to subsection 2.6 or 2.7 to include appropriately the Lenders participating in such incremental facility or extension in any required vote or action of the Required Lenders or the Supermajority Lenders, as applicable;

(iii) release all or substantially all of the Guarantors under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v) amend, modify or waive any provision of Section 10 without the written consent of the then Agents and of any Other Representative directly and adversely affected thereby;

(vi) reduce the percentage specified in the definition of “Required Lenders” without the written consent of all the Lenders;

(vii) amend, modify or waive any provision of subsection 6.2 applicable to the making of a Loan without the written consent of each Lender or Issuing Lender, as the case may be, directly and adversely affected thereby;

(viii) amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.4 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to subsection 2.4(d);

(ix) amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each directly and adversely affected L/C Participant;

(x) amend, modify or waive the order of application of payments set forth in subsections 4.8(a) or 10.17 hereof, or Section 4.1 of the Base Intercreditor Agreement, in each case without the consent of the Supermajority Lenders; or

(xi) increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base or make any change to the definition of “Canadian Borrowing Base” or “U.S. Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts,” “Eligible Inventory,” or “Net Orderly Liquidation Value” that could have the effect of increasing the amount of the Canadian Borrowing Base or the U.S. Borrowing Base, reduce the Dollar amount set forth in the definition of “Liquidity Event,” or increase the maximum amount of permitted Agent Advances under subsection 2.1(d) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the Commitments) in each case, without the written consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with subsection 2.1(c) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender of other Lender consent;

provided, further, that, as more fully set forth in subsection 11.1(g), these sections may be amended or modified in connection with any amendment, supplement or joinder pursuant to subsections 2.6 or 2.7 to reflect the priorities as permitted by, and contemplated by, such subsections with the consent of the Administrative Agent and the Lenders participating in such incremental facility or extension, provided, further, that notwithstanding and in addition to the foregoing, the U.S. ABL Collateral Agent and/or the Canadian Collateral Agent may collectively, in their discretion, release the Lien on Collateral valued in the aggregate not in excess of $10.0 million in any fiscal year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Revolving Commitments. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) In the event that (A) any section of the Cash Flow Credit Agreement referenced herein (or any related definitions), other than as referenced in the definition of “Permitted Liens” (or any related definitions), is amended or the applicability thereof waived and (B) the agents or lenders under the Cash Flow Facility are paid fees in respect of any such amendment or waiver, then no such amendment or waiver shall be binding upon the parties to this Agreement (and each reference to such amended or waived section to the Cash Flow Credit Agreement hereunder shall read as if such amendment or waiver had not been executed) unless and until a proportionate fee (based on the relative aggregate principal amounts of the loans, letters of credit and commitments outstanding under the Cash Flow Facility, on the one hand, and the Loans, Letters of Credit, Agent Advances and Commitments outstanding hereunder, on the other hand and assuming that each Lender under the Cash Flow Facility consented to such amendment or waiver) is paid to the Administrative Agent or Canadian Agent, as applicable, for the benefit of the Lenders hereunder.

(d) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided in the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect.

(e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 11.17 with the written consent of the Agent party thereto and the Loan Party thereto.

(f) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender, the Supermajority Lenders or each directly and adversely affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower Representative may, on prior written notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent, prepay the relevant Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to subsection 4.12, without premium or penalty. In connection with any such replacement under this subsection 11.1(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and each Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

(g) Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, (ii) in accordance with subsection 2.6 to incorporate the terms of any Incremental ABL Term Loans and Incremental Commitments, and (iii) in accordance with subsection 2.7 to effectuate an Extension and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any Commitments in connection therewith, in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in subsections 2.6 or 2.7, as applicable) required, including, without limitation, as provided in subsection 4.4(f).

(h) Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the first sentence of subsection 11.1(a).

11.2 Notices.

(a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the Canadian Agent, the U.S. ABL Collateral Agent, the Canadian Collateral Agent and the Issuing Lender, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrowers:	c/o HD Supply, Inc. 3100 Cumberland Blvd., Suite 1480 Atlanta, Georgia 30339 Attention: General Counsel Facsimile: (770) 852-9466 Telephone: (770) 852-9000

with copies to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Paul D. Brusiloff, Esq. Facsimile: (212) 909-6836 Telephone: (212) 909-6000

The Administrative Agent:	For credit-related notices: General Electric Capital Corporation 299 Park Avenue New York, New York 10171 Attention: HD Supply Account Manager Facsimile: (646) 428-7094 Telephone: (646) 428-7017

with copies to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: William D. Brewer, Esq.

Facsimile: (212) 294-4700

and

General Electric Capital Corporation

401 Merritt 7

Norwalk, Connecticut 06851

Attention: Corporate Counsel – Global

Sponsor Finance

Facsimile: (203) 956-4216

For operations and administrative notices (i.e.

notices of borrowing and Letter of Credit Requests):

General Electric Capital Corporation

500 West Monroe Street

Chicago, IL 60661

Attention: Gary Hynes

Facsimile: (312) 441-7367

Telephone: (312) 441-7713

with copies to:	General Electric Capital Corporation 299 Park Avenue New York, New York 10171 Attention: HD Supply Account Manager Facsimile: (646) 428-7094 Telephone: (646) 428-7017
The U.S. ABL Collateral Agent:	For credit-related notices: General Electric Capital Corporation 299 Park Avenue New York, New York 10171 Attention: HD Supply Account Manager Facsimile: (646) 428-7094 Telephone: (646) 428-7017
with copies to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: William D. Brewer, Esq.

Facsimile: (212) 294-4700

and

General Electric Capital Corporation

401 Merritt 7

Norwalk, Connecticut 06851

Attention: Corporate Counsel – Global

Sponsor Finance

Facsimile: (203) 956-4216

The Swing Line Lender:	For credit-related notices: General Electric Capital Corporation 299 Park Avenue New York, New York 10171 Attention: HD Supply Account Manager Facsimile: (646) 428-7094 Telephone: (646) 428-7017

with copies to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: William D. Brewer, Esq.

Facsimile: (212) 294-4700

and

General Electric Capital Corporation

401 Merritt 7

Norwalk, Connecticut 06851

Attention: Corporate Counsel – Global

Sponsor Finance

Facsimile: (203) 956-4216

For operations and administrative notices (i.e. notices of borrowing):

General Electric Capital Corporation

500 West Monroe Street

Chicago, IL 60661

Attention: Gary Hynes

Facsimile: (312) 441-7367

Telephone: (312) 441-7713

with copies to:	General Electric Capital Corporation 299 Park Avenue New York, New York 10171 Attention: HD Supply Account Manager Facsimile: (646) 428-7094 Telephone: (646) 428-7017

The Issuing Lender:

For credit-related notices:

General Electric Capital Corporation

299 Park Avenue

New York, New York 10171

Attention: HD Supply Account Manager

Facsimile: (646) 428-7094

Telephone: (646) 428-7017

For operations and administrative notices (i.e. LC Facility Letter of Credit Requests):

General Electric Capital Corporation

500 West Monroe Street

Chicago, IL 60661

Attention: Gary Hynes

Facsimile: (312) 441-7367

Telephone: (312) 441-7713

with copies to:

General Electric Capital Corporation

299 Park Avenue

New York, New York 10171

Attention: HD Supply Account Manager

Facsimile: (646) 428-7094

Telephone: (646) 428-7017

and

JPMorgan Chase

JPM-Delaware Loan Operations

500 Stanton Christiana Road, Ops 2/3

Newark, DE 19713

Attention: Ryan Hanks, Ashley Berry

Facsimile: (201) 244-3885

Telephone: (302) 634-2030/1980

The Canadian Agent/ Canadian Collateral Agent:

GE Canada Finance Holding Company

c/o General Electric Capital Corporation

299 Park Avenue

New York, New York 10171

Attention: HD Supply Account Manager

Facsimile: (646) 428-7094

Telephone: (646) 428-7017

with copies to:	Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attention: William D. Brewer, Esq. Facsimile: (212) 294-4700

and Blake, Cassels & Graydon LLP 199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Attention: Simon Finch, Esq. Facsimile: (416) 863-2653

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 4.2, 4.4 or 4.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or the Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swing Line Lender or the Issuing Lender, as the case may be, in good faith to be from a Responsible Officer.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Agents for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facility and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments contemplated hereby and thereby) and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable fees and disbursements of Winston & Strawn LLP and Blake, Cassels & Graydon LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, Issuing Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, Issuing Lender and Agent for, and hold each Lender, Issuing Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay, indemnify or reimburse each Lender, Issuing Lender, Syndication Agent, Other Representative and Agent, their respective affiliates, and their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including Environmental Costs), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law attributable to the operations of the Parent Borrower or any of its Subsidiaries or any property or facility owned, leased or operated by the Parent Borrower or any of its Subsidiaries or the presence of Materials of Environmental Concern at, on or under, and Release of Materials of Environmental Concern at, on, under or from any such properties or facilities, or any litigation or other proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto and whether or not such litigation or other proceeding is brought by any Borrower, any equity holder, Affiliate or creditor of any Borrower or any other Person (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) and (e) to pay reasonable and documented fees for appraisals and field examinations required by subsection 7.6(b) and the preparation of Reports related thereto in each calendar year based on the fees charged by third parties retained by the Administrative Agent (notwithstanding any reference to “out-of-pocket” above in this subsection 11.5); provided that any Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent, any Issuing Lender or any Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision, or by settlement tantamount thereto) of the Administrative Agent, any such other Agent, any LC Facility Issuing Lender or any such Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, agents, attorneys and other advisors, successors and controlling persons), (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent, any Issuing Lender or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) claims of any Indemnitee (or any Related Party thereof) solely against one or more Indemnitees (or any Related Party thereof or disputes between or among Indemnitees (or any Related Party thereof) in each case except to the extent such claim is determined to have been caused by an act or omission by the Parent Borrower or any of its Subsidiaries or such dispute involves any Agent in its capacity as such and (iv) a material breach of the Loan Documents by the applicable Indemnitee (or any Related Party thereof). To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential or punitive damages in connection with the Facility. All amounts due under this subsection shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 11.5 shall be submitted to the address of the Borrowers set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above and in Section 4, the Borrowers shall have no obligation under this subsection 11.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Loans, the L/C Obligations and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.3, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 11.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender or, if an Event of Default under subsection 9(a) or (f) has occurred and is continuing, to any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, as the case may be, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) any assignment made by a Canadian Facility Lender of its Canadian Facility Commitment shall only be made to a Person or group of Persons that qualifies as a Canadian Facility Lender.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.17 and 11.5, and bound by its continuing obligations under subsection 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the U.S. ABL Collateral Agent, each Issuing Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 11.6(b) or any other provision of this Agreement, if the Parent Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Parent Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Parent Borrower and shall be consistent with the other provisions of this subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. If so elected by each of the Administrative Agent and the Parent Borrower in writing (it being understood that the Parent Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Parent Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Parent Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 9(a) or (f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to Disqualified Lenders and natural persons) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrowers, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Parent Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.17 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(i) No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 4.11 to the extent such Participant fails to comply with subsections 4.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrowers under subsection 4.11.

(ii) Subject to paragraph (c)(ii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Parent Borrower and the Parent Borrower has consented to such terms and Participants in writing.

(iii) Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the interest and principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender, without the consent of the Borrowers or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Revolving Credit Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Parent Borrower wishes to replace the Loans or Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 11.1(d)). Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or prepaid by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12. By receiving such purchase price, the Lenders, as applicable, shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7 Adjustments; Set-off; Calculations; Computations.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the U.S. Facility Revolving Credit Loans or Reimbursement Obligations in respect of Letters of Credit issued by a U.S. Facility Issuing Lender owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise) (except pursuant to subsections 2.6, 2.7, 4.4, 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.17, 11.1(f) or 11.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s U.S. Facility Revolving Credit Loans or the Reimbursement Obligations in respect of Letters of Credit issued by a U.S. Facility Issuing Lender owing to it, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s U.S. Facility Revolving Credit Loans or the Reimbursement Obligations in respect of Letters of Credit issued by a U.S. Facility Issuing Lender, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. If any Lender (a “Canadian Benefited Lender”) shall at any time receive any payment of all or part of the Canadian Facility Revolving Credit Loans or Reimbursement Obligations in respect of Letters of Credit issued by a Canadian Facility Issuing Lender owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise) (except pursuant to subsections 2.6, 2.7, 4.4, 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.17, 11.1(f) or 11.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Canadian Facility Revolving Credit Loans or the Reimbursement Obligations in respect of Letters of Credit issued by a Canadian Facility Issuing Lender owing to it, as the case may be, owing to it, or interest thereon, such Canadian Benefited Lender shall purchase for cash from the Canadian Facility Lenders an interest (by participation, assignment or otherwise) in such portion of each such Canadian Facility Lender’s Canadian Facility Revolving Credit Loans or the Reimbursement Obligations in respect of Letters of Credit issued by a Canadian Facility Issuing Lender, as the case may be, owing to it, or shall provide such Canadian Facility Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Canadian Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Canadian Facility Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Canadian Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) by any Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Judgment.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 Noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents, the Issuing Lender and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Agents, the Issuing Lender or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrowers (or, in the case of a Canadian Borrower, as specified in subsection 11.13(f)), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages;

(f) each Canadian Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Canadian Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this subsection 11.13(f) and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. CT Corporation, a WoltersKluwer Company, located at 111 Eighth Avenue, 13th Floor, New York, NY 10011, telephone: 212-590-9310, facsimile: 212-590-9190, has been appointed as the initial New York Process Agent. In any action or proceeding in New York State or Federal court, service may be made on a Canadian Borrower by delivering a copy of such process to such Canadian Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Canadian Borrower at its address specified in subsection 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each Canadian Borrower hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each Canadian Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Canadian Borrower by certified or registered air mail at its address specified in subsection 11.2. Each Canadian Borrower agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

(g) to the extent that a Canadian Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Canadian Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

11.14 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any other Agent, Other Representative, Issuing Lender or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 Confidentiality.

(a) Each Agent, each Issuing Lender, each Other Representative and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holding or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holding or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, Issuing Lender, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection (or with other confidentiality provisions satisfactory to and consented to in writing by the Parent Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on IntraLinksTM or any other electronic distribution system)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement related to the Loan Documents, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable),

(viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement related to the Loan Documents, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, Issuing Lender’s, Other Representative’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to Holding or the Parent Borrower (or any of their respective Affiliates) being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or Lender, respectively.

(b) Each Lender acknowledges that any such information referred to in subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17 Incremental Indebtedness; Additional Obligations. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Obligations, each of the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent agree to execute and deliver any intercreditor agreement, including the Base Intercreditor Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including, but not limited to, any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Facility or Additional Obligations to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18 USA Patriot Act Notice. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and Subsidiary Guarantor, which information includes the name of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify each Borrower and Subsidiary Guarantor in accordance with the Patriot Act, and each Borrower and Subsidiary Guarantor agrees to provide such information from time to time to any Lender.

11.19 [Reserved].

11.20 Joint and Several Liability; Postponement of Subrogation.

(a) The obligations of the U.S. Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each U.S. Borrower shall be liable for all of the such obligations of the other U.S. Borrower under this Agreement and the other Loan Documents. The obligations of a Canadian Borrower hereunder and under the other Loan Documents shall be joint and several and, as such, each Canadian Borrower shall be liable for all of such obligations of the other Canadian Borrower under this Agreement and the other Loan Documents. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefore or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document or of such Borrower under this subsection 11.20, in bankruptcy or in any other instance.

(b) Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent or the Canadian Agent, as applicable, shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party. Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrowers’ Obligations (and the obligations of their Subsidiaries), to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.

11.21 Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

BORROWERS:	HD SUPPLY, INC.

	By:	/s/ Vidya Chauhan
		Name:	Vidya Chauhan
		Title:	Senior Vice President, Strategic Business Development

HD SUPPLY CANADA INC.

	By:	/s/ Vidya Chauhan
		Name:	Vidya Chauhan
		Title:	Vice President

HD SUPPLY ELECTRICAL, LTD.
	By:	HD Supply GP & Management, Inc., its general partner

	By:	/s/ Vidya Chauhan
		Name:	Vidya Chauhan
		Title:	Vice President

HD SUPPLY UTILITIES, LTD.
	By:	HD Supply GP & Management, Inc., its general partner

	By:	/s/ Vidya Chauhan
		Name:	Vidya Chauhan
		Title:	Vice President

ABL CREDIT AGREEMENT

HD SUPPLY FACILITIES MAINTENANCE, LTD.
By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Vidya Chauhan
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY CONSTRUCTION SUPPLY, LTD.
By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Vidya Chauhan
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY WATERWORKS, LTD.
By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Vidya Chauhan
	Name:	Vidya Chauhan
	Title:	Vice President

ABL CREDIT AGREEMENT

AGENTS:	GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent, U.S. ABL Collateral Agent, Swing Line Lender and a U.S. Facility Lender

	By:	/s/ Steven B. Flowers
		Name:	Steven B. Flowers
		Title:	Duly Authorized Signatory

ABL CREDIT AGREEMENT

GE CANADA FINANCE HOLDING COMPANY,
as Canadian Agent, Canadian Collateral Agent and a Canadian Facility Lender

By:	/s/ Italo Fortino
	Name:	Italo Fortino
	Title:	Duly Authorized Signatory

ABL CREDIT AGREEMENT

ISSUING LENDERS:	JPMORGAN CHASE BANK, N.A.,
as U.S. Facility Issuing Lender and a U.S. Facility Lender

	By:	/s/ Peter S. Predun
		Name:	Peter S. Predun
		Title:	Executive Director

ABL CREDIT AGREEMENT

JPMORGAN CHASE BANK, TORONTO BRANCH,
as Canadian Facility Issuing Lender and a Canadian Facility Lender

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

ABL CREDIT AGREEMENT

LENDERS:	WELLS FARGO BANK, NA,
as U.S. Facility Lender

	By:	/s/ Jeff Royston
		Name:	Jeff Royston
		Title:	Director

ABL CREDIT AGREEMENT

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,
as Canadian Facility Lender

By:	/s/ Domenic Cosentino
	Name:	Domenic Cosentino
	Title:	Vice President
Wells Fargo Capital Finance Corporation Canada

ABL CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a U.S. Facility Lender

By:	/s/ Andrew A. Doherty
	Name:	Andrew A. Doherty
	Title:	Senior Vice President

ABL CREDIT AGREEMENT

BANK OF AMERICA, N.A., (ACTING THROUGH ITS CANADA BRANCH),
as a Canadian Facility Lender

By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

ABL CREDIT AGREEMENT

BARCLAYS BANK PLC,
as a U.S. Facility Lender and a Canadian Facility Lender

By:	/s/ Michael Mozer
	Name:	Michael Mozer
	Title:	Vice President

ABL CREDIT AGREEMENT

GOLDMAN SACHS BANK USA,
as a U.S. Facility Lender and a Canadian Facility Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

ABL CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a U.S. Facility Lender and a Canadian Facility Lender

By:	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Director

By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Associate

ABL CREDIT AGREEMENT

DEUTSCHE BANK, AG NEW YORK BRANCH,
as a U.S. Facility Lender

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Director

DEUTSCHE BANK, AG NEW YORK BRANCH,
as a U.S. Facility Lender

By:	/s/ Courtney E. Meehan
	Name:	Courtney E. Meehan
	Title:	Vice President

ABL CREDIT AGREEMENT

DEUTSCHE BANK, AG, CANADA BRANCH,
as a Canadian Facility Lender

By:	/s/ David Gynn
	Name:	David Gynn
	Title:	Chief Financial Officer

By:	/s/ Marcellus Leung
	Name:	Marcellus Leung
	Title:	Assistant Vice President

ABL CREDIT AGREEMENT

UBS LOAN FINANCE LLC,
as a U.S. Facility Lender and a Canadian Facility Lender

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

ABL CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a U.S. Facility Lender

By:	/s/ D. Allison Rivera
	Name:	D. Allison Rivera
	Title:	VP

ABL CREDIT AGREEMENT

PNC BANK CANADA BRANCH,
as a Canadian Facility Lender

By:	/s/ Mike Danby
	Name:	Mike Danby
	Title:	Assistant Vice President

ABL CREDIT AGREEMENT

SUNTRUST BANK,
as a U.S. Facility Lender

By:	/s/ David Holland
	Name:	David Holland
	Title:	VP, Portfolio Manager

ABL CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a U.S. Facility Lender

By:	/s/ Matthew Kasper
	Name:	Matthew Kasper
	Title:	Vice President

ABL CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION CANADA BRANCH,
as a Canadian Facility Lender

By:	/s/ Joseph Rauhala
	Name:	Joseph Rauhala
	Title:	Principal Officer

ABL CREDIT AGREEMENT

UPS CAPITAL CORPORATION,
as a U.S. Facility Lender

By:	/s/ William H. Talbot
	Name:	William H. Talbot
	Title:	Director

ABL CREDIT AGREEMENT

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION,
as a U.S. Facility Lender and a Canadian Facility Lender

By:	/s/ Brent Phillips
	Name:	Brent Phillips
	Title:	Vice President

ABL CREDIT AGREEMENT

DISCLOSURE SCHEDULES

$1,500,000,000

ABL CREDIT AGREEMENT

among

HD SUPPLY, INC.,

as the Parent Borrower,

The Several Canadian Borrowers

from time to time party hereto,

The Several Subsidiary Borrowers

from time to time party hereto,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and U.S. ABL Collateral Agent,

WELLS FARGO BANK, N.A.,

as Syndication Agent,

BANK OF AMERICA MERRILL LYNCH

BARCLAYS BANK PLC

GOLDMAN SACHS BANK USA

JPMORGAN CHASE BANK, N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

DEUTSCHE BANK AG, NEW YORK, NY BRANCH

UBS SECURITIES LLC,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

as Issuing Lender

and

GE CANADA FINANCE HOLDING COMPANY,

as Canadian Agent and Canadian Collateral Agent,

and

GE CAPITAL MARKETS, INC.

WELLS FARGO BANK, N.A.

as Joint Lead Arrangers

and Joint Bookrunning Managers

and

BANK OF AMERICA MERRILL LYNCH

BARCLAYS BANK PLC

GOLDMAN SACHS BANK USA

JPMORGAN CHASE BANK, N.A.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

DEUTSCHE BANK AG, NEW YORK, NY BRANCH

UBS SECURITIES LLC,

as Joint Bookrunning Managers

Dated as of April 12, 2012

Schedule A

to Credit Agreement

Schedule A: Commitments and Addresses

U.S. Facility

Lender	Address	Commitment
General Electric Capital Corporation	General Electric Capital Corporation 299 Park Avenue New York, New York 10171 Attention: HD Supply Account Manager Facsimile: (646) 428-7099	$387,062,937.06
Wells Fargo Bank, NA	Wells Fargo Bank, NA 2450 Colorado Ave. Suite 3000W Santa Monica, CA 90404 Facsimile: 866.615.7803	218,656,606.55
Bank of America, N.A.	Bank of America, N.A. 300 Galleria Pkwy, Ste 800 Atlanta, GA 30339 Facsimile: 312-453-4665	90,888,262.79
Barclays Bank PLC	Barclays Bank PLC 745 7th Avenue New York, NY, 10019 USA Facsimile: 212.526.5115	90,888,262.79
Goldman Sachs Bank USA	Goldman Sachs Bank USA 200 West Street New York, NY 10282 Facsimile: (917)977-3966	90,888,262.79
JPMorgan Chase Bank, N.A.	JPMorgan Chase JPM-Delaware Loan Operations 500 Stanton Christiana Road, Ops 2/3 Newark DE 19713 Facsimile: 201-244-3885	90,888,262.79
Credit Suisse AG, Cayman Islands Branch	Credit Suisse AG Eleven Madison Avenue New York, NY 10010 Facsimile: 212-743-2254	55,101,464.85
Deutsche Bank AG New York Branch	Deutsche Bank AG 60 Wall Street New York, NY 10005 Facsimile: 646.863.9256	55,101,464.85
UBS Loan Finance LLC	UBS Loan Finance LLC 677 Washington Blvd. Stamford, CT 06901 Facsimile: 203-719-3888	43,006,993.01
PNC Bank, National Association	PNC Bank, National Association 4720 Piedmont Row Drive Suite 300, Charlotte, NC 28210 Facsimile: 704.634.7918	51,608,391.61

1

SunTrust Bank	SunTrust Bank 303 Peachtree Street, 23rdF Atlanta, GA 30308 Facsimile: 404.859.3792	50,000,000.00
U.S. Bank National Association	U.S. Bank National Association 425 Walnut Street, 14th Fl, CN-OH-W14S Cincinnati, OH 45202 Facsimile: 512-632-2040	38,706,293.71
UPS Capital Corporation	UPS Capital Corporation 35 Glenlake Parkway, NE Atlanta, GA 30328 Facsimile: 404.704.1501	20,000,000.00
City National Bank, a National Banking Association	City National Bank 555 S. Flower St. 24th Floor Los Angeles, CA 90071 Facsimile: (213) 673-2858	17,202,797.20

Total		$1,300,000,000.00

Canadian Facility

Lender	Address	Commitment
GE Canada Finance Holding Company	GE Canada Finance Holding Company c/o General Electric Capital Corporation 299 Park Avenue New York, New York 10171 Attention: HD Supply Account Manager Facsimile: (646) 428-7099	$62,937,062.94
Wells Fargo Capital Finance Corporation Canada	Wells Fargo Bank, NA 2450 Colorado Ave. Suite 3000W Santa Monica, CA 90404 Facsimile: 866.615.7803	35,553,919.76
Bank of America, N.A. (acting through its Canada Branch)	Bank of America, N.A. 181 Bay Street, Toronto, Ontario, M5J 2V8 Facsimile: (312)453-4041	14,778,579.32
Barclays Bank PLC	Barclays Bank PLC 745 7th Avenue New York, NY, 10019 USA Facsimile: 212.526.5115	14,778,579.32
Goldman Sachs Bank USA	Goldman Sachs Bank USA 200 West Street New York, NY 10282 Facsimile: (917)977-3966	14,778,579.32

JPMorgan Chase Bank, Toronto Branch	J.P. Morgan JPM—Delaware Loan Operations 500 Stanton Christiana Road, 3/Ops2 Newark, DE 19713 (United States) Facsimile: 201-244-3885	14,778,579.32
Credit Suisse AG, Cayman Islands Branch	Credit Suisse AG Eleven Madison Avenue New York, NY 10010 Facsimile: 212-743-2254	8,959,587.78
Deutsche Bank AG, Canada Branch	Deutsche Bank AG, Canada Branch 199 Bay Street, Commerce Court West, Suite 4700, Toronto, Ontario M5L 1E9 Facsimile: (416) 915-7288	8,959,587.78
UBS Loan Finance LLC	UBS Loan Finance LLC 677 Washington Blvd. Stamford, CT 06901 Facsimile: 203-719-3888	6,993,006.99
PNC Bank Canada Branch	PNC Bank Canada Branch 130 King Street West, Suite 2140 P.O. Box 462, Toronto, ON M5X 1E4 Facsimile: 416-361-0085	8,391,608.39
U.S. Bank National Association Canada Branch	U.S. Bank National Association 425 Walnut Street, 14th Fl, CN-OH-W14S Cincinnati, OH 45202 Facsimile: 512-632-2040	6,293,706.29
City National Bank, a National Banking Association	City National Bank 555 S. Flower St. 24th Floor Los Angeles, CA 90071 Facsimile: (213) 673-2858	2,797,202.80

Total		$200,000,000.00

Schedule 1.1

to Credit Agreement

Schedule 1.1: Existing Letters of Credit

JP Morgan Reference	Client Reference	Beneficiary Name	Beneficiary State/Country	Date LC Open	Expiry Date	Currency	Outstanding	Outstanding USD Equivalent

CPCS-650864	HARTFORD	HARTFORD FIRE INSURANCE COMPANY	UNITED STATES	03/20/06	03/30/13	USD	50,000.00	50,000.00

CPCS-651053	CONST.INDUSTRY FUND	DEPARTMENT OF BUSINESS AND	UNITED STATES	06/14/06	09/19/12	USD	50,000.00	50,000.00

CPCS-651054	SENTRY INSURANCE	SENTRY INSURANCE A MUTUAL COMPANY	UNITED STATES	08/09/06	10/30/12	USD	100,000.00	100,000.00

CPCS-651056	TAMPA ELECTRIC	TAMPA ELECTRIC COMPANY	UNITED STATES	05/31/06	11/30/12	USD	4,000.00	4,000.00

CPCS-651057	LIBERTY MUTUAL	LIBERTY MUTUAL INSURANCE COMPANY	UNITED STATES	06/14/06	09/30/12	USD	100,000.00	100,000.00

CPCS-651109	FLORIDA POWER CO.	FLORIDA POWER CORPORATION	UNITED STATES	07/20/06	05/26/12	USD	15,000.00	15,000.00

CPCS-651423	ELITE INSURANCE	ROYAL BANK OF CANADA	UNITED STATES	10/26/06	08/25/13	USD	187,889.00	187,889.00

4

Schedule 1.1

to Credit Agreement

JP Morgan Reference	Client Reference	Beneficiary Name	Beneficiary State/Country	Date LC Open	Expiry Date	Currency	Outstanding	Outstanding USD Equivalent

TFTS-484296	484296	DIAMOND PLASTICS CORPORATION	UNITED STATES	05/12/11	04/30/12	USD	1,500,000.00	1,500,000.00

TPTS-252283	TPTS-252283	NATIONAL UNION FIRE INSURANCE CO.	UNITED STATES	11/21/07	08/30/12	USD	37,521,000.00	37,521,000.00

TPTS-273520	TPTS-273520	RLI INSURANCE COMPANY	UNITED STATES	12/17/07	08/30/12	USD	9,000,000.00	9,000,000.00

TPTS-393897	TPTS-393897	WESTCHESTER FIRE INSURANCE COMPANY	UNITED STATES	09/21/07	09/10/12	USD	16,000,000.00	16,000,000.00

TPTS-537332	537332	AIRPORT 100 NO. 2, L.L.C.	UNITED STATES	02/13/09	08/27/12	USD	500,000.00	500,000.00

OCOS-702862	BMTO3448251S	CHARTIS INSURANCE COMPANY OF CANADA		09/13/11	09/12/12	USD	150,000.00	150,000.00

Wells Fargo Reference	Client Reference	Beneficiary Name	Beneficiary State/Country	Date LC Open	Expiry Date	Currency	Outstanding	Outstanding USD Equivalent

SC101060U	SI071306HOMEC3A1	FLORIDA SELF-INSURERS GUARANTY ASS.	USA	07/28/06	12/13/12	USD	100,000.00	100,000.00

SC100490U	SI081905HOME7A6A	THE TRAVELERS INDEMNITY COMPANY	USA	08/22/05	11/04/12	USD	250,000.00	250,000.00

Schedule 1.2

to Credit Agreement

Schedule 1.2: Existing Liens

Judgment Liens

1.	Arrow Financial Services LLC assignee of Household Bank v. HD Supply, Inc., Writ of Fieri Facias in the State Court of Cobb County, Georgia, judgment dated July 22, 2008, recorded in Lien Book 31, Page 700 in the amount of $5,055.96, plus future interest upon said principal amount from the date of judgement. Civil Action File No. 08-G-1120.

2.	State of Georgia Cobb County v. HD Supply Support Services, Inc., Fieri Facias in the State Court of Cobb County, Georgia, judgment dated February 2, 2010, recorded in Lien Book 47, Page 3033 in the amount of $6,135.38, plus interest to be charged from the judgement date, advertising and other costs. Property Location: 3100 Cumberland Boulevard, Suite 1460 Atlanta, Georgia. Fi Fa No. P90819582.

6

Schedule 4.16(a)

to Credit Agreement

Schedule 4.16(a): DDAs

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
National Waterworks, Inc Concentrator	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	3756670095	Bank of America	Jeff Reamer	770-510-4050

Creative Touch Interiors, Inc. Concentrator	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	4426491244	Bank of America	Jeff Reamer	770-510-4050

Utilities Depository	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	4426593210	Bank of America	Jeff Reamer	770-510-4050

HD Supply Master	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	4426430988	Bank of America	Jeff Reamer	770-510-4050

HD Supply Master	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	4426333548	Bank of America	Jeff Reamer	770-510-4050

Metals, Inc Disbursement	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	3299969891	Bank of America	Jeff Reamer	770-510-4050

National Waterworks, Inc Merchant Acct	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	3756670082	Bank of America	Jeff Reamer	770-510-4050

7

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
Creative Touch Interiors, Inc. Disbursement	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	3299059305	Bank of America	Jeff Reamer	770-510-4050

Creative Touch Interiors, Inc. Depository	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	4426491257	Bank of America	Jeff Reamer	770-510-4050

National Waterworks, Inc Disbursement	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	3299832594	Bank of America	Jeff Reamer	770-510-4050

WaterWorks Disbursements	601 Peachtree Street Mail Code GA1-006-04-31 Atlanta, GA 30308	3359327197	Bank of America	Jeff Reamer	770-510-4050

WhiteCap Const Supply Cash/Check Deposits	9999 Bishop Street, 11th Floor, Honolulu, HI 96813	01-183559	First Hawaiian	Lia Tsukazaki	(808) 525-6201

HD Supply Master	10 S. Dearborn Street, 9th Floor, Mail Code IL 1-0198, Chicago, IL 60603-2003	758672927	JPMC	Donna Robbins	866 768 5489 opt 2

Utility Supply of America Inc dba USA Blue Book Concentrator/Depository	10 S. Dearborn Street, 9th Floor, Mail Code IL 1-0198, Chicago, IL 60603-2003	699287132	JPMC	Donna Robbins	866 768 5489 opt 2

Unity Supply of America Inc dba USA Blue Book Disbursement	10 S. Dearborn Street, 9th Floor, Mail Code IL 1-0198, Chicago, IL 60603-2003	699287439	JPMC	Donna Robbins	866 768 5489 opt 2

8

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
HD Supply Canada Grafton; Disb/Dep—CAD	175 From Street, Belleville, Ontario, Canada, K8N2Y9	401620059412	Scotia Bank	Andrew Wright	(613) 967-6571 ext 8005

HD Supply Canada Grafton; Disb/Dep—CAD	175 From Street, Belleville, Ontario, Canada, K8N2Y9	401620022918	Scotia Bank	Andrew Wright	(613) 967-6571 ext 8005

HD Supply Canada Grafton; Disb/Dep—USD	175 From Street, Belleville, Ontario, Canada, K8N2Y9	478860044016	Scotia Bank	Andrew Wright	(613) 967-6571 ext 8005

HD Supply Canada Grafton; Savings—CAD	175 From Street, Belleville, Ontario, Canada, K8N2Y9	000000015272740	Scotia Bank	Andrew Wright	(613) 967-6571 ext 8005

HD Supply Concentrator	Mail Code GA-ATL-1961, 303 Peachtree Center Avenue, Suite 225, Atlanta, GA 30303	8801196331	SunTrust	Lee Duke	404-230-5407

HD Supply Charitable Fund	Mail Code GA-ATL-1961, 303 Peachtree Center Avenue, Suite 225, Atlanta, GA 30303	1000071598725	SunTrust	Lee Duke	404-230-5407

Electrical Check Disbursements	Mail Code GA-ATL-1961, 303 Peachtreet Center Avenue, Suite 225, Atlanta, GA 30303	8800624523	SunTrust	Lee Duke	404-230-5407

9

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
HD Supply, Inc. Disbursements	Mail Code GA-ATL-1961, 303 Peachtree Center Avenue, Suite 225, Atlanta, GA 30303	8800620968	SunTrust	Lee Duke	404-230-5407

HD Supply, Inc. ACH Disbursements	Mail Code GA-ATL-1961 303 Peachtree Center Avenue, Suite 225, Atlanta, GA 30303	1000031306722	SunTrust	Lee Duke	404-230-5407

ACH Garnishment Disbursements	Mail Code GA-ATL-1961 303 Peachtree Center Avenue, Suite 225, Atlanta, GA 30303	1000071599723	SunTrust	Lee Duke	404-230-5407

Check Garnishments Disbursements	Mail Code GA-ATL-1961 303 Peachtree Center Avenue, Suite 225, Atlanta, GA 30303	8800622907	SunTrust	Lee Duke	404-230-5407

HD Supply of Canada; Master—CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5326013	Toronto Dominion	Ketty Burton	416-982-5949

HD Supply of Canada Savings	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5353193	Toronto Dominion	Ketty Burton	416-982-5949

HD Supply of Canada; Master—USD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-7375566	Toronto Dominion	Ketty Burton	416-982-5949

10

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
Brafasco deposit—CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5274536	Toronto Dominion	Ketty Burton	416-982-5949

Brafasco Disbursement—CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5280951	Toronto Dominion	Ketty Burton	416-982-5949

Litemor Operating—CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5253938	Toronto Dominion	Ketty Burton	416-982-5949

Litemor Lockbox	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5340261	Toronto Dominion	Ketty Burton	416-982-5949

HD Commercial Direct CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-0434545	Toronto Dominion	Ketty Burton	416-982-5949

HD Commercial Direct CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-0434561	Toronto Dominion	Ketty Burton	416-982-5949

Brafasco Operating—USD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-7364890	Toronto Dominion	Ketty Burton	416-982-5949

HD Commercial Direct USD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-7340568	Toronto Dominion	Ketty Burton	416-982-5949

11

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
Litemor Operating—USD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-7363754	Toronto Dominion	Ketty Burton	416-982-5949

Sunbelt Supply Sunbelt Disb—CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5340288	Toronto Dominion	Ketty Burton	416-982-5949

Sunbelt Supply Polar Disb—CAD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-5340296	Toronto Dominion	Ketty Burton	416-982-5949

Sunbelt Supply Sunbelt Disb—USD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-7384522	Toronto Dominion	Ketty Burton	416-982-5949

Sunbelt Supply Polar Disb—USD	100 Wellington Street West, 26th Floor, Toronto, Ontario, M5K 1A2	1020-7384530	Toronto Dominion	Ketty Burton	416-982-5949

HD Supply Master	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	2000036896419	Wells Fargo	Vivian Autry	404-214-1644

HD Investment Holdings, Inc	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	2000040987178	Wells Fargo	Vivian Autry	404-214-1644

Cox Lumber Co; W/C Funding	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	2000041716542	Wells Fargo	Vivian Autry	404-214-1644

12

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
Hughes Supply Inc. Concentrator	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	2079900421666	Wells Fargo	Vivian Autry	404-214-1644

HD Supply Electrical Depository	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	2000042903079	Wells Fargo	Vivian Autry	404-214-1644

HD Supply Benefit Funding Disbursement	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	2000040998714	Wells Fargo	Vivian Autry	404-214-1644

Hughes Supply Inc Utilities Disbursement	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	2079900532102	Wells Fargo	Vivian Autry	404-214-1644

White Cap Industries Cash/Check Deposits	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4100067578	Wells Fargo	Vivian Autry	404-214-1644

HDS Master	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4121555213	Wells Fargo	Vivian Autry	404-214-1644

Maintenance Warehouse Operating	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4121714406	Wells Fargo	Vivian Autry	404-214-1644

HD Supply, Inc Disbursement	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	9600088458	Wells Fargo	Vivian Autry	404-214-1644

13

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
Maintenance Depository	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4496859257	Wells Fargo	Vivian Autry	404-214-1644

Contractor’s Warehouse Merchant Account	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4121140263	Wells Fargo	Vivian Autry	404-214-1644

Contractor’s Warehouse Payables	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4121140271	Wells Fargo	Vivian Autry	404-214-1644

White Cap Industries Concentrator	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4100067610	Wells Fargo	Vivian Autry	404-214-1644

White Cap Industries Disbursement	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	9600044724	Wells Fargo	Vivian Autry	404-214-1644

Ironman d/b/a Crown Bolt Master	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4121144844	Wells Fargo	Vivian Autry	404-214-1644

Ironman d/b/a Crown Bolt Disbursement	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	9600056761	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944802578	Wells Fargo	Vivian Autry	404-214-1644

14

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944734268	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944458645	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944458660	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944458603	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944458652	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944458637	Wells Fargo	Vivian Autry	404-214-1644

15

Schedule 4.16(a)

to Credit Agreement

Account Name	Address	Bank Account Number	Bank Name	Contact Person	Contact Number
BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944458629	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4944458595	Wells Fargo	Vivian Autry	404-214-1644

BOSOX ACQUISITION SUB, LLC DBA CONTRACTORS WAREHOUSE DISB ACCT	171 17th Street, NW, 2nd Floor Atlanta, GA 30363	4945414761	Wells Fargo	Vivian Autry	404-214-1644

HDS IP Holding LLC., Operating/Checking	P. O. Box 50401, Henderson, NV 89016	501002423058	Bank of America	Zachary Loker	702-598-3738

HDS IP Holding, Operating/Checking	P. O. Box 50401, Henderson, NV 89016	501002423061	Bank of America	Zachary Loker	702-598-3738

16

Schedule 5.4

to Credit Agreement

Schedule 5.4: Consents Required

None.

Schedule 5.6

to Credit Agreement

Schedule 5.6: Litigation

The Internal Revenue Service has issued letters proposing to disallow certain of our deductions and the carryback of certain of our net operating losses to taxable years during which we were a member of Home Depot’s U.S. federal consolidated income tax return. We are estimating, based on such proposed disallowance, a proposed assessment of significant amounts of tax liabilities. The carryback of the net operating losses was made in accordance with (and subject to the terms of) an agreement entered into between our ultimate parent corporation, HDS Investment Holding, Inc., and Home Depot.

Schedule 5.8

to Credit Agreement

Schedule 5.8: Mortgaged Properties

	Address	City	State
1.	3209 Highway 161	North Little Rock	AR
2.	2140 W. Williams Dr.	Phoenix	AZ
3.	10641 Scripps Summit Ct.	San Diego	CA
4.	200 Jennings St.	San Francisco	CA
5.	3301 Lewiston St.	Aurora	CO
6.	3881 Old Winter Garden Rd., Ste. C, D/ 590 Ferguson Dr./ 594 Ferguson Dr./ 600 Ferguson Dr.	Orlando	FL
7.	508 W. Central Blvd.	Orlando	FL
8.	511 W. Pine St.	Orlando	FL
9.	2001 S. Andrews Ave.[1]	Fort Lauderdale	FL
10.	12291 Towne Lake Dr.	Fort Myers	FL
11.	787 Windsor St. SW	Atlanta	GA
12.	780 Windsor St. SW	Atlanta	GA
13.	109 Bunch Rd.	Jackson	GA
14.	13345 Lakefront Dr.	Earth City	MO
15.	1805 Borman Circle Dr.	Saint Louis	MO
16.	9151 SE McBrod Ave.	Milwaukie	OR
17.	9191 Gulf Fwy. (I-45)	Houston	TX
18.	1100 Technology Park Dr.	Glen Allen	VA

[1]

The Real Property located at 2001 S. Andrews Avenue, Fort Lauderdale, FL shall not be included as a Mortgaged Property if it is sold or is subject to a contract of sale by the date Mortgages are required to be delivered to the Administrative Agent pursuant to subsection 7.12(b) of the Credit Agreement. If this property is not under contract or sold by such time, this property shall become a Mortgaged Property and the company shall have 60 days to deliver a mortgage and other documents required by the Credit Agreement.

Schedule 5.15

to Credit Agreement

Schedule 5.15: Subsidiaries

Subsidiary	Jurisdiction of Formation	Owner	Percentage of Ownership
Brafasco Holdings II, Inc.	Delaware	HD Supply Holdings, LLC	100%

Brafasco Holdings, Inc.	Delaware	Brafasco Holdings II, Inc.	100%

HD Builder Solutions Group, LLC	Delaware	HD Supply Holdings, LLC	100%

HD Supply Construction Supply Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply Distribution Services, LLC	Delaware	HD Supply Holdings, LLC	100%

HD Supply Facilities Maintenance Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply GP & Management, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply Repair & Remodel, LLC	Delaware	HD Supply Holdings, LLC	100%

HD Supply Support Services, Inc.	Delaware	HD Builder Solutions Group, LLC	Class A: 9.09 Class B: 2.00	% %
		HD Supply Distribution Services, LLC	Class A: 9.09 Class B: 0.92	% %
		HD Supply Fasteners & Tools, Inc.	Class A: 9.09 Class B: 0.92	% %
		HD Supply Repair & Remodel, LLC	Class A: 9.09 Class B: 1.07	% %
		HD Supply GP & Management, Inc.	Class A: 0.64 Class B: 0.95	% %
		HD Supply Holdings, LLC	Class A: 41.66 Class B: 63.84	% %
		White Cap Construction Supply, Inc.	Class A: 8.01 Class B: 13.06	% %
		HD Supply Construction Supply Group, Inc.	Class A: 0.11 Class B: 0.18	% %
		HD Supply Facilities Maintenance Group, Inc.	Class A: 5.00 Class B: 12.77	% %
		HD Supply Utilities, Ltd.	Class A: 3.96 Class B: 1.82	% %
		HD Supply Waterworks, Ltd.	Class A: 4.26 Class B: 2.47	% %
HD Supply Utilities Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply Waterworks Group, Inc.	Delaware	HD Supply Holdings, LLC	100%

Schedule 5.15

to Credit Agreement

Subsidiary	Jurisdiction of Formation	Owner	Percentage of Ownership
HSI IP, Inc.	Delaware	HD Supply Holdings, LLC	100%

ProValue, LLC	Delaware	HD Supply Support Services, Inc.	100%

Sunbelt Supply Canada, Inc.	Delaware	HD Supply Holdings, LLC	100%

White Cap Construction Supply, Inc.	Delaware	HD Supply Construction Supply Group, Inc.	100%

Williams Bros. Lumber Company, LLC	Delaware	HD Supply Holdings, LLC	100%

Cox Lumber Co.	Florida	Williams Bros. Lumber Co., LLC	100%

HD Supply Construction Supply, Ltd.	Florida	HD Supply GP & Management, Inc.	1%
		HD Supply Construction Supply Group, Inc.	1.2005%
		HD Supply Holdings, LLC	9.7436%
		White Cap Construction Supply, Inc.	88.0559%

HD Supply Electrical, Ltd.	Florida	HD Supply Holdings, LLC	99%
		HD Supply GP & Management, Inc.	1%

HD Supply Facilities Maintenance, Ltd.	Florida	HD Supply Facilities Maintenance Group, Inc.	28.6064%
		HD Supply GP & Management, Inc.	1%
		HD Supply Holdings, LLC	70.3936%

HD Supply Holdings, LLC	Florida	HD Supply, Inc.	100%

HD Supply Management, Inc.	Florida	HD Supply Holdings, LLC	100%

HD Supply Utilities, Ltd.	Florida	HD Supply Utilities Group, Inc.	43.4938%
		HD Supply GP & Management, Inc.	1%
		HD Supply Holdings, LLC	55.5062%

Schedule 5.15

to Credit Agreement

Subsidiary	Jurisdiction of Formation	Owner	Percentage of Ownership
HD Supply Waterworks, Ltd.	Florida	HD Supply Waterworks Group, Inc.	99%
		HD Supply GP & Management, Inc.	1%

Madison Corner, LLC	Florida	Cox Lumber Co.	100%

Park-Emp, LLC	Florida	Cox Lumber Co.	100%

Creative Touch Interiors, Inc.	Maryland	HD Builder Solutions Group, LLC	100%

HD Supply Fasteners & Tools, Inc.	Michigan	Brafasco Holdings II, Inc.	100%

HDS IP Holding, LLC	Nevada	HD Supply Holdings, LLC	100%

HD Supply Canada Inc.	Canada	Pro Canadian Holdings I, ULC	100%

HD Supply International Holdings, Inc.	Delaware	HD Supply Holdings, LLC	100%

HD Supply International Holdings II, LLC	Delaware	HD Supply Canada Inc.	100%

NHDSA Holding, LLC	Delaware	HD Supply, Inc.	100%

NHDSA LLC	Delaware	NHDSA Holding, LLC	100%

HD Supply (Shenzhen) Company Limited	China	HD Supply (Hong Kong) Limited	100%

HD Supply (Hong Kong) Limited	Hong Kong	HD Supply International Holdings, Inc.	100%

HD Supply India Private Limited	India	HD Supply International Holdings, Inc.	50%
		HD Supply Holdings, LLC	50%

Solbelt Supply Southwest, S.A. de C.V.	Mexico	HD Supply International Holdings, Inc.	1%
		HD Supply International Holdings II, LLC	99%

Schedule 5.17

to Credit Agreement

Schedule 5.17: Environmental Matters

1.	HD Supply Electrical, Ltd – 5285 Highway Ave, Jacksonville, Florida -Site Remediation. Soil and groundwater at the site have been found to contain high levels of dichloroethene, trichloroethene, and vinyl chloride. Both on-site and off-site contamination is present. The soil and groundwater contamination at this site is believed to be the result of chlorinated solvent releases that occurred prior to the Company’s purchase of the site in 1979 or 1980. The previous owners of the site, Pan American Screw and Southern Tank operations included cleaning metal materials with chlorinated solvents in an onsite building. The site is currently enrolled Florida Brownfield program (Florida Brownfield Site Identification # BF160506001). The Remedial Action Plan for site clean-up has been approved by the state. Significant soil excavation is taking place in April 2012 under the footprint of both buildings which have been demolished. Ground water remediation is planned using chemical injection and natural attenuation. Site remediation is expected to last at least three years and possibly as long as 10 to 20 years. The current reserve for the remediation is approximately $1.5 million with an anticipated additional reserve of $1.5 million required.

2.	Storage yard parcel (Mercy Drive) – 3669 Old Winter Garden Rd, Orlando, Florida – Site Remediation. A salvage yard site was purchased that is adjacent to the Orlando facility located at 3881 Old Winter Garden Rd. HD Supply, Inc. and its subsidiaries personnel detected free product around the old oil/water separator and additional organic concentrations in ground water were detected around soil/water separators and southern-most hydraulic lift area. HD Supply, Inc. and its subsidiaries submitted a formal notice and clean-up plan to the Orange County Environmental Protection Division (OCEPD), which the OCEPD subsequently approved (Florida Department of Environmental Protection (FLDEP) Facility ID # 489101555). HD Supply, Inc. and it subsidiaries completed source removal activities in October 2005. OCEPD required post-remediation monitoring to be conducted by June 2006. HD Supply, Inc. and its subsidiaries continue to sample the groundwater quarterly. HD Supply and its subsidiaries anticipate obtaining a No Further Action determination from OCEPD and FLDEP by the end of 2012.

3.	HD Supply Repair & Remodel (Gulfbank Rd) – 8711 North Freeway, Houston, TX. An escrow account of $300K was established for this site to provide for costs for remediation of remaining on-site contaminants. The escrow was set up following the sale of the property. HD Supply, Inc. and its subsidiaries did not occupy the site at any time. The current escrow balance is approximately $135,000.

4.	HD Supply Construction Supply. California’s South Coast Air Quality Management District is investigating HD Supply, Inc.’s subsidiaries’ compliance with regulations regarding VOC content and labeling requirements with respect to some of the products they distribute.

Schedule 6.1(c)

to Credit Agreement

Schedule 6.1(c): Lien Searches

Entity	State of Incorporation of Organization
HD Supply, Inc.	Delaware
Brafasco Holdings II, Inc.	Delaware
Brafasco Holdings, Inc.	Delaware
HD Builder Solutions Group, LLC	Delaware
HD Supply Construction Supply Group, Inc.	Delaware
HD Supply Distribution Services, LLC	Delaware
HD Supply Facilities Maintenance Group, Inc.	Delaware
HD Supply GP & Management, Inc.	Delaware
HD Supply Repair & Remodel, LLC	Delaware
HD Supply Support Services, Inc.	Delaware
HD Supply Utilities Group, Inc.	Delaware
HD Supply Waterworks Group, Inc.	Delaware
HSI IP, Inc.	Delaware
ProValue, LLC	Delaware
Southwest Stainless, L.P.	Delaware
Sunbelt Supply Canada, Inc.	Delaware
White Cap Construction Supply, Inc.	Delaware
Williams Bros. Lumber Company, LLC	Delaware
Cox Lumber Co.	Florida

Entity	State of Incorporation of Organization
HD Supply Construction Supply, Ltd.	Florida
HD Supply Electrical, Ltd.	Florida
HD Supply Facilities Maintenance, Ltd.	Florida
HD Supply Holdings, LLC	Florida
HD Supply Management, Inc.	Florida
HD Supply Utilities, Ltd.	Florida
HD Supply Waterworks, Ltd.	Florida
Madison Corner, LLC	Florida
Park-Emp, LLC	Florida
Creative Touch Interiors, Inc.	Maryland
HD Supply Fasteners & Tools, Inc.	Michigan
HDS IP Holding, LLC	Nevada
HD Supply Canada Inc.	Canada
Pro Canadian Holdings I, ULC	Canada
HD Supply International Holdings, Inc.	Delaware
HD Supply International Holdings II, LLC	Delaware
NHDSA Holding, LLC	Delaware
NHDSA, LLC	Delaware

Schedule 7.12(a)

to Credit Agreement

Schedule 7.12(a): Security Perfection

None.

Schedule 7.12 (b)(ii)

to Credit Agreement

Schedule 7.12 (b)(ii): Real Property Opinions

Arkansas

Arizona

California

Colorado

Florida

Georgia

Missouri

Oregon

Texas

Virginia

Schedule 7.12 (b)(iii)

to Credit Agreement

Schedule 7.12 (b)(iii): Title Insurance Policy Amounts

	Address	City	State	Amount to be Insured (in U.S. Dollars)
1.	3209 Highway 161	North Little Rock	AR	1,761,666.50
2.	2140 W. Williams Dr.	Phoenix	AZ	977,570.00
3.	10641 Scripps Summit Ct.	San Diego	CA	30,236,686.70
4.	200 Jennings St.	San Francisco	CA	9,341,414.50
5.	3301 Lewiston St.	Aurora	CO	5,230,940.00
6.	3881 Old Winter Garden Rd., Ste. C, D/ 590 Ferguson Dr./ 594 Ferguson Dr./ 600 Ferguson Dr.	Orlando	FL	15,886,599.30
7.	508 W. Central Blvd.	Orlando	FL	487,546.40
8.	511 W. Pine St.	Orlando	FL	100,963.50
9.	2001 S. Andrews Ave.	Fort Lauderdale	FL	2,164,459.00
10.	12291 Towne Lake Dr.	Fort Myers	FL	1,641,542.10
11.	787 Windsor St. SW	Atlanta	GA	429,000.00
12.	780 Windsor St. SW	Atlanta	GA	421,740.00
13.	109 Bunch Rd.	Jackson	GA	3,954,163.40
14.	13345 Lakefront Dr.	Earth City	MO	3,819,200.00
15.	1805 Borman Circle Dr.	Saint Louis	MO	1,242,890.00
16.	9151 SE McBrod Ave.	Milwaukie	OR	2,549,148.80
17.	9191 Gulf Fwy. (I-45)	Houston	TX	1,768,704.30
18.	1100 Technology Park Dr.	Glen Allen	VA	2,888,050.00

EXHIBIT A TO

ABL CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto. Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement.

            (the “Assignor”) and             (the “Assignee”) agree as follows:

1.	The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the ABL Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the ABL Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.

The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the ABL Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the ABL Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Parent Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the ABL Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)1].

3.	The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the ABL Credit Agreement, together with copies of the financial statements referred to in subsection 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the ABL Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the ABL Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 10.6 of the ABL Credit Agreement; and (f) agrees that it will be bound by the provisions of the ABL Credit Agreement and will perform in accordance with the terms of the ABL Credit Agreement all the obligations which by the terms of the ABL Credit Agreement are required to be performed by it as a Lender, including its obligations

[1]	Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

pursuant to subsection 11.16 of the ABL Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 4.11(b) of the ABL Credit Agreement.

4.	The Assignor hereby assign and the Assignee hereby accepts all of the Assignor’s rights and obligations as party to the Base Intercreditor Agreement and the Assignee agrees (i) that its interest in the Loans and the other Obligations being assigned hereunder is subject to the terms of the Base Intercreditor Agreement and (ii) that such Assignee shall be deemed to be a party to the Base Intercreditor Agreement as if it was a signatory thereto.

5.	Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to subsection 11.6 of the ABL Credit Agreement, effective as of , 20[ ] (the “Transfer Effective Date”) (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

6.	Upon such acceptance and recording, from and after the Transfer Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.	From and after the Transfer Effective Date, (a) the Assignee shall be a party to the ABL Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the ABL Credit Agreement, but shall nevertheless continue to be entitled to the benefits (and bound by any related obligations) of subsections 4.10, 4.11, 4.12, 11.5 and 11.16 and the obligations of Section 4.13 thereof.

8.	Notwithstanding any other provision hereof, if the consents of the Parent Borrower and the Agent hereto are required under subsection 11.6 of the ABL Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

9.	THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.	This Assignment and Acceptance may be executed in any number of counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or “tif”)) and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached the same document. Delivery of an executed counterpart of this Assignment and Acceptance by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1 to the

Assignment and Acceptance

Re: ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans under Credit Facility for all Lenders		Amount of Commitment/ Loans under Credit Facility Assigned
	.	%	$

[NAME OF ASSIGNEE]			[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

A-1-1

Accepted for recording in the Register:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

Consented To:

[BORROWER]

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:
Name:
Title:

GE CANADA FINANCE HOLDING COMPANY, as Canadian Agent

By:
Name:
Title:

A-1-2

EXHIBIT B TO

ABL CREDIT AGREEMENT

FORM OF JOINDER

ABL JOINDER AGREEMENT, dated as of [            ] (this “Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), and certain operating subsidiaries of the Parent Borrower signatory hereto (each such subsidiary, a “Joining Borrower”) and consented to by the other Loan Parties (as hereinafter defined), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders (the “U.S. ABL Collateral Agent”), GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent”) and Canadian collateral agent (the “Canadian Collateral Agent”) in each case for the banks and other financial institutions (the “Lenders”) from time to time parties to the ABL Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Parent Borrower, the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and the Canadian Collateral Agent are parties to the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), among the Parent Borrower, the Lenders, the Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the other parties thereto.

WHEREAS, pursuant to the ABL Credit Agreement and in consideration of, among other things, the making available to each of the Joining Borrowers of an asset-based revolving credit facility under the ABL Credit Agreement, each of the Joining Borrowers wishes to become a party to the ABL Credit Agreement and assume all the rights, obligations, covenants, agreements, duties and liabilities of a “Borrower” thereunder and under or with respect to any Notes, any Letters of Credit and any of the other Loan Documents (in each case as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement.

2.	Joinder of Agreements and Obligations. Effective as of the date hereof, each of the Joining Borrowers hereby becomes a party to the ABL Credit Agreement and expressly assumes, confirms and agrees to perform and observe all of the indebtedness, obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of a “Borrower” thereunder and under or with respect to, any Notes, any Letters of Credit and any of the other Loan Documents to which a Borrower is a party in its capacity as “Borrower” as fully as if each Joining Borrower were originally a signatory in the capacity of a “Borrower” thereto; provided, however, that Parent Borrower understands and agrees that such joinder shall not be effective with respect to, or in any way obligate the Joining Borrowers to perform and observe any of the indebtedness, obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties or liabilities of Parent Borrower under or with respect to the ABL Credit Agreement and under or with respect to, any Notes, any Letters of Credit and any of the other Loan Documents to which the Parent Borrower is a party. At all times after the effectiveness of such joinder, all references to a “Borrower” in the ABL Credit Agreement, any Notes, any Letter of Credit or any of the other Loan Documents and any and all certificates and other documents executed by a Borrower in connection therewith shall be deemed to include references to each Joining Borrower, as more fully described in the ABL Credit Agreement.

3.	Amendment to ABL Credit Agreement. The ABL Credit Agreement is hereby deemed to be amended to the extent, but only to the extent, necessary to effect the joinder provided for hereby. Except as expressly amended, modified and supplemented hereby, the provisions of the ABL Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

4.	Affirmation of Loan Documents. Each of the other Loan Parties signatory hereto hereby consents to the execution and delivery of this Agreement and confirms, reaffirms and restates its obligations under each of the Loan Documents to which it is a party pursuant to the terms hereof.

5.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

7.	Section Headings. The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

8.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.	WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[The Remainder of This Page is Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.

HD SUPPLY, INC.

By:
Name:
Title:

[LOAN PARTIES], as Joining Borrower

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and U.S. ABL Collateral Agent

By:
Name:
Title:

GE CANADA FINANCE HOLDING COMPANY, as Canadian Agent and Canadian Collateral Agent

By:
Name:
Title:

EXHIBIT C-1 TO

ABL CREDIT AGREEMENT

FORM OF CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

made by

HD SUPPLY CANADA INC.,

as the Canadian Borrower

- and -

PRO CANADIAN HOLDINGS I, ULC

- and -

The several Subsidiary Guarantors signatory hereto,

in favour of

GE CANADA FINANCE HOLDING COMPANY,

as Canadian Agent and Canadian Collateral Agent

Dated as of April 12, 2012

-i-

SCHEDULES
1	Notice Addresses of Guarantors
2	Pledged Stock
3	Perfection Matters
4	Location of Jurisdiction of Organization
5	Intellectual Property
6	Contracts
ANNEXES
1	Acknowledgment and Consent of Issuers who are not Grantors
2	Assumption Agreement
3	Supplemental Agreement

-ii-

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 12, 2012, among HD SUPPLY CANADA INC., an Ontario amalgamated corporation (the “Canadian Borrower”), PRO CANADIAN HOLDINGS I, ULC, a Nova Scotia unlimited company (“Holdings ULC”) and certain Subsidiary Guarantors party hereto from time to time, in favour of GE CANADA FINANCE HOLDING COMPANY, as Canadian collateral agent (in such capacity, the “Canadian Collateral Agent”) and Canadian administrative agent (in such capacity, the “Canadian Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement (as described below) as a Canadian Facility Lender (collectively, the “Canadian Facility Lenders”; individually, a “Canadian Facility Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”), among HD Supply, Inc. (the “Parent Borrower”), the several Subsidiary Borrowers that are or may become parties thereto, including the Canadian Borrower, (together with the Parent Borrower, collectively, the “ABL Borrowers”), the several banks and other financial institutions from time to time parties thereto (as further defined in the ABL Credit Agreement, the “ABL Lenders”), General Electric Capital Corporation, as administrative agent (in such capacity, the “ABL Administrative Agent”) and as collateral agent (in such capacity, the “ABL Collateral Agent”) for the Lenders thereunder, the Canadian Agent and Canadian Collateral Agent for the Canadian Facility Lenders, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the ABL Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Cash Flow Credit Agreement”), among HD Supply, Inc. (in its specific capacity as Cash Flow Borrower, the “Cash Flow Borrower”), the several banks and other financial institutions from time to time parties thereto (as further defined in the Cash Flow Credit Agreement, the “Cash Flow Lenders”), Bank of America, N.A. as administrative agent (in such capacity, the “Cash Flow Administrative Agent”) and collateral agent (in such capacity, the “Cash Flow Collateral Agent”) for the Cash Flow Lenders, and the other parties party thereto, the Cash Flow Lenders have severally agreed to make extensions of credit to the Cash Flow Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the ABL Borrowers are members of an affiliated group of companies that includes the Canadian Borrower, Holdings ULC and any other Canadian Subsidiary of the Parent Borrower (other than any Excluded Subsidiary) that becomes a party hereto from time to time after the date hereof ( such Canadian Subsidiaries together, with the Canadian Borrower and Holdings ULC, the “Grantors”);

WHEREAS, the Cash Flow Collateral Agent, the Cash Flow Administrative Agent, the ABL Collateral Agent, the ABL Administrative Agent, and other parties thereto have entered into an Intercreditor Agreement, acknowledged by certain of the Loan Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Base Intercreditor Agreement”);

WHEREAS, each Borrower and the other Grantors are engaged in related businesses, and each such Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Cash Flow Credit Agreement and the ABL Credit Agreement; and

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the ABL Credit Agreement that each party hereto shall execute and deliver this Agreement to the Canadian Collateral Agent for the benefit of the Secured Parties (as defined below).

NOW, THEREFORE, in consideration of the premises and to induce the Canadian Agent, the Canadian Collateral Agent and the Canadian Facility Lenders to enter into the ABL Credit Agreement and to induce the Canadian Facility Lenders to make their respective extensions of credit to the Borrowers thereunder, and in consideration of the receipt of other valuable consideration (which receipt is hereby acknowledged), each Grantor hereby agrees with the Canadian Agent and the Canadian Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1 DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement, and the following terms that are defined in the PPSA (as in effect on the date hereof) are used herein as so defined: Account, Chattel Paper, Certificated Security, Consumer Goods, Documents of Title, Equipment, Financial Assets, Goods, Instrument, Intangible, Inventory, Investment Property, Money, Proceeds, Securities Account, Securities Intermediary, Security, Security Certificate, Security Entitlement and Uncertificated Security.

(b) The following terms shall have the following meanings:

“ABL Credit Agreement”: as defined in the recitals hereto.

“Accounts”: all accounts (as defined in the PPSA) of each Grantor, including, without limitation, all Accounts (as defined in the ABL Credit Agreement) and Accounts Receivable of such Grantor, but excluding in any event all Accounts that have been sold or otherwise transferred (and not transferred back to the Grantor) in connection with a Special Purpose Financing.

“Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an Instrument or Chattel Paper.

“Additional Agent”: as defined in the Base Intercreditor Agreement.

“Adjusted Net Worth”: of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document).

“Agreement”: this Canadian Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in subsection 9.7 hereof.

“Bank Products Affiliate”: any Person who (i) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Bank Products Agreement, or on the date hereof, or at the time of the designation referred to in the following clause (iii) and (iii) has been designated by the Parent Borrower for and on behalf of the Canadian Borrowers in accordance with subsection 8.4 hereof (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement)).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (i) treasury services, (ii) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (iii) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (iv) other similar banking products or services as may be requested by any Grantor (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (i) through (iii) of this definition).

“Bankruptcy Case”: (i) the Parent Borrower or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, Canadian or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver-manager, interim receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Borrower”: as defined in the ABL Credit Agreement.

“Borrower Obligations”: with respect to any Canadian Borrower, the collective reference to: all obligations and liabilities of such Canadian Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Canadian Facility Revolving Credit Loans and Reimbursement Obligations with respect to Canadian Facility Letters of Credit and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Canadian Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Canadian Facility Revolving Credit Loans, the Reimbursement Obligations with respect to Canadian Facility Letters of Credit, and all other obligations and liabilities of such Canadian

Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the ABL Credit Agreement, the Canadian Facility Revolving Credit Loans, the Canadian Facility Letters of Credit, the other Loan Documents, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Canadian Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the ABL Credit Agreement or any other Loan Document), (ii) amounts payable in connection with any such Bank Products Agreement or (iii) a termination of any transaction entered into pursuant to any such Hedging Agreement.

“Canadian Agent”: as defined in the preamble hereto.

“Canadian Borrowers”: the collective reference to the Canadian Borrower and each entity organized under the laws of Canada or any province or other political subdivision thereof that becomes a Borrower under the ABL Credit Agreement pursuant to a Joinder Agreement, together with their respective successors and assigns.

“Canadian Collateral Agent”: as defined in the preamble hereto.

“Canadian Facility Lenders”: as defined in the preamble hereto.

“Cash Flow Administrative Agent”: as defined in the recitals hereto.

“Cash Flow Borrower”: as defined in the recitals hereto.

“Cash Flow Collateral Agent”: as defined in the ABL Credit Agreement.

“Cash Flow Credit Agreement”: as defined in the recitals hereto.

“Cash Flow Lenders”: as defined in the recitals hereto.

“Collateral”: as defined in Section 3 hereof; provided that, for purposes of subsection 6.5 and Section 8, “Collateral” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Collateral Account Bank”: any bank or an Affiliate thereof which at all times is a Lender as selected by the relevant Grantor and consented to in writing by the Canadian Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Canadian Collateral Agent for the benefit of the Secured Parties.

“Commitments”: the collective reference to (i) each Canadian Facility Lender’s obligation to make Canadian Facility Revolving Credit Loans pursuant to the ABL Credit Agreement and (ii) the obligation of the Canadian Facility Issuing Lender to issue Canadian Facility Letters of Credit to the Canadian Borrowers pursuant to subsection 3.1 of the ABL Credit Agreement.

“Concentration Account”: as defined in the ABL Credit Agreement.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof (except for contracts listed on Schedule 6 hereto), to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Copyright of such Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, any license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian copyrights, whether or not the underlying works of authorship have been published or registered, all Canadian copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Excluded Assets”: as defined in subsection 3.3.

“Filings”: as defined in subsection 4.2.2.

“Financing Statements”: as defined in subsection 4.2.2.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, trademark applications, trade names, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than Canada or any province, territory and other political subdivision thereof.

“Foreign Subsidiary”: for the purposes of this Agreement means, (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of Canada, including all provinces, territories and political subdivisions, thereof and (ii) any Foreign Subsidiary Holding Company (as defined in the ABL Credit Agreement).

“General Fund Account”: the general fund account of the relevant Grantor established at the same office of the Collateral Account Bank as the Collateral Proceeds Account.

“Grantors”: as defined in the recitals hereto.

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Canadian Agent or any other Secured Party that are required to be paid by the Canadian Borrowers pursuant to the terms of the ABL Credit Agreement or any other Loan Document), (ii) amounts payable in connection with any such Bank Products Agreement or (iii) a termination of any transaction entered into pursuant to any Hedging Agreement.

“Guarantors”: the collective reference to each Grantor, other than any Canadian Borrower.

“Hedging Affiliate”: any Person who (i) has entered into a Hedging Agreement with any Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Hedging Agreement or on the date hereof, or at the time of the designation referred to in the following clause (iii), and (iii) has been designated by the Parent Borrower for and on behalf of any of the Canadian Borrowers in accordance with subsection 8.4 hereof (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement, as applicable)).

“Hedging Agreement”: any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, including, without limitation, any Interest Rate Agreement, Commodities Agreement or Currency Agreement.

“Holdings ULC”: as defined in the preamble hereto.

“Industrial Design License”: with respect to any Grantor, all written agreements of such Grantor providing for the grant by or to such Grantor of any right under any Industrial Design, other than agreements with any Person that is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Industrial Designs”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to (a) all industrial designs, including, without limitation all industrial designs identified on Schedule 5 hereto and all renewals and extensions thereof, (b) all registrations and recordings thereof and all applications that have been or shall be made or filed in Canada or any other country or political subdivision thereof and all records thereof and all reissues, extensions or renewals thereof, and (c) all Canadian common law and other rights in the above.

“Instruments”: as defined in the PPSA, but excluding the Pledged Securities.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licences.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $3,000,000 evidencing loans made by such Grantor to the Parent Borrower or any of its Subsidiaries.

“Intercreditor Agreements”: (i) the Base Intercreditor Agreement and (ii) any other intercreditor agreement that may be entered into in the future by the Canadian Collateral Agent and one or more Additional Agents and acknowledged by the Canadian Borrower and the other Grantors (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time) (upon and during the effectiveness thereof).

“Inventory”: with respect to any Grantor, all inventory (as defined in the PPSA) of such Grantor, including, without limitation, all Inventory (as defined in the ABL Credit Agreement) of such Grantor.

“Issuer”: has the meaning given to that term in the STA.

“Joinder Agreement”: as defined in the ABL Credit Agreement.

“Lender Secured Parties”: the collective reference to (i) the Canadian Agent, the Canadian Collateral Agent and each Other Representative, (ii) the Canadian Facility Lenders and the Canadian Facility Issuing Lender, and (iii) each of their respective successors and assigns and their permitted transferees and endorsees.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates, Hedging Affiliates and all successors, assigns, transferees and replacements thereof.

“Obligations”: (i) in the case of each Canadian Borrower, its Borrower Obligations and (ii) in the case of each other Guarantor, the Guarantor Obligations of such Guarantor.

“Ordinary Course Transferees”: as defined in subsection 4.2.2.

“Parent Borrower”: as defined in the recitals hereto.

“Patent Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Patent, patent application or patentable invention, other than agreements with any Person that is an Affiliate or a

Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in Canada and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Permitted Liens”: as defined in subsection 4.2.2.

“Pledged Collateral”: as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any Pledgor all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Pledgor, the shares of Capital Stock of any Issuer listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock required to be pledged hereunder by such Pledgor pursuant to subsection 7.9 of the ABL Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect (provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) any of the Capital Stock of a Subsidiary of a Foreign Subsidiary, (ii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity and (iii) any of the Capital Stock of any Unrestricted Subsidiary).

“Pledgor”: each Grantor (with respect to Pledged Securities held by such Grantor and all other Pledged Collateral of such Grantor).

“PPSA”: the Personal Property Security Act (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Secured Parties”: the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

“Security Collateral”: with respect to any Grantor, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Grantor.

“Specified Asset”: as defined in subsection 4.2.2 hereof.

“STA”: the Securities Transfer Act, 2006 (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation.

“Trade Secret Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Trade Secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trade-mark Licenses”: with respect to any Grantor, all Canadian written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any Trade-marks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade-marks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Canadian Trade-marks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trade-mark and service mark registrations, and applications for trade-mark or service mark registrations, and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i)

the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in Canada and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in Canada, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trade-mark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“ULC”: an Issuer that is an unlimited company or unlimited liability company.

“ULC Laws”: the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), and all laws of Nova Scotia and Alberta related to ULCs.

“ULC Shares”: shares or other equity interests in the Capital Stock of a ULC.

Other Definitional Provisions.

(c) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral or any part thereof, when used in relation to a Grantor shall refer to such Grantor’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(f) All references in this Agreement to any of the property described in the definition of the term “Collateral”, “Pledged Collateral” or “Security Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral, Pledged Collateral or Security Collateral, respectively.

SECTION 2 GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Canadian Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by each Canadian Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of such Borrower Obligations of such Canadian Borrower owed to the applicable Secured Parties.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal, state or provincial laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in the following subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c) Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Canadian Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash, no Canadian Facility Letter of Credit shall be outstanding (except for Canadian Facility Letters of Credit that have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the ABL Credit Agreement any of the Canadian Borrowers may be free from any Borrower Obligations, (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Parent Borrower or a Restricted Subsidiary) as permitted under the ABL Credit Agreement, or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of the ABL Credit Agreement.

(e) No payment made by any Canadian Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Canadian Agent or any other Secured Party from any of the Canadian Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Canadian Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit, all other Borrower Obligations then due and owing, are paid in full in cash, no Canadian Facility Letter of Credit shall be outstanding (except for Canadian Facility Letters of Credit that have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments are terminated, (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Parent Borrower or a Restricted Subsidiary) as permitted under the ABL Credit Agreement, or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of the ABL Credit Agreement.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worth of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each

Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Canadian Agent and the other Secured Parties, and each Guarantor shall remain liable to the Canadian Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Canadian Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Canadian Collateral Agent or any other Secured Party against any Canadian Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Canadian Collateral Agent or any other Secured Party for the payment of any Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Canadian Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Canadian Collateral Agent and the other Secured Parties by the Canadian Borrowers on account of the Borrower Obligations are paid in full in cash, no Canadian Facility Letter of Credit shall be outstanding (except for Canadian Facility Letters of Credit that have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Canadian Facility Letter of Credit shall remain outstanding (and shall not have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the Canadian Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Canadian Collateral Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Canadian Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Canadian Collateral Agent may determine.

2.4 Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Canadian Collateral Agent, the Canadian Agent or any other Secured Party may be rescinded by the Canadian Collateral Agent, the Canadian Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Canadian Collateral Agent, the Canadian Agent or any other Secured Party, and the ABL Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Canadian Collateral Agent or the Canadian Agent (or the Required Lenders or the applicable Lenders(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Canadian Collateral Agent, the Canadian Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Canadian Collateral Agent, the Canadian Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Canadian Collateral Agent, the Canadian Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any Canadian Borrower and any of the Guarantors, on the one hand, and the Canadian Collateral Agent, the Canadian Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Canadian Borrower or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any suit for breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the ABL Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Canadian Collateral Agent, the Canadian Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Canadian Borrowers against the Canadian Collateral Agent, the Canadian Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, taking, or release of Collateral, (e) any change in the structure or existence of the Canadian Borrowers, (f) any application of Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Canadian Collateral Agent, the Canadian Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Canadian Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Canadian Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Canadian Collateral Agent, the Canadian Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Canadian Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Canadian Collateral Agent, the Canadian Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Canadian Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Canadian Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Canadian Collateral Agent, the Canadian Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Canadian Collateral Agent, the Canadian Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Canadian Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Canadian Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Canadian Agent without set-off or counterclaim, in Canadian Dollars (or, in the case of any amount required to be paid in any other currency pursuant to the requirements of the ABL Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Canadian Agent’s office specified in subsection 11.2 of the ABL Credit Agreement or such other address as may be designated in writing by the Canadian Agent to such Guarantor from time to time in accordance with subsection 11.2 of the ABL Credit Agreement.

SECTION 3 GRANT OF SECURITY INTEREST

3.1 Grant. Each Grantor hereby assigns, mortgages, charges, grants, hypothecates and pledges, subject to existing licenses to use the Copyrights, Patents, Trade-marks, Industrial Designs and Trade Secrets granted by such Grantor in the ordinary course of business, to the Canadian Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in subsection 3.3. The term “Collateral”, as to any Grantor, means the following personal property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

(a) all Accounts;

(b) all Money (including all cash);

(c) all Chattel Paper;

(d) all Contracts;

(e) all Documents of Title;

(f) all Equipment and Goods;

(g) all Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all books and records pertaining to any of the foregoing;

(m) the Collateral Proceeds Account; and

(n) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, in the case of each Grantor, Collateral shall not include any Pledged Collateral, or any property or assets specifically excluded from Pledged Collateral.

3.2 Pledged Collateral. Each Grantor that is a Pledgor hereby grants to the Canadian Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in subsection 3.3.

3.3 Certain Exceptions. No security interest is or will be granted pursuant hereto in any right, title or interest of any Grantor under or in (collectively, the “Excluded Assets”):

(a) any Instruments, Contracts, Chattel Paper, Intangibles, Copyright Licenses, Patent Licenses, Trade-mark Licenses, Trade Secret Licenses, Industrial Design Licenses or other contracts or agreements with or issued by Persons other than the Parent Borrower, a Restricted Subsidiary or an Affiliate thereof, (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the PPSA or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

(b) any Goods or other property that would otherwise be included in the Security Collateral (and such Goods or other property shall not be deemed to constitute a part of the Security Collateral) if such Goods or other property (x) is subject to a Lien described in subsection 7.2(h) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) in respect of Purchase Money Obligations or Capitalized Lease Obligations, or a Lien described in subsection 7.2(o) (with respect to such a Lien described in subsection 7.2(h)) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), and consists of Goods or other property financed or refinanced thereby (including through any financing or refinancing of the acquisition, leasing, construction or improvement of any such assets) and/or any improvements, accessions, proceeds, dividends or distributions in respect of any such assets, and/or any other assets relating to any such assets (including to any such acquisition, leasing, construction or improvement thereof) or any such improvements, accessions, proceeds, dividends or distributions, or (y) is subject to a Lien described in subsection 7.2(h) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) in respect of Hedging Obligations, or a Lien described in subsection 7.2(o) (with respect to such a Lien described in subsection 7.2(h)) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), and consists of (i) cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions or to any Hedging Obligations, and/or (iii) any other assets consisting of, relating to or arising under or in connection with (A) any Interest Rate Agreements, Currency Agreements or Commodities Agreements or (B) any other agreements, instruments or documents related to any Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this clause (y);

(c) any property that (A) would otherwise be included in the Security Collateral (and such property shall not be deemed to constitute a part of the Security Collateral) if such property (x) has been sold or otherwise transferred in connection with (i) a Special Purpose Financing, (ii) a Sale and Leaseback Transaction the proceeds of which are applied pursuant to subsection 3.4 of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) if and to the extent required thereby or (iii) an Exempt Sale and Leaseback Transaction, (y) constitutes the Proceeds or products of any property that has been sold or otherwise transferred pursuant to such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction (other than any payments received by such Grantor in payment for the sale and transfer of such property in such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction) or (z) is subject to any Liens securing Indebtedness incurred in compliance with subsection 7.1(b)(ix) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), or Liens permitted under subsection 7.2(k)(4) or 7.2(p)(12) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) or (B) is subject to any Permitted Lien and consists of property subject to any such sale and leaseback transaction or intangibles related thereto (but only for so long as such Liens are in place);

(d) Capital Stock which is specifically excluded from the definition of Pledged Stock by virtue of a proviso contained in the parenthetical to such definition;

(e) those assets over which the granting of security interests in such assets (i) would be prohibited by a contract permitted under the ABL Credit Agreement, by applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary, or (ii) to the extent that such security interests would result in material adverse tax consequences as reasonably determined by the Canadian Borrower;

(f) any interest in leased real property;

(g) Foreign Intellectual Property; and

(h) any vehicles and any other assets subject to the certificate of title;

provided that in this Section 3.3, “property” means all Chattel Paper, Documents of Title, Goods, Instruments, Intangibles, Investment Property and Money.

3.3.2 Each Pledgor acknowledges that certain of the Pledged Collateral of such Pledgor may now or in the future consist of ULC Shares, and that it is the intention of the Canadian Collateral Agent and each Pledgor that neither the Canadian Collateral Agent nor any other Secured Party should under any circumstances prior to realization be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the ABL Credit Agreement or any other Loan Document, where a Pledgor is the registered and beneficial owner of ULC Shares which are Pledged Collateral of such Pledgor, such Pledgor will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Canadian Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Pledgor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of share certificates representing Pledged Collateral, which shall be delivered to the Canadian Collateral Agent to hold as Pledged Collateral hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Pledgor would if such ULC Shares were not pledged to the Canadian Collateral Agent pursuant hereto. Nothing in this Agreement, the ABL Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the ABL Credit Agreement or any other Loan Document shall, constitute the Canadian Collateral Agent, any other Secured Party, or any other Person other than the applicable Pledgor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Pledgor and further steps are taken pursuant hereto or thereto so as to register the Canadian Collateral Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Canadian Collateral Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Collateral of any Pledgor without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Collateral of any Pledgor which is not ULC Shares. Except upon the exercise of rights of the Canadian Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Pledgor shall not cause or permit, or enable an Issuer that is a ULC to cause or permit, the Canadian Collateral Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Issuer; (b) have any notation entered in their favour in the share register of such Issuer; (c) be held out as shareholders or members of such Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Issuer by reason of the Canadian Collateral Agent holding the Security Interests over the ULC Shares; or (e) act as a shareholder of such Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Issuer or to vote its ULC Shares.

3.3.3 The Collateral shall not include the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest granted hereby in the Collateral, the Grantors or any of them shall stand possessed of such last day in trust to assign the same to any person acquiring such term.

3.3.4 The term “Goods” when used in this Agreement shall not include Consumer Goods of any Grantor.

3.3.5 Notwithstanding Section 3.1, any Grantor’s grant of security in Trade-marks under this Agreement shall be limited to a grant by such Grantor of a security interest in all of such Grantor’s right, title and interest in such Trade-marks.

3.3.6 Each Grantor and the Canadian Collateral Agent hereby acknowledge that (a) value has been given in respect of the security interests granted herein; (b) such Grantor has rights in the Collateral in which it has granted a security interest (other than after-acquired property); (c) this Agreement constitutes a security agreement as that term is defined in the PPSA; (d) it has not agreed to postpone the time of attachment of the security interest granted hereunder; and (e) it has received a copy of this Agreement.

3.3.1 If the Collateral is realized upon and the security interest in the Collateral is not sufficient to satisfy all of the Borrower Obligations or Guarantor Obligations, each Grantor acknowledges and agrees that, subject to the provisions of the PPSA, such Grantor shall continue to be liable for any Borrower Obligations or Guarantor Obligations, as applicable, remaining outstanding and the Canadian Collateral Agent shall be entitled to pursue full payment thereof.

SECTION 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Each Guarantor. To induce the Canadian Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the ABL Lenders to make their respective extensions of credit to the Canadian Borrowers thereunder, each Guarantor hereby represents and warrants to the Canadian Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the ABL Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Canadian Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Representations and Warranties of Each Grantor. To induce the Canadian Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Canadian Facility Lenders to make their respective extensions of credit to the Canadian Borrowers thereunder, each Grantor hereby represents and warrants to the Canadian Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1 Title; No Other Liens. Except for the security interests granted to the Canadian Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Security Collateral by the ABL Credit Agreement (including, without limitation, in respect of Liens described in the definition of “Permitted Liens” in the ABL Credit Agreement), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens. Except as set forth on Schedule 3, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Security Collateral is on file or of record in any public office in Canada, any province, territory or dependency thereof, except such as have been filed in favour of the Canadian Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are in respect of Liens permitted by the ABL Credit Agreement (including, without limitation, in respect of Liens described in the definition of “Permitted Liens” in the ABL Credit Agreement) or any other Loan Document or for which financing change statements or discharges will be delivered on the Closing Date.

4.2.2 Perfection; Priority.

(a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favour of the Canadian Collateral Agent for the benefit of the Secured Parties, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights reserved in favour of the Canadian federal, provincial or territorial government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents, upon the earlier of such Filing or the delivery to and continuing possession by the Canadian Collateral Agent of all Instruments, Chattel Paper and Documents of Title a security interest in which is perfected by possession, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Security Collateral in favour of the Canadian Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons other than Permitted Liens, and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Canadian Collateral Agent or the recording of other applicable documents in the Canadian Intellectual Property Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a short form or notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements delivered to the Canadian Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business, (ii) with respect to Intangibles only, licensees in the ordinary course of business and (iii) any other Person that is entitled to take free of the Lien pursuant to the PPSA as in effect from time to time in the relevant jurisdiction.

“Permitted Liens”: Liens permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to the definition of “Permitted Liens” in the ABL Credit Agreement.

“Specified Assets”: the following property and assets of such Grantor:

(1)	Patents, Patent Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the PPSA or by the filing and acceptance of this Agreement or short form thereof in the Canadian Intellectual Property Office, or (b) such Patents, Patent Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;

(2)	Copyrights and Copyright Licenses and Accounts or receivables arising therefrom to the extent that the PPSA is not applicable to the creation or perfection of Liens thereon or Liens thereon cannot be perfected by the filing and acceptance of this Agreement or short form thereof in the Canadian Intellectual Property Office;

(3)	Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of Canada and the United States of America (or any province, territory or state thereof, as applicable);

(4)	goods included in Collateral received by any Person from any Grantor for “sale or return”, to the extent of claims of creditors of such Person;

(5)	Proceeds of Accounts, receivables or Inventory which do not themselves constitute Collateral or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or the Concentration Account of a Grantor subject to the Canadian Collateral Agent’s control; and

(6)	uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement)

4.2.3 Jurisdiction of Organization and Locations of Collateral. On the date hereof, such Grantor’s jurisdiction of organization, location of its chief executive office, and the locations of its Collateral, are as specified on Schedule 4.

4.2.4 Accounts Receivable. The amounts represented by such Grantor to the Canadian Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Canadian Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Canadian Agent in writing.

4.2.5 Patents, Trade-marks, Copyrights and Industrial Designs. Schedule 5 lists all material Trade-marks, material Copyrights, material Patents and material Industrial Designs, in each case registered in the Canadian Intellectual Property Office and owned by such Grantor in its own name as of the date hereof, and all material Trade-mark Licenses, all material Copyright Licenses, all material Patent Licenses and material Industrial Designs (including, without limitation, material Trade-mark Licenses for registered Trade-marks, all material Copyright Licenses for registered Copyrights, material Patent Licenses for registered Patents and material Industrial Design Licenses for registered Industrial Designs) owned by such Grantor in its own name as of the date hereof, in each case, other than Foreign Intellectual Property.

4.3 Representations and Warranties of Each Pledgor. To induce the Canadian Collateral Agent, the Canadian Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Canadian Facility Lenders to make their respective extensions of credit to the Canadian Borrowers thereunder, each Pledgor hereby represents and warrants to the Canadian Collateral Agent and each other Secured Party that:

4.3.1 Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of such Subsidiary owned by such Pledgor.

4.3.2 [Reserved].

4.3.3 Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens arising by operation of law or Permitted Liens.

4.3.4 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the Canadian Collateral Agent of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Canadian Collateral Agent will constitute a valid, perfected first priority security interest in such Pledged Securities to the extent provided in and governed by the PPSA, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement) enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the obtaining and maintenance of “control” (as described in the STA) by the Canadian Collateral Agent (or its agent appointed for purposes of perfection), of all Pledged Securities that constitute uncertificated securities and upon filing of the financing statements listed on Schedule 3 hereto, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the STA, in each case subject to Permitted Liens, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the STA, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5 COVENANTS

5.1 Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Canadian Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit, and all other Obligations then due and owing, shall have been paid in full in cash, no Canadian Facility Letter of Credit shall be outstanding (except for Canadian Facility Letters of Credit that have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any Guarantor, the date upon which all the Capital Stock of such Guarantor shall have been sold or otherwise disposed of (to a Person other than the Parent Borrower or a Restricted Subsidiary) in accordance with the terms of the ABL Credit Agreement or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2 Covenants of Each Grantor. Each Grantor covenants and agrees with the Canadian Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit, and all other Obligations then due and owing, shall have been paid in full in cash, no Canadian Facility Letter of Credit shall be outstanding (except for Canadian Facility Letters of Credit that have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of (to a Person other than the Parent Borrower or a Restricted Subsidiary) in accordance with the terms of the ABL Credit Agreement or (iii) as to any Grantor, the designation of such Grantor as an Unrestricted Subsidiary:

5.2.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Canadian Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Canadian Collateral Agent, such Instrument or Chattel Paper shall be promptly delivered to the Canadian Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Canadian Collateral Agent, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the ABL Credit Agreement.

5.2.2 Maintenance of Insurance. Such Grantor will maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Parent Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Canadian Collateral Agent, upon written request, information in reasonable detail as to the insurance carried.

5.2.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a security interest having at least the perfection and priority described in subsection 4.2.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Canadian Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Collateral and such other reports in connection with such Grantor’s Collateral as the Canadian Collateral Agent may reasonably request in writing, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Canadian Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Canadian Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or financing change statements under the PPSA in effect in any Canadian jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Canadian Borrower nor any Grantor will be required to (i) take any action in any jurisdiction other than Canada, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of $3,000,000) to the Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), or (iii) deliver landlord lien waivers, estoppels or collateral access letters. It is understood and agreed that no Grantor shall be required to file any fixture filing with respect to any security interest in fixtures affixed to or attached to any real property that is not subject to a Mortgage pursuant to the ABL Credit Agreement.

5.2.5 Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Canadian Collateral Agent, of any change in its name or jurisdiction of organization (whether by amalgamation or otherwise) (and in any event, within 30 days of such change) or change the location of any of the Collateral, which in the aggregate value exceeds $5.0 million, to a jurisdiction where a security interest granted to the Canadian Collateral Agent has not been perfected in accordance with applicable law; provided that, promptly after receiving a written request therefor from the Canadian Collateral Agent, such Grantor shall deliver to the Canadian Collateral Agent all additional financing statements or financing change statements and other documents reasonably requested by the Canadian Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein.

5.2.6 Notices. Such Grantor will advise the Canadian Collateral Agent promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Permitted Liens) on any of such Grantor’s Collateral which would materially adversely affect the ability of the Canadian Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests created hereby.

5.2.7 Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock other than ULC Shares issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Canadian Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.4 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock, other than ULC Shares, issued by it.

5.2.8 Accounts Receivable.

(a) With respect to Accounts Receivable, other than in the ordinary course of business or as permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable or (v) amend, supplement or modify any such Account Receivable unless such extensions, compromises, settlements, releases, credits or discounts would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting Collateral taken as a whole.

(b) Such Grantor will deliver to the Canadian Collateral Agent a copy of each material demand, notice or document received by it with respect to Accounts Receivable that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Accounts Receivable.

5.2.9 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.

5.2.10 Acquisition of Intellectual Property. Within 90 days after the end of each calendar year, such Grantor will, notify the Canadian Collateral Agent of any acquisition by such Grantor of (i) any registration of any material Copyright, Patent, Trade-mark or Industrial Design or (ii) any exclusive rights under a material Copyright License, Patent License, Trade-mark License or Industrial Design License constituting Collateral, and shall take such actions as may be reasonably requested by the Canadian Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Canadian Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any Copyright, Patent, Trade-mark or Industrial Design constituting Collateral on the date hereof, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate registrations (I) of financing statements under the PPSA of any applicable jurisdiction and/or (II) in the Canadian Intellectual Property Office, or with any other applicable Canadian Governmental Authority.

5.2.11 Protection of Trade Secrets. Such Grantor shall take all steps which it deems commercially reasonable to preserve and protect the secrecy of all material Trade Secrets of such Grantor.

5.3 Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Canadian Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Canadian Facility Revolving Credit Loans, any Reimbursement Obligations with respect to Canadian Facility Letters of Credit, and all other Obligations then due and owing, shall have been paid in full in cash, no Canadian Facility Letter of Credit shall be outstanding (except for Canadian Facility Letters of Credit that have been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender) and the Commitments shall have terminated, (ii) as to any Pledgor, all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of (to a Person other than the Parent Borrower or a Restricted Subsidiary) as permitted under the terms of the ABL Credit Agreement or (iii) the designation of such Pledgor as an Unrestricted Subsidiary:

5.3.1 Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent for the Canadian Collateral Agent and the other Secured Parties, hold the same in trust for the Canadian Collateral Agent and the other Secured Parties and deliver the same forthwith to the Canadian Collateral Agent (that will hold the same on behalf of the Secured Parties as Pledged Collateral) in the exact form received, duly endorsed by such Pledgor to the Canadian Collateral Agent, as applicable, if required, or accompanied by an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Canadian Collateral Agent subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3). Except in the case of ULC Shares, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower permitted by the ABL Credit Agreement) shall be paid over to the Canadian Collateral Agent to be held by the Canadian Collateral Agent subject to the terms hereof as additional collateral security for the Obligations, and except in the case of ULC Shares, in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favour of the Canadian Collateral Agent, be delivered to the Canadian Collateral Agent to be held by the Canadian Collateral Agent subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Canadian Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2 Pledged Notes. Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the Canadian Collateral Agent, all Pledged Notes then held by such Pledgor (excluding any Pledged Note the principal amount of which does not exceed $3,000,000), endorsed in blank or, at the request of the Canadian Collateral Agent endorsed to the Canadian Collateral Agent. Furthermore, within ten Business Days after any Pledgor obtains a Pledged Note with a principal amount in excess of $3,000,000, such Pledgor shall cause such Pledged Note to be delivered to the Canadian Collateral Agent endorsed in blank or, at the request of the Canadian Collateral Agent endorsed to the Canadian Collateral Agent.

5.3.3 Maintenance of Security Interest. Such Pledgor shall maintain the security interest created by this Agreement in such Pledgor’s Pledged Collateral as a security interest having at least the perfection and priority described in subsection 4.3.4 or 4.3.5, as applicable, and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Canadian Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Canadian Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Canadian Borrower nor any Pledgor will be required to (i) take any action in any jurisdiction other than Canada, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of $3,000,000) to the Canadian Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), or (iii) deliver landlord lien waivers, estoppels or collateral access letters.

SECTION 6 REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Accounts.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Canadian Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Canadian Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Canadian Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public or chartered accountants or others reasonably satisfactory to the Canadian Collateral Agent to furnish to the Canadian Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b) The Canadian Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable and the Canadian Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement. If required by the Canadian Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, any Proceeds constituting payments or other cash proceeds of Accounts Receivable constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Canadian Collateral Agent for the account of the Secured Parties only as provided in subsection 6.5, and (ii) until so turned over, shall be held by such

Grantor in trust for the Canadian Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Canadian Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in subsection 9(a) of the ABL Credit Agreement has occurred and is continuing, at the Canadian Collateral Agent’s election, each of the Canadian Collateral Agent and the Canadian Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in subsection 6.5 hereof. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in subsection 6.1(d) hereof.

(c) At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, at the Canadian Collateral Agent’s request, each Grantor shall deliver to the Canadian Collateral Agent copies or, if required by the Canadian Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.

(d) So long as no Event of Default has occurred and is continuing, the Canadian Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to such Grantor’s General Fund Account or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, the Canadian Collateral Agent and the Grantors agree that the Canadian Collateral Agent, at its option, may require that each Collateral Proceeds Account and the General Fund Account of each Grantor be established at the Canadian Collateral Agent. Each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own General Fund Account, and to maintain such balances in its General Fund Account, as it shall deem to be necessary or desirable.

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Canadian Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, communicate with obligors under the Accounts Receivable and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Canadian Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b) Upon the request of the Canadian Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Canadian Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Canadian Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Canadian Collateral Agent, the Canadian Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Canadian Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Canadian Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock.

(a) Subject to subsection 3.3.1 hereof, unless an Event of Default shall have occurred and be continuing and the Canadian Collateral Agent shall have given notice to the relevant Pledgor of the Canadian Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of subsection 5.3.4 of this Agreement) and all payments made in respect of the Pledged Notes, to the extent permitted in the ABL Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction expressly permitted by the ABL Credit Agreement) which, in the Canadian Collateral Agent’s reasonable judgment, would materially impair the Pledged Stock or the related rights or remedies of the Secured Parties or which would be inconsistent with or result in any violation of any provision of the ABL Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Canadian Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors, (i) the Canadian Collateral Agent shall have the right, except in the case of ULC Shares, to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor in such order as is provided in subsection 6.5, and (ii) except in the case of ULC Shares, any or all of the Pledged Stock shall be registered in the name of the Canadian Collateral Agent or a nominee thereof, as applicable, and the Canadian Collateral Agent, or the nominee, as applicable, may thereafter exercise (x) except in the case of ULC Shares, all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) except in the case of ULC Shares, any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock, other than ULC Shares, upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Canadian Collateral Agent, of any right, privilege or option pertaining to such Pledged Stock, other than ULC Shares, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock, other than ULC Shares, with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Canadian Collateral Agent may reasonably determine), all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Canadian Collateral Agent shall have no duty to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Canadian Collateral Agent shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c) Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Stock pledged by such Pledgor hereunder, other than ULC Shares, to (i) comply with any instruction received by it from the Canadian Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted or prohibited hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the Canadian Collateral Agent.

6.4 Proceeds to be Turned Over to the Canadian Collateral Agent. In addition to the rights of the Canadian Collateral Agent and the other Secured Parties specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the Canadian Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Collateral received by such Grantor consisting of cash, cheques and other Cash Equivalent items shall be held by such Grantor in trust for the Canadian Collateral Agent and the other Secured Parties hereto, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Canadian Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Canadian Collateral Agent). All Proceeds of Collateral received by the Canadian Collateral Agent hereunder shall be held by the Canadian Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of Collateral while held by the Canadian Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Canadian Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5.

6.5 Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Grantor’s Collateral (as defined in the ABL Credit Agreement) received by the Canadian Collateral Agent (whether from the relevant Grantor or otherwise) shall be held by the Canadian Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Grantor (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Canadian Collateral Agent, be applied by the Canadian Collateral Agent against the Obligations of the relevant Grantor then due and owing in the order of priority set forth in each applicable Intercreditor Agreement.

6.6 PPSA and Other Remedies.

(a) Subject to subsection 3.3.1 hereof, if an Event of Default shall occur and be continuing, the Canadian Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement, the ABL Credit Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the PPSA and under any other applicable law and in equity. Subject to subsection 3.3.1 hereof, without limiting the generality of the foregoing, to the extent permitted by applicable law, the Canadian Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith (subject to the terms of any documentation governing any Special Purpose Financing) collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Canadian Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Canadian Collateral Agent or any other Secured Party shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in such Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Canadian Collateral Agent’s request (subject to the terms of any documentation governing any Special Purpose Financing), to assemble the Collateral and make it available to the Canadian Collateral Agent at places which the Canadian Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Canadian Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Canadian Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Grantor then due and owing, in the order of priority specified in subsection 6.5 above, and only after such application and after the payment by the Canadian Collateral Agent of any other amount required by any provision of law, need the Canadian Collateral Agent account for the surplus, if any, to such Grantor. To the extent permitted by applicable law, (i) such Grantor waives all claims, damages and demands it may acquire against the Canadian Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Canadian Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) The Canadian Collateral Agent may appoint, remove or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of any Grantor or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of such Collateral (including any interest, income or profits therefrom). Any such Receiver shall, to the extent permitted by applicable law, be deemed the agent of such Grantor and not of the Canadian Collateral Agent, and the Canadian Collateral Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing it, any such Receiver shall (i) have such powers as have been granted to the Canadian Collateral Agent under this Section 6 and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exercisable by the Canadian Collateral Agent under this Section 6, which powers shall include, but (subject to subsection 3.3.1 hereof) are not limited to, the power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of such Grantor and, subject to existing reserved rights or licenses, to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including any Grantor, enter upon, use and occupy all premises owned or occupied by such Grantor wherein the Collateral may be situate, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on such Grantor’s business or as security for loans or advances to enable the Receiver to carry on such Grantor’s business or otherwise, as such Receiver shall, in its reasonable discretion, determine. Except as may be otherwise directed by the Canadian Collateral Agent, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Canadian Collateral Agent and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of the Canadian Collateral Agent, be vested with, in addition to the rights set out herein, all or any of the rights and powers of the Canadian Agent, the Canadian Collateral Agent described in the ABL Credit Agreement, the PPSA, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or the Winding-Up and Restructuring Act (Canada).

6.7 Registration Rights.

(a) If the Canadian Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the Canadian Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the applicable securities legislation, the relevant Pledgor will, subject to subsection 3.3.1 hereof, use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Canadian Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the applicable securities legislation, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Canadian Collateral Agent, are necessary or advisable, all in conformity with the requirements of the applicable securities legislation and the rules and regulations of the applicable securities commission or regulation applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities laws of any and all provinces and territories that the Canadian Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of applicable securities legislation.

(b) Such Pledgor recognizes that the Canadian Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained applicable securities legislation or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Canadian Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under applicable securities legislation, even if such Issuer would agree to do so.

(c) Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the Canadian Collateral Agent and the Lenders, that the Canadian Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such Pledgor, and, to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the ABL Credit Agreement.

6.8 Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay in full, the Canadian Facility Revolving Credit Loans, Reimbursement Obligations constituting Obligations of such Grantor and, to the extent then due and owing, all other Obligations of such Grantor and the reasonable fees and disbursements of any legal counsel employed by the Canadian Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7 THE CANADIAN COLLATERAL AGENT

7.1 Canadian Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Canadian Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Canadian Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law), (x) each Pledgor hereby gives the Canadian Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in subsection 6.6 or 6.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Canadian Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) subject to the terms of any documentation governing any Special Purpose Financing, in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any cheques, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Canadian Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii) in the case of any Copyright, Patent, Trade-mark or Industrial Design constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Canadian Collateral Agent may reasonably request to such Grantor to evidence the Canadian Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, Trade-mark or Industrial Design and the goodwill and intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Security Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv) subject to subsection 3.3.1 hereof and the terms of any documentation governing any Special Purpose Financing, (A) direct any party liable for any payment under any of the Security Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Canadian Collateral Agent or as the Canadian Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Security Collateral of such Grantor; (C) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Security Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Security Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Security Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Security Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Canadian Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent, Trade-mark or Industrial Design constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent, Trade-mark or Industrial Design pertains), for such term or terms, on such conditions, and in such manner, as the Canadian Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Security Collateral of such Grantor as fully and completely as though the Canadian Collateral Agent were the absolute owner thereof for all purposes, and do, at the Canadian Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Canadian Collateral Agent deems necessary to protect, preserve or realize upon the Security Collateral of such Grantor and the Canadian Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) The reasonable expenses of the Canadian Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the Canadian Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Canadian Collateral Agent on demand.

(c) Each Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Grantor until this Agreement is terminated as to such Grantor, and the security interests in the Collateral of such Grantor created hereby are released.

7.2 Duty of Canadian Collateral Agent. The Canadian Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Canadian Collateral Agent deals with similar property for its own account. None of the Canadian Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Canadian Collateral Agent and the other Secured Parties hereunder are solely to protect the Canadian Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Canadian Collateral Agent or any other Secured Party to exercise any such powers. The Canadian Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct.

7.3 Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Canadian Collateral Agent to file or record financing statements, financing change statements and other filing or recording documents or instruments with respect to such Grantor’s Collateral without the signature of such Grantor in such form and in such offices as the Canadian Collateral Agent reasonably determines appropriate to perfect the security interests of the Canadian Collateral Agent under this Agreement. Each Grantor authorizes the Canadian Collateral Agent to use any collateral description reasonably determined by the Canadian Collateral Agent, including the collateral description “all personal property” or “all assets” in any such financing statements or financing change statements. The Canadian Collateral Agent agrees to notify the relevant Grantor of any financing or continuation statement filed by it; provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4 Authority of Canadian Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Canadian Collateral Agent under this Agreement with respect to any action taken by the Canadian Collateral Agent or the exercise or non-exercise by the Canadian Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Canadian Collateral Agent and the Secured Parties, be governed by the ABL Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Canadian Collateral Agent and the Grantors, the Canadian Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5 Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Canadian Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor, and the Canadian Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Canadian Collateral

Agent, at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Canadian Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the ABL Credit Agreement and the other Loan Documents.

SECTION 8 NON-LENDER SECURED PARTIES

8.1 Rights to Collateral.

(a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the ABL Credit Agreement), or to direct the Canadian Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Guarantor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Security Documents); (iii) vote in any Bankruptcy Case or similar proceeding in respect of the Parent Borrower or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with the Security Documents); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy Case which is provided by one or more Lenders among others; (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Canadian Collateral Agent and the Canadian Facility Lenders, with the consent of the Canadian Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the PPSA of the applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Parent Borrower or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c) Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement.

(d) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Canadian Collateral Agent and the Canadian Facility Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Guarantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2 Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Canadian Collateral Agent, as agent under the ABL Credit Agreement (and all officers, employees or agents designated by the Canadian Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Canadian Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Canadian Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Canadian Collateral Agent has appointed the Canadian Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3 Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Canadian Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Canadian Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. None of the Canadian Collateral Agent, any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Parent Borrower, any of its Subsidiaries, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

8.4 Designation of Non-Lender Secured Parties. The Parent on behalf of any Canadian Borrower may from time to time designate a Person as a “Bank Products Affiliate” or a “Hedging Affiliate” hereunder by written notice to the Canadian Collateral Agent. Upon being so designated by the Parent Borrower, such Bank Products Affiliate or Hedging Affiliate (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Parent Borrower;

provided that, at the time of the Parent Borrower’s designation of such Non-Lender Secured Party, the obligations of such Grantor under the applicable Hedging Agreement or Bank Products Agreement (as the case may be) have not been designated as Cash Flow Collateral Obligations.

SECTION 9 MISCELLANEOUS

9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Canadian Collateral Agent; provided that (a) any provision of this Agreement imposing obligations on any Grantor may be waived by the Canadian Collateral Agent in a written instrument executed by the Canadian Collateral Agent and (b) if separately agreed in writing between the Canadian Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Canadian Borrower to the Canadian Collateral Agent for the purposes of this sentence, for so long as so designated), no such amendment, modification or waiver shall amend, modify or waive subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, modification or waiver would directly and adversely affect such Non-Lender Secured Party without the written consent of such Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Grantor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Grantor and the Canadian Collateral Agent in accordance with this subsection 9.1.

9.2 Notices. All notices, requests and demands to or upon the Canadian Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 11.2 of the ABL Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Canadian Collateral Agent and the Canadian Agent given in accordance with subsection 11.2 of the ABL Credit Agreement.

9.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Canadian Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Canadian Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Canadian Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Canadian Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Canadian Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against any Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the Canadian Collateral Agent and the Canadian Agent.

(b) Each Grantor jointly and severally agrees to pay, and to save the Canadian Collateral Agent, the Canadian Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Canadian Borrower would be required to do so pursuant to subsection 11.5 of the ABL Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the Canadian Collateral Agent, the Canadian Agent or any other Secured Party.

(c) The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the ABL Credit Agreement and the other Loan Documents.

9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Grantors, the Canadian Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Canadian Collateral Agent, except as permitted hereby or by the ABL Credit Agreement.

9.6 Set-Off. Each Guarantor hereby irrevocably authorizes each of the Canadian Agent and the Canadian Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor, any other Guarantor or the Borrowers, any such notice being expressly waived by each Guarantor and by each Borrower, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 9(a) of the ABL Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Canadian Collateral Agent, the Canadian Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Canadian Collateral Agent, the Canadian Agent or such other Secured Party may elect. The Canadian Collateral Agent, the Canadian Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Canadian Collateral Agent, the Canadian Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Canadian Collateral Agent, the Canadian Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Canadian Collateral Agent, the Canadian Agent or such other Secured Party may have.

9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Canadian Collateral Agent, the Canadian Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Grantors, the Canadian Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Province of Ontario;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in subsection 9.2 or at such other address of which the Canadian Collateral Agent and the Canadian Agent (in the case of any other party hereto) or the Parent Borrower (in the case of the Canadian Collateral Agent and the Canadian Agent) shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any punitive damages.

Each Grantor hereby agrees that The Limitation of Civil Rights Act (Saskatchewan), The Land Contracts (Actions) Act (Saskatchewan) and Part IV (excepting only section 46) of The Saskatchewan Farm Security Act do not apply insofar as they relate to actions as defined in those Acts, or insofar as they relate to or affect this Agreement, the rights of the Canadian Collateral Agent and the Secured Parties under this Agreement or any instrument, charge, security agreement or other document of any nature that renews, extends or is collateral to this Agreement and such Grantor hereby irrevocably and unconditionally waives any and all benefits and remedies provided thereunder.

9.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) none of the Canadian Collateral Agent, the Canadian Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Canadian Collateral Agent, the Canadian Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN TO THE EXTENT PERMISSIBLE.

9.15 Additional Grantors. Each new Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to subsection 7.9(b) of the ABL Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 2 hereto. Each existing Grantor that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Borrower pursuant to subsection 7.9(c) of the ABL Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Grantor of a Supplemental Agreement in substantially the form of Annex 3 hereto.

9.16 Releases.

(a) At such time as the Canadian Facility Revolving Credit Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments have been terminated, all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Canadian Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Canadian Collateral Agent shall deliver to such Grantor any Collateral held by the Canadian Collateral Agent hereunder, and the Canadian Collateral Agent and the Canadian Agent shall execute and deliver to such Grantor such releases and other documents (including without limitation PPSA financing change statements and discharges), and do or cause to be done all other acts, as such Grantor shall reasonably request to evidence such termination.

(b) In connection with any sale or other disposition of Security Collateral permitted by the ABL Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with the sale or other disposition of all of the Capital Stock of any Guarantor (other than to the Parent Borrower or a Restricted Subsidiary) or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the ABL Credit Agreement, the Canadian Collateral Agent shall, upon receipt from the Parent Borrower of a written request for the release of such Guarantor from its Guarantee or the release of the Security Collateral subject to such sale or other disposition, identifying such Guarantor or the relevant Security Collateral and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the ABL Credit Agreement and the other Loan Documents, deliver to the Parent Borrower or the relevant Grantor any of the relevant Security Collateral held by the Canadian Collateral Agent hereunder and the Canadian Collateral Agent and the Canadian Agent shall execute and deliver to the relevant Grantor (at the sole cost and expense of such Grantor) all releases or other documents (including without limitation PPSA financing change statements and discharges), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Guarantee or the Liens created hereby on such Security Collateral, as applicable, as such Grantor may reasonably request.

(c) Upon the designation of any Grantor as an Unrestricted Subsidiary in accordance with the provisions of the ABL Credit Agreement, the Lien pursuant to this Agreement on all Collateral of such Grantor (if any) shall be automatically released, and the Guarantee (if any) of such Grantor, and all obligations of such Grantor hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party and the Canadian Collateral Agent shall, upon the request of the Borrower, deliver to such Grantor any Security Collateral of such Grantor held by the Canadian Collateral Agent hereunder and the Canadian Collateral Agent and the Canadian Agent shall execute and deliver to such Grantor (at the sole cost and expense of such Grantor) all releases or other documents (including without limitation PPSA financing change statements and discharges), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Grantor from its Guarantee (if any) or the Liens created hereby (if any) on such Grantor’s Collateral, as applicable, as such Grantor may reasonably request.

(d) Upon the designation of any Issuer that is a Subsidiary of any Grantor as an Unrestricted Subsidiary in accordance with the provisions of the ABL Credit Agreement, the Lien pursuant to this Agreement on all Pledged Stock issued by such Issuer shall be automatically released, all without delivery of any instrument or performance of any act by any party and the Canadian Collateral Agent shall, upon the request of the Parent, deliver to such Grantor any such Pledged Stock held by the Canadian Collateral Agent hereunder and the Canadian Collateral Agent and the Canadian Agent shall execute and deliver to the relevant Grantor (at the sole cost and expense of such Grantor) all releases or other documents (including without limitation PPSA financing change statements and discharges), and do or cause to be done all other acts, necessary or reasonably desirable for the release of the Liens created hereby on such Pledged Stock, as applicable, as such Grantor may reasonably request.

9.17 Judgment.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Canadian Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b) The obligations of any Guarantor in respect of this Agreement to the Canadian Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Canadian Collateral Agent of any sum adjudged to be so due in the judgment currency, the Canadian Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Canadian Collateral Agent, for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Canadian Collateral Agent, the Canadian Collateral Agent agrees to remit to the Parent Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

9.18 Canadian Amalgamation. Each Grantor acknowledges and agrees that, in the event it amalgamates with any other company or companies, it is the intention of the parties hereto that the term “Grantor” or “Pledgor”, as the case may be, when used herein, shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the lien granted hereby:

(a) shall extend to Collateral (or in the case of a Pledgor, Pledged Collateral) owned by each of the amalgamating corporations and the amalgamated corporations at the time of amalgamation and to any Collateral (or in the case of a Pledgor, Pledged Collateral) thereafter owned or acquired by the amalgamated corporation, and

(b) shall secure all Obligations of each of the amalgamating corporations and the amalgamated corporations to the Canadian Collateral Agent and the Secured Parties at the time of amalgamation and all Obligations of the amalgamated corporation to the Canadian Collateral Agent and the Secured Parties thereafter arising. The Lien shall attach to all Collateral (or in the case of a Pledgor, Pledged Collateral) owned by each corporation amalgamating with a Grantor, and by the amalgamated corporation, at the time of the amalgamation, and shall attach to all Collateral (or in the case of a Pledgor, Pledged Collateral) thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

9.19 Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

9.20 No Implicit Subordination. The inclusion of reference to Permitted Liens in this Agreement or any other Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Lien created by this Agreement or any of the other Loan Documents to any Permitted Lien.

9.21 Paramountcy. In the event of any conflict between the provisions of this Agreement and the provisions of the ABL Credit Agreement, the provisions of the ABL Credit Agreement shall govern.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HD SUPPLY CANADA INC., as Canadian Borrower, Grantor and Pledgor

By:
Name: Title:

PRO CANADIAN HOLDINGS I, ULC, as Grantor, Pledgor and Guarantor

By:
Name: Title:

[Canadian Guarantee and Collateral Agreement]

S-1

Acknowledged and Agreed to as of

the date hereof by:

GE CANADA FINANCE HOLDING COMPANY as Canadian Agent and Canadian Collateral Agent

By:
Name: Title:

[Canadian ABL Guarantee and Collateral Agreement]

S-2

Schedule 1

to Canadian Guarantee and Collateral Agreement

Notice Addresses of Guarantors

PRO CANADIAN HOLDINGS I, ULC

100 Galcat Drive

Vaughan, ON Canada

L4L 0B9

HD SUPPLY CANADA INC.

100 Galcat Drive

Vaughan, ON Canada

L4L 0B9

Schedule 2

to Canadian Guarantee and Collateral Agreement

Pledged Securities

A.	PLEDGED EQUITY

Pledgor (owner of record of such Pledged Equity)	Issuer	Pledged Equity Description	Percentage of Issuer	Certificate (Indicate No.)
Pro Canadian Holdings I, ULC	HD Supply Canada Inc.	16,648,000 Common Shares	100%	C-13
HD Supply Canada Inc.	HD Supply International Holdings II, LLC	100 Units	100%	N/A

B.	PLEDGED NOTES

Pledgor (owner of record of such Pledged Notes)	Issuer	Pledged Notes Description
None

C.	OTHER INVESTMENT PROPERTY

Pledgor	Investment Property Description
None

Schedule 3

to Canadian Guarantee and Collateral Agreement

Perfection Matters

FINANCING STATEMENTS

Jurisdiction	Grantor(s)	Filing Requirement Or Other Action	Length

Ontario	HD Supply Canada Inc. Pro Canadian Holdings I, ULC	PPSA Financing Statement	10 Years
Saskatchewan	HD Supply Canada Inc.	PPR Registration	10 Years
New Brunswick	HD Supply Canada Inc.	PPSA Financing Statement	10 Years
Nova Scotia	HD Supply Canada Inc. Pro Canadian Holdings I, ULC	PPSA Financing Statement	10 Years
Prince Edward Island	HD Supply Canada Inc.	PPSA Financing Statement	10 Years
Manitoba	HD Supply Canada Inc.	PPR Registration	10 Years
B.C.	HD Supply Canada Inc.	PPR Registration	10 Years
Alberta	HD Supply Canada Inc.	PPR Registration	10 Years

Schedule 4

to Canadian Guarantee and Collateral Agreement

Location of Organization

Grantor	Location of Chief Executive Office	Location of Incorporation / Amalgamation	Location of Collateral

Pro Canadian Holdings I, ULC	Nova Scotia	Nova Scotia	Nova Scotia

HD Supply Canada Inc.	Ontario	Ontario	Ontario, Nova Scotia, BC, Alberta, Quebec, Saskatchewan, Manitoba, New Brunswick, Prince Edward Island

Schedule 5

to Canadian Guarantee and Collateral Agreement

Intellectual Property

REGISTERED TRADE MARKS

TRADE MARK	REGISTRATION NUMBER	REGISTRATION DATE	RENEWAL DATE
CANADA
BRAFASCO	TMA501302	September 28, 1998	Sept. 28, 2013
SERIE PRO SERIES	TMA633250	February 21, 2005	Feb. 21, 2020
B design	TMA501299	September 28, 1998	Sept. 28, 2013
BRAFASCO	TMA176256	May 21, 1971	May 21, 2016
LITEMOR design	TMA323499	February 13, 1987	Feb. 13, 2017
BRAFASCO design	TMA501301	September 28, 1998	Sept. 28, 2013
HD SUPPLY BRAFASCO design	TMA790996	February 17, 2011	Feb. 17, 2026
HD SUPPLY LITEMOR design	TMA801455	July 6, 2011	July 6, 2026
HD SUPPLY design	TMA727629	November 3, 2008	Nov. 3, 2023
HD SUPPLY	TMA731369	December 22, 2008	Dec. 22, 2023
BRAFASCO design	TMA807256	September 22, 2011	Sept. 22, 2026
HD SUPPLY BRAFASCO design	TMA799289	June 6, 2011	June 6, 2026
HD SUPPLY CANADA	TMA732379	January 14, 2009	Jan. 14, 2024
HD SUPPLY CTF SUPPLY design	TMA799819	June 13, 2011	June 13, 2026
HD SUPPLY design	TMA728129	November 10, 2008	Nov. 10, 2023

UNITED STATES
LITEMOR design	2,365,736	July 11, 2000	July 11, 2010

Annex 1

to Canadian Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT1

The undersigned hereby acknowledges receipt of a copy of the Canadian Guarantee and Collateral Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Canadian Guarantee and Collateral Agreement”), made by the Canadian Borrower and Pro Canadian Holdings I, ULC and certain Subsidiary Guarantors party thereto from time to time in favour of the Canadian Collateral Agent, for the benefit of the Secured Parties. All capitalized terms not defined herein shall have the meaning ascribed to them in the Canadian Guarantee and Collateral Agreement, or if not defined therein, in the ABL Credit Agreement (as defined in the Canadian Guarantee and Collateral Agreement). The undersigned agrees for the benefit of the Canadian Collateral Agent and the Canadian Facility Lenders as follows:

The undersigned will be bound by the terms of the Canadian Guarantee and Collateral Agreement applicable to it as an Issuer (as defined in the Canadian Guarantee and Collateral Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the Canadian Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Canadian Guarantee and Collateral Agreement.

The terms of subsections 6.3(c) and 6.7 of the Canadian Guarantee and Collateral Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 of the Canadian Guarantee and Collateral Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

[1]	[This consent is necessary only with respect to any Issuer which is not also a Grantor.]

Annex 1

Annex 2

to Canadian Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of                  ,         , made by                                         , a                      corporation (the “Additional Grantor”), in favour of GE Canada Finance Holding Company, as collateral agent and administrative agent (in such capacity, the “Canadian Collateral Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement (as described below) as a Canadian Facility Lender (collectively, the “Canadian Facility Lenders”; individually, a “Canadian Facility Lender”) and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Canadian Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H :

WHEREAS, HD Supply Inc., a Delaware corporation (the “Parent Borrower”), HD Supply Canada Inc., an Ontario amalgamated corporation (the “Canadian Borrower”) entered into a certain amended and restated ABL Credit Agreement dated as of April 12, 2012 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”) among the Parent Borrower, the Canadian Borrower, the several banks and other financial institutions from time to time parties thereto (as further defined in the ABL Credit Agreement, the “Lenders”), General Electric Capital Corporation, as administrative agent (in such capacity, the “ABL Administrative Agent”) and as collateral agent (in such capacity, the “ABL Collateral Agent”) for the Lenders thereunder, GE Canada Finance Holding Company, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent”) and as Canadian collateral agent (in such capacity, the “Canadian Collateral Agent”) for the Lenders thereunder , and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the ABL Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the ABL Credit Agreement, the Canadian Borrower, Pro Canadian Holdings I, ULC and certain Subsidiary Guarantors are, or are to become, parties to the Canadian Guarantee and Collateral Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Canadian Guarantee and Collateral Agreement”), in favour of the Canadian Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement);

WHEREAS, the ABL Credit Agreement requires the Additional Grantor to become a party to the Canadian Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Canadian Guarantee and Collateral Agreement;

Annex 2-1

NOW, THEREFORE, IT IS AGREED:

1. Canadian Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in subsection 9.15 of the Canadian Guarantee and Collateral Agreement, hereby becomes a party to the Canadian Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor]1 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor]2 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                      to the Canadian Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Grantor hereby represents and warrants that each of the representations and warranties of such Additional Grantor, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor],3 contained in Section 4 of the Canadian Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Grantor hereby grants, as and to the same extent as provided in the Canadian Guarantee and Collateral Agreement, to the Canadian Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Section 3.1 of the Canadian Guarantee and Collateral Agreement) of such Additional Grantor] [and] [the Pledged Collateral (as such term is defined in the Canadian Guarantee and Collateral Agreement) of such Additional Grantor, except as provided in Section 3.3 of the Canadian Guarantee and Collateral Agreement].

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREINWITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[1]	Indicate the capacities in which the Additional Grantor is becoming a Grantor.
[2]	Indicate the capacities in which the Additional Grantor is becoming a Grantor.
[3]	Indicate the capacities in which the Additional Grantor is becoming a Grantor.

Annex 2-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name: Title:

Acknowledged and Agreed to as

of the date hereof by:

GE CANADA FINANCE HOLDING COMPANY, as Canadian Collateral Agent and Canadian Agent

By:
Name:
Title:

Annex 2-3

Annex 1-A to

Assumption Agreement

Annex 1-A

to Assumption Agreement

Supplement to

Canadian Guarantee and Collateral Agreement

Schedule 1

Supplement to

Canadian Guarantee and Collateral Agreement

Schedule 2

Supplement to

Canadian Guarantee and Collateral Agreement

Schedule 3

Supplement to

Canadian Guarantee and Collateral Agreement

Schedule 4

Supplement to

Canadian Guarantee and Collateral Agreement

Schedule 5

Supplement to

Canadian Guarantee and Collateral Agreement

Schedule 6

Annex 1-A

Annex 3

to Canadian Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of                  ,         , made by                     , a                      corporation (the “Additional Pledgor”), in favour of GE Canada Finance Holding Company, as collateral agent and administrative agent (in such capacity, the “Canadian Collateral Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement (as described below) as a Canadian Facility Lender (collectively, the “Canadian Facility Lenders”; individually, a “Canadian Facility Lender”) and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Canadian Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H :

WHEREAS, HD Supply Inc., a Delaware corporation (the “Parent Borrower”), and HD Supply Canada Inc., an Ontario amalgamated corporation (the “Canadian Borrower”) entered into a certain amended and restated ABL Credit Agreement dated as of April 12, 2012 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”) among the Parent Borrower, the Canadian Borrower, the several banks and other financial institutions from time to time parties thereto (as further defined in the ABL Credit Agreement, the “Lenders”), General Electric Capital Corporation, as administrative agent (in such capacity, the “ABL Administrative Agent”) and as collateral agent (in such capacity, the “ABL Collateral Agent”) for the Lenders thereunder, GE Canada Finance Holding Company, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent”) and as Canadian collateral agent (in such capacity, the “Canadian Collateral Agent”) for the Lenders thereunder , and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the ABL Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the ABL Credit Agreement, the Canadian Borrower, Pro Canadian Holdings I, ULC and certain Subsidiary Guarantors are, or are to become, parties to the Canadian Guarantee and Collateral Agreement, dated as of April12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Canadian Guarantee and Collateral Agreement”), in favour of the Canadian Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement);

WHEREAS, the ABL Credit Agreement requires the Additional Pledgor to become a Pledgor under the Canadian Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Canadian Borrower; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Canadian Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Canadian Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in subsection 9.15 of the Canadian Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Canadian Guarantee and Collateral

Annex 3-1

Agreement with respect to the shares of Capital Stock of the Subsidiary of the Parent Borrower listed in Annex 1-A hereto, as a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the Canadian Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.

2. GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 3-2

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as

of the date hereof by:

GE CANADA FINANCE HOLDING COMPANY, as Canadian Collateral Agent and Administrative Agent

By:
Name: Title:

Annex 3-3

Annex 1-A

to Supplemental Agreement

Supplement to

Canadian Guarantee and Collateral Agreement

Schedule 2

Pledged Securities

Pledgor	Issuer	Description of Pledged Securities

1-A-1 to Annex 3

EXHIBIT C-2 TO

ABL CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

U.S. GUARANTEE AND COLLATERAL AGREEMENT

made by

HD SUPPLY, INC.,

the Subsidiary Borrowers,

and the Subsidiary Guarantors,

in favor of

GENERAL ELECTRIC CAPITAL CORPORATION,

as U.S. ABL Administrative Agent and as U.S. ABL Collateral Agent

Dated as of April 12, 2012

-i-

SCHEDULES

1	Notice Addresses of Guarantors
2	Pledged Securities
3	Perfection Matters
4	Location of Jurisdiction of Organization
5	Intellectual Property
6	Contracts

ANNEXES

1	Acknowledgment and Consent of Issuers who are not Granting Parties
2	Assumption Agreement
3	Supplemental Agreement

-ii-

U.S. GUARANTEE AND COLLATERAL AGREEMENT

U.S. GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 12, 2012, made by HD SUPPLY, INC., a Delaware corporation, in its specific capacity as Parent Borrower (together with its successors and assigns, the “Parent Borrower”), and certain Subsidiaries of the Parent Borrower that are signatories hereto (the “Subsidiary Borrowers”; and the Parent Borrower and the Subsidiary Borrowers, the “Borrowers”) and certain other Domestic Subsidiaries of the Parent Borrower that are signatories hereto (the “Subsidiary Guarantors”), in favor of GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent (in such capacity, the “U.S. ABL Collateral Agent”) and administrative agent (in such capacity, the “U.S. ABL Administrative Agent”) for the banks and other financial institutions (collectively, the “U.S. ABL Lenders”; individually, a “U.S. ABL Lender”) from time to time parties to the ABL Credit Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”), among the Parent Borrower, the Subsidiary Borrowers, the U.S. ABL Administrative Agent, the U.S. ABL Collateral Agent, GE Canada Finance Holding Company, as Canadian administrative agent (in such capacity, the “Canadian Agent”) and Canadian collateral agent, and the other parties party thereto, the U.S. ABL Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Cash Flow Credit Agreement”), among HD Supply, Inc. (in its specific capacity as Cash Flow Borrower, the “Cash Flow Borrower”), the several banks and other financial institutions from time to time parties thereto (as further defined in the Cash Flow Credit Agreement, the “Cash Flow Lenders”), Bank of America, N.A. as administrative agent (in such capacity, the “Cash Flow Administrative Agent”) and collateral agent (in such capacity, the “Cash Flow Collateral Agent”) for the Cash Flow Lenders, and the other parties party thereto, the Cash Flow Lenders have severally agreed to make extensions of credit to the Cash Flow Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Cash Flow Guarantee and Collateral Agreement”), among the Cash Flow Borrower, certain of its subsidiaries, the Cash Flow Administrative Agent and the Cash Flow Collateral Agent, the Cash Flow Borrower and such subsidiaries have granted a first priority Lien (capitalized terms that are used in these recitals and not defined herein are used as defined in subsection 1.1) to the Cash Flow Collateral Agent for the benefit of the Secured Parties (as defined therein) on the Cash Flow Priority Collateral (as defined herein) and a second priority Lien for the benefit of the Secured Parties (as defined in the Cash Flow Guarantee and Collateral Agreement) on the ABL Priority Collateral (subject in each case to Permitted Liens (as defined in the Cash Flow Credit Agreement));

WHEREAS, pursuant to that certain Indenture, dated as of the date hereof (as amended pursuant to the First Supplemental Indenture, dated as of the date hereof, and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Priority Notes Indenture”), among the Parent Borrower, the subsidiaries of the Parent Borrower party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “First Priority Note Collateral Agent”), the Parent Borrower has issued its 8 1/8% Senior Secured First Priority Notes due 2019 (the “First Priority Notes”);

WHEREAS, pursuant to that certain Note Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Priority Note Collateral Agreement”), among the Parent Borrower, certain subsidiaries of the Parent Borrower and the First Priority Note Collateral Agent, the Parent Borrower and such subsidiaries have granted a second priority Lien to the First Priority Note Collateral Agent for the benefit of the Secured Parties (as defined in the First Priority Note Collateral Agreement) on the ABL Priority Collateral and a first priority Lien for the benefit of the holders of the Secured Parties (as defined in the First Priority Note Collateral Agreement) on the Cash Flow Priority Collateral (subject in each case to Permitted Liens (as defined in the First Priority Notes Indenture));

WHEREAS, pursuant to that certain Indenture, dated as of the date hereof (as amended pursuant to the First Supplemental Indenture, dated as of the date hereof, and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Priority Notes Indenture”), among the Parent Borrower, the subsidiaries of the Parent Borrower party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “Second Priority Note Collateral Agent”), the Parent Borrower has issued its 11% Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes”);

WHEREAS, pursuant to that certain Note Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Priority Note Collateral Agreement”), among the Parent Borrower, certain subsidiaries of the Parent Borrower and the Second Priority Note Collateral Agent, the Parent Borrower and such subsidiaries have granted a third priority Lien to the Second Priority Note Collateral Agent for the benefit of the Secured Parties (as defined in the Second Priority Note Collateral Agreement) on the ABL Priority Collateral and a second priority Lien for the benefit of the holders of the Secured Parties (as defined in the Second Priority Note Collateral Agreement) on the Cash Flow Priority Collateral (subject in each case to Permitted Liens (as defined in the Second Priority Notes Indenture));

WHEREAS, the Borrowers are members of an affiliated group of companies that includes the Parent Borrower, the Subsidiary Borrowers, the Parent Borrower’s other Domestic Subsidiaries that are party hereto and any other Domestic Subsidiaries of the Parent Borrower (other than any Excluded Subsidiary) that becomes a party hereto from time to time after the date hereof (the Parent Borrower and such Domestic Subsidiaries (other than any Excluded Subsidiary and any Canadian Borrower (each as defined in the ABL Credit Agreement) collectively, the “Granting Parties”));

WHEREAS, the Cash Flow Collateral Agent, the Cash Flow Administrative Agent, the U.S. ABL Collateral Agent, the U.S. ABL Administrative Agent, the First Lien Note Agent, and the Second Lien Note Agent have entered into an Intercreditor Agreement, acknowledged by the Parent Borrower, HDS Holding Corporation and the Granting Parties, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time subject to subsection 9.1 hereof, the “Base Intercreditor Agreement”);

WHEREAS, the Parent Borrower and the other Granting Parties are engaged in related businesses, and each such Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Cash Flow Credit Agreement and the ABL Credit Agreement and the issuance of the First Priority Notes and the Second Priority Notes; and

WHEREAS, it is a condition to the obligation of the U.S. ABL Lenders to make their respective extensions of credit under the ABL Credit Agreement that the Granting Parties shall execute and deliver this Agreement to the U.S. ABL Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the U.S. ABL Administrative Agent, the U.S. ABL Collateral Agent and the U.S. ABL Lenders to enter into the ABL Credit Agreement and to induce the U.S. ABL Lenders to make their respective extensions of credit to the Borrowers thereunder, and in consideration of the receipt of other valuable consideration (which receipt is hereby acknowledged), each Granting Party hereby agrees with the U.S. ABL Administrative Agent and the U.S. ABL Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1 DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Letter of Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts and Supporting Obligations.

(b) The following terms shall have the following meanings:

“ABL Accounts Collateral”: all Collateral consisting of the following:

(1) the Concentration Account and all Accounts Receivable;

(2) to the extent involving or governing any of the items referred to in the preceding clause (1), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Parent Borrower) and Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clause (1) shall be included in the ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Accounts Collateral;

(4) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(5) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets directly received as proceeds of any ABL Accounts Collateral (“ABL Accounts Proceeds”); provided, however, that no proceeds of ABL Accounts Proceeds will constitute ABL Accounts Collateral unless such proceeds of ABL Accounts Proceeds would otherwise constitute ABL Accounts Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets be ABL Accounts Collateral.

“ABL Accounts Proceeds”: as defined in the definition of “ABL Accounts Collateral”.

“ABL Canadian Collateral”: as defined in the Base Intercreditor Agreement.

“ABL Credit Agreement”: as defined in the recitals hereto.

“ABL Obligations”: as defined in the Base Intercreditor Agreement.

“ABL Priority Collateral”: all Collateral consisting of the following:

(1) all Inventory (as defined in the Code as of the date of this Agreement);

(2) all ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Parent Borrower) and Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Priority Collateral;

(4) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (3), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(6) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets to the extent received as proceeds of any ABL Priority Collateral (“ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets be ABL Priority Collateral.

“ABL Priority Proceeds”: as defined in the definition of “ABL Priority Collateral.”

“Accounts”: all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts (as defined in the ABL Credit Agreement) and Accounts Receivable of such Grantor, but excluding in any event all Accounts that have been sold or otherwise transferred (and not transferred back to a Grantor) in connection with a Special Purpose Financing.

“Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional Agent”: as defined in the Base Intercreditor Agreement.

“Additional Obligations”: as defined in the Base Intercreditor Agreement.

“Adjusted Net Worth”: of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, the Cash Flow Credit Agreement or any Loan Document (as defined in the Cash Flow Credit Agreement) or pursuant to its guarantee with respect to the First Priority Notes or the Second Priority Notes) on such date.

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this U.S. Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in subsection 9.8 hereof.

“Asset Sales Proceeds Account”: one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Cash Flow Priority Collateral and the proceeds of investment thereof.

“Bank Products Affiliate”: any Person who (i) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Bank Products Agreement, or on the date hereof, or at the time of the designation referred to in the following clause (iii) and (iii) has been designated by the Parent Borrower in accordance with subsection 8.4 hereof (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement)).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (i) treasury services, (ii) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (iii) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (iv) other similar banking products or services as may be requested by any Grantor (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (i) through (iii) of this definition).

“Bankruptcy Case”: (i) the Parent Borrower or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower, or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Borrower Obligations”: with respect to any Borrower, the collective reference to: all obligations and liabilities of such Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of such Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the ABL Credit Agreement, the Loans, the Letters of Credit, the other Loan Documents, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the ABL Credit Agreement or any other Loan Document), (ii) amounts payable in connection with any such Bank Products Agreement or (iii) a termination of any transaction entered into pursuant to any such Hedging Agreement.

“Borrowers”: as defined in the recitals hereto.

“Canadian Agent”: as defined in the recitals hereto.

“Cash Flow Administrative Agent”: as defined in the recitals hereto.

“Cash Flow Borrower”: as defined in the recitals hereto.

“Cash Flow Collateral Agent”: as defined in the recitals hereto.

“Cash Flow Credit Agreement”: as defined in the recitals hereto.

“Cash Flow Collateral Obligations”: as defined in the Base Intercreditor Agreement.

“Cash Flow Guarantee and Collateral Agreement”: as defined in the recitals hereto.

“Cash Flow Priority Collateral”: all Security Collateral other than ABL Priority Collateral, including real estate, intellectual property, equipment and equity interests of Subsidiaries of the Parent Borrower and all collateral security and guarantees with respect to any Cash Flow Priority Collateral and all cash, Money, Instruments, Securities and Financial Assets to the extent received as proceeds of any Cash Flow Priority Collateral; provided, however, no proceeds of proceeds will constitute Cash Flow Priority Collateral unless such proceeds of proceeds would otherwise constitute Cash Flow Priority Collateral or are credited to the Asset Sales Proceeds Account. For the avoidance of doubt, under no circumstances shall any of the ABL Canadian Collateral or Excluded Assets be Cash Flow Priority Collateral.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”: as defined in Section 3 hereof; provided that, for purposes of subsection 6.5 and Section 8, “Collateral” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Collateral Account Bank”: any bank or an Affiliate thereof which at all times is a Lender as selected by the relevant Grantor and consented to in writing by the U.S. ABL Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the U.S. ABL Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) the Cash Flow Collateral Representative and the Cash Flow Collateral Agent (each as defined in the Base Intercreditor Agreement) and (ii) if any other Intercreditor Agreement is executed, the Person acting as representative for the U.S. ABL Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement.

“Commitment”: as defined in the ABL Credit Agreement.

“Concentration Account”: as defined in the ABL Credit Agreement.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof (except for contracts listed on Schedule 6 hereto), to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, any license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Excluded Assets”: as defined in subsection 3.3.

“Filings”: as defined in subsection 4.2.2.

“Financing Statements”: as defined in subsection 4.2.2.

“First Lien Note Agent”: as defined in the Base Intercreditor Agreement.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“First Priority Note Collateral Agreement”: as defined in the recitals hereto.

“First Priority Notes Indenture”: as defined in the recitals hereto.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, trademark applications, trade names, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“General Fund Account”: the general fund account of the relevant Grantor established at the same office of the Collateral Account Bank as the Collateral Proceeds Account.

“Granting Parties”: as defined in the recitals hereto.

“Grantor”: the Borrowers (other than the Canadian Borrowers) and each of the Parent Borrower’s other Domestic Subsidiaries that from time to time is a party hereto (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the

Administrative Agent or any other Secured Party that are required to be paid by the Borrowers pursuant to the terms of the ABL Credit Agreement or any other Loan Document), (ii) amounts payable in connection with any such Bank Products Agreement or (iii) a termination of any transaction entered into pursuant to any Hedging Agreement.

“Guarantors”: the collective reference to each Granting Party, provided, that when referring to the U.S. Borrowers as Guarantors, such reference shall be a reference solely to a guaranty of the Obligations of the Canadian Borrowers.

“Hedging Affiliate”: any Person who (i) has entered into a Hedging Agreement with any Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Hedging Agreement or on the date hereof or at the time of the designation referred to in the following clause (iii), and (iii) has been designated by the Parent Borrower in accordance with subsection 8.4 hereof (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement, as applicable)).

“Hedging Agreement”: any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, including, without limitation, any Interest Rate Agreement, Commodities Agreement or Currency Agreement.

“Instruments”: as defined in Article 9 of the Code, but excluding the Pledged Securities.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $3,000,000 evidencing loans made by such Grantor to the Parent Borrower or any of its Subsidiaries.

“Intercreditor Agreements”: (i) the Base Intercreditor Agreement and (ii) any other intercreditor agreement that may be entered into in the future by the U.S. ABL Collateral Agent and one or more Additional Agents and acknowledged by the Parent Borrower and the other Granting Parties (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time) (upon and during the effectiveness thereof).

“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including, without limitation, all Inventory (as defined in the ABL Credit Agreement) of such Grantor.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than any Capital Stock of any Foreign Subsidiary in excess of 65% of any series of such stock and other than any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies (including, without limitation, any successors contemplated by subsection 8.3 of the ABL Credit Agreement).

“Lender Secured Parties”: the collective reference to (i) the U.S. ABL Administrative Agent, the U.S. ABL Collateral Agent, the Canadian Agent and each Other Representative, (ii) the Lenders (including the Canadian Facility Lenders, the Issuing Lenders and the Swing Line Lender) , and (iii) each of their respective successors and assigns and their permitted transferees and endorsees.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates and Hedging Affiliates and all successors, assigns, transferees and replacements thereof.

“Obligations”: (i) in the case of any Borrower, its Borrower Obligations and (ii) in the case of any Guarantor, the Guarantor Obligations of such Guarantor.

“Ordinary Course Transferees”: as defined in subsection 4.2.2.

“Parent Borrower”: as defined in the preamble hereto.

“Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application or patentable invention, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.

“Permitted Liens”: as defined in subsection 4.2.2.

“Pledged Collateral”: as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any Pledgor, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Pledgor, the shares of Capital Stock of any Issuer listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock required to be pledged hereunder by such Pledgor pursuant to subsection 7.9 of the ABL Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect (provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary, (ii) any of the Capital Stock of a Subsidiary of a Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity and (iv) any of the Capital Stock of any Unrestricted Subsidiary).

“Pledgor”: Each Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Second Lien Note Agent”: as defined in the Base Intercreditor Agreement.

“Second Priority Note Collateral Agreement”: as defined in the recitals hereto.

“Second Priority Notes Indenture”: as defined in the recitals hereto.

“Secured Parties”: the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.

“Specified Asset”: as defined in subsection 4.2.2 hereof.

“Subsidiary Borrowers”: as defined in the preamble hereto.

“Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Grantor, including, without limitation, the license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“ULC”: an Issuer that is an unlimited company or unlimited liability company.

“ULC Laws”: the Companies Act (Nova Scotia), the Business Corporations Act (Alberta) and all laws of Nova Scotia and Alberta related to ULCs.

“ULC Shares”: shares or other equity interests in the Capital Stock of a ULC.

“U.S. ABL Administrative Agent”: as defined in the recitals hereto.

“U.S. ABL Collateral Agent”: as defined in the recitals hereto.

“U.S. ABL Lenders”: as defined in the recitals hereto.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d) All references in this Agreement to any of the property described in the definition of the term “Collateral,” “Pledged Collateral” or “Security Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral, Pledged Collateral or Security Collateral, respectively.

SECTION 2 GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by each Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of such Borrower Obligations of such Borrower owed to the applicable Secured Parties.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in the following subsection 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c) Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of the ABL Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Parent Borrower or a Restricted Subsidiary) as permitted under the ABL Credit Agreement or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary.

(e) No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash and the Commitments are terminated, (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Parent Borrower or a Restricted Subsidiary) as permitted under the ABL Credit Agreement or (iii) the designation of such Guarantor as an Unrestricted Subsidiary.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worth of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the U.S. ABL Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the U.S. ABL Collateral Agent or any other Secured Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the U.S. ABL Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the U.S. ABL Collateral Agent and the other Secured Parties by the Borrowers on account of the Borrower Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any of the Commitments shall remain in effect, such amount shall be held by such Guarantor in trust for the U.S. ABL Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the U.S. ABL Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the U.S. ABL Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the U.S. ABL Collateral Agent may determine.

2.4 Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the U.S. ABL Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party, and the ABL Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the U.S. ABL Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lenders(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the U.S. ABL Collateral Agent, the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the U.S. ABL Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any suit for breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the ABL Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, taking, or release of Security Collateral, (e) any change in the structure or existence of any of the Borrowers, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the U.S. ABL Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or, in the case of any amount required to be paid in any other currency pursuant to the requirements of the ABL Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in subsection 11.2 of the ABL Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with subsection 11.2 of the ABL Credit Agreement.

SECTION 3 GRANT OF SECURITY INTEREST

3.1 Grant. Each Granting Party that is a Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the U.S. ABL Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in subsection 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Documents;

(e) all Equipment and Goods;

(f) all General Intangibles;

(g) all Instruments;

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property;

(k) all Fixtures;

(l) all books and records pertaining to any of the foregoing;

(m) the Collateral Proceeds Account; and

(n) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, in the case of each Grantor, Collateral shall not include any Pledged Collateral, or any property or assets specifically excluded from Pledged Collateral (including any Capital Stock of any Foreign Subsidiary in excess of 65% of any series of such stock).

3.2 Pledged Collateral. Each Granting Party that is a Pledgor hereby grants to the U.S. ABL Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in subsection 3.3.

3.3 Certain Exceptions. No security interest is or will be granted pursuant hereto in any right, title or interest of any Granting Party under or in (collectively, the “Excluded Assets”):

(a) any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than the Parent Borrower, a Restricted Subsidiary or an Affiliate thereof (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

(b) any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in subsection 7.2(h) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) in respect of Purchase Money Obligations or Capitalized Lease Obligations, or a Lien described in subsection 7.2(o) (with respect to such a Lien described in subsection 7.2(h)) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), and consists of Equipment or other property financed or refinanced thereby (including through any financing or refinancing of the acquisition, leasing, construction or improvement of any such assets) and/or any improvements, accessions, proceeds, dividends or distributions in respect of any such assets, and/or any other assets relating to any such assets (including to any such acquisition, leasing, construction or improvement thereof) or any such improvements, accessions, proceeds, dividends or distributions, or (y) is subject to a Lien described in subsection 7.2(h) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) in respect of Hedging Obligations, or a Lien described in subsection 7.2(o) (with respect to such a Lien described in subsection 7.2(h)) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the

Cash Flow Credit Agreement), and consists of (i) cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions or to any Hedging Obligations, and/or (iii) any other assets consisting of, relating to or arising under or in connection with (A) any Interest Rate Agreements, Currency Agreements or Commodities Agreements or (B) any other agreements, instruments or documents related to any Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this clause (y);

(c) any property that (A) would otherwise be included in the Security Collateral (and such property shall not be deemed to constitute a part of the Security Collateral) if such property (x) has been sold or otherwise transferred in connection with (i) a Special Purpose Financing, (ii) a Sale and Leaseback Transaction the proceeds of which are applied pursuant to subsection 3.4 of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) if and to the extent required thereby or (iii) an Exempt Sale and Leaseback Transaction, (y) constitutes the Proceeds or products of any property that has been sold or otherwise transferred pursuant to such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction (other than any payments received by such Granting Party in payment for the sale and transfer of such property in such Special Purpose Financing, Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction) or (z) is subject to any Liens securing Indebtedness incurred in compliance with subsection 7.1(b)(ix) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement), or Liens permitted under subsection 7.2(k)(4) or 7.2(p)(12) of the Cash Flow Credit Agreement (or, should the subsection numbering or organization of the Cash Flow Credit Agreement be changed following an amendment thereto or a modification or replacement thereof, the corresponding subsection of the Cash Flow Credit Agreement) or (B) is subject to any Permitted Lien and consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (but only for so long as such Liens are in place);

(d) each Granting Party acknowledges that certain of the Pledged Collateral of such Granting Party may now or in the future consist of ULC Shares, and that it is the intention of the U.S. ABL Collateral Agent and each Granting Party that neither the U.S. ABL Collateral Agent nor any other Secured Party should under any circumstances prior to realization be held to be a “member” or “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the ABL Credit Agreement or any other Loan Document, where a Granting Party is the registered and beneficial owner of ULC Shares which are Pledged Collateral of such Granting Party, such Granting Party will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the U.S. ABL Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Granting Party shall be entitled to receive and retain for its own account any dividend or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of share certificates representing Pledged Collateral, which shall be delivered to the U.S. ABL Collateral Agent to hold as Pledged Collateral hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Granting Party would if such ULC Shares were not pledged to the U.S. ABL Collateral Agent pursuant hereto. Nothing in this Agreement, the ABL Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the ABL Credit Agreement or any other Loan Document shall, constitute the U.S. ABL Collateral Agent, any other Secured Party, or any other Person other than the applicable Granting Party, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Granting Party and further steps are taken pursuant hereto or thereto so as to register the U.S. ABL Collateral Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the U.S. ABL Collateral Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Collateral of any Granting Party, without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Collateral of any Granting Party which is not ULC Shares. Except upon the exercise of rights of the U.S. ABL Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Granting Party shall not cause or permit, or enable an Issuer that is a ULC to cause or permit, the U.S. ABL Collateral Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Issuer; (b) have any notation entered in their favor in the share register of such Issuer; (c) be held out as shareholders or members of such Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Issuer by reason of the U.S. ABL Collateral Agent holding the Security Interests over the ULC Shares; or (e) act as a shareholder of such Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Issuer or to vote its ULC Shares;

(e) Capital Stock which is specifically excluded from the definition of Pledged Stock by virtue of the proviso contained in the parenthetical to such definition;

(f) those assets over which the granting of security interests in such assets (i) would be prohibited by a contract permitted under the ABL Credit Agreement, by applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), or (ii) to the extent that such security interests would result in material adverse tax consequences as reasonably determined by the Borrower;

(g) any interest in leased real property;

(h) any property that would not otherwise be ABL Priority Collateral and is an Excluded Asset (as such term is defined in the Cash Flow Guarantee and Collateral Agreement);

(i) Foreign Intellectual Property; and

(j) any Vehicles and any other assets subject to certificate of title.

3.4 Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to subsections 3.1 and 3.2 hereof shall (x)

with respect to all Security Collateral other than ABL Priority Collateral, prior to the Discharge of Cash Flow Collateral Obligations, be subject and subordinate to the Liens granted to the Cash Flow Collateral Agent (as defined in the Base Intercreditor Agreement) for the benefit of the holders of the Cash Flow Collateral Obligations to secure the Cash Flow Collateral Obligations pursuant to the relevant Cash Flow Collateral Documents (as defined in the Base Intercreditor Agreement), (y) with respect to all Security Collateral other than ABL Priority Collateral, prior to the Discharge of Additional Obligations, be subject and subordinate to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations to secure such Additional Obligations pursuant to the applicable Additional Collateral Documents (as defined in the Base Intercreditor Agreement) (except, in the case of this clause (y), as may be separately otherwise agreed between the U.S. ABL Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Base Intercreditor Agreement) represented thereby). The U.S. ABL Collateral Agent acknowledges and agrees that the relative priority of such Liens granted to the U.S. ABL Collateral Agent, the Cash Flow Collateral Agent, the First Lien Note Agent, the Second Lien Note Agent and any Additional Agent may be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the U.S. ABL Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the U.S. ABL Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the applicable Intercreditor Agreement shall govern and control as among (i) the U.S. ABL Collateral Agent, the Cash Flow Collateral Agent, the First Lien Note Agent, the Second Lien Note Agent and any Additional Agent, in the case of the Base Intercreditor Agreement and (ii) the U.S. ABL Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) for so long as any Cash Flow Collateral Obligations remain outstanding, any obligation hereunder to deliver to the U.S. ABL Collateral Agent any Security Collateral constituting Cash Flow Priority Collateral shall be satisfied by causing such Cash Flow Priority Collateral to be delivered to the Cash Flow Collateral Agent (as defined in the Base Intercreditor Agreement) to be held in accordance with the Base Intercreditor Agreement and (y) for so long as any First Lien Note Obligations, Second Lien Note Obligations or Additional Obligations remain outstanding, any obligation hereunder to deliver to the U.S. ABL Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the U.S. ABL Collateral Agent, or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, to be held in accordance with any applicable Intercreditor Agreement.

SECTION 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Each Guarantor. To induce the U.S. ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Guarantor hereby represents and warrants to the U.S. ABL Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the ABL Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the U.S. ABL Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Representations and Warranties of Each Grantor. To induce the U.S. ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the U.S. ABL Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1 Title; No Other Liens. Except for the security interests granted to the U.S. ABL Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Security Collateral by the ABL Credit Agreement (including, without limitation, in respect of Liens described in the definition of “Permitted Liens” in the ABL Credit Agreement), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens. Except as set forth on Schedule 3, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Security Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except such as have been filed in favor of the U.S. ABL Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are in respect of Liens permitted by the ABL Credit Agreement (including, without limitation, in respect of Liens described in the definition of “Permitted Liens” in the ABL Credit Agreement) or any other Loan Document or for which termination statements will be delivered on the Closing Date.

4.2.2 Perfection; Priority.

(a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the U.S. ABL Collateral Agent for the benefit of the Secured Parties, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights reserved in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents, upon the earlier of such Filing or the delivery to and continuing possession by the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Code) by the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement of the Collateral Proceeds Account, Letter of Credit Rights and Electronic Chattel Paper a security interest in which is perfected by “control,” the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Security Collateral in favor of the U.S. ABL

Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons other than Permitted Liens (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a short form or notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements delivered to the U.S. ABL Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person that is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Permitted Liens”: Liens permitted pursuant to the Loan Documents, including, without limitation, those permitted to exist pursuant to the definition of “Permitted Liens” in the ABL Credit Agreement.

“Specified Assets”: the following property and assets of such Grantor:

(1)	Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance of this Agreement or short form thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;

(2)

Copyrights and Copyright Licenses and Accounts or receivables arising therefrom to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon or Liens thereon that cannot be perfected by the filing and acceptance of this Agreement or short form thereof in the United States Copyright Office;

(3)	Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)	goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(5)	Proceeds of Accounts, receivables or Inventory which do not themselves constitute Collateral or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or the Concentration Account of a Grantor subject to the U.S. ABL Collateral Agent’s control;

(6)	Contracts, Accounts or receivables subject to the Assignment of Claims Act;

(7)	Fixtures; and

(8)	uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement).

4.2.3 Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4.

4.2.4 Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.

4.2.5 Accounts Receivable. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting ABL Priority Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.

4.2.6 Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents) owned by such Grantor in its own name as of the date hereof, in each case, other than Foreign Intellectual Property.

4.3 Representations and Warranties of Each Pledgor. To induce the U.S. ABL Collateral Agent, the Administrative Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Pledgor hereby represents and warrants to the U.S. ABL Collateral Agent and each other Secured Party that:

4.3.1 Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.

4.3.2 [Reserved].

4.3.3 Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens arising by operation of law or Permitted Liens.

4.3.4 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement) enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the obtaining and maintenance of “control” (as described in the Code) by the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement (or their respective agents appointed for purposes of perfection), of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the Code, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement), enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5 COVENANTS

5.1 Covenants of Each Guarantor. Each Guarantor covenants and agrees with the U.S. ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans and all other Obligations then due and owing, shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Guarantor, the date upon which all the Capital Stock of such Guarantor shall have been sold or otherwise disposed of (to a Person other than the Parent Borrower or a Restricted Subsidiary) in accordance with the terms of the ABL Credit Agreement or (iii) as to any Guarantor, the designation of such Guarantor as an Unrestricted Subsidiary, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.

5.2 Covenants of Each Grantor. Each Grantor covenants and agrees with the U.S. ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of (to a Person other than the Parent Borrower or a Restricted Subsidiary) in accordance with the terms of the ABL Credit Agreement or (iii) as to any Grantor, the designation of such Grantor as an Unrestricted Subsidiary:

5.2.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the U.S. ABL Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the U.S. ABL Collateral Agent or the applicable Collateral Representative, the Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the ABL Credit Agreement or as contemplated by the Intercreditor Agreements.

5.2.2 Maintenance of Insurance. Such Grantor will maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Parent Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the U.S. ABL Collateral Agent, upon written request, information in reasonable detail as to the insurance carried.

5.2.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a security interest having at least the perfection and priority described in subsection 4.2.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the U.S. ABL Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Collateral and such other reports in connection with such Grantor’s Collateral as the U.S. ABL Collateral Agent may reasonably request in writing, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the U.S. ABL Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the U.S. ABL Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any Grantor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of $3,000,000) to the U.S. ABL Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), or (iii) deliver landlord lien waivers, estoppels or collateral access letters. It is understood and agreed that no Grantor shall be required to file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property that is not subject to a Mortgage pursuant to the ABL Credit Agreement.

5.2.5 Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the U.S. ABL Collateral Agent of any change in its name or jurisdiction of organization (whether by merger or otherwise) (and in any event, within 30 days of such change); provided that, promptly after receiving a written request therefor from the U.S. ABL Collateral Agent, such Grantor shall deliver to the U.S. ABL Collateral Agent all additional financing statements and other documents reasonably requested by the U.S. ABL Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein.

5.2.6 Notices. Such Grantor will advise the U.S. ABL Collateral Agent promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Permitted Liens) on any of such Grantor’s Collateral which would materially adversely affect the ability of the U.S. ABL Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests created hereby.

5.2.7 Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock other than ULC Shares issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the U.S. ABL Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock other than ULC Shares issued by it.

5.2.8 Accounts Receivable.

(a) With respect to Accounts Receivable constituting ABL Priority Collateral, other than in the ordinary course of business or as permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable,

(ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable or (v) amend, supplement or modify any such Account Receivable unless such extensions, compromises, settlements, releases, credits or discounts would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting ABL Priority Collateral taken as a whole.

(b) Such Grantor will deliver to the U.S. ABL Collateral Agent a copy of each material demand, notice or document received by it with respect to Accounts Receivable constituting ABL Priority Collateral that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Accounts Receivable.

5.2.9 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.

5.2.10 Acquisition of Intellectual Property. Within 90 days after the end of each calendar year, such Grantor will notify the U.S. ABL Collateral Agent of any acquisition by such Grantor of (i) any registration of any material United States Copyright, Patent or Trademark or (ii) any exclusive rights under a material United States Copyright License, Patent License or Trademark License constituting Collateral, and shall take such actions as may be reasonably requested by the U.S. ABL Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the U.S. ABL Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral on the date hereof, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code of any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, the United States Copyright Office or any other applicable United State Governmental Authority.

5.2.11 Protection of Trade Secrets. Such Grantor shall take all steps which it deems commercially reasonable to preserve and protect the secrecy of all material Trade Secrets of such Grantor.

5.3 Covenants of Each Pledgor. Each Pledgor covenants and agrees with the U.S. ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans and all other Obligations then due and owing shall have been paid in full in cash and the Commitments shall have terminated, (ii) as to any Pledgor, all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of (to a Person other than the Parent Borrower or a Restricted Subsidiary) as permitted under the terms of the ABL Credit Agreement or (iii) the designation of such Pledgor as an Unrestricted Subsidiary.

5.3.1 Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent for the U.S. ABL Collateral Agent and the other Secured Parties, hold the same in trust for the U.S. ABL Collateral Agent and the other Secured Parties and deliver the same forthwith to the U.S. ABL Collateral Agent (that will hold the same on behalf of the Secured Parties) or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, or accompanied by an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary pursuant to this Agreement). Except in the case of ULC Shares, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower permitted by the ABL Credit Agreement) shall be paid over to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, and, except in the case of ULC Shares, in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the U.S. ABL Collateral Agent, be delivered to the U.S. ABL Collateral Agent, or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

5.3.2 [Reserved].

5.3.3 Pledged Notes. Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the U.S. ABL Collateral Agent, or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor (excluding any Pledged Note the principal amount of which does not exceed $3,000,000), endorsed in blank or, at the request of the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement. Furthermore, within ten Business Days after any Pledgor obtains a Pledged Note with a principal amount in excess of $3,000,000, such Pledgor shall cause such Pledged Note to be delivered to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

5.3.4 Maintenance of Security Interest. Such Pledgor shall maintain the security interest created by this Agreement in such Pledgor’s Pledged Collateral as a security interest having at least the perfection and priority described in subsection 4.3.4 or 4.3.5, as applicable, and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the U.S. ABL Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the U.S. ABL Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any Pledgor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of $3,000,000) to the U.S. ABL Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), or (iii) deliver landlord lien waivers, estoppels or collateral access letters.

SECTION 6 REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Accounts.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the U.S. ABL Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the U.S. ABL Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the U.S. ABL Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the U.S. ABL Collateral Agent to furnish to the U.S. ABL Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b) The U.S. ABL Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable and the U.S. ABL Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement. If required by the U.S. ABL Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, any Proceeds constituting payments or other cash proceeds of Accounts Receivable constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the U.S. ABL Collateral Agent for the account of the Secured Parties only as provided in subsection 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the U.S. ABL Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the U.S. ABL Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in subsection 9(a) of the ABL Credit Agreement has occurred and is continuing, at the U.S. ABL Collateral Agent’s election, each of the U.S. ABL Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of the Obligations of such Grantor then due and owing, such application to be made as set forth in subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in subsection 6.1(d).

(c) At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, at the U.S. ABL Collateral Agent’s request, each Grantor shall deliver to the U.S. ABL Collateral Agent copies or, if required by the U.S. ABL Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.

(d) So long as no Event of Default has occurred and is continuing, the U.S. ABL Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to such Grantor’s General Fund Account or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, the U.S. ABL Collateral Agent and the Granting Parties agree that the U.S. ABL Collateral Agent, at its option, may require that each Collateral Proceeds Account and the General Fund Account of each Grantor be established at the U.S. ABL Collateral Agent. Each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own General Fund Account, and to maintain such balances in its General Fund Account, as it shall deem to be necessary or desirable.

6.2 Communications with Obligors; Granting Parties Remain Liable.

(a) The U.S. ABL Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, communicate with obligors under the Accounts Receivable and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the U.S. ABL Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b) Upon the request of the U.S. ABL Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the U.S. ABL Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the U.S. ABL Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the U.S. ABL Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the U.S. ABL Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock.

(a) Subject to subsection 3.3(d) hereof, unless an Event of Default shall have occurred and be continuing and the U.S. ABL Collateral Agent shall have given notice to the relevant Pledgor of the U.S. ABL Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged

Stock (subject to the last two sentences of subsection 5.3.1 of this Agreement) and all payments made in respect of the Pledged Notes, to the extent permitted in the ABL Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction expressly permitted by the ABL Credit Agreement) which, in the U.S. ABL Collateral Agent’s reasonable judgment, would materially impair the Pledged Stock or the related rights or remedies of the Secured Parties or which would be inconsistent with or result in any violation of any provision of the ABL Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the U.S. ABL Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors, (i) the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, shall have the right, except in the case of ULC Shares, to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor in such order as is provided in subsection 6.5, and (ii) except in the case of ULC Shares, any or all of the Pledged Stock shall be registered in the name of the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, or the respective nominee of any thereof, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, and the U.S. ABL Collateral Agent or the Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, or acting through its respective nominee, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may thereafter exercise (x) except in the case of ULC Shares, all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) except in the case of ULC Shares, any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock other than ULC Shares upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock other than ULC Shares, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock other than ULC Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may reasonably determine), all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, shall have no duty to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the U.S. ABL Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c) Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder other than ULC Shares to (i) comply with any instruction received by it from the U.S. ABL Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted or prohibited hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the U.S. ABL Collateral Agent.

6.4 Proceeds to be Turned Over to the U.S. ABL Collateral Agent. In addition to the rights of the U.S. ABL Collateral Agent and the other Secured Parties specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the U.S. ABL Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Security Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the U.S. ABL Collateral Agent and the other Secured Parties hereto, the Cash Flow Collateral Agent and the other Cash Flow Collateral Secured Parties (as defined in the Base Intercreditor Agreement), the First Lien Note Agent, and the First Lien Noteholder Secured Parties (as defined in the Base Intercreditor Agreement), any Additional Agent and the other applicable Additional Secured Parties (as defined in the Base Intercreditor Agreement), the Second Lien Note Agent and the Second Lien Noteholder Secured Parties (as defined in the Base Intercreditor Agreement) or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the U.S. ABL Collateral Agent, the applicable Collateral Representative, the Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement (or their respective agents appointed for purposes of perfection), in the exact form received by such Grantor (duly indorsed by such Grantor to the U.S. ABL Collateral Agent, or the applicable Collateral Representative, the Cash Flow Collateral Agent, First Lien Note Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, if required). All Proceeds of Security Collateral received by the U.S. ABL Collateral Agent hereunder shall be held by the U.S. ABL Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of Security Collateral while held by the U.S. ABL Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the U.S. ABL Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5.

6.5 Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Collateral (as defined in the ABL Credit Agreement) received by the U.S. ABL Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the U.S. ABL Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the U.S. ABL Collateral Agent, be applied by the U.S. ABL Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the order of priority set forth in each applicable Intercreditor Agreement.

6.6 Code and Other Remedies. Subject to subsection 3.3(d) hereof, if an Event of Default shall occur and be continuing, the U.S. ABL Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code or any other applicable law. Subject to subsection 3.3(d) hereof, without limiting the generality of the foregoing, to the extent permitted by applicable law, the U.S. ABL Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith (subject to the terms of any documentation governing any Special Purpose Financing and subject to each applicable Intercreditor Agreement) collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the U.S. ABL Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The U.S. ABL Collateral Agent or any other Secured Party shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the U.S. ABL Collateral Agent’s request (subject to the terms of any documentation governing any Special Purpose Financing), to assemble the Security Collateral and make it available to the U.S. ABL Collateral Agent at places which the U.S. ABL Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The U.S. ABL Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the U.S. ABL Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in subsection 6.5 above, and only after such application and after the payment by the U.S. ABL Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the U.S. ABL Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the U.S. ABL Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the U.S. ABL Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights.

(a) If the U.S. ABL Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the U.S. ABL Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor, subject to subsection 3.3(d) hereof, will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the U.S. ABL Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the U.S. ABL Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the U.S. ABL Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Such Pledgor recognizes that the U.S. ABL Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The U.S. ABL Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the U.S. ABL Collateral Agent and the Lenders, that the U.S. ABL Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such Pledgor, and, to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the ABL Credit Agreement.

6.8 Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the U.S. ABL Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7 THE U.S. ABL COLLATERAL AGENT

7.1 U.S. ABL Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Granting Party hereby irrevocably constitutes and appoints the U.S. ABL Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the U.S. ABL Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law) and subject to each applicable Intercreditor Agreement, (x) each Pledgor hereby gives the U.S. ABL Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in subsection 6.6 or 6.7, any indorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the U.S. ABL Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) subject to the terms of any documentation governing any Special Purpose Financing in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Security Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the U.S. ABL Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii) in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the U.S. ABL Collateral Agent may reasonably request to such Grantor to evidence the U.S. ABL Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Security Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv) subject to subsection 3.3(d) hereof and to the terms of any documentation governing any Special Purpose Financing, (A) direct any party liable for any payment under any of the Security Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the U.S. ABL Collateral Agent or as the U.S. ABL Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Security Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Security Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Security Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Security Collateral of such

Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the U.S. ABL Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the U.S. ABL Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Security Collateral of such Grantor as fully and completely as though the U.S. ABL Collateral Agent were the absolute owner thereof for all purposes, and do, at the U.S. ABL Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the U.S. ABL Collateral Agent deems necessary to protect, preserve or realize upon the Security Collateral of such Grantor and the U.S. ABL Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) The reasonable expenses of the U.S. ABL Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the U.S. ABL Collateral Agent to the date reimbursed by the relevant Granting Party, shall be payable by such Granting Party to the U.S. ABL Collateral Agent on demand.

(c) Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.

7.2 Duty of U.S. ABL Collateral Agent. The U.S. ABL Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the U.S. ABL Collateral Agent deals with similar property for its own account. None of the U.S. ABL Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the U.S. ABL Collateral Agent and the other Secured Parties hereunder are solely to protect the U.S. ABL Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the U.S. ABL Collateral Agent or any other Secured Party to exercise any such powers. The U.S. ABL Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct.

7.3 Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the U.S. ABL Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such

Granting Party in such form and in such filing offices as the U.S. ABL Collateral Agent reasonably determines appropriate to perfect the security interests of the U.S. ABL Collateral Agent under this Agreement. Each Granting Party authorizes the U.S. ABL Collateral Agent to use any collateral description reasonably determined by the U.S. ABL Collateral Agent, including the collateral description “all personal property” or “all assets” in any such financing statements. The U.S. ABL Collateral Agent agrees to notify the relevant Granting Party of any financing or continuation statement filed by it; provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4 Authority of U.S. ABL Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the U.S. ABL Collateral Agent under this Agreement with respect to any action taken by the U.S. ABL Collateral Agent or the exercise or non-exercise by the U.S. ABL Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the U.S. ABL Collateral Agent and the Secured Parties, be governed by the ABL Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the U.S. ABL Collateral Agent and the Granting Parties, the U.S. ABL Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5 Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the U.S. ABL Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor, and the U.S. ABL Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the U.S. ABL Collateral Agent, at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The U.S. ABL Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the ABL Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement).

SECTION 8 NON-LENDER SECURED PARTIES

8.1 Rights to Collateral.

(a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the ABL Credit Agreement), or to direct the U.S. ABL Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Guarantor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Security Documents); (iii) vote in any Bankruptcy Case or similar proceeding in respect of the Parent Borrower or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with the Security Documents); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders seeking on an equal and basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the U.S. ABL Collateral Agent and the Lenders, with the consent of the U.S. ABL Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Parent Borrower or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c) Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the U.S. ABL Collateral Agent to enter into each Intercreditor Agreement on its behalf.

(d) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the U.S. ABL Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Guarantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2 Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the U.S. ABL Collateral Agent, as agent under the ABL Credit Agreement (and all officers, employees or agents designated by the U.S. ABL Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the U.S. ABL Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the U.S. ABL Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the U.S. ABL Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3 Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the U.S. ABL Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the U.S. ABL Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. None of the U.S. ABL Collateral Agent, any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Parent Borrower, any Subsidiary of the Parent Borrower, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

8.4 Designation of Non-Lender Secured Parties. The Parent Borrower may from time to time designate a Person as a “Bank Products Affiliate” or a “Hedging Affiliate” hereunder by written notice to the U.S. ABL Collateral Agent. Upon being so designated by the Parent Borrower, such Bank Products Affiliate or Hedging Affiliate (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Parent Borrower; provided that, at the time of the Parent Borrower’s designation of such Non-Lender Secured Party, the obligations of such Grantor under the applicable Hedging Agreement or Bank Products Agreement (as the case may be) have not been designated as Cash Flow Collateral Obligations.

SECTION 9 MISCELLANEOUS

9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party and the U.S. ABL Collateral Agent; provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the U.S. ABL Collateral Agent in a written instrument executed by the U.S. ABL Collateral Agent and (b) if separately agreed in writing between the Parent Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Parent Borrower to the U.S. ABL Collateral Agent for purposes of this sentence, for so long as so designated), no such amendment, modification or waiver shall amend, modify or waive subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, modification or waiver would directly and adversely affect such Non-Lender Secured Party without the written consent of such Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the U.S. ABL Collateral Agent in accordance with this subsection 9.1.

9.2 Notices. All notices, requests and demands to or upon the U.S. ABL Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in subsection 11.2 of the ABL Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the U.S. ABL Collateral Agent and the Administrative Agent given in accordance with subsection 11.2 of the ABL Credit Agreement.

9.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the U.S. ABL Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the U.S. ABL Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the U.S. ABL Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the U.S. ABL Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the U.S. ABL Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against any Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the U.S. ABL Collateral Agent and the Administrative Agent.

(b) Each Grantor jointly and severally agrees to pay, and to save the U.S. ABL Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Parent Borrower would be required to do so pursuant to subsection 11.5 of the ABL Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party.

(c) The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the ABL Credit Agreement and the other Loan Documents.

9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the U.S. ABL Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Granting Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the U.S. ABL Collateral Agent, except as permitted hereby or by the ABL Credit Agreement.

9.6 Set-Off. Each Guarantor hereby irrevocably authorizes each of the Administrative Agent and the U.S. ABL Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor, any other Guarantor or any of the Borrowers, any such notice being expressly waived by each Guarantor and by each Borrower, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 9(a) of the ABL Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the U.S. ABL Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the U.S. ABL Collateral Agent, the Administrative Agent or such other Secured Party may elect. The U.S. ABL Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the U.S. ABL Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the U.S. ABL Collateral Agent, the Administrative Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the U.S. ABL Collateral Agent, the Administrative Agent or such other Secured Party may have.

9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Granting Parties, the U.S. ABL Collateral Agent, the Administrative Agent and the other

Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the U.S. ABL Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in subsection 9.2 or at such other address of which the U.S. ABL Collateral Agent and the Administrative Agent (in the case of any other party hereto) or the Parent Borrower (in the case of the U.S. ABL Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any punitive damages.

9.13 Acknowledgments. Each Granting Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) none of the U.S. ABL Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the U.S. ABL Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15 Additional Granting Parties. Each new Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to subsection 7.9(b) of the ABL Credit Agreement shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Borrower pursuant to subsection 7.9(b) and 7.9(c) of the ABL Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement in substantially the form of Annex 3 hereto.

9.16 Releases.

(a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments have been terminated, all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the U.S. ABL Collateral Agent and each Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Granting Parties. At the request and sole expense of any Granting Party following any such termination, the U.S. ABL Collateral Agent shall deliver to such Granting Party any Security Collateral held by the U.S. ABL Collateral Agent hereunder, and the U.S. ABL Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such termination.

(b) In connection with any sale or other disposition of Security Collateral permitted by the ABL Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with the sale or other disposition of all of the Capital Stock of any Guarantor (other than to the Parent Borrower or a Restricted Subsidiary) or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the ABL Credit Agreement, the U.S. ABL Collateral Agent shall, upon receipt from the Parent Borrower of a written request for the release of such Guarantor from its Guarantee or the release of the Security Collateral subject to such sale or other disposition, identifying such Guarantor or the relevant Security Collateral and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the ABL Credit Agreement and the other Loan Documents, deliver to the Parent

Borrower or the relevant Granting Party any of the relevant Security Collateral held by the U.S. ABL Collateral Agent hereunder and the U.S. ABL Collateral Agent and the Administrative Agent shall execute and deliver to the relevant Granting Party (at the sole cost and expense of such Granting Party) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Guarantee or the Liens created hereby on such Security Collateral, as applicable, as such Granting Party may reasonably request.

(c) Upon the designation of any Granting Party as an Unrestricted Subsidiary in accordance with the provisions of the ABL Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Granting Party, and all obligations of such Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party and the U.S. ABL Collateral Agent shall, upon the request of the Parent Borrower, deliver to such Granting Party any Security Collateral of such Granting Party held by the U.S. ABL Collateral Agent hereunder and the U.S. ABL Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party (at the sole cost and expense of such Granting Party) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Granting Party’s Security Collateral, as applicable, as such Granting Party may reasonably request.

(d) Upon the designation of any Issuer that is a Subsidiary of any Granting Party as an Unrestricted Subsidiary in accordance with the provisions of the ABL Credit Agreement, the Lien pursuant to this Agreement on all Pledged Stock issued by such Issuer shall be automatically released, all without delivery of any instrument or performance of any act by any party and the U.S. ABL Collateral Agent shall, upon the request of the Parent Borrower, deliver to such Granting Party any such Pledged Stock held by the U.S. ABL Collateral Agent hereunder and the U.S. ABL Collateral Agent and the Administrative Agent shall execute and deliver to the relevant Granting Party (at the sole cost and expense of such Granting Party) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of the Liens created hereby on such Pledged Stock, as applicable, as such Granting Party may reasonably request.

(e) In addition, the Lien pursuant to this agreement shall be released on Collateral as pro-vided in the Base Intercreditor Agreement. At the request and sole expense of any Granting Party following any such release, the U.S. ABL Collateral Agent shall deliver to such Granting Party any Collateral held by the U.S. ABL Collateral Agent hereunder, and the U.S. ABL Collateral Agent and the Administrative Agent shall execute and deliver to such Granting Party such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as such Granting Party shall reasonably request to evidence such release.

9.17 Judgment.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the U.S. ABL Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b) The obligations of any Guarantor in respect of this Agreement to the U.S. ABL Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the U.S. ABL Collateral Agent of any sum adjudged to be so due in the judgment currency, the U.S. ABL Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the U.S. ABL Collateral Agent, for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the U.S. ABL Collateral Agent, the U.S. ABL Collateral Agent agrees to remit to the Parent Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

9.18 Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the U.S. ABL Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as collateral security for the Obligations and that this Section 9.18 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT BORROWER:

HD SUPPLY, INC.

By:
	Name:	Joseph J. DeAngelo
	Title:	President

[U.S. ABL Guarantee and Collateral Agreement]

BRAFASCO HOLDINGS II, INC.
BRAFASCO HOLDINGS, INC.
COX LUMBER CO.
CREATIVE TOUCH INTERIORS, INC.
HD SUPPLY CONSTRUCTION SUPPLY GROUP, INC.
HD SUPPLY FACILITIES MAINTENANCE GROUP, INC.
HD SUPPLY FASTENERS & TOOLS, INC.
HD SUPPLY GP & MANAGEMENT, INC.
HD SUPPLY MANAGEMENT, INC.
HD SUPPLY UTILITIES GROUP, INC.
HD SUPPLY WATERWORKS GROUP, INC.
HSI IP, INC.
SUNBELT SUPPLY CANADA, INC.
WHITE CAP CONSTRUCTION SUPPLY, INC.

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD BUILDER SOLUTIONS GROUP, LLC

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY DISTRIBUTION SERVICES, LLC

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY REPAIR & REMODEL, LLC

By:
	Name:	Vidya Chauhan
	Title:	Vice President

[U.S. ABL Guarantee and Collateral Agreement]

WILLIAMS BROS. LUMBER COMPANY, LLC

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY CONSTRUCTION SUPPLY, LTD.

By:	HD Supply GP & Management, Inc., its general partner

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY ELECTRICAL, LTD.

By:	HD Supply GP & Management, Inc., its general partner

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY FACILITIES MAINTENANCE, LTD.

By:	HD Supply GP & Management, Inc., its general partner

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY HOLDINGS, LLC

By:
	Name:	Vidya Chauhan
	Title:	Vice President and Treasurer

[U.S. ABL Guarantee and Collateral Agreement]

HD SUPPLY UTILITIES, LTD.

By:	HD Supply GP & Management, Inc., its general partner

By:
	Name:	Vidya Chauhan
	Title:	Vice President

HD SUPPLY WATERWORKS, LTD.

By:	HD Supply GP & Management, Inc., its general partner

By:
	Name:	Vidya Chauhan
	Title:	Vice President

MADISON CORNER, LLC

By:	Cox Lumber Co., its managing member

By:
	Name:	Vidya Chauhan
	Title:	Vice President

PARK-EMP, LLC

By:	Cox Lumber Co., its managing member

By:
	Name:	Vidya Chauhan
	Title:	Vice President

[U.S. ABL Guarantee and Collateral Agreement]

HDS IP HOLDING, LLC

By:
	Name:	Ricardo Nunez
	Title:	Vice President

HD SUPPLY SUPPORT SERVICES, INC.

By:
	Name:	Katherine Boelte
	Title:	Vice President

PROVALUE, LLC

By:	HD Supply Support Services, Inc., its managing member

By:
	Name:	Katherine Boelte
	Title:	Vice President

[U.S. ABL Guarantee and Collateral Agreement]

Acknowledged and Agreed to as of the date hereof by:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and U.S. ABL Collateral Agent

By:
Name: Title:

[U.S. ABL Guarantee and Collateral Agreement]

Annex 1 to

U.S. Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT1

The undersigned hereby acknowledges receipt of a copy of the U.S. Guarantee and Collateral Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Agreement”), made by the Granting Parties thereto for the benefit of General Electric Capital Corporation, as U.S. ABL Administrative Agent and U.S. ABL Collateral Agent. The undersigned agrees for the benefit of the U.S. ABL Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the U.S. ABL Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

[1]	This consent is necessary only with respect to any Issuer which is not also a Granting Party.

Annex 1-1

Annex 2 to

U.S. Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of                          ,             , made by                                         , a                      corporation (the “Additional Grantor”), in favor of GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent and administrative agent (in such capacity, the “U.S. ABL Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the ABL Credit Agreement referred to below and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the U.S. Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H :

WHEREAS, HD Supply, Inc., a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers party thereto, General Electric Capital Corporation, as administrative agent and collateral agent, GE Canada Finance Holding Company, as Canadian administrative agent and Canadian collateral agent, and the Lenders are parties to an ABL Credit Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, the Parent Borrower and certain of its Subsidiaries are, or are to become, parties to the U.S. Guarantee and Collateral Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”), in favor of the U.S. ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement);

WHEREAS, the Additional Grantor is a member of an affiliated group of companies that includes the Parent Borrower and each other Grantor; the proceeds of the extensions of credit under the ABL Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors (including the Additional Grantor) in connection with the operation of their respective businesses; and the Borrowers and the other Grantors (including the Additional Grantor) are engaged in related businesses, and each such Grantor (including the Additional Grantor) will derive substantial direct and indirect benefit from the making of the extensions of credit under the ABL Credit Agreement;

WHEREAS, the ABL Credit Agreement requires the Additional Grantor to become a party to the ABL Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the ABL Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. ABL Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in subsection 9.15 of the ABL Guarantee and Collateral

Annex 2-1

Agreement, hereby becomes a party to the ABL Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor[, Grantor and Pledgor] [and Grantor] [and Pledgor]2 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor]3 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                      to the U.S. Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Grantor hereby represents and warrants that each of the representations and warranties of such Additional Grantor, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor],4 contained in Section 4 of the U.S. Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the U.S. Guarantee and Collateral Agreement, to the U.S. ABL Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Section 3.1 of the U.S. Guarantee and Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the U.S. Guarantee and Collateral Agreement) of such Additional Granting Party, except as provided in Section 3.3 of the U.S. Guarantee and Collateral Agreement].

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[2]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[3]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
[4]	Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

Annex 2-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

GENERAL ELECTRIC CAPITAL CORPORATION, as U.S. ABL Collateral Agent and Administrative Agent

By:
Name: Title:

Annex 2-3

Annex 1-A to

Assumption Agreement

Supplement to

U.S. Guarantee and Collateral Agreement

Schedule 1

Supplement to

U.S. Guarantee and Collateral Agreement

Schedule 2

Supplement to

U.S. Guarantee and Collateral Agreement

Schedule 3

Supplement to

U.S. Guarantee and Collateral Agreement

Schedule 4

Supplement to

U.S. Guarantee and Collateral Agreement

Schedule 5

Supplement to

U.S. Guarantee and Collateral Agreement

Schedule 6

Annex 3-1

Annex 3 to

U.S. Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of                          ,             , made by             , a                      corporation (the “Additional Pledgor”), in favor of GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent and administrative agent (in such capacity, the “U.S. ABL Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the ABL Credit Agreement referred to below and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the U.S. Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H :

WHEREAS, HD Supply, Inc., a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers party thereto, General Electric Capital Corporation, as administrative agent and collateral agent, GE Canada Finance Holding Company, as Canadian administrative agent and Canadian collateral agent, and the Lenders are parties to an ABL Credit Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, the Parent Borrower and certain of its Subsidiaries are, or are to become, parties to the U.S. Guarantee and Collateral Agreement, dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”), in favor of the U.S. ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement);

WHEREAS, the ABL Credit Agreement requires the Additional Pledgor to become a Pledgor under the ABL Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Parent Borrower; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the U.S. Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. ABL Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in subsection 9.15 of the ABL Guarantee and Collateral Agreement, hereby becomes a Pledgor under the U.S. Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Parent Borrower listed in Annex 1-A hereto, as a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the U.S. Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.

2. GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY,

Annex 3-2

AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Annex 3-3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

GENERAL ELECTRIC CAPITAL CORPORATION, as U.S. ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 3-4

Annex 1-A to

Supplemental Agreement

Supplement to

U.S. Guarantee and Collateral Agreement

Schedule 2

Pledged Stock

Pledgor	Issuer	Description of Pledged Stock

1-A-1 to Annex 3

EXHIBIT C-3 TO

ABL CREDIT AGREEMENT

FORM OF QUEBEC SECURITY DOCUMENTS

CANADA	PROVINCE OF QUÉBEC

HD SUPPLY CANADA INC.

(Amalgamated under the laws of the Province of Ontario)

25% Demand Bond

No. 01	CAN$400,000,000

HD Supply Canada Inc. (hereinafter called the “Corporation”), for value received, promises to pay on demand to GE Canada Finance Holding Company, in its capacity as Canadian agent (in such capacity, the “Agent”) under the Credit Agreement, or its registered assigns, at 40 King Street West, Suite 5800, in the City of Toronto, Province of Ontario, M5H 3S1, upon presentation and surrender thereat of the present Bond, the sum of FOUR HUNDRED MILLION Canadian Dollars (CAN$400,000,000) and to pay interest thereon on demand, from the date hereof until the actual date of payment, at the same address and in like money, at a rate equal to twenty-five percent (25%) per annum, calculated annually, plus interest on all overdue interest, calculated annually at the same rate, from its due date until the actual date of payment.

This Bond is issued under and secured by a Deed of Hypothec and Issue of Bonds executed between the Corporation and GE Canada Finance Holding Company, in its capacity as “fondé de pouvoir” (person holding the power of attorney) of the Bondholders for all purposes of Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), on April     , 2012 (the “Deed of Hypothec”), to which Deed of Hypothec reference is hereby made for the terms and conditions upon and subject to which this Bond is issued and held and for the nature and extent of the security thereof.

As of the date hereof, the total principal nominal value of Bonds authorized to be issued under the Deed of Hypothec from time to time is limited to FOUR HUNDRED MILLION Canadian Dollars (CAN$400,000,000). All Bonds at any time outstanding under the Deed of Hypothec rank pari passu and are equally and rateably secured by the Deed of Hypothec.

This Bond is fully registered and may only be transferred by the holder hereof upon compliance with the provisions of the Deed of Hypothec in that regard.

This Bond is subject to the terms and conditions of the Deed of Hypothec to all of which the holder of this Bond by its acceptance hereof assents.

This Bond shall not become obligatory until it has been certified by the Attorney under the Deed of Hypothec.

All capitalized terms and expression used herein, unless otherwise defined, shall have the same meaning as that ascribed to them in the Deed of Hypothec.

This Bond shall be governed by, and construed in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein.

25% Demand Bond

The holder or any transferee of this Bond, by its acceptance thereof, is hereby deemed to have ratified the appointment of the Attorney in its capacity as “fondé de pouvoir” for all purposes of Article 2692 of the Civil Code of Québec.

The Corporation, by its signature on the one hand and the holder or any transferee of the Bond, by their acceptance of the Bond on the other hand, acknowledge that they have expressly required the Bond to be drawn up in the English language. La Corporation, par sa signature, d’une part et le détenteur et tous cessionnaires de cette obligation par leur acceptation, d’autre part, déclarent qu’ils ont expressément exigé que la présente obligation soit rédigée en anglais.

IN WITNESS WHEREOF, HD Supply Canada Inc., has caused this Bond to be signed by its representative and to be dated as of April     , 2012.

HD SUPPLY CANADA INC.

By:
	Name:	Howard Rosenoff
	Title:	Authorized Representative

25% Demand Bond

“FONDÉ DE POUVOIR” ’S CERTIFICATE

This Bond is a 25% Demand Bond No. 01 issued under the Deed of Hypothec within mentioned.

Date of Certification: as of April     , 2012.

GE CANADA FINANCE HOLDING COMPANY, as “ fondé de pouvoir”

Per:
	Name:	Viorelia Guzun
	Title:	Authorized Representative

25% Demand Bond

FORM OF TRANSFER

For value received                      by these presents cedes and transfers to                              the present 25% Demand Bond No.              with full power of substitution, as well as its rights, the principal amount and outstanding interest on the said Bond, and irrevocably appoints the Attorney as its attorney to complete the transfer on the books of the above-mentioned Corporation maintained by the Attorney pursuant to the Deed of Hypothec.

Dated                 ,         .

Witness

Signed by:

25% Demand Bond

PLEDGE OF BOND AGREEMENT

GRANTED BY:

HD SUPPLY CANADA INC., a corporation duly incorporated pursuant to the laws of the Province of Ontario, having its registered office at 40 King Street West, Suite 5800, in the City of Toronto, Province of Ontario, M5H 3S1

(hereinafter the “Grantor” and such term shall include its successors and assigns)

IN FAVOUR OF:

GE CANADA FINANCE HOLDING COMPANY, a corporation duly incorporated and existing under the laws of Nova Scotia, having an address at 123 Front Street West, Suite 1400, in the City of Toronto, Province of Ontario, M5J 2M2, as Canadian Agent under the Credit Agreement (as hereinafter defined) and as mandatary for the Secured Parties (as hereinafter defined)

(hereinafter the “Agent”, and such terms shall include its successors and assigns)

WHEREAS the Grantor has issued the Bond (as hereinafter defined) pursuant to a Deed of Hypothec and Issue of Bonds executed on April     , 2012 before Mtre. Steve Collins by the Grantor in favour of GE Canada Finance Holding Company, as “fondé de pouvoir” (in such capacity the “Attorney”, and such term shall include its successors and assigns) for the holders of the bonds issued thereunder (the “Deed of Hypothec”); and

WHEREAS the parties hereto have agreed to the pledge of the Bond in order to secure the Secured Obligations (as hereinafter defined).

THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	The preamble shall form part hereof as if recited herein at length.

1.2	Unless specifically indicated otherwise, all capitalized terms and expressions used herein and not expressly defined herein shall have the same meaning as that ascribed to them in the Credit Agreement.

1.3	In the present Agreement, unless there is something in the context that is contrary, the following terms and expressions shall have the following meanings:

1.3.1	“Agreement” means this Pledge of Bond Agreement, and the expressions “this Agreement”, “present Agreement”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the

Agreement, including all schedules thereto and all amendments, modifications, supplements, extensions, consolidations, substitutions, renewals or replacements of any of the foregoing;

1.3.2	“Bond” means the FOUR HUNDRED MILLION Canadian Dollars (CAN$400,000,000) nominal principal amount 25% Demand Bond represented by certificate no. 01, payable on demand to the Agent and issued by the Grantor pursuant to the Deed of Hypothec;

1.3.3	“CGCA” means the Canadian Guarantee and Collateral Agreement dated as of April 12, 2012 among, inter alios, the Grantor, Pro Canadian Holdings I, ULC and other guarantors in favour of GE Canada Finance Holding Company as Canadian Agent and Canadian Collateral Agent, as amended, supplemented, restated or replaced from time to time;

1.3.4	“Credit Agreement” means the ABL credit agreement dated as of April 12, 2012 among, inter alios, HD Supply, Inc. and certain of its subsidiaries, including the Grantor, that are or may become parties thereto, as borrowers and guarantors, the several banks and other financial institutions from time to time parties thereto, General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent of the Lenders, GE Canada Finance Holding Company, as Canadian Agent and Canadian Collateral Agent, and the other parties party thereto, as amended, supplemented, restated or replaced from time to time;

1.3.5	“Lender Secured Parties” means the collective reference to (i) the Canadian Agent, the Canadian Collateral Agent and each Other Representative, (ii) the Canadian Facility Lenders and the Canadian Facility Issuing Lender, and (iii) each of their respective successors and assigns and their permitted transferees and endorsees;

1.3.6	“Non-Lender Secured Parties” means the collective reference to all Bank Products Affiliates (as defined in the CGCA), Hedging Affiliates (as defined in the CGCA) and all successors, assigns, transferees and replacements thereof;

1.3.7	“Pledge” has the meaning ascribed thereto in paragraph 2.1 hereof;

1.3.8	“Pledged Property” has the meaning ascribed thereto in paragraph 2.1 hereof;

1.3.9

“Secured Obligations” means the collective reference to all obligations and liabilities of the Grantor in respect of the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Canadian Facility Revolving Credit Loans and Reimbursement Obligations with respect to Canadian Facility Letters of Credit and interest accruing after the filing of any petition in bankruptcy,

Pledge of Bond Agreement

or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Canadian Facility Revolving Credit Loans, the Reimbursement Obligations with respect to Canadian Facility Letters of Credit, and all other obligations and liabilities of the Grantor to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Canadian Facility Revolving Credit Loans, the Canadian Facility Letters of Credit, the other Loan Documents, any Hedging Agreement (as defined in the CGCA) entered into with any Hedging Affiliate or any Bank Products Agreement (as defined in the CGCA) entered into with any Bank Products Affiliate (as defined in the CGCA), in each case whether on account of: (i) principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Canadian Agent or any other Secured Party that are required to be paid by the Grantor pursuant to the terms of the Credit Agreement or any other Loan Document), (ii) amounts payable in connection with any such Bank Products Agreement, or (iii) a termination of any transaction entered into pursuant to any such Hedging Agreement (as defined in the CGCA); and

1.3.10	“Secured Parties” means the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

2.	DESCRIPTION OF THE PLEDGED PROPERTY

2.1	The Grantor has concurrently herewith delivered and pledged (the “Pledge”) to the Agent, which shall hold same for the benefit of the Secured Parties, the following:

2.1.1	the Bond; and

2.1.2	the certificate or certificates that represent or may represent such Bond further to the assignment, cancellation or replacement of said Bond;

(collectively, the “Pledged Property”).

2.2	The Agent hereby acknowledges receipt of the Bond.

2.3	The Grantor hereby acknowledges and agrees that the Agent has full authority to act on behalf of the Secured Parties in all matters relating to this Agreement and the Bond, including, without limitation, to hold and receive payment of the Bond on behalf and for the benefit of the Secured Parties and that any Person dealing with the Agent in respect of any such matter, including the Attorney, need not enquire further as to the authority of the Agent to act on behalf of the Secured Parties.

Pledge of Bond Agreement

2.4	The Grantor further acknowledges that the Agent and the Attorney may purchase, acquire and be the holder of the Bond notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec) and that the Bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

3.	SECURED OBLIGATIONS AND AMOUNT OF PLEDGE

3.1	The Pledge shall secure payment of the Secured Obligations (other than obligations under the Bond).

3.2	The amount for which the Pledge is hereby granted is FOUR HUNDRED MILLION Canadian Dollars (CAN$400,000,000), with interest thereon from the date hereof at the rate of 25% per annum.

4.	RIGHTS OF THE AGENT

4.1	The Grantor hereby expressly acknowledges and agrees that for the purposes hereof the Agent shall be the sole holder of the Bond and that in such capacity the Agent is entitled to and will collect, at all times as of and from the date hereof, the claim represented by the Bond.

4.2	Whether or not an Event of Default has occurred, the Agent shall be considered as the owner of the Bond for all purposes of the Deed of Hypothec. The Agent is hereby authorized to exercise all rights, remedies, powers, privileges, guarantees and recourses available to a Bondholder under the Deed of Hypothec.

5.	SUCCESSORS AND ASSIGNS

5.1	The rights hereby conferred upon any of the Secured Parties shall benefit all their respective successors and permitted assigns, including any entity resulting from the amalgamation, merger or consolidation of any of the Secured Parties with any other Person(s), and any Person(s) succeeding to the business of any of the Secured Parties. The obligations of the Grantor hereunder shall bind the successors and permitted assigns of the Grantor, including any Person(s) resulting from the amalgamation or merger of the Grantor with any other Person(s).

6.	EVENT OF DEFAULT

6.1	Notwithstanding the fact that the Bond is payable on demand, the Agent agrees that it will not demand payment of the Bond until such time as an Event of Default shall have occurred and is continuing.

Pledge of Bond Agreement

6.2	At any time that an Event of Default has occurred and is continuing, the Agent may demand payment of the Bond, declare the Bond to be immediately due and payable and collect the money owed thereunder or sell the Bond and/or exercise any other right that, under applicable Law, is available to it under the Pledge.

6.3	It is further agreed that notwithstanding any of the provisions of the Bond, payment to the Agent of interest for any period in respect of the Secured Obligations shall be deemed payment in satisfaction of the interest payment for the same period under the Bond. The Agent, in realizing on the Bond or the Pledge constituted hereby and notwithstanding the nominal value of the Bond, shall not claim under the Bond any greater amount in the aggregate for principal and interest than the aggregate of all sums then owing by the Grantor to any Secured Party on account of Secured Obligations (other than obligations under the Bond).

6.4	Notwithstanding the provisions of Article 1572 and the second paragraph of Article 2743 of the Civil Code of Québec, as well as any other legal rule concerning the imputation of payments, the Agent may apply the amounts received pursuant to the provisions of this Agreement in accordance with the terms of the Credit Agreement.

7.	MISCELLANEOUS

7.1	The Pledge constituted under this Agreement is in addition to, and not in substitution of or in replacement for, any other hypothec, pledge, security, guarantee or other right held by or benefiting the Agent, the Attorney or any of the Secured Parties.

7.2	Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made by the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement when delivered to such party in accordance with the provisions of the Credit Agreement in respect of notices and communications.

7.3	Section 9.16 of the CGCA shall apply mutatis mutandis to the Pledged Property and this Agreement.

7.4	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein.

7.5	This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

7.6	The parties hereto confirm that the present Agreement has been drawn up in the English language at their request. Les parties aux présentes confirment que la présente convention fut rédigée en anglais à leur demande.

Pledge of Bond Agreement

SIGNED as of this 12th day of April, 2012.

HD SUPPLY CANADA INC.

Per:
	Name:	Howard Rosenoff
	Title:	Authorized Representative

ACCEPTED AND AGREED as of the above-mentioned date.

GE CANADA FINANCE HOLDING COMPANY, as Agent

Per:
	Name:	Viorelia Guzun
	Title:	Authorized Representative

Pledge of Bond Agreement

DELIVERY ORDER

HD SUPPLY CANADA INC.

TO:	GE CANADA FINANCE HOLDING COMPANY, as “fondé de pouvoir”

(in such capacity, the “Attorney”)

Reference is made to the Deed of Hypothec and Issue of Bonds executed on April     , 2012, before Mtre. Steve Collins, Notary, by the undersigned in favour of the Attorney for the holders of the bonds issued thereunder (the “Deed of Hypothec”).

The undersigned hereby directs the Attorney to certify a 25% demand bond of the undersigned pursuant to the Deed of Hypothec, in the principal amount of FOUR HUNDRED MILLION Canadian Dollars (CAN$400,000,000) to GE Canada Finance Holding Company, as Canadian agent (in such capacity, the “Agent”) under and in connection with the Credit Agreement (as defined in the Deed of Hypothec), and to deliver such 25% demand bond payable on demand and registered in the name of GE Canada Finance Holding Company, as Agent, to the address set out below:

GE CANADA FINANCE HOLDING COMPANY

c/o Blake, Cassels & Graydon LLP

600 de Maisonneuve Blvd. West

Suite 2200

Montréal, Québec H3A 3J2

DATED:	As of April 12, 2012

HD SUPPLY CANADA INC.

By:
	Name:	Howard Rosenoff
	Title:	Authorized Representative

Delivery Order

DEED OF HYPOTHEC AND ISSUE OF BONDS

ON THE Eleventh (11th) day of April, Two Thousand and Twelve (2012)

BEFORE Mtre. Steve Collins, the undersigned Notary for the Province of Québec, practising at the City of Montréal

APPEARED:	GE CANADA FINANCE HOLDING COMPANY, a corporation duly incorporated and existing under the laws of the Province of Nova Scotia, having an address at 123 Front Street West, Suite 1400, in the City of Toronto, Province of Ontario, M5J 2M2, herein acting as “fondé de pouvoir” under Article 2692 of the Civil Code of Québec and represented by Viorelia Guzun, its representative, duly authorized as he so declares

(hereinafter the “Attorney”)

AND:	HD SUPPLY CANADA INC., a company duly amalgamated pursuant to the laws of the Province of Ontario, having its registered office at 40 King Street West, Suite 5800, in the City of Toronto, Province of Ontario, M5H 3S1, herein acting and represented by Howard Rosenoff, its representative, duly authorized pursuant to a resolution of its Board of Directors, a copy of which is hereunto annexed after having been acknowledged as true and having been signed by said representative before the undersigned Notary

(hereinafter the “Grantor”)

WHICH PARTIES HAVE DECLARED AS FOLLOWS:

WHEREAS the Grantor has agreed to execute this Deed and to grant a Hypothec (as hereinafter defined) on the Charged Property (as hereinafter defined) in order to secure the Secured Obligations (as hereinafter defined);

WHEREAS Article 2692 of the Civil Code of Québec permits a legal person authorized to issue bonds or other titles of indebtedness to grant a hypothec securing payment of such bonds or titles of indebtedness in favour of the person holding the power of attorney (“fondé de pouvoir”) of the creditors;

WHEREAS the Grantor is duly authorized to create and issue bonds and to secure the same as provided for by this Deed;

WHEREAS the Grantor is desirous of creating, issuing and securing bonds in the manner hereinafter appearing;

WHEREAS the execution of this Deed and the issue and security of the Bonds (as hereinafter defined) in conformity therewith have been duly authorized by the Grantor; and

WHEREAS the foregoing recitals are made as representations and warranties and statements of fact by the Grantor and not the Attorney.

NOW, THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

The following terms, wherever used in this Deed, shall, unless there be something in the context inconsistent therewith, have the following meanings:

1.1.1	“Agent” means GE Canada Finance Holding Company, in its capacity as Canadian agent for the lenders under the Credit Agreement, or any successor Canadian administrative agent appointed pursuant to the Credit Agreement;

1.1.2	“Attorney” means GE Canada Finance Holding Company, appointed herein pursuant to Section 2 hereof and under the Credit Agreement as “fondé de pouvoir” for the Bondholders, and shall include its successors or assigns appointed pursuant to the provisions hereof and under the Credit Agreement;

1.1.3	“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law;

1.1.4	“Bondholder” or “Holder” means any Person in whose name Bonds are registered in the register kept by the Attorney in accordance with the provisions hereof;

1.1.5	“Bondholders’ Instrument” means at any time a document signed by all of the Bondholders;

1.1.6	“Bonds” has the meaning ascribed hereto in paragraph 3.1 hereof;

1.1.7	“Books and Records” means all books, records, files, papers, disks, documents and other repositories of data recording in any form or medium, evidencing or relating to the Charged Property which are at any time owned by the Grantor or to which the Grantor (or any Person on the Grantor’s behalf) has access;

1.1.8	“Business Day” means a Business Day (as defined in the Credit Agreement) or, for any act to be performed in the Province of Quebec or for calculation of time periods pursuant to applicable Law of the Province of Quebec, means any day, other than a Saturday or Sunday, in the Province of Québec on which Canadian chartered banks are generally open for business in the City of Montréal, Province of Québec;

1.1.9	“Canadian Dollars”, “Dollars”, “$” or “CAN$” means lawful money of Canada;

1.1.10	“Capital Stock” means, with respect to any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity;

1.1.11	“CGCA” means the Canadian Guarantee and Collateral Agreement to be dated as of or about April 12, 2012 among, inter alios, the Grantor, Pro Canadian Holdings I, ULC and other guarantors in favour of GE Canada Finance Holding Company as Canadian Agent and Canadian Collateral Agent, as amended, supplemented, restated or replaced from time to time;

1.1.12	“Charged Property” means all the property described or referred to in and hypothecated pursuant to Section 4 hereof;

1.1.13	“Consent” has the meaning ascribed thereto in paragraph 1.9 hereof;

1.1.14	“Contracts” means all contracts, licences and agreements to which the Grantor is at any time a party or pursuant to which the Grantor has at any time acquired rights, and includes (i) all rights of the Grantor to receive money due and to become due to it in connection with a contract, licence or agreement, (ii) all rights of the Grantor to damages arising out of, or for breach or default in respect of, a contract, licence or agreement, and (iii) all rights of the Grantor to perform and exercise all remedies in connection with a contract, licence or agreement;

1.1.15	“Credit Agreement” means the ABL credit agreement to be dated as of or about April 12, 2012 among inter alios HD Supply, Inc. and certain of its subsidiaries, including the Grantor, that are or may become parties thereto, as borrowers and guarantors, the several banks and other financial institutions from time to time parties thereto, General Electric Capital Corporation, as administrative agent and U.S. ABL collateral agent of the Lenders, GE Canada Finance Holding Company, as Canadian agent and Canadian collateral agent, and the other parties party thereto, as amended, supplemented, restated or replaced from time to time;

1.1.16	“Event of Default” has the meaning ascribed thereto in Section 12 hereof;

1.1.17	“Foreign Subsidiary” means, for the purposes of this Deed, (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of Canada, including all provinces, territories and political subdivisions, thereof and (ii) any Foreign Subsidiary Holding Company;

1.1.18	“Hypothecs” means, collectively, the hypothecs granted by the Grantor pursuant to Section 4 and Section 5 hereof;

1.1.19	“Hypothecated Claims” has the meaning ascribed thereto in paragraph 7.1 hereof;

1.1.20	“Immovable Properties” has the meaning ascribed thereto in paragraph 4.1.1 hereof;

1.1.21	“Intellectual Property Rights” has the meaning ascribed thereto in paragraph 4.9 hereof;

1.1.22	“Intercompany Note” means any promissory note in a principal amount in excess of US$3,000,000 evidencing loans made by the Grantor to Parent Borrower or any of its Subsidiaries;

1.1.23	“Inventory” has the meaning ascribed thereto in paragraph 4.5 hereof;

1.1.24	“Issuer” means any Person that issues one or more Securities and, with respect to any security or security entitlement (within the meaning of the STA) forming part of the Securities, has the meaning given to this term in the STA;

1.1.25	“Law” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one or more of the foregoing;

1.1.26	“Leases” means any current and future leases, subleases, agreements to lease or sublease, licenses, concessions, offers to lease or sublease, rental agreements, occupancy agreements, licenses, space sharing agreements and other similar agreements to occupy premises, including any right of use or occupancy together with any guarantees, extensions, renewals, replacements or modifications thereof;

1.1.27	“Pledged Notes” means, all Intercompany Notes at any time issued to, or held or owned by, the Grantor.

1.1.28	“Pledged Securities” means the collective reference to the Pledged Notes and the Pledged Stock;

1.1.29	“Pledged Stock” means the shares of Capital Stock of any Issuer listed on Schedule II to this Deed as held by the Grantor, together with any other shares of Capital Stock required to be pledged hereunder by the Grantor pursuant to subsection 7.9 of the Credit Agreement, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, the Grantor while this Deed is in effect (provided that in no event shall there be pledged, nor shall the Grantor be required to pledge, directly or indirectly, (i) any of the Capital Stock of a Subsidiary of a Foreign Subsidiary, (ii) de minimis shares of a Foreign Subsidiary held by the Grantor as a nominee or in a similar capacity and (iii) any of the Capital Stock of any Unrestricted Subsidiary);

1.1.30	“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation;

1.1.31	“Proceeds” has the meaning ascribed thereto in paragraph 4.11 hereof;

1.1.32	“Receiver” has the meaning ascribed thereto in paragraph 13.9 hereof;

1.1.33	“Rents” has the meaning ascribed thereto in paragraph 4.2.1 hereof;

1.1.34	“Restricted Property” has the meaning ascribed thereto in paragraph 1.9 hereof;

1.1.35	“Secured Obligations” means the due and punctual payment, in lawful money of Canada, of all principal of and interest (including interest on amounts in default) and premiums if any, on the Bonds, the payment of all other sums, if any, from time to time due under or pursuant to this Deed to the Bondholders or the Attorney, and the performance of all the agreements, covenants, conditions, warranties, representations and other obligations of or made by the Grantor hereunder;

1.1.36	“Securities” has the meaning ascribed thereto in paragraph 4.7 hereof;

1.1.37	“STA” means An Act respecting the transfer of securities and the establishment of security entitlements (Québec), as such legislation may be amended, renamed, or replaced from time to time, and includes all regulations from time to time adopted under such legislation;

1.1.38	“This Deed”, “these presents”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Deed, and to any deed or document supplemental or complementary hereto or restating this Deed, and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions and replacements of this instrument;

1.1.39	“ULC” means an Issuer that is an unlimited company or unlimited liability company;

1.1.40	“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), and all laws of Nova Scotia and Alberta related to ULCs; and

1.1.41	“ULC Shares” means shares or other equity interests in the Capital Stock of a ULC.

1.2	Capitalized Terms

All capitalized terms and expressions used but not defined herein shall have the same meaning as that ascribed to them in the Credit Agreement.

1.3	Preamble

The preamble shall form an integral part of this Deed as if recited herein at length.

1.4	Gender

Unless there be something in the context inconsistent therewith, words importing the masculine gender shall include the feminine gender and vice versa and words importing the singular include the plural and vice versa. When used in this Deed, the word “including” (or includes) means “including (or includes) without limitation”.

1.5	Headings

The division of this Deed into sections, subsections and paragraphs and the insertion of titles are for convenience of reference only and do not affect the meaning or the interpretation of the present Deed. Unless otherwise indicated, a reference to a particular Section, subsection or paragraph is a reference to the particular Section, subsection or paragraph in this Deed.

1.6	Benefits of this Deed

The parties hereto and the Bondholders shall be bound by the provisions hereof (including the irrevocable appointment in Section 2 below) and the benefits, rights, remedies or claims under this Deed shall enure to them to the exclusion of any others.

1.7	Delays and Calculation of Time Periods

The time periods provided hereunder are calculated simultaneously with the time periods imposed by Law and are not in addition to such time periods. In the calculation of time periods, the first day is not included but the last is. When the date on which a time period expires or a payment has to be made or an act has to be done is not a Business Day, the delay expires or the payment must be made or the act must be done on the next following Business Day, unless the context indicates otherwise.

1.8	Currency

All references to dollar amounts are, unless expressly otherwise provided, expressed in terms of the lawful currency of Canada.

1.9	Suspensive Condition

If any of the Charged Property may not be assigned, subleased, hypothecated, charged or encumbered (individually and collectively, the “Restricted Property”) without the leave, license, consent or approval of the applicable counterparty, a Governmental Authority or any other Person (each such lease, license, consent or approval, a “Consent”), the Hypothecs on any such Restricted Property shall be under the suspensive condition of obtaining such Consent. The Hypothecs shall, however, affect such Restricted Property (or applicable portion thereof) immediately at such time as such Consent has been obtained or is no longer required. Upon the request of the Attorney, the Grantor shall use its best efforts to obtain any Consent with respect to such Restricted Property.

Notwithstanding anything herein to the contrary:

1.9.1	the Grantor shall remain liable under the Contracts included in the Charged Property to the extent set forth therein to perform all its duties and obligations thereunder to the same extent as if this Deed had not been executed;

1.9.2	the exercise by the Attorney of any of the rights or remedies hereunder shall not release the Grantor from any of its duties or obligations under the Contracts included in the Charged Property; and

1.9.3	the Attorney shall not have any obligation or liability under the Contracts included in the Charged Property by reason of this Deed, nor shall the Attorney be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment charged hereunder.

2.	APPOINTMENT OF THE ATTORNEY AS “FONDÉ DE POUVOIR”

The Grantor hereby irrevocably appoints and confirms the appointment of the Attorney, and the Attorney irrevocably accepts and agrees to act, as “fondé de pouvoir” (“person holding the power of attorney”) as contemplated in Article 2692 of the Civil Code of Québec on behalf of the present and future Bondholders, in order to receive and hold any right and hypothec created hereby and hereafter created or constituted, as continuing security for the payment of the Bonds.

Any Person who becomes a Bondholder shall benefit from the provisions hereof and the appointment of the Attorney as “fondé de pouvoir” for the Bondholders and, upon becoming a Bondholder, irrevocably authorizes the Attorney to perform such function.

3.	CHARACTERISTICS AND ISSUE OF BONDS

3.1	Maximum Amount

The Bonds to be issued from time to time hereunder shall be designated “25% Demand Bonds”, provided however that the aggregate principal nominal value of such “25% Demand Bonds” shall not exceed at any time FOUR HUNDRED MILLION Canadian Dollars (CAN$400,000,000) and may be referred to herein as the “Bonds”, and such expression shall include any or all of the bonds issued from time to time pursuant to this Deed and outstanding hereunder.

3.2	Form of Bonds

The Bonds shall be substantially in the form set out in Section 20 with such appropriate additions and variations as shall be required and as shall be determined by the Grantor with the Attorney’s approval and the Attorney’s certification of any such Bonds shall be conclusive evidence of such approval. The Attorney shall have the right to annotate any Bonds in order to make the reference thereon to any supplement to or modification of these presents. Such annotation shall be binding upon the Grantor and the Bondholders as if forming part of the original wording of the Bonds.

3.3	Bonds Characteristics

The Bonds:

3.3.1	shall be issued as fully registered Bonds;

3.3.2	may be issued in any denominations in Canadian Dollars;

3.3.3	shall be dated the date of issue thereof;

3.3.4	shall be payable on demand of the Bondholder or on its behalf;

3.3.5	shall be payable at the address indicated on the Bonds or at any other address subsequently given by the Bondholder to the Grantor or the Attorney;

3.3.6	shall bear interest from their date of issuance until payment, at a rate equal to twenty-five percent (25%) per annum, calculated annually and payable on demand of the Bondholder; all overdue interest shall bear interest at the same rate, calculated annually from its due date until the actual date of payment; the principal of and the interest on the Bonds and any sums which may become payable hereunder or under such Bonds shall be payable in Canadian Dollars;

3.3.7	shall be signed by any officer, director or representative of the Grantor;

3.3.8	shall be issued from time to time after the execution of this Deed, as determined by resolution of the board of directors of the Grantor;

3.3.9	shall be certified by the Attorney and delivered by it to or to the order of the Grantor upon receipt by the Attorney of a written delivery order signed by any officer, director or representative of the Grantor;

3.3.10	shall be issued for such amounts or for such consideration and to such holders and on such terms as may be determined by the board of directors of the Grantor; and

3.3.11	shall rank equally and be equally and ratably secured notwithstanding the date of their issuance or the date of their certification by the Attorney.

3.4	Certification of Bonds

The certification by the Attorney of any of the Bonds shall be conclusive evidence that the Bonds so certified have been issued as contemplated hereunder. However, such certification shall not be construed as a representation or warranty by the Attorney as to the validity of the security, of this Deed or of the Bonds.

3.5	Pledge of the Bonds

The Bonds may be hypothecated and pledged by the Grantor as security for the execution of any obligation incurred or to be incurred by the Grantor or any other Person. Subject to paragraph 3.6 hereof, the holder of any of the Bonds in favour of whom this security has been granted shall be considered for all purposes hereunder to be a Bondholder and be deemed to be the owner of such Bonds and shall have the right to cause the Attorney to enter its name and address in the Bonds’ register hereinafter mentioned.

3.6	Bonds’ Register

The Grantor shall at all times, while any of the Bonds issued hereunder are outstanding, cause to be kept by the Attorney at its office indicated on the first page of this Deed or at any other address which the Attorney may indicate to the Grantor in writing, a register in which shall be entered the names and addresses of the Bondholders. The entries in such register shall be conclusive evidence that the Bondholders therein registered are entitled to the Bonds and to the rights deriving therefrom.

3.7	Transfer of Bonds

The Attorney shall, upon surrender to it of any Bonds that have been transferred, cause to be entered in the Bonds’ register aforesaid the name of the transferees as being registered Bondholders and shall remit such Bonds to the transferees or, as the case may be, upon cancellation of the Bonds surrendered to it, deliver new Bonds in lieu and substitution thereof.

3.8	Issue of Bonds

Whenever Bonds are issued and are subsequently returned to the Grantor for cancellation, the Grantor, subject to the provisions hereof, may be entitled to reissue such Bonds in denominations which, in the aggregate, do not exceed the denominations of the Bonds that were returned for cancellation; the Bonds to be reissued as aforesaid shall be delivered for registration and certification and the Attorney shall, provided it is so requested by a Bondholder’s Instrument, register and certify such Bonds.

3.9	Bonds’ Replacement

Upon such request as shall be satisfactory to the Attorney and upon such reasonable requirements as the Attorney may prescribe, including the provision of an indemnity by the Bondholders to the Attorney and the Grantor, the Grantor shall deliver for registration and certification and the Attorney shall register and certify, for purposes of replacement, new Bonds in exchange for and in lieu of such Bonds which need to be replaced because of loss, mutilation or destruction.

3.10	Clerical Errors

The Attorney may correct any clerical error in this Deed or in the Bonds.

4.	HYPOTHEC

As collateral security for the payment of all principal of and interest (including interest on amounts in default) and premiums, if any, on the Bonds, the Grantor hereby hypothecates, for the sum of FOUR HUNDRED MILLION Canadian Dollars (CAN$400,000,000) with interest thereon at the rate of twenty-five percent (25%) per annum from the date hereof, in favour of the Attorney, the universality of all of its movable and immovable property, corporeal and incorporeal, present and future, of any nature whatsoever and wheresoever situate, the whole including, without limitation, the following universalities of present and future property of the Grantor:

4.1	Immovables

4.1.1	All the immovable properties of the Grantor and all rights of the Grantor in any immovable properties, together with all property which may be or become incorporated therewith or permanently physically attached or joined thereto so as to ensure the utility thereof or which is used by the Grantor for the operation of its enterprise or the pursuit of its activities (including the heating and air conditioning apparatus and water tanks) and all other property which becomes immovable by the effect of Law, including by way of accession, and all rights relating to such immovable property, including the immovable properties described in Schedule I hereto, if any (the Grantor’s immovable property is collectively hereinafter referred to as the “Immovable Properties”).

4.1.2	All right, title and interest of the Grantor in and to the buildings and improvements located on Immovable Properties.

4.2	Rentals, Revenues and Leases

4.2.1

All rentals (including, without limitation, minimum rents, percentage rents and additional rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, insurance and other escrow deposits, insurance proceeds, and other consideration of whatever form or nature receivable or received by or payable or paid to or for the account of or benefit of the Grantor or its attorneys or employees for its account or benefit from any and all sources, rents, income, revenues, receipts, proceeds and profits arising from the Leases, including, without limitation, minimum rents, liquidated damages following default, all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability due to destruction or damage to Immovable Properties and any award or other payment which the Grantor may hereafter become entitled to receive with respect to any of the Leases as a result of or pursuant to any bankruptcy, insolvency or reorganization or similar proceedings involving the tenants under such Leases, and together with all income, issues, royalties, receivables, installment payment obligations, profits and benefits of every nature from the use, enjoyment and occupancy of Immovable Properties, or the sale, lease, sublease, license, concession or other grant of right to use or occupy any portion thereof, any deposits securing reservations of exhibit or sales space of every kind, and any and all payments made by or on behalf of any tenant in lieu of rent, together with the immediate and continuing right to collect and receive the same, whether now due or hereafter becoming due, and together with all rights and claims of any kind that the Grantor may have against any tenant under the Leases or against any other occupant including, without limitation, those arising from or attributable to Immovable Properties (collectively, the “Rents”), together with all proceeds from the sale or other disposition of the Leases.

4.2.2	All Leases made by the Grantor as lessor or sublessor, whether written or oral now or hereafter affecting all or any part of any Immovable Properties (future Leases being hypothecated without further or supplemental documentation), and the benefit of all tenants’ covenants and obligations contained in any Leases, including, without limitation, the benefit of any right, option or obligation of any tenant or other Person to renew or extend any Lease, or to be derived from the Leases or any of them and all rents accruing therefrom, together with any and all guaranties, extensions, renewals, replacements or modifications thereof.

4.3	Rental Insurance

Proceeds or indemnities now or hereafter payable under any present or future Contract of insurance on or in respect of Immovable Properties, the Rents, any of the property described in paragraph 4.2 above or any other of the Charged Property.

4.4	Contracts relating to Immovable Properties

All Contracts, such as construction, utility, maintenance, management, advisory, operating and service Contracts, and Contracts with architects and engineers, permits, licenses, certificates and entitlements in any way relating to the development, construction, use, occupancy, operation, maintenance, enjoyment, acquisition or ownership of any Immovable Properties of the Grantor, including all rights related thereto.

4.5	Inventory

All inventory and property in stock of any nature and kind of the Grantor whether in its possession, in transit or held on its behalf, including property in reserve, raw materials or other materials, goods manufactured or transformed, or in the process of being so, by the Grantor or by others, packaging materials, property evidenced by bills of lading, animals, wares, mineral substances, hydrocarbons and other products of the soil and all fruits thereof, from the time of their extraction, as well as any other property held for sale, lease or processing in the manufacture or transformation of property intended for sale, lease or use in providing a product or service by the Grantor (collectively, the “Inventory”).

The Inventory held by third parties pursuant to a lease agreement, a leasing contract, a franchise or license agreement, or any other agreement entered into with the Grantor or on its behalf, is also subject to the Hypothecs created or evidenced herein.

Property having formed part of the Inventory which has been alienated by the Grantor in favour of a third Person but in respect of which the Grantor has retained title pursuant to a reservation of ownership provision, shall remain charged by the Hypothecs until title is transferred; any Inventory the ownership of which reverts to the Grantor pursuant to the resolution or resiliation of any agreement is also subject to the Hypothecs.

4.6	Claims, Book Debts and Other Movable Property

4.6.1	Claims, Receivables and Book Debts

All of the Grantor’s claims, debts and demands, whatever their cause or nature, whether or not they are certain, liquid or exigible, whether or not evidenced by any title (and whether or not such title is negotiable), bill of exchange or draft, whether litigious or not, whether or not they have been previously or are to be invoiced, whether or not they constitute book debts or trade accounts receivable, and including those accounts which are in respect of any Charged Property, all deposit accounts maintained by the Grantor with respect to any Immovable Properties as well as all monies or other obligations or indebtedness owing or to be owing to the Grantor arising from the sale, lease or exchange of all or any part of the Charged Property under any Contracts for the foregoing (whether or not yet earned by performance on the part of the Grantor) as well as all royalties, income, accounts receivable, receipts, revenues, deposits (including, without limitation, security, utility and other deposits and interest thereon), accounts, cash, issues, profits, charges for goods or services rendered, interest on security, tax and receivables, rents, instalment payment obligations, profits and benefits of every nature from the use, enjoyment and occupancy of the Charged Property, or the sale, lease, sublease, license, concession or other grant of right to use or occupy. Hypothecated Claims (as hereinafter defined) shall include: (i) indemnities payable to the Grantor under any Contract of insurance of property, of persons or of liability, (ii) the sums owing to the Grantor in connection with interest or currency exchange Contracts and other treasury or hedging instruments, management of risks instruments or derivative products existing in favour of the Grantor, (iii) the Grantor’s rights in the credit balance of accounts held for its benefit either by the Attorney (subject to the Attorney’s compensation rights) or by any financial institution or any other Person and (iv) proceeds of expropriation.

4.6.2	Rights of Action

All of the Grantor’s rights under Contracts, as well as the Grantor’s rights of action and claims against third Persons.

4.6.3	Accessories

All the security, security agreements, guarantees, suretyships, notes and accessories to the claims and rights mentioned above and other rights relating thereto (including, without limitation, the rights of the Grantor in its capacity as seller under an instalment sale agreement or a conditional sale agreement, where the claims are the result of such sale).

4.6.4	Movable Property

All movable property owned by the Grantor and covered by the instalment or conditional sales agreements mentioned in paragraph 4.6.3 hereof.

4.6.5	No exclusion

A right or a claim shall not be excluded from the Charged Property by reason of the fact that: (i) the debtor thereof is domiciled outside the Province of Québec or (ii) the debtor thereof is an Affiliate of the Grantor (regardless of the Law of the jurisdiction of its incorporation or creation, as applicable) or (iii) such right or claim is not related to the operation of the Grantor or (iv) such right or claim is not related to the ordinary course of business of the Grantor.

4.7	Securities

All present and future securities, security entitlements and financial assets (each term within the meaning of the STA), all present and future bonds, debentures, bills of exchange, promissory notes, negotiable instruments and other evidences of indebtedness, all present and future options, warrants, investment certificates, mutual funds units, all interests or units of the Grantor in any partnership, or any rights in respect of any of the foregoing, and any other instrument or title generally called or included as a security (all of the foregoing, the “Securities”; the term “Securities” shall include, without limitation, the Pledged Securities), and also including, without limitation, all Securities issued or received in substitution, renewal, addition or replacement of Securities, or issued or received on the purchase, redemption, conversion, cancellation or other transformation of Securities or issued or received by way of dividend or otherwise to holders of Securities, all present and future instruments, bills of lading, warehouse receipts, documents or other evidences of title of the Grantor.

4.8	Equipment and Other Property

All the equipment, office furniture, appliances, supplies, apparatus, tools, patterns, models, dies, blueprints, fittings, furnishings, fixtures, machinery, vehicles and rolling stock, including without limitation, spare parts, accessories and additions of whatever nature or kind.

4.9	Intellectual Property Rights

All of the Grantor’s rights in any Canadian trade-mark, copyright, industrial design, patent, patent rights, goodwill, invention, business or trade name, trade secret, trade process, licence, permit, franchise, know-how, plant breeders’ right, topography of integrated circuits and in any other intellectual property right (registered or not) including, if any, any application or registration related thereto, improvements and modifications thereto as well as rights in any action pertaining to the protection, in Canada or abroad, of any such intellectual property rights or infringement thereto or any rights relating to any of the foregoing including, without limitation, those listed in Schedule III hereto, if any (collectively, the “Intellectual Property Rights”).

4.10	Licences

All licences now or hereafter acquired by the Grantor or held by the Grantor or on its behalf, in Canada or abroad, including, without limitation, those listed in Schedule IV hereto, if any, and all of the right, title and interest of the Grantor in any and all licences.

4.11	Fruits and Revenues

All fruits and revenues emanating from the Charged Property, including, without limitation, the proceeds of any sale, assignment, lease or other disposition of any of the Charged

Property, any claim resulting from such a sale, assignment, lease or other disposition, as well as any property acquired in replacement thereof (collectively, the “Proceeds”).

4.12	Books and Records and Others Documents

All Books and Records, as well as the rights of the Grantor to recover such property from third parties. All plans, specifications, shop drawings and other technical descriptions prepared for construction, repair or alteration of any Immovable Properties of the Grantor, and all amendments and modifications thereof.

4.13	Replacement Property

Any and all Charged Property which is acquired, transformed or manufactured after the date of this Deed shall be charged by the Hypothecs, (i) whether or not such property has been acquired in replacement of other Charged Property which may have been alienated by the Grantor in the ordinary course of business, (ii) whether or not such property results from a transformation, mixture or combination of any Charged Property, and (iii) in the case of Securities, whether or not they have been issued pursuant to the purchase, redemption, conversion or cancellation or any other transformation of the charged Securities and without the Attorney being required to register or re-register any notice whatsoever, the property hypothecated under this Deed being a universality of present and future property.

4.14	Excluded Assets

It is hereby agreed upon that the Attorney shall not enforce the rights and recourses of a hypothecary creditor with respect to (i) any property of the Grantor which is an Excluded Asset (as defined in the CGCA) and (ii) any property of the Grantor which is not specifically charged under the CGCA.

5.	ADDITIONAL HYPOTHEC

To secure the payment of interest and all Secured Obligations not already secured by the Hypothec granted in Section 4, including the fees and expenses, if any, incurred by the Attorney to secure performance of the Secured Obligations or to preserve the Charged Property, and to further secure the performance of the Secured Obligations, the Grantor hypothecates in favour of the Attorney the

Charged Property for an additional amount of EIGHTY MILLION Canadian Dollars (CAN$80,000,000) with interest thereon from the date of this Deed at the rate of twenty-five percent (25%) per annum.

6.	Additional Provisions regarding pledge

The Hypothecs granted in this Deed also constitute a pledge or a hypothec with delivery of the Pledged Securities which are delivered to, or now in possession or, in the case of securities and security entitlements (within the meaning of the STA), under control (within the meaning of the STA) of, the Attorney or its mandatory(s), including, without limitation, the Pledged Securities, as well as a pledge or hypothec with delivery of any Pledged Securities which may in the future be delivered to, or held by, or, in the case of securities and security entitlements (within the meaning of the STA), under control (within the meaning of the STA) of the Attorney or its mandatory(s).

7.	ADDITIONAL PROVISIONS TO THE HYPOTHEC ON HYPOTHECATED CLAIMS

7.1	Authorization to Collect

Save and except for claims resulting from expropriation proceeds and indemnities payable under any policies of insurance, those referred to in Section 8 hereof, and save for any other claims for which the collection is otherwise dealt with pursuant to the Credit Agreement, or any other agreement entered into by the Grantor and the Attorney, or the Grantor and the Secured Parties, the Attorney hereby authorizes the Grantor to collect and recover all claims forming part of the Charged Property, including Rents (collectively, the “Hypothecated Claims”). At any time that an Event of Default has occurred and is continuing, such authorization may be withdrawn and revoked by the Attorney by written notice with respect to all or any part of the Hypothecated Claims or the Grantor, whereupon the Attorney shall be free to itself effect such collection and to exercise any of the rights referred to in paragraph 7.2 below; the Grantor so notified shall then remit to the Attorney all Books and Records, Contracts and all other documents related to the Hypothecated Claims. If, after such authorization is withdrawn (and even if such revocation is not yet registered or delivered to the holders of such claims), sums payable under such Hypothecated Claims and property are paid to the Grantor, it shall receive same as mandatary of the Attorney and shall remit same to the Attorney promptly without the necessity of any demand to this effect.

7.2	Collection

At any time that an Event of Default has occurred and is continuing, the Attorney having withdrawn the authorization provided for above is entitled to collect all Hypothecated Claims in accordance with what is provided for by Law. It may further exercise any rights regarding such Hypothecated Claims and more particularly, it may grant or refuse any consent which may be required from the Grantor in its capacity as owner of such Hypothecated Claims, and shall not, in the exercise of such right, be required to obtain the consent of the Grantor or serve the Grantor any notice thereof, nor shall it be under any obligation to establish that the Grantor has refused or neglected to exercise such rights, and it may further grant delays, take or abandon any security, make arrangements with debtors of any Hypothecated Claims, make compromises, grant releases and generally deal at its discretion with matters concerning all Hypothecated Claims without the intervention or consent of the Grantor.

8.	ADDITIONAL PROVISIONS TO THE HYPOTHEC ON SECURITIES

8.1	Pledged Stock

Unless an Event of Default shall have occurred and be continuing and the Attorney shall have given notice to the Grantor of the Attorney’s intent to exercise its corresponding rights pursuant to Section 8.2 , the Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to Section 11.4.1) and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction expressly permitted by the Credit Agreement) which, in the Attorney’s reasonable judgment, would materially impair the Pledged Stock or the related rights or remedies of the Attorney or the Bondholders or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

8.2	Rights of Attorney following an Event of Default

If an Event of Default shall occur and be continuing and the Attorney shall give written notice of its intent to exercise such rights to the Grantor, (i) the Attorney shall have the right, except in the case of ULC Shares, to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Stock and make application thereof to the Secured Obligations in such order as is provided in Section 13.10, and (ii) except in the case of ULC Shares, any or all of the Pledged Stock shall be registered in the name of the Attorney or a nominee thereof, as applicable, and the Attorney, or the nominee, as applicable, may thereafter exercise (x) except in the case of ULC Shares, all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) except in the case of ULC Shares, any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock, other than ULC Shares, upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the Grantor or the Attorney, of any right, privilege or option pertaining to such Pledged Stock, other than ULC Shares, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock, other than ULC Shares, with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Attorney may reasonably determine), all without liability (other than for its gross or intentional fault) except to account for property actually received by it, but the Attorney shall have no duty to the Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

8.3	Compliance with instructions from the Attorney

The Grantor hereby authorizes and instructs each Issuer or maker of any Pledged Stock pledged by the Grantor hereunder, other than ULC Shares, to (i) comply with any instruction received by it from the Attorney in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Deed, without any other or further instructions from the Grantor, and the Grantor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted or prohibited hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the Attorney.

8.4	Certificates

The certificates representing the Pledged Securities hypothecated and pledged hereunder may be kept in the possession of the Attorney or in the possession of its nominee(s), which may be held (in the discretion of the Attorney, but subject to the terms of this Deed) in the name of the Grantor, endorsed or assigned in blank or in favour of the Attorney or any nominee or nominees of the Attorney, and the Grantor hereby consents to the holding of such hypothecated Pledged Securities by such nominee(s).

8.5	Appointment of Attorney

The Grantor hereby irrevocably appoints any officer or employee of the Attorney as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Attorney pursuant to this Section 8.

8.6	ULC Shares

The Grantor acknowledges that certain of the Pledged Securities may now or in the future consist of ULC Shares, and that it is the intention of the Attorney and the Grantor that neither the Attorney nor any Bondholders should under any circumstances prior to realization be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Deed, the Credit Agreement or any other Loan Document, where the Grantor is the registered and beneficial owner of ULC Shares which are Pledged Securities, the Grantor will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Attorney, any Bondholder, or any other Person on the books and records of the applicable ULC. Accordingly, the Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of share certificates representing Pledged Securities, which shall be delivered to the Attorney to hold as Pledged Securities hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as the Grantor would if such ULC Shares were not pledged to the Attorney pursuant hereto. Nothing in this Deed, the Credit Agreement or any other Loan Document is intended to, and nothing in this Deed, the Credit Agreement or any other Loan Document shall, constitute the Attorney, any Bondholder, or any other Person other than the Grantor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to the Grantor and further steps are taken pursuant hereto or thereto so as to register the Attorney, any Bondholder, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Attorney or any Bondholder as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Securities without otherwise invalidating or rendering unenforceable this Deed or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Securities of any Pledgor which is not ULC Shares. Except upon the exercise of rights of the Attorney to sell, transfer or otherwise dispose of ULC Shares in accordance with this Deed, the Grantor shall not cause or permit, or enable an Issuer that is a ULC to cause or permit, the Attorney or any Bondholder to: (a) be registered as a shareholder or member of such Issuer; (b) have any notation entered in their favour in the share register of such Issuer; (c) be held out as shareholders or members of such Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Issuer by reason of the Attorney holding the Hypothecs over the ULC Shares; or (e) act as a shareholder of such Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Issuer or to vote its ULC Shares.

9.	ASSIGNMENT OF CLAIMS SUBJECT TO THE FINANCIAL ADMINISTRATION ACT

The Grantor hereby assigns to the Attorney by way of absolute assignment all its present and future claims which are subject to Sections 67 and 68 of the Financial Administration Act (Canada) and

any other analogous legislation, as collateral and continuing security for all Secured Obligations. The Attorney may, at any time, and the Grantor shall, at the request of the Attorney, fulfil any further formalities required by Law to make such transfer enforceable.

10.	REPRESENTATIONS AND WARRANTIES

Without limitation to the representations and warranties made by or in respect of the Grantor under the Credit Agreement or any other Loan Document, which shall be deemed incorporated and apply mutatis mutandis to this Deed, the Grantor hereby represents and warrants to the Attorney that, as of the date hereof:

10.1	Legal Person

It is a legal person (i.e. corporation).

10.2	Name, Registered Office, Places of Business and Location of Charged Property

The Grantor’s full legal name, the French and English versions thereof, its jurisdiction of organization, registered office, location of its head office and the place where it keeps its Books and Records are set forth on Schedule V of this Deed. As of the date hereof, all places where corporeal Charged Property of the Grantor is located are set forth on Schedule V to this Deed.

10.3	Title and Permitted Liens

No creditor of the Grantor has, within the meaning of Articles 2699 and 2708 of the Civil Code of Québec, given value to the Grantor in the thirty (30) days preceding the execution of this Deed.

10.4	Hypothecated Claims Secured by Registered Hypothec

None of the Hypothecated Claims is secured by registered hypothec.

10.5	Claims subject to the Financial Administration Act (Canada)

It has no claim of substantial value falling under Section 9 hereof.

10.6	Pledged Securities

10.6.1	All Pledged Securities owned, directly or indirectly, by the Grantor are set forth on Schedule II hereto.

10.6.2	The Grantor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the Hypothecs created by this Deed and Liens arising by operation of law or Permitted Liens.

10.6.3	There exists no restriction in the articles or other constating documents of the Grantor regarding the granting of the hypothec and pledge in, and the assignment or transfer of, the Pledged Securities.

10.6.4	No Person other than the Attorney has control (within the meaning of the STA) over the Pledged Securities.

11.	COVENANTS

Without limitation to the covenants made by or in respect of the Grantor in the Credit Agreement or any other Loan Document, which shall be deemed incorporated herein and apply mutatis mutandis to this Deed, the Grantor hereby covenants and agrees with the Attorney as follows:

11.1	Disclosure

To give notices in writing promptly and in reasonable detail to the Attorney forthwith:

11.1.1

of any change in its name or jurisdiction of organization (whether by amalgamation or otherwise) (and in any event, within 30 days of such change) or change the location of any of the Charged Property, which in the aggregate value exceeds US$5.0 million, to a jurisdiction where a hypothec or a security interest, as applicable, granted to the Attorney or the Canadian Collateral Agent has not been perfected in accordance with applicable law; provided that, promptly after receiving a written request therefor from the

Attorney or the Canadian Collateral Agent, the Grantor shall deliver to the Attorney or the Canadian Collateral Agent all additional financing statements or financing change statements and other documents reasonably requested by the Attorney or the Canadian Collateral Agent to maintain the validity, perfection, opposability and priority of the Hypothecs as and to the extent provided for herein;

11.1.2	of the name of any surety (guarantor) which may have guaranteed the payment of any Hypothecated Claims;

11.1.3	of the existence of any security, hypothec, prior claims or property right retained or assigned securing Hypothecated Claims and, in such cases, to provide the Attorney, upon demand, with satisfactory proof that such security or hypothec has been registered or published in accordance with applicable Law in order for the rights of the Attorney to be set up against third Persons;

11.1.4	any Lien (other than the Hypothec or Permitted Liens) on any of the Charged Property which would materially adversely affect the ability of the Attorney to exercise any of its remedies hereunder; and

11.1.5	the occurrence of any other event which would reasonably be expected to have a material adverse effect on the Hypothecs created hereby.

11.2	Information

To provide the Attorney with any information with respect to the Charged Property as the Attorney may reasonably request in order to determine whether or not the Grantor complies with the provisions hereof.

11.3	Further Identification of Charged Property

The Grantor will promptly furnish to the Attorney such statements and schedules further identifying and describing the Charged Property, and such other reports in connection with the Charged Property, as the Attorney may from time to time reasonably request.

11.4	Pledged Securities

11.4.1

Additional Shares. If the Grantor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, the Grantor shall accept the same as the mandatary for the Attorney and the Bondholders, hold the same in trust for the Attorney and the Bondholders and deliver the same forthwith to the Attorney (that will hold the same on behalf of the Bondholders as Pledged Securities), in the exact form received, duly indorsed by the Grantor to the Attorney, if required, or accompanied by an undated stock power covering such certificate duly executed in blank by the Grantor, to be held by the Attorney subject to the terms of this Deed, as additional collateral security for the Secured Obligations (subject to Section 4.14 of this Deed). Except in the case of ULC Shares, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower permitted by the Credit Agreement) shall be paid over to the Attorney, to be held by the Attorney subject to the terms hereof as additional collateral security for the Secured Obligations, and except in the case of ULC Shares, in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected hypothec or security interest in favor of the Attorney, be delivered to the Attorney to be held by the Attorney subject to the terms hereof as additional collateral security for the Secured Obligations, in each case except as otherwise provided by the Intercreditor Agreement (as defined in the CGCA). If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by the Grantor, the Grantor shall, until such money or property is paid or delivered to the Attorney, hold such money or property in trust for the Bondholders, segregated from other funds of the Grantor, as additional collateral security for the Secured Obligations.

11.4.2	Pledged Notes. The Grantor shall on the date of this Deed, deliver to the Attorney, all Pledged Notes then held by the Grantor (excluding any Pledged Note the principal amount of which does not exceed US$3,000,000), endorsed in blank or, at the request of the Attorney endorsed to the Attorney. Furthermore, within ten Business Days after the Grantor obtains a Pledged Note with a principal amount in excess of US$3,000,000, the Grantor shall cause such Pledged Note to be delivered to the Attorney endorsed in blank or, at the request of the Attorney endorsed to the Attorney.

11.4.3

Maintenance of Hypothecs. Except with respect to a hypothec or security interest in Pledged Securities (if any) constituting Specified Assets (as defined in the CGCA), the Grantor shall maintain the hypothecs (with or without possession as applicable) created or evidenced by this Deed on the Pledged Securities as a first priority Lien (subject only to Permitted Liens), and shall defend such hypothecs against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Attorney and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Attorney may reasonably request for the purpose of obtaining or preserving the full benefits of this Deed and of the rights and powers herein granted by the Grantor; provided that, notwithstanding any other provision of this Deed or any other Loan Document, the Grantor will not be required to (i) take any action in any jurisdiction other than Canada, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Charged Property, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Charged Property, except (A) as required by subsection 4.16 of the Credit Agreement and (B) in the case of Charged Property that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of US$3,000,000) to the Attorney (or another Person as required under any applicable Intercreditor Agreement (as defined in the CGCA)), or (iii) deliver landlord lien waivers, estoppels or collateral access letters.

11.4.4	For greater certainty, any provisions set forth in this Section 11.4 requiring the Grantor to deliver any Pledged Securities or any documents related thereto to the Attorney shall not be applicable in respect of any Pledged Securities pledged in favour of, and delivered to, the Canadian Collateral Agent or its nominee in accordance with the terms of the CGCA or any other Loan Document, for as long as such Pledged Securities so remain pledged.

11.5	Additional documents

To execute all deeds and documents and do all things which in the opinion of the Attorney, acting reasonably, are necessary or advisable for giving the Attorney a valid, perfected and opposable first ranking Hypothecs (subject to Permitted Liens) in the Charged Property (including a notice given in virtue of article 2949 of the Civil Code of Québec where the Grantor’s signature is necessary) and in order that such Hypothec serves the purpose for which it has been granted and for conferring upon the Attorney, with respect to the Charged Property, all power and rights provided for by this Deed and by Law; provided that, notwithstanding any other provision of this Deed or any other Loan Document, the Grantor will not be required to (i) take any action in any jurisdiction other than Canada, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Charged Property, (ii) deliver control agreements with respect to, or confer opposability or perfection by “control” over, any deposit accounts, bank or securities account or other Charged Property, except (A) as required by subsection 4.16 of the Credit Agreement and (B) in the case of Charged Property that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such capital stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of US$3,000,000) to the Attorney, or (iii) deliver landlord lien waivers, estoppels or collateral access letters. It is understood and agreed that the Grantor shall not be required to file any fixture filing with respect to any security interest in fixtures affixed to or attached to any real property that is not subject to a Mortgage pursuant to the Credit Agreement.

11.6	To register

To register or cause to be registered without delay the Hypothecs in every jurisdiction and in every office where the registration, filing or record thereof may be necessary or required, in the opinion of the Attorney, to preserve, protect, perfect and render opposable to third parties the Hypothecs and to renew the same. The Grantor shall maintain the Hypothecs over the Charged Property as an opposable and perfected first ranking Lien (subject only to Permitted Liens), and shall defend such Lien and such priority against the claims and demands of all Persons.

11.7	Indemnity

At all times, to indemnify and hold harmless the Attorney from any loss, costs, charges, damages and expenses incurred or borne by the Attorney in the performance of its rights and duties hereunder or which may be claimed against the Attorney in relation thereto.

12.	EVENTS OF DEFAULT

There shall exist an event of default (each, an “Event of Default”) hereunder, without notice or other formality, and the security and Hypothecs hereby constituted shall immediately become enforceable, if: (i) the Grantor fails to pay any of the Bonds, in principal or interest, upon demand; or (ii) there exists an Event of Default (as such term is defined in the Credit Agreement).

13.	ATTORNEY’S RECOURSES IN CASE OF AN EVENT OF DEFAULT

13.1	Exercise of Rights

Upon the occurrence and during the continuance of an Event of Default , the Attorney may in its discretion, and shall upon receipt of a Bondholders’ Instrument, through its officers, employees or attorneys, exercise any right of action provided for under this Deed (and more particularly under this Section 13) or by law or in equity including, without limitation, any of the hypothecary rights provided for under Articles 2748 to 2794 of the Civil Code of Québec and, without in any way limiting any of the rights, remedies or recourses of the Attorney under the Credit Agreement, the Loan Documents or any other agreement or document entered into by the Grantor and the Attorney.

13.2	Rights of the Attorney

Whatever hypothecary rights the Attorney elects to exercise or whatever rights or recourses the Attorney elects to exercise either pursuant to the Law of any other jurisdiction or in equity, the following provisions shall apply:

13.2.1	the Attorney may, in its discretion, at the Grantor’s expense:

13.2.1.1	pursue the transformation of the Charged Property or any work in process or unfinished goods comprised in the Charged Property and complete the manufacture or processing thereof or proceed with any operations to which such property is submitted by the Grantor in the ordinary course of its business and acquire property for such purposes;

13.2.1.2	alienate or dispose of any Charged Property which may be obsolete, may perish or is likely to depreciate rapidly;

13.2.1.3	use for its benefit all information obtained while exercising its rights;

13.2.1.4	perform any of the Grantor’s obligations or covenants hereunder;

13.2.1.5	exercise any right attached to the Charged Property on such conditions and in such manner as it may determine, acting reasonably, including without restriction the granting of licenses whether general or special on an exclusive or non exclusive basis, of any Intellectual Property Rights;

13.2.1.6	for the exercise of any of its rights, utilize without charge the Grantor’s plant, equipment, machinery, process, information, records, computer programs and Intellectual Property Rights; for the purposes hereof the Grantor shall, at the request of the Attorney, concurrently with or after the execution of these presents execute a conditional trade-mark license agreement and a power of attorney with respect to Intellectual Property Rights (in conformity with paragraph 14.8 hereof) both in favour of the Attorney; and

13.2.1.7

borrow monies or lend monies and, in such cases, the monies borrowed or lent by the Attorney shall bear interest at the rate then obtained or charged by the Attorney for such borrowing or loan; these monies shall be reimbursed by the Grantor on demand and, until they have been repaid in full, such monies and interest thereon shall be secured by the present Hypothecs and be paid in priority of any other sums secured hereunder;

13.2.2	the Attorney may, directly or indirectly, purchase or otherwise acquire the Charged Property;

13.2.3	the Attorney, when exercising its rights, may waive any right of the Grantor, with or without consideration therefor;

13.2.4	the Attorney shall have no obligation to make an inventory of the Charged Property, to take out any kind of insurance with respect thereof or to grant any security whatsoever;

13.2.5	the Attorney shall not be bound to continue to carry on the Grantor’s enterprise or to make any productive use of the Charged Property or to maintain such property in operating condition; and

13.2.6	the Grantor shall, upon request of the Attorney, move the Charged Property and render it available to the Attorney unto premises designated by the Attorney and which, in its opinion, shall be more suitable in the circumstances.

13.3	Grantor’s Remedy

If the Grantor remedies the default mentioned in the prior notice of exercise of hypothecary right, the Grantor shall, as required by Law, pay all fees incurred by the Attorney by reason of the default; these fees shall include, without limitation, the administrative fees of the Attorney, the legal fees of its legal advisers and fees paid to experts or consultants.

13.4	Taking in Payment

If the Attorney elects to exercise its right to take in payment the Charged Property and the Grantor requires that the Attorney instead sell by itself or under judicial authority, the Charged Property on which such right is exercised, the

Grantor hereby acknowledges that the Attorney shall not be bound to abandon its recourse of taking in payment unless, prior to the expiry of the time period allocated for surrender, the Attorney (i) has been granted a security satisfactory to it, to ensure that the proceeds of the sale of the Charged Property will be sufficient to pay the Bonds in full, (ii) has been reimbursed for all costs and expenses incurred in connection to this Deed, including, without limitation, all fees of consultants and legal counsel, and (iii) has been advanced the necessary sums for the sale of said Charged Property; the Grantor further acknowledges that the Attorney alone is entitled to select the type of sale it may wish to conduct or have conducted.

13.5	Surrender of Charged Property

The Grantor will be deemed to have surrendered the Charged Property which is in the possession of the Attorney or of a third party on its behalf, if the Attorney has not, within the delays determined by Law or by a tribunal to surrender, received written notice from the Grantor to the effect that it intends to contest the exercise of the hypothecary recourse set forth in the prior notice.

13.6	Evaluation

Where the Attorney sells the Charged Property itself, it shall not be required to obtain any prior evaluation by a third party.

13.7	Sale of Charged Property

The Attorney may elect to sell the Charged Property after giving such prior notices as may be required by Law; the sale may be made with legal warranty given by the Grantor or with complete or partial exclusion of such warranty; the sale may also be made for cash or with a term or under such conditions determined by the Attorney; upon failure of payment of the purchase price, the Attorney may cancel or resolve such sale and such Charged Property may then be resold.

13.8	Notwithstanding Sections 13.5 and 13.7 and anything else to the contrary set forth in this Deed, the Attorney may sell any Pledged Stock or otherwise dispose of them without having to give a prior notice, obtain their surrender or observe the time limits prescribed by Law.

13.9	Appointment of Receiver

The Attorney may appoint an agent or a receiver and manager (collectively, a “Receiver”) over all or any portion of the Charged Property by written instrument or may apply to a court for the appointment of a Receiver to take possession of all or such part of the Charged Property as the Attorney shall designate, with such duties, powers and obligations as the Attorney or the court making the appointment, as applicable, shall confer, and the Grantor hereby irrevocably consents to the appointment of such Receiver.

13.10	Imputation of Payments

Except as otherwise expressly provided in the Credit Agreement, the Intercreditor Agreement (as defined in the CGCA) or hereunder, all monies arising from any sale or realization of the Charged Property, in whole or in part, received or collected by the Attorney shall be applied, together with any other monies then in the hands of the Attorney and available for such purpose, firstly to the repayment of the amounts disbursed by the Attorney or at its request for the purpose of protecting or realizing its rights hereunder with interest thereon at the highest rate prescribed by the Credit Agreement, and the residue of the said moneys shall be applied on account of Secured Obligations or, at the option of the Attorney, may be held unappropriated in a collateral account in order to provide for payment of any charge ranking prior to the Hypothecs.

14.	GENERAL PROVISIONS

14.1	Additional Security

The Hypothecs are in addition to and not in substitution of or in replacement for any other hypothec or security held by the Attorney, including any of the Loan Documents, and shall not impair the Attorney’s rights of compensation.

14.2	Investments

The Attorney may, at its entire discretion, invest any monies or instruments received or held by it pursuant to this Deed or deposit same in an account without having to comply with any legal provisions concerning the investment of property of others.

14.3	Compensation

Provided the Secured Obligations are due and exigible or that the Attorney is entitled to declare them owing and exigible, the Attorney may compensate any Secured Obligations with any and all amounts then owed to the Grantor by the Attorney in any capacity, whether due or not, and the Attorney shall then be deemed to have exercised such right to compensate as at the time the decision was taken by it even though the entry therefor is made on the Attorney’s record subsequent thereto.

14.4	Time Periods

The Attorney may grant extensions of time periods, take any security or renounce thereto, accept compromises, grant quittances and releases and generally deal with any matters related to the Charged Property, the whole without limiting the rights of the Attorney and without reducing the liability of the Grantor.

14.5	Continuing Security

The Hypothecs shall be and have effect whether or not the moneys thereby secured shall be received before or after or at the same time as the issue of any of the Bonds intended to be thereby secured or any part thereof, or before or after, or upon the date of the execution of this Deed. The Hypothecs shall be valid and shall subsist notwithstanding that the Bonds, or any of them, may not have been issued at the date hereof and shall be valid and shall secure all obligations of the Grantor under any Bonds hereafter issued, including any Bonds issued in replacement or exchange of any of the Bonds, in whole or in part. The extinction or reduction of such obligations for any reason whatsoever shall not in any way extinguish or reduce the Hypothecs and, unless expressly cancelled in whole or in part by the mutual consent of the parties, such Hypothec, to the extent not so cancelled, shall subsist with respect to any obligations thereafter incurred by the Grantor from time to time.

The Grantor shall be deemed to obligate itself again as provided in Article 2797 of the Civil Code of Québec with respect to any future obligation hereby secured.

14.6	Time of Essence

The Grantor shall be deemed “en demeure” by the mere lapse of time provided for the Grantor to perform its obligations or the expiry of any term therefor, without the Attorney being obliged to serve any notice or prior notice upon the Grantor.

14.7	Cumulative Rights

The rights and recourses of the Attorney hereunder are cumulative and do not exclude any other rights and recourses which the Attorney might have. No omission or delay on the part of the Attorney in the exercise of any right shall have the effect of operating as a waiver of such right. The partial or sole exercise of a right or power will not prevent the Attorney from exercising thereafter any other right or power. The Attorney may exercise its right hereunder without any obligation of it to exercise any right against any other Person liable for payment of the Secured Obligations and without having to enforce any other security granted with respect to the Secured Obligations.

14.8	Irrevocable Power of Attorney

The Attorney (and any officer or attorney of the Attorney) is hereby designated as the irrevocable attorney of the Grantor with full powers of substitution for the purposes hereof or for the purpose of carrying out any and all acts and executing any and all deeds, proxies or other documents which the Grantor neglects or refuses to execute or to carry out in accordance with the terms hereof. The Grantor shall execute, at the request of the Attorney, concurrently with or after the execution hereof, a special power of attorney in favour of the Attorney for the implementation of this Deed in connection with the Intellectual Property Rights hypothecated hereunder, if any.

14.9	Performance

If the Grantor fails to perform or comply with any of the obligations of the Grantor under this Deed, the Attorney may, but need not, perform or otherwise cause the performance or compliance of such obligation, provided that such performance or compliance will not constitute a waiver, remedy or satisfaction of such failure. The expenses of the Attorney incurred in connection with any such performance or compliance will be payable by the Grantor to the Attorney immediately on demand with interest thereon at the highest rate prescribed by the Credit Agreement, and until paid, any such expenses will form part of the Secured Obligations and will be secured by the Hypothecs created by this Deed.

14.10	Successors and Assigns

The rights hereby conferred upon the Attorney shall benefit all its successors and assigns, including any entity resulting from the amalgamation, merger or consolidation of the Attorney with any other Person(s), and any Person(s) succeeding to the business of the Attorney. The obligations of the Grantor hereunder shall bind its successors and permitted assigns, including any Person(s) resulting from the amalgamation or merger of the Grantor with any other Person(s). In the event ownership of the Charged Property or any portion thereof becomes vested in a Person other than the Grantor herein named, the Attorney may, without notice to the Grantor herein named, whether or not the Attorney has given written consent to such change in ownership, deal with such successor or successors in interest with reference to this Deed, and in the same manner as with the Grantor herein named, without in any way vitiating or discharging the Grantor’s liability hereunder or under the Credit Agreement.

14.11	Communication

Any communication required or permitted to be given under this Deed will be in writing and will be effectively given if delivered in a manner and to the applicable address or facsimile number provided for from time to time pursuant to the Credit Agreement. Any communications so given will be deemed to have been given and to have been received as provided in the Credit Agreement.

14.12	Severability

Any provision of this Deed that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Deed, all without affecting the remaining provisions of this Deed or affecting the validity or enforceability of such provision in any other jurisdiction.

14.13	Not a Floating Hypothec

The Hypothecs created hereunder are not and shall not be construed as a floating hypothec within the meaning of articles 2715 et. seq. of the Civil Code of Québec nor shall this Deed be deemed as creating a trust within the meaning of article 1260 of the Civil Code of Québec.

14.14	Payments

Subject to the terms and conditions of this Deed, the Hypothec in favour of the Attorney shall not be extinguished, reduced, novated or otherwise affected by reason of any payments which may be made to and/or collected by the Attorney, the Agent or the Lenders, directly or indirectly, from any Person under any circumstances, including payments from:

14.14.1	the Grantor or any other Person;

14.14.2	insurance indemnities resulting from loss of, or damage to, the whole or any portion of the Charged Property; or

14.14.3	any “claims” within the meaning of Article 2743 of the Civil Code of Québec.

14.15	Releases

Section 9.16 of the CGCA shall apply, mutatis mutandis, to the Charged Property, the Hypothecs and this Deed.

15.	CONCERNING THE ATTORNEY

15.1	Acceptance of Holder

Each Holder, by its acceptance of a Bond:

15.1.1	acknowledges that the first issue of a Bond has been or may be purchased from the Grantor by the Attorney, by underwriting, purchase, subscription or otherwise;

15.1.2	consents to and confirms the appointment of the Attorney as “fondé de pouvoir” and ratifies as of the date it becomes a Bondholder all actions taken by the Attorney as the “fondé de pouvoir” of the Bondholders; and

15.1.3	waives any right it may have under Section 32 of the Act respecting the special powers of legal persons (Québec).

15.2	Diligence

The Attorney shall only be accountable for reasonable diligence and prudence in the management of the rights hereof, and shall only be liable for its own gross or intentional fault.

15.3	Discretion

The Attorney, except as herein otherwise provided and subject to any Bondholders’ Instrument, shall, with respect to all rights, powers and authorities vested in it, have absolute and uncontrolled discretion as to the exercise thereof, whether in relation to the manner or as to the mode and time for the exercise thereof, and in the absence of fraud, it shall be in no way responsible for any loss, costs, damages or inconvenience that may result from the exercise or non-exercise thereof.

15.4	Enforcement of Security

The Attorney shall have the rights in its discretion to proceed in its name as “fondé de pouvoir” hereunder to the enforcement of the security hereby constituted by any remedy provided by Law, whether by legal proceedings or otherwise but it shall not be bound to do or to take any act or action in virtue of the powers conferred on it by these presents unless and until it shall have been required to do so by way of a Bondholders’ Instrument; the Attorney shall not be responsible or liable for any debts contracted by it, for damages to persons or property or for salaries or non-fulfilment of Contracts during any period for which the

Attorney managed the Charged Property upon entry, as herein provided, nor shall the Attorney be liable to account for anything except actual revenues or be liable for any loss on realization or for any Event of Default or omission for which a hypothecary creditor might be liable.

15.5	Delegation

The Attorney may, at its entire discretion, appoint any Person(s) for the purpose of exercising any of its rights, actions or the performance of any covenant resulting from this Deed or law or equity; in such case, the Attorney may supply such Person(s) with any information it holds relating to the Grantor or to the Charged Property.

15.6	Protection of Attorney

The Attorney shall be obliged to act and shall be fully protected in acting pursuant to a Bondholders’ Instrument in connection with any proceedings, act, power, right, matter or thing relating to or conferred by or to be done under this Deed.

15.7	Possession or Production of the Bonds

All rights of action under this Deed may be enforced by the Attorney without the possession of the Bonds hereby secured or the production thereof.

15.8	Resignation of Attorney

The Attorney may at any time resign from office in accordance with the terms of the Credit Agreement. The Bondholders may then or at any time thereafter appoint a new “fondé de pouvoir” confirming such appointment by Bondholders’ Instrument, which the Grantor hereby undertakes to accept, in the place of the “fondé de pouvoir” so resigning. The new “fondé de pouvoir” without further act (subject to appropriate registration of the assignment of the Hypothecs) shall then be vested and have all rights, powers and authorities granted to the Attorney hereunder and be subject in all respects to the terms, conditions and provisions hereof to the same extent as if originally acting as “fondé de pouvoir” hereunder; no resignation shall come into effect before a new “fondé de pouvoir” has been appointed and has accepted its appointment.

15.9	Indemnification of Attorney

The Grantor shall indemnify the Attorney for, and hold it harmless against, any loss, liability or expense incurred, arising out of or in connection with the acceptance of its duties and obligations hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder and under any liability incurred by the Attorney pursuant to any environmental damage or claim.

15.10	Bankruptcy of Attorney

The bankruptcy of the Attorney shall not terminate its rights, powers and duties hereunder provided that such rights, powers and duties are assumed by a successor Attorney appointed in accordance with the provisions hereof.

16.	AMENDMENTS

No amendment may be made to this Deed unless signed by the Grantor and the Attorney acting pursuant to a Bondholder’s Instrument.

17.	GOVERNING LAW

This Deed shall be governed by, and construed in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein.

18.	PARAMOUNTCY

If any term, condition or provision of this Deed is inconsistent or in conflict with any term, condition or provision of the Credit Agreement, the relevant term, condition or provision of the Credit Agreement shall govern and prevail to the extent of such conflict or inconsistency and this Deed shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, save and except if such term, condition or provision relates strictly or is legally required for the creation or enforcement of the hypothecs created and granted hereunder. For greater certainty, where this Deed covers a subject or creates obligations that are not contemplated by the Credit Agreement or renders obligations under the Credit Agreement more onerous, same shall not be deemed to be a conflict or inconsistency.

19.	ENGLISH LANGUAGE

The parties hereto confirm that the present Deed has been drawn up in the English language at their request. Les parties aux présentes confirment que le présent acte a été rédigé en langue anglaise à leur demande.

20.	SPECIMEN OF BOND

CANADA	PROVINCE OF QUÉBEC

HD SUPPLY CANADA INC.

(Amalgamated under the laws of the Province of Ontario)

25% Demand Bond

No. —	CAN$—

HD Supply Canada Inc. (hereinafter called the “Corporation”), for value received, promises to pay on demand to GE Canada Finance Holding Company, in its capacity as Canadian agent (in such capacity, the “Agent”) under the Credit Agreement, or its registered assigns, at —, upon presentation and surrender thereat of the present Bond, the sum of — Canadian Dollars in (CAN$—) and to pay interest thereon on demand, from the date hereof until the actual date of payment, at the same address and in like money, at a rate equal to twenty-five percent (25%) per annum, calculated annually, plus interest on all overdue interest, calculated annually at the same rate, from its due date until the actual date of payment.

This Bond is issued under and secured by a Deed of Hypothec and Issue of Bonds executed between the Corporation and GE Canada Finance Holding Company, in its capacity as “fondé de pouvoir” (person holding the power of attorney) of the Bondholders for all purposes of Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), on April —, 2012 (the “Deed of Hypothec”), to which Deed of Hypothec reference is hereby made for the terms and conditions upon and subject to which this Bond is issued and held and for the nature and extent of the security thereof.

As of the date hereof, the total principal nominal value of Bonds authorized to be issued under the Deed of Hypothec from time to time is limited to — Canadian Dollars (CAN$—). All Bonds at any time outstanding under the Deed of Hypothec rank pari passu and are equally and rateably secured by the Deed of Hypothec.

This Bond is fully registered and may only be transferred by the holder hereof upon compliance with the provisions of the Deed of Hypothec in that regard.

This Bond is subject to the terms and conditions of the Deed of Hypothec to all of which the holder of this Bond by its acceptance hereof assents.

This Bond shall not become obligatory until it has been certified by the Attorney under the Deed of Hypothec.

All capitalized terms and expression used herein, unless otherwise defined, shall have the same meaning as that ascribed to them in the Deed of Hypothec.

The present Bond shall be governed by, and construed in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein.

The holder or any transferee of this Bond, by its acceptance thereof, is hereby deemed to have ratified the appointment of the Attorney in its capacity as “fondé de pouvoir” for all purposes of Article 2692 of the Civil Code of Québec.

The Corporation, by its signature on the one hand and the holder or any transferee of the Bond, by their acceptance of the Bond on the other hand, acknowledge that they have expressly required the Bond to be drawn up in the English language. La Corporation, par sa signature, d’une part et le détenteur et tous cessionnaires de cette obligation par leur acceptation, d’autre part, déclarent qu’ils ont expressément exigé que la présente obligation soit rédigée en anglais.

IN WITNESS WHEREOF, HD Supply Canada Inc., has caused this Bond to be signed by its representative and to be dated as of —.

HD SUPPLY CANADA INC.

By:
Name: —
Title: —

“FONDÉ DE POUVOIR” ’S CERTIFICATE

This Bond is a 25% Demand Bond No.              issued under the Deed of Hypothec within mentioned.

Date of Certification: as of                     .

GE CANADA FINANCE HOLDING COMPANY, as “fondé de pouvoir”

By:
Name: —
Title: —

FORM OF TRANSFER

For value received                      by these presents cedes and transfers to                      the present 25% Demand Bond No.              with full power of substitution, as well as its rights, the principal amount and outstanding interest on the said Bond, and irrevocably appoints the Attorney as its attorney to complete the transfer on the books of the above-mentioned Corporation maintained by the Attorney pursuant to the Deed of Hypothec.

Dated             ,         .

Witness

Signed by:

SCHEDULE I

Immovable Properties (paragraph 4.1.1)

The following is a description of the lands and premises included in the Immovable Properties referred to in paragraph 4.1.1 with respect to the Grantor.

NIL

SCHEDULE II

Pledged Securities (paragraph 10.6.1)

Shareholder	Issuer	Pledged Equity Description	Certificate (Indicate No.)
HD Supply Canada Inc.	HD Supply International Holdings II, LLC	100 Units	N/A

For greater certainty, on the date of this Deed the Pledged Securities listed above are not pledged under this Deed.

SCHEDULE III

Intellectual Property Rights (paragraph 4.9)

TRADE MARK	REGISTRATION NUMBER	REGISTRATION DATE	RENEWAL DATE
CANADA
BRAFASCO	TMA501302	September 28, 1998	Sept. 28, 2013
SERIE PRO SERIES	TMA633250	February 21, 2005	Feb. 21, 2020
B design	TMA501299	September 28, 1998	Sept. 28, 2013
BRAFASCO	TMA176256	May 21, 1971	May 21, 2016
LITEMOR design	TMA323499	February 13, 1987	Feb. 13, 2017
BRAFASCO design	TMA501301	September 28, 1998	Sept. 28, 2013
HD SUPPLY BRAFASCO design	TMA790996	February 17, 2011	Feb. 17, 2026
HD SUPPLY LITEMOR design	TMA801455	July 6, 2011	July 6, 2026
HD SUPPLY design	TMA727629	November 3, 2008	Nov. 3, 2023
HD SUPPLY	TMA731369	December 22, 2008	Dec. 22, 2023
BRAFASCO design	TMA807256	September 22, 2011	Sept. 22, 2026
HD SUPPLY BRAFASCO design	TMA799289	June 6, 2011	June 6, 2026
HD SUPPLY CANADA	TMA732379	January 14, 2009	Jan. 14, 2024
HD SUPPLY CTF SUPPLY design	TMA799819	June 13, 2011	June 13, 2026
HD SUPPLY design	TMA728129	November 10, 2008	Nov. 10, 2023

UNITED STATES
LITEMOR design	2,365,736	July 11, 2000	July 11, 2010

SCHEDULE IV

Licences (paragraph 4.10)

NIL

SCHEDULE V

Name, Registered Office, Location of Books and Records, Location of Charged Property (paragraph 10.2)

(a)	Legal name, French and English versions thereof:

HD Supply Canada Inc.

(b)	Jurisdiction of Incorporation:

•	pursuant to the laws of the Province of Ontario

(c)	Head office, principal place of business, registered office and location of Books and Records:

•	Head Office:

100 Galcat Drive

Vaughan, ON Canada

L4L 0B9

•	Registered Office/Location of Books:

100 Galcat Drive

Vaughan, ON Canada

L4L 0B9

(d)	Location(s) where it carries on business:

•	Alberta

•	British Columbia

•	Saskatchewan

•	Manitoba

•	Québec

•	Ontario

•	New Brunswick

•	Nova Scotia

•	Prince Edward Island

(e)	Location of Charged Property:

•	5965 Côte de Liesse Road

St-Laurent QC

•	210 Rue Fortin Ste 240

Québec QC

WHEREOF ACT:

DONE AND PASSED in the City of Montréal, Province of Québec, on the date hereinabove set forth, under number

(                    ) of the original of the minutes of the undersigned Notary.

AND after the parties had declared to have taken cognizance of these presents and to have exempted the said Notary from reading them or causing them to be read, the said duly authorized officers, directors or representatives of the Grantor and the Attorney respectively have signed these presents, all in the presence of the said Notary who has also signed.

GE CANADA FINANCE HOLDING COMPANY, as “fondé de pouvoir”

By:
	Name:	Viorelia Guzun
	Title:	Authorized Representative

HD SUPPLY CANADA INC.

By:
	Name:	Howard Rosenoff
	Title:	Authorized Representative

Mtre. Steve Collins, Notary

EXHIBIT D TO

ABL CREDIT AGREEMENT

FORM OF HOLDING PLEDGE AGREEMENT

ABL HOLDING PLEDGE AGREEMENT

made by

HDS HOLDING CORPORATION, as Pledgor

in favor of

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and as Collateral Agent

Dated as of April 12, 2012

-i-

SCHEDULES

1	Notice Address of the Pledgor

-ii-

ABL HOLDING PLEDGE AGREEMENT

ABL HOLDING PLEDGE AGREEMENT (this “Agreement”), dated as of April 12, 2012, made by HDS HOLDING CORPORATION, a Delaware corporation (the “Pledgor”), in favor of GENERAL ELECTRIC CAPITAL CORPORATION, as collateral agent (in such capacity, the “Collateral Agent”) and administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Credit Agreement”), among HD Supply, Inc., a Delaware corporation (including any successor or assign permitted under the Credit Agreement, the “Parent Borrower”), certain subsidiaries of the Parent Borrower that are or may become parties thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”), the Administrative Agent, the Collateral Agent, GE Canada Finance Holding Company, as Canadian administrative agent (the “Canadian Agent”) and Canadian collateral agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “Cash Flow Credit Agreement”), among HD Supply, Inc. (in its specific capacity as Cash Flow Borrower, the “Cash Flow Borrower”), the several banks and other financial institutions from time to time parties thereto (as further defined in the Cash Flow Credit Agreement, the “Cash Flow Lenders”), Bank of America, N.A., as administrative agent (in such capacity, the “Cash Flow Administrative Agent”) and collateral agent (in such capacity, together with its successors and assigns, the “Cash Flow Collateral Agent”) for the Cash Flow Lenders, and the other parties party thereto, the Cash Flow Lenders have severally agreed to make extensions of credit to the Cash Flow Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain Holding Pledge Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Cash Flow Holding Pledge Agreement”), among the Pledgor, the Cash Flow Administrative Agent and the Cash Flow Collateral Agent, the Pledgor has granted a first priority Lien for the benefit of the holders of the Cash Flow Obligations on the Pledged Stock (capitalized terms that are used in these recitals and not defined herein are used as defined in subsection 1.1);

WHEREAS, the Pledgor is the sole stockholder of the Parent Borrower;

WHEREAS, the Collateral Agent, the Administrative Agent, the Cash Flow Collateral Agent, the Cash Flow Administrative Agent, the First Lien Note Agent (as defined in the Base Intercreditor Agreement), and the Second Lien Note Agent (as defined in the Base Intercreditor Agreement) have entered into an Intercreditor Agreement, acknowledged by the Pledgor, the Parent Borrower and certain Subsidiaries of the Parent Borrower, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time subject to subsection 9.1 hereof, the “Base Intercreditor Agreement”);

WHEREAS, the Pledgor and the Borrowers will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and the Cash Flow Credit Agreement; and

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Pledgor shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, the Pledgor hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties (as defined below), as follows:

SECTION 1 DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Additional Agent”: as defined in the Base Intercreditor Agreement.

“Additional Obligations”: as defined in the Base Intercreditor Agreement.

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this ABL Holding Pledge Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Bank Products Affiliate”: any Person who (i) has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Bank Products Agreement, or on the date hereof, or at the time of the designation referred to in the following clause (iii) and (iii) has been designated by the Parent Borrower in accordance with subsection 8.4 of the Guarantee and Collateral Agreement (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement)).

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (i) treasury services, (ii) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (iii) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (iv) other similar banking products or ser-vices as may be requested by any Grantor (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (i) through (iii) of this definition).

“Bankruptcy Case”: (i) the Pledgor, the Parent Borrower or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Pledgor, the Parent Borrower or any of the Parent Borrower’s Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Pledgor, the Parent Borrower or any of the Parent Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Borrowers”: as defined in the recitals hereto.

“Canadian Agent”: as defined in the recitals hereto.

“Cash Flow Administrative Agent”: as defined in the recitals hereto.

“Cash Flow Borrower”: as defined in the recitals hereto.

“Cash Flow Collateral Agent”: as defined in the recitals hereto.

“Cash Flow Collateral Obligations”: as defined in the Base Intercreditor Agreement.

“Cash Flow Credit Agreement”: as defined in the recitals hereto.

“Cash Flow Guarantee and Collateral Agreement”: as defined by the term “Guarantee and Collateral Agreement” in the Cash Flow Credit Agreement.

“Cash Flow Holding Pledge Agreement”: as defined in the recitals hereto.

“Cash Flow Lenders”: as defined in the recitals hereto.

“Cash Flow Obligations”: as defined in the Base Intercreditor Agreement.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral Account Bank”: any bank or an Affiliate thereof which at all times is a Lender as selected by the Pledgor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the Pledgor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) the Cash Flow Collateral Representative and the Cash Flow Collateral Agent (each as defined in the Base Intercreditor Agreement) and (ii) if any other Intercreditor Agreement is executed, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement.

“Credit Agreement”: as defined in the recitals hereto.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which the Pledged Stock is subject (subject to Permitted Liens).

“Grantor”: as defined in the Guarantee and Collateral Agreement.

“Hedging Affiliate”: any Person who (i) has entered into a Hedging Agreement with any Grantor with the obligations of such Grantor being secured by one or more Loan Documents, (ii) was a Lender or an Affiliate of a Lender at the time of entry into such Hedging Agreement or on the date hereof, or at the time of the designation referred to in the following clause (iii), and (iii) has been designated by the Parent Borrower in accordance with subsection 8.4 of the Guarantee and Collateral Agreement (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate with respect to more than one Credit Facility (as defined in the Base Intercreditor Agreement, as applicable)).

“Hedging Agreement”: any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, including, without limitation, any Interest Rate Agreement, Commodities Agreement or Currency Agreement.

“Intercreditor Agreements”: (i) the Base Intercreditor Agreement and (ii) any other intercreditor agreement that may be entered into in the future by the Collateral Agent and one or more Additional Agents and acknowledged by the Parent Borrower and the Pledgor (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time) (upon and during the effectiveness thereof).

“Lender” and “Lenders”: each as defined in the preamble hereto.

“Lender Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent, the Canadian Agent and each Other Representative, (ii) the Lenders (including the Canadian Facility Lenders, the Issuing Lenders and the Swing Line Lenders), and (iii) each of their respective successors and assigns and their permitted transferees and endorsees.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates and Hedging Affiliates and all successors, assigns, transferees and replacements thereof.

“Obligations”: as defined in the Guarantee and Collateral Agreement.

“Parent Borrower”: as defined in the recitals hereto.

“Permitted Liens”: any Lien on the Pledged Stock that, if the Pledged Stock were the property or an asset of the Parent Borrower or any Restricted Subsidiary, would be a “Permitted Lien” as defined in the Credit Agreement.

“Pledged Stock”: with respect to the Pledgor, the shares of Capital Stock of the Parent Borrower held by the Pledgor, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of any Capital Stock of the Parent Borrower that may be issued or granted to, or held by, the Pledgor while this Agreement is in effect.

“Pledgor”: as defined in the preamble hereto.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Stock shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions or payments with respect thereto.

“Secured Parties”: the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

“Subsidiary Borrowers”: as defined in the preamble hereto.

1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection and Schedule references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) All references in this Agreement to any of the property described in the definition of the term “Pledged Stock”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitutes Pledged Stock.

SECTION 2 [RESERVED]

SECTION 3 GRANT OF SECURITY INTEREST

3.1 Pledged Stock. The Pledgor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Stock of the Pledgor now owned or at any time hereafter acquired by the Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3.2 Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to subsection 3.1 shall (x) prior to the Discharge of Cash Flow Collateral Obligations be subject and subordinate to the Liens granted to the Cash Flow Collateral Agent for the benefit of the holders of the Cash Flow Collateral Obligations to secure the Cash Flow Collateral Obligations pursuant to the relevant Cash Flow Collateral Documents (as defined in the Base Intercreditor Agreement), and (y) prior to the Discharge of Additional Obligations, be subject and subordinate to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations to secure such Additional Obligations pursuant to the applicable Additional Collateral Documents (as defined in the Base Intercreditor Agreement) (except, in the case of this clause (y), as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties (as defined in the Base Intercreditor Agreement) represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of such Liens granted to the Collateral Agent, the Cash Flow Collateral Agent and any Additional Agent may be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the applicable Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Cash Flow Collateral Agent and any Additional Agent, in the case of the Base Intercreditor Agreement and (ii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any other Intercreditor Agreement. In the event of any such conflict, the Pledgor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) for so long as any Cash Flow Collateral Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent any Pledged Stock constituting Cash Flow Priority Collateral shall be satisfied by causing such Cash Flow Priority Collateral to be delivered to the Cash Flow Collateral Agent to be held in accordance with the Base Intercreditor Agreement and (y) for so long as any Additional Obligations remain outstanding, any obligation hereunder to deliver to the Collateral Agent the Pledged Stock shall be satisfied by causing the Pledged Stock to be delivered to the Collateral Agent, or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, to be held in accordance with any applicable Intercreditor Agreement.

SECTION 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, the Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.1.1 The shares of Pledged Stock pledged by the Pledgor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of the Parent Borrower owned by the Pledgor.

4.1.2 [Reserved].

4.1.3 The Pledgor is the record and beneficial owner of, and has good title to, the Pledged Stock pledged by it hereunder, free of any and all Liens in favor of any other Person, except the security interest created by this Agreement and Liens arising by operation of law or permitted by the Credit Agreement (or described in the definition of “Permitted Liens” in the Credit Agreement).

4.1.4 Upon delivery to the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Stock held by the Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in the Pledged Stock constituting certificated securities by this Agreement, assuming the continuing possession of the Pledged Stock by the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent) security interest in the Pledged Stock to the extent provided in and governed by the Code, in each case subject to no Liens other than Permitted Liens (and any applicable Intercreditor Agreement) enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase the Pledged Stock from the Pledgor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5 COVENANTS

5.1 Covenants of the Pledgor. The Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the date upon which the Loans, any Reimbursement Obligations and all other Obligations then due and owing, shall have been paid in full in cash and the Commitments shall have terminated:

5.1.1 Additional Shares. If the Pledgor shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of the Parent Borrower, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, the Pledgor shall accept the same as the agent for the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (that will hold the same on behalf of the Secured Parties) or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by the Pledgor to the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, or accompanied by an undated stock power covering such certificate duly executed in blank by the Pledgor, to be held by the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of the Parent Borrower (except any liquidation or dissolution permitted by the Credit Agreement) shall be paid over to the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of the Parent Borrower or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of the Pledgor, as additional collateral security for the Obligations. The Pledgor shall notify the Collateral Agent promptly in writing of the occurrence of any of the events described in this subsection 5.1.1 with respect to the Pledged Stock.

5.1.2 [Reserved].

5.1.3 Maintenance of Security Interest. The Pledgor shall maintain the security interest created by this Agreement in the Pledged Stock as a security interest having at least the perfection and priority described in subsection 4.1.4, and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by the Pledgor.

SECTION 6 REMEDIAL PROVISIONS

6.1 Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.1(b), the Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the second and third sentences of subsection 5.1.1 of this Agreement), to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction expressly permitted by the Credit Agreement) which, in the Collateral Agent’s reasonable judgment, would materially impair the Pledged Stock or the related rights or remedies of the Secured Parties or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the Pledgor, (i) the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations in such order as is provided in subsection 6.3, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, or the respective nominee of any thereof, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, and the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, or acting through its respective nominee, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to the Pledged Stock at any meeting of shareholders of the Parent Borrower or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Parent Borrower, or upon the exercise by the Pledgor or the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, of any right, privilege or option pertaining to the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may reasonably determine), all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent or the applicable Collateral Representative, Cash Flow Collateral Agent, or any Additional Agent, as applicable, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.4 other than in accordance with subsection 6.4.

(c) The Pledgor hereby authorizes and instructs the Parent Borrower hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Parent Borrower shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the Collateral Agent.

6.2 Proceeds to be Turned Over to the Collateral Agent. If an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed the Pledgor to do so, all Proceeds of the Pledged Stock received by the Pledgor consisting of cash, checks and other Cash Equivalent items shall be held by the Pledgor in trust for the Collateral Agent and the other Secured Parties hereto, the Cash Flow Collateral Agent and the other Cash Flow Collateral Secured Parties (as defined in the Base Intercreditor Agreement), and any Additional Agent and the other applicable Additional Secured Parties (as defined in the Base Intercreditor Agreement), or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Collateral Agent, the applicable Collateral Representative, the Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement (or their respective agents appointed for purposes of perfection), in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Collateral Agent, or the applicable Collateral Representative, the Cash Flow Collateral Agent, or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, if required). All Proceeds of the Pledged Stock received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of the Pledged Stock while held by the Collateral Agent in such Collateral Proceeds Account (or by the Pledgor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in subsection 6.3.

6.3 Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the Pledgor or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, be applied by the Collateral Agent against the Obligations then due and owing in the order of priority set forth in each applicable Intercreditor Agreement.

6.4 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith (subject to the terms of any documentation governing any Special Purpose Financing and subject to each applicable Intercreditor Agreement) collect, receive, appropriate and realize upon the Pledged Stock, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Pledged Stock or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Pledged Stock so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of the Pledged Stock or in any way relating to the Pledged Stock or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations then due and owing, in the order of priority specified in subsection 6.3 above, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, (i) the Pledgor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Pledged Stock, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of the Pledged Stock shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.5 Registration Rights.

(a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.4, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the Pledgor will use its reasonable best efforts to cause the Parent Borrower to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of the Parent Borrower to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. The Pledgor agrees to use its reasonable best efforts to cause the Parent Borrower to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b) The Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of the Pledged Stock for the period of time necessary to permit the Parent Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Parent Borrower would agree to do so.

(c) The Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this subsection 6.5 valid and binding and in compliance with any and all other applicable Requirements of Law. The Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.5 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.5 shall be specifically enforceable against the Pledgor, and, to the extent permitted by applicable law, the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

SECTION 7 THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) The Pledgor hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law) and subject to each applicable Intercreditor Agreement, the Pledgor hereby gives the Collateral Agent the power and right, on behalf of the Pledgor, without notice or assent by the Pledgor, to execute, in connection with any sale provided for in subsection 6.4 or 6.5, any indorsements, assessments or other instruments of conveyance or transfer with respect to the Pledged Stock.

(b) The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the Collateral Agent to the date reimbursed by the Pledgor, shall be payable by the Pledgor to the Collateral Agent on demand.

(c) The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the Pledgor until this Agreement is terminated as to the Pledgor, and the security interests in the Pledged Stock of the Pledgor created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Stock in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Pledged Stock or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Stock upon the request of the Pledgor or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Pledged Stock or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Pledged Stock and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct.

7.3 Financing Statements. Pursuant to any applicable law, the Pledgor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Pledged Stock without the signature of the Pledgor in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. The Pledgor authorizes the Collateral Agent to use any collateral description reasonably determined by the Collateral Agent that describes with particularity the Pledged Stock in any such financing statements. The Collateral Agent agrees to notify the Pledgor of any financing or continuation statement filed by it; provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4 Authority of Collateral Agent. The Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8 NON-LENDER SECURED PARTIES

8.1 Rights to Pledged Stock.

(a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement), or to direct the Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release the Pledgor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Security Documents); (iii) vote in any Bankruptcy Case or similar proceeding in respect of the Parent Borrower or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with the Security Documents); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders seeking on an equal basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Parent Borrower or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c) Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Collateral Agent to enter into each Intercreditor Agreement on its behalf.

(d) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Obligations, and may release the Pledgor from its obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2 Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3 Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. None of the Collateral Agent, any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Parent Borrower, any Subsidiary of the Parent Borrower, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.

8.4 Designation of Non-Lender Secured Parties. The Parent Borrower may from time to time designate a Person as a “Bank Products Affiliate” or a “Hedging Affiliate” under subsection 8.4 of the Guarantee and Collateral Agreement by written notice to the Collateral Agent. Upon being so designated by the Parent Borrower, such Bank Products Affiliate or Hedging Affiliate (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Parent Borrower; provided that, at the time of the Parent Borrower’s designation of such Non-Lender Secured Party, the obligations of any Grantor under the applicable Hedging Agreement or Bank Products Agreement have not been designated as Cash Flow Collateral Obligations.

SECTION 9 MISCELLANEOUS

9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Collateral Agent; provided that (a) any provision of this Agreement imposing obligations on the Pledgor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) if separately agreed in writing between the Parent Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Parent Borrower to the Collateral Agent for purposes of this sentence, for so long as so designated), no such amendment, modification or waiver shall amend, modify or waive subsection 6.3 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, modification or waiver would directly and adversely affect such Non-Lender Secured Party without the written consent of such Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of the Pledgor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Pledgor and the Collateral Agent in accordance with this subsection 9.1.

9.2 Notices. All notices, requests and demands to or upon the Collateral Agent or the Pledgor hereunder shall be effected in the manner provided for in subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon the Pledgor shall be addressed to the Pledgor at its notice address set forth on Schedule 1, unless and until the Pledgor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with subsection 11.2 of the Credit Agreement.

9.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4 Indemnification.

The Pledgor agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to the Pledged Stock or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Parent Borrower would be required to do so pursuant to subsection 11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party. The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Pledgor, the Collateral Agent and the Secured Parties and their respective successors and assigns; provided that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except as permitted hereby or by the Credit Agreement.

9.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.8 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.9 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Pledgor, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Pledgor, the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.11 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in subsection 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) or the Parent Borrower (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any punitive damages.

9.12 Acknowledgments. The Pledgor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of pledgor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Pledgor and the Secured Parties.

9.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.14 Releases.

(a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments have been terminated, all Pledged Stock shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Pledged Stock shall revert to the Pledgor. At the request and sole expense of the Pledgor following any such termination, the Collateral Agent shall deliver to the Pledgor any Pledged Stock held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to the Pledgor such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Pledgor shall reasonably request to evidence such termination.

(b) In connection with any sale or other disposition of the Pledged Stock permitted by the Credit Agreement or any consolidation with or merger with or into any Person by the Parent Borrower permitted by the Credit Agreement or any conveyance, transfer or lease of all or substantially all its assets by the Parent Borrower to any Person permitted by the Credit Agreement (including Section 8.3 thereof), the Lien pursuant to this Agreement on the Pledged Stock shall be automatically released. In connection with the sale or other disposition of all of the Pledged Stock permitted under the Credit Agreement, the merger or consolidation of the Parent Borrower with or into any Person permitted by the Credit Agreement, or the conveyance, transfer or lease of all or substantially all its assets by the Parent Borrower permitted by the Credit Agreement, the Collateral Agent shall, upon receipt from the Parent Borrower of a written request for the release of the Pledged Stock, identifying the terms of the sale or other disposition or other transaction in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, deliver to the Parent Borrower the Pledged Stock held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute and deliver to the Pledgor (at the sole cost and expense of the Pledgor) all releases or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such security or the Liens created hereby on the Pledged Stock, as applicable, as the Pledgor may reasonably request.

(c) In addition, the Lien pursuant to this Agreement shall be released on the Pledged Stock (and any Proceeds thereof) as provided in the Base Intercreditor Agreement. At the request and sole expense of the Pledgor, following any such release, the Collateral Agent shall deliver to the Pledgor the Pledged Stock held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to the Pledgor such releases and other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Pledgor shall reasonably request to evidence such release.

9.15 Judgment.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

9.16 Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as collateral security for the Obligations and that this subsection 9.16 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

HDS HOLDING CORPORATION

By:
Name:
Title:

[ABL Holding Pledge Agreement]

S-1

Acknowledged as of the date hereof by:

HD SUPPLY, INC.

By:
Name: Joseph J. DeAngelo
Title: President

[ABL Holding Pledge Agreement]

S-2

Acknowledged and Agreed to as of the date hereof by: GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent

By:
Name: Title:

[ABL Holding Pledge Agreement]

S-3

Schedule 1

NOTICE ADDRESS OF PLEDGOR

Notices, requests or demands to or upon the Pledgor under the this Agreement shall be made to the Pledgor as follows:

HDS Holding Corporation

c/o HD Supply, Inc.

3100 Cumberland Blvd., Suite 1480

Atlanta, Georgia 30339

Attention: General Counsel

Fax No: (770) 852-9466

EXHIBIT E TO

ABL CREDIT AGREEMENT

FORM OF BASE INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

by and between

GENERAL ELECTRIC CAPITAL CORPORATION

as ABL Agent,

BANK OF AMERICA, N.A.

as Term Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION

as First Lien Note Agent

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Second Lien Note Agent

Dated as of April 12, 2012

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EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of ABL Credit Agreement, Term Credit Agreement, First Lien Indenture or Second Lien Indenture

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INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of April 12, 2012 between GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Credit Agreement Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Term Agent”) for the Term Credit Agreement Lenders, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties, and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A. Pursuant to the Original ABL Credit Agreement, the ABL Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B. Pursuant to the ABL Guaranties, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C. As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Lenders, including the ABL Bank Products Affiliates and ABL Hedging Affiliates) Liens on the Collateral.

D. Pursuant to the Original Term Credit Agreement, the Term Creditors have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Borrower.

E. Pursuant to the Term Guaranties, the Term Guarantors have agreed to guarantee the payment and performance of the Term Borrower’s obligations under the Term Documents.

F. As a condition to the effectiveness of the Original Term Credit Agreement and to secure the obligations of the Term Credit Parties under and in connection with the Term Documents, the Term Credit Parties have granted to the Term Agent (for the benefit of the Term Creditors, including the Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers and Term Hedging Providers) Liens on the Collateral.

G. Pursuant to the Original First Lien Indenture, the Company has issued, or will issue, the First Lien Notes.

H. Pursuant to the First Lien Note Guaranties, the First Lien Note Guarantors have agreed to guarantee the payment and performance of the First Lien Note Issuer’s obligations under the First Lien Note Documents.

I. As a condition to the issuance and sale of the First Lien Notes on the date hereof and to secure the obligations of the First Lien Note Credit Parties under and in connection with the First Lien Note Documents, the First Lien Note Credit Parties have granted to the First Lien Note Agent (for the benefit of the First Lien Noteholder Secured Parties, including the First Lien Note Bank Products Providers and First Lien Note Hedging Providers) Liens on the Collateral.

J. Pursuant to the Original Second Lien Indenture, the Company has issued, or will issue, the Second Lien Notes.

K. Pursuant to the Second Lien Note Guaranties, the Second Lien Note Guarantors have agreed to guarantee the payment and performance of the Second Lien Note Issuer’s obligations under the Second Lien Note Documents.

L. As a condition to the issuance and sale of the Second Lien Notes on the date hereof and to secure the obligations of the Second Lien Note Credit Parties under and in connection with the Second Lien Note Documents, the Second Lien Note Credit Parties have granted to the Second Lien Note Agent (for the benefit of the Second Lien Noteholder Secured Parties, including the Second Lien Note Bank Products Providers and Second Lien Note Hedging Providers) Liens on the Collateral.

M. Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditor shall thereafter constitute Additional Creditors, and any Additional Agent for any such Additional Creditors shall thereafter constitute an Additional Agent, for all purposes under this Agreement.

N. Each of the ABL Agent (on behalf of the ABL Lenders), the Term Agent (on behalf of the Term Lenders), the First Lien Note Agent (on behalf of the First Lien Noteholder Secured Parties) and the Second Lien Note Agent (on behalf of the Second Lien Noteholder Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties, the Term Credit Parties, the First Lien Note Credit Parties and the Second Lien Note Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

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NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 UCC Definitions.

The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2 Other Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Accounts Collateral”: all Collateral consisting of the following:

(1) the Concentration Account and all Accounts Receivable;

(2) to the extent involving or governing any of the items referred to in the preceding clause (1), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Company) and Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clause (1) shall be included in the ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Accounts Collateral;

(4) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(5) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets directly received as proceeds of any ABL Accounts Collateral (“ABL Accounts Proceeds”); provided, however, that no proceeds of ABL Accounts Proceeds will constitute ABL Accounts Collateral unless such proceeds of ABL Accounts Proceeds would otherwise constitute ABL Accounts Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets be ABL Accounts Collateral. As used in this definition of “ABL Accounts Collateral,” the terms “Concentration Account” and “Excluded Assets” shall have the meanings provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Agent” means General Electric Capital Corporation in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL

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Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent” or “U.S. ABL Collateral Agent” under any ABL Credit Agreement, provided that the ABL Credit Agreement may, from time to time, designate the ABL Agent to be one or more of such Agent, Administrative Agent and/or U.S. ABL Collateral Agent.

“ABL Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Borrowers” means the Company and certain of its Subsidiaries, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Canadian Collateral” means Property owned by any Canadian subsidiary of the Company and pledged to any ABL Secured Party under any ABL Collateral Document.

“ABL Collateral Documents” means all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a) hereof.

“ABL Credit Agreement” means (i) the Original ABL Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Term Agent and any Additional Agent (other than any Designated Additional Agent) (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and any Designated Additional Agent, as designated by the Company), that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

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“ABL Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees.

“ABL Credit Parties” means the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any ABL Document.

“ABL Documents” means the ABL Credit Agreement, the ABL Guaranties, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, those other ancillary agreements as to which the ABL Agent or any ABL Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABL Guaranties” means that certain guarantee agreement dated as of the date hereof by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” means the collective reference to each of the Company’s Subsidiaries that is a guarantor under any of the ABL Guaranties and any other Person who becomes a guarantor under any of the ABL Guaranties.

“ABL Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was the ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Lenders” means all ABL Credit Agreement Lenders, together with any Affiliates thereof in their capacity as ABL Bank Products Affiliates or ABL Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any ABL Credit Agreement.

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“ABL Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under the ABL Credit Agreement, the ABL Credit Agreement Lenders or any of them, any ABL Bank Products Affiliates or any ABL Hedging Affiliates, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” means all Collateral consisting of the following:

(1) all Inventory;

(2) all ABL Accounts Collateral;

(3) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) and (2), all Documents, General Intangibles (other than Intellectual Property and equity interests of Subsidiaries of the Company), Instruments (including, without limitation, Promissory Notes); provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) and (2) shall be included in the ABL Priority Collateral;

(4) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (3), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(6) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, Chattel Paper, insurance proceeds, investment property, securities and financial assets to the extent received as proceeds of any ABL Priority Collateral (“ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral. As used in this definition of “ABL Priority Collateral,” the term “Excluded Assets” shall have the meaning provided in the Original

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ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” means the ABL Agent and the ABL Lenders.

“Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Uniform Commercial Code) or Chattel Paper.

“Additional Agent” means any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” means any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” means any Additional Credit Party that incurs or issues Additional Indebtedness, together with its successors and assigns.

“Additional Collateral Documents” means all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

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“Additional Credit Facilities” means (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Creditors” means one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” means the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guaranties.

“Additional Creditors” means one or more Additional Credit Facility Creditors and all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers and Management Credit Providers in respect of any Additional Document and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, means the Additional Creditors represented by such Additional Agent.

“Additional Documents” means, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee designated in respect of any Additional Collateral Document, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” has the meaning set forth in Section 7.11(b).

“Additional Guaranties” means any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

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“Additional Guarantor” means any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent or an Additional Credit Facility Creditor or an Affiliate of an Additional Credit Facility Creditor at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” means any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” means any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as hereinafter defined) on Collateral by

(a)	prior to the Discharge of ABL Obligations, any negative covenant restricting Liens contained in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or any negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)	prior to the Discharge of Term Obligations, Section 7.2 of the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(c)	prior to the Discharge of First Lien Note Obligations, Section 413 of the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

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(d)	prior to the Discharge of Second Lien Note Obligations, Section 413 of the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(e)	prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures described in Section 7.11.

As used in this definition of “Additional Indebtedness,” the term “Lien” shall have the meaning set forth (v) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (w) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (1)(c), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (1)(d), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (1)(e), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” means a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” means a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Junior Obligations” means Additional Obligations that are designated as “Junior Priority Debt” under the Cash Flow Intercreditor Agreement.

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“Additional Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Providers, Additional Hedging Providers or any Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” means any Additional Agents and any Additional Creditors.

“Additional Senior Obligations” means Additional Obligations that are designated as “Senior Priority Debt” under the Cash Flow Intercreditor Agreement.

“Additional Specified Indebtedness” means any Indebtedness (as hereinafter defined) that is or may from time to time be incurred by any Credit Party in compliance with:

(a)	prior to the Discharge of ABL Obligations, any negative covenant restricting Indebtedness contained in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or any negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)	prior to the Discharge of Term Obligations, Section 7.1 of the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Credit Agreement then in effect if the Original Term Credit Agreement is not then in effect (which covenant is designated in such Term Credit Agreement as applicable for purposes of this definition);

(c)	prior to the Discharge of First Lien Note Obligations, Section 407 of the Original First Lien Indenture (if the Original First Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other First Lien Indenture then in effect if the Original First Lien Indenture is not then in effect (which covenant is designated in such First Lien Indenture as applicable for purposes of this definition);

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(d)	prior to the Discharge of Second Lien Note Obligations, Section 407 of the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Second Lien Indenture then in effect if the Original Second Lien Indenture is not then in effect (which covenant is designated in such Second Lien Indenture as applicable for purposes of this definition); and

(e)	any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness,” the term “Indebtedness” shall have the meaning set forth (v) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (w) for purposes of the preceding clause (b), prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect), (x) for purposes of the preceding clause (c), prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (y) for purposes of the preceding clause (d), prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), and (z) for purposes of the preceding clause (e), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means the ABL Agent and each Cash Flow Collateral Agent, as applicable.

“Agreement” means this Intercreditor Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Asset Sales Proceeds Account” means one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Cash Flow Priority Collateral and the proceeds or investment thereof.

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“Bank Products Affiliate” means any ABL Bank Products Affiliate, any Term Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other similar banking products or services as may be requested by any Credit Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (c) of this definition).

“Bank Products Provider” means any Term Bank Products Provider, any First Lien Note Bank Products Provider, any Second Lien Note Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” means title 11 of the United States Code.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrower” means any of the ABL Borrowers, the Term Borrower, the First Lien Note Issuer, the Second Lien Note Issuer and any Additional Borrower.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” means any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of

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deposit or bankers’ acceptances of (i) any lender under the ABL Credit Agreement, the Term Credit Agreement or any Additional Credit Facility, or any affiliate thereof, (ii) JPMorgan Chase Bank, N.A., SunTrust Bank, Wells Fargo Bank, National Association, Bank of America, N.A., Scotiabank, The Toronto-Dominion Bank, Bank of Montreal, or any of their respective affiliates, or (iii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of the McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (f) Canadian dollars, and (g) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by the Board of Directors.

“Cash Flow Collateral Agent” means the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent, as applicable.

“Cash Flow Collateral Documents” means the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents, as applicable.

“Cash Flow Collateral Facility” means the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture and any Additional Credit Facility, as applicable.

“Cash Flow Collateral Obligations” means the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations.

“Cash Flow Collateral Recovery” shall have the meaning set forth in Section 5.3(b).

“Cash Flow Collateral Representative” means the Cash Flow Collateral Agent under the Cash Flow Collateral Facility under which the greatest principal amount of Cash Flow Collateral Obligations is outstanding at the time of determination, unless otherwise agreed in writing among the Cash Flow Collateral Agents. So long as the Cash Flow Intercreditor Agreement is in effect, the Cash Flow Collateral Representative will be the “Senior Priority Representative” as defined therein.

“Cash Flow Collateral Secured Parties” means the First Lien Noteholder Secured Parties, the Second Lien Noteholder Secured Parties, the Term Secured Parties and any Additional Secured Parties.

“Cash Flow Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among Wilmington Trust, National Association, as first lien note agent, Wilmington

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Trust, National Association, as second lien note agent, Bank of America, N.A., as term agent, and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Cash Flow Priority Collateral” means all Collateral (including the Holding Pledged Stock) other than ABL Priority Collateral, including real estate, Intellectual Property, equipment and equity interests of Subsidiaries of the Company, and all collateral security and guarantees with respect to any Cash Flow Priority Collateral and all cash, Money, Instruments, Securities and Financial Assets to the extent received as proceeds of any Cash Flow Priority Collateral; provided, however, no proceeds of proceeds will constitute Cash Flow Priority Collateral unless such proceeds of proceeds would otherwise constitute Cash Flow Priority Collateral or are credited to the Asset Sales Proceeds Account. For the avoidance of doubt, under no circumstances shall any of the ABL Canadian Collateral or Excluded Assets be Cash Flow Priority Collateral. As used in this definition of “Cash Flow Priority Collateral,” the term “Excluded Assets” shall have the meaning provided (i) prior to the Discharge of Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) or the Cash Flow Collateral Documents relating thereto, (ii) following the Discharge of Term Obligations and prior to the Discharge of First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect) or the Cash Flow Collateral Documents relating thereto, (iii) following the Discharge of Term Obligations and the Discharge of First Lien Note Obligations and prior to the Discharge of Additional Obligations with respect to any Additional Senior Obligations, in the related Additional Credit Facility or the Cash Flow Collateral Documents relating thereto, (iv) following the Discharge of Term Obligations, the Discharge of Additional Obligations with respect to any Additional Senior Obligations and the Discharge of First Lien Note Obligations and prior to the Discharge of Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect) or the Cash Flow Collateral Documents relating thereto and (v) following the Discharge of Term Obligations, the Discharge of Additional Obligations with respect to any Additional Senior Obligations, the Discharge of First Lien Note Obligations and the Discharge of Second Lien Note Obligations and prior to the Discharge of Additional Obligations with respect to any Additional Junior Obligations, in the related Additional Credit Facility or the Cash Flow Collateral Documents relating thereto.

“Collateral” means the Holding Pledged Stock and all Property owned as of the date hereof or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent under any of the ABL Collateral Documents, the First Lien Note Collateral Documents, the Second Lien Note Collateral Documents, the Term Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof, but excluding any ABL Canadian Collateral.

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“Company” means HD Supply, Inc., a Delaware corporation, and any successor in interest thereto.

“Control Collateral” means any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyright Licenses” means with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right to use any United States copyright of such Credit Party, other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory as of the date of this Agreement or hereafter covered by such licenses.

“Copyrights” means with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, United States copyright registrations and copyright applications, and (i) all renewals thereof, (ii) all income, royalties, damages and payments as of the date of this Agreement or hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Documents” means the ABL Documents, the First Lien Note Documents, the Second Lien Note Documents, the Term Documents and any Additional Documents.

“Credit Facility” means the ABL Credit Agreement, the Term Loan Credit Agreement, the First Lien Indenture, the Second Lien Indenture or any Additional Credit Facility, as applicable.

“Credit Parties” means the ABL Credit Parties, the First Lien Note Credit Parties, the Second Lien Note Credit Parties, the Term Credit Parties and any Additional Credit Parties.

“Designated Additional Agent” means any Additional Agent that the Company designates as a Designated Additional Agent (as confirmed in writing by such Additional Agent if such designation is made subsequent to the joinder of such Additional Agent to this Agreement), as and to the extent so designated. Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” means (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of

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credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the ABL Documents.

“Discharge of Additional Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of All Cash Flow Collateral Obligations” means, collectively, the Discharge of First Lien Note Obligations, the Discharge of Second Lien Note Obligations, the Discharge of Term Obligations and (if applicable) the Discharge of Additional Obligations.

“Discharge of Cash Flow Collateral Obligations” means the Discharge of First Lien Note Obligations, the Discharge of Second Lien Note Obligations, the Discharge of Term Obligations or the Discharge of Additional Obligations, as the case may require.

“Discharge of First Lien Note Obligations” means the payment in full in cash of the applicable First Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable First Lien Indenture is paid in full in cash.

“Discharge of Second Lien Note Obligations” means the payment in full in cash of the applicable Second Lien Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Second Lien Indenture is paid in full in cash.

“Discharge of Term Obligations” means (a) the payment in full in cash of the applicable Term Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Term Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the Term Documents.

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“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” means an Event of Default under any ABL Credit Agreement, any Term Credit Agreement, any First Lien Indenture, any Second Lien Indenture or any Additional Credit Facility.

“Excluded Subsidiary Securities” means any Capital Stock and other securities of a Subsidiary to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the Securities and Exchange Commission (or any other Governmental Authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means:

(a)	the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b)	the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)	the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)	the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)	subject to pre-existing rights and licenses, the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)	the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)	the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)	the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral.

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For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“First Lien Indenture” means (i) the Original First Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original First Lien Indenture or (y) any subsequent First Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such First Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such First Lien Indenture are subject to the terms and provisions of this Agreement. Any reference to the First Lien Indenture shall be deemed a reference to any First Lien Indenture then in existence.

“First Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any First Lien Indenture.

“First Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Collateral Documents” means all “Note Security Documents” as defined in the First Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“First Lien Note Credit Parties” means the First Lien Note Issuer, the First Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any First Lien Note Document.

“First Lien Note Documents” means the First Lien Indenture, the First Lien Note Collateral Documents, any Bank Products Agreements between any First Lien Note Credit Party and any First Lien Note Bank Products Provider, any Hedging Agreements between any First Lien Note Credit Party and any First Lien Note Hedging Provider, any Management Guarantee designated in respect of any First Lien Note Collateral Document, and all other agreements,

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instruments, documents and certificates, as of the date of this Agreement or hereafter executed by or on behalf of any First Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Trustee or First Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guaranties” means the guarantees of the First Lien Note Guarantors pursuant to the Original First Lien Indenture and all other guarantees of any First Lien Note Obligations of any First Lien Note Credit Party by any other First Lien Note Credit Party in favor of any First Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“First Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the First Lien Note Guaranties and any other Person who becomes a guarantor under any of the First Lien Note Guaranties.

“First Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a First Lien Note Credit Party with the obligations of such First Lien Note Credit Party thereunder being secured by one or more First Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the First Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“First Lien Note Issuer” means the Company, in its capacity as issuer under the First Lien Indenture, together with its successors and assigns.

“First Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of this Agreement or hereafter arising, whether arising before, during or after the commencement of any case with respect to any First Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each First Lien Note Credit Party from time to time to the First Lien Note Agent, the First Lien Trustee, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider or any Management Credit Provider under any First Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such First Lien Note Credit Party, would have accrued on any First Lien Note Obligation, whether or not a claim is allowed against such First Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“First Lien Noteholder Secured Parties” means the First Lien Trustee, the First Lien Note Agent, the First Lien Noteholders, any First Lien Note Bank Products Provider, any First Lien Note Hedging Provider and any Management Credit Provider in respect of any First Lien Note Document.

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“First Lien Noteholders” means the holders of the First Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any First Lien Indenture.

“First Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the First Lien Indenture.

“First Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the First Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original First Lien Indenture or any subsequent First Lien Indenture, as well as any Person designated as the “Trustee” under any First Lien Indenture.

“Foreign Subsidiary” means (a) any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (b) any Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more of the Subsidiaries described in clause (a) above (or Subsidiaries thereof), intellectual property relating to such Subsidiaries described in clause (a) above (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“General Intangibles” means all “general intangibles” as such term is defined in the Uniform Commercial Code including, without limitation, with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantor” means any of the ABL Guarantors, Term Guarantors, First Lien Note Guarantors, Second Lien Note Guarantors and any Additional Guarantors.

“Hedging Affiliate” means any ABL Hedging Affiliate, any Term Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” means any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” means any First Lien Note Hedging Provider, any Second Lien Note Hedging Provider or any Additional Hedging Provider, as applicable.

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“Holding” means HDS Holding Corporation, a Delaware corporation, and any successor in interest thereto.

“Holding Pledged Stock” means the Capital Stock of the Company to be pledged by Holding pursuant to the Term Documents and/or the ABL Documents and/or (if applicable) any Additional Documents.

“Impairment” shall have the meaning set forth in Section 2.1(e).

“Indebtedness” shall have the meaning assigned thereto in the ABL Credit Agreement, the Term Credit Agreement, the First Lien Indenture, the Second Lien Indenture or any Additional Credit Facility respectively, as applicable.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Intellectual Property” means, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intervening Creditor” shall have the meaning set forth in Section 4.1(g).

“Inventory” has the meaning assigned in the Uniform Commercial Code as of the date of this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” means, with respect to any Lien of the ABL Agent, the ABL Lenders, the Term Agent, the Term Creditors, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” means any Person that is a beneficiary of a Management Guarantee, as designated by the Company in accordance with the terms of any Cash Flow Collateral Document.

“Management Guarantee” shall have the meaning assigned to such term (i) with respect to the First Lien Note Obligations, in the Original First Lien Indenture (if the Original First Lien

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Indenture is then in effect), or in any other First Lien Indenture then in effect (if the Original First Lien Indenture is not then in effect), (ii) with respect to the Second Lien Note Obligations, in the Original Second Lien Indenture (if the Original Second Lien Indenture is then in effect), or in any other Second Lien Indenture then in effect (if the Original Second Lien Indenture is not then in effect), (iii) with respect to the Term Obligations, in the Original Term Credit Agreement (if the Original Term Credit Agreement is then in effect), or in any other Term Credit Agreement then in effect (if the Original Term Credit Agreement is not then in effect) and (iv) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

“Note Excluded Assets” means any Excluded Subsidiary Securities and the Holding Pledged Stock.

“Original ABL Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Company, the other ABL Borrowers, General Electric Capital Corporation, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original First Lien Indenture” means that certain Indenture dated as of the date hereof by and among the First Lien Note Issuer, the First Lien Note Guarantors, the First Lien Trustee, and the First Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Second Lien Indenture” means that certain Indenture dated as of the date hereof by and among the Second Lien Note Issuer, the Second Lien Note Guarantors, the Second Lien Trustee, and the Second Lien Note Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original Term Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Term Borrower, Bank of America, N.A., as administrative agent, the Term Credit Agreement Lenders and the Term Agent, as amended, restated, supplemented, waived or otherwise modified from time to time.

“Party” means the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent or any Additional Agent, and “Parties” means all of the ABL Agent, the First Lien Note Agent, the Second Lien Note Agent, the Term Agent and any Additional Agent.

“Patent License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party with any other Person that is not an Affiliate or a Subsidiary of such Credit Party, in connection with any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of such

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Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto.

“Payment Collateral” means all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” means intercompany promissory notes and Subsidiary Capital Stock required to be pledged to any Agent under any ABL Collateral Document or Cash Flow Collateral Document.

“Priority Collateral” means the ABL Priority Collateral or the Cash Flow Priority Collateral.

“Proceeds” means (a) all “proceeds,” as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Requisite Cash Flow Holders” means (i) so long as the Cash Flow Intercreditor Agreement is in effect, the “Controlling Senior Priority Secured Parties” as defined and provided therein, or the requisite percentage of such Controlling Senior Priority Secured Parties under the applicable Senior Priority Documents (as defined in the Cash Flow Intercreditor Agreement) (or the agent or representative with respect thereto) and (ii) at any time when the Cash Flow Intercreditor Agreement is not in effect, unless otherwise agreed in writing by and among the Cash Flow Collateral Agents, Additional Secured Parties, Term Secured Parties, First Lien Noteholder Secured Parties and/or Second Lien Noteholder Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Additional Obligations, the Term Obligations, the First Lien Note Obligations and the Second Lien Note Obligations (in each case, other than Additional Obligations, Term Obligations, First Lien Note Obligations and Second Lien Note Obligations in respect to Bank Products Agreements, Hedging Agreements or Management Guarantees); provided that, as to this clause (ii) only, (x) if the matter being consented to or the action being taken by the Cash Flow Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Cash Flow Priority Collateral or (after the Discharge of ABL Obligations) all or substantially all of the Collateral, then “Requisite Cash Flow Holders” means those Cash Flow Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable First Lien Note Documents, Second Lien Note Documents, Term Documents and Additional Documents, and (y) except as may be separately otherwise agreed in writing by and among each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement), if the matter being consented to or the action being taken by the Cash Flow Collateral Representative will affect any Series of Cash Flow Collateral Obligations in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Cash Flow Collateral Obligations, then “Requisite Cash Flow Holders” means (1) Cash Flow Collateral Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Cash Flow Collateral Obligations (other than Cash Flow Collateral Obligations in respect to Bank Products Agreements, Hedging Agreements or Management Guarantees) and (2) Cash Flow Collateral Secured Parties with respect to such Series of Cash Flow Collateral Obligations necessary to validly consent to the requested action in accordance with the applicable First Lien Note Documents, Second Lien Note Documents, Term Documents or Additional Documents.

“Second Lien Indenture” means (i) the Original Second Lien Indenture and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Second Lien Indenture or (y) any

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subsequent Second Lien Indenture (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Second Lien Indenture (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such Second Lien Indenture are subject to the terms and provisions of this Agreement. Any reference to the Second Lien Indenture shall be deemed a reference to any Second Lien Indenture then in existence.

“Second Lien Note Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Agent” or “Collateral Agent” under any Second Lien Indenture.

“Second Lien Note Bank Products Provider” means any Person that has entered into a Bank Products Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Collateral Documents” means all “Note Security Documents” as defined in the Second Lien Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Second Lien Indenture, in each case as the same may be amended, modified or supplemented from time to time.

“Second Lien Note Credit Parties” means the Second Lien Note Issuer, the Second Lien Note Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Second Lien Note Document.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Note Collateral Documents, any Bank Products Agreements between any Second Lien Note Credit Party and any Second Lien Note Bank Products Provider, any Hedging Agreements between any Second Lien Note Credit Party and any Second Lien Note Hedging Provider, any Management Guarantee designated in respect of any Second Lien Note Collateral Document, and all other agreements, instruments, documents and certificates, as of the date of this Agreement or hereafter executed by or on behalf of any Second Lien Note Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Trustee or Second Lien Note Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guaranties” means the guarantees of the Second Lien Note Guarantors pursuant to the Original Second Lien Indenture and all other guarantees of any

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Second Lien Note Obligations of any Second Lien Note Credit Party by any other Second Lien Note Credit Party in favor of any Second Lien Noteholder Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Second Lien Note Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Second Lien Note Guaranties and any other Person who becomes a guarantor under any of the Second Lien Note Guaranties.

“Second Lien Note Hedging Provider” means any Person that has entered into a Hedging Agreement with a Second Lien Note Credit Party with the obligations of such Second Lien Note Credit Party thereunder being secured by one or more Second Lien Note Collateral Documents, as designated by the Company in accordance with the terms of the Second Lien Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Second Lien Note Issuer” means the Company, in its capacity as issuer under the Second Lien Indenture, together with its successors and assigns.

“Second Lien Note Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of this Agreement or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Second Lien Note Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Second Lien Note Credit Party from time to time to the Second Lien Note Agent, the Second Lien Trustee, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider or any Management Credit Provider under any Second Lien Note Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Second Lien Note Credit Party, would have accrued on any Second Lien Note Obligation, whether or not a claim is allowed against such Second Lien Note Credit Party for such interest and fees in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Second Lien Note Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Second Lien Noteholder Secured Parties” means the Second Lien Trustee, the Second Lien Note Agent, the Second Lien Noteholders, any Second Lien Note Bank Products Provider, any Second Lien Note Hedging Provider and any Management Credit Provider in respect of any Second Lien Note Document.

“Second Lien Noteholders” means the holders of the Second Lien Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Second Lien Indenture.

“Second Lien Notes” means the notes issued by the Company or any Indebtedness otherwise incurred pursuant to the Second Lien Indenture.

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“Second Lien Trustee” means Wilmington Trust, National Association in its capacity as trustee under the Second Lien Indenture, together with its successors and assigns in such capacity from time to time, whether under the Original Second Lien Indenture or any subsequent Second Lien Indenture, as well as any Person designated as the “Trustee” under any Second Lien Indenture.

“Secured Parties” means the ABL Secured Parties, the First Lien Noteholder Secured Parties, the Second Lien Noteholder Secured Parties, the Term Secured Parties and the Additional Secured Parties.

“Series of Cash Flow Collateral Obligations” means, severally, (a) the Indebtedness outstanding under the Term Credit Agreement, (b) the Indebtedness outstanding under the First Lien Indenture, (c) the Indebtedness outstanding under the Second Lien Indenture and (d) the Indebtedness outstanding under any Additional Credit Facility.

“Subsidiary” of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Term Agent” means Bank of America, N.A. in its capacity as collateral agent under the Term Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Credit Agreement or any subsequent Term Credit Agreement, as well as any Person designated as the “Agent,” “Administrative Agent” or “Collateral Agent” under any Term Credit Agreement.

“Term Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was a Term Agent, a Term Credit Agreement Lender or an Affiliate of a Term Credit Agreement Lender at the time of entry into such Bank Products Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Term Bank Products Provider” means any Person (other than a Term Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, as designated by the Company in accordance with the terms of the Term Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

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“Term Borrower” means the Company in its capacity as borrower under the Term Credit Agreement, together with its successors and assigns.

“Term Collateral Documents” means all “Security Documents” as defined in the Original Term Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“Term Credit Agreement” means (i) the Original Term Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Credit Agreement or (y) any subsequent Term Credit Agreement (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Term Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent and any Additional Agent (other than any Designated Additional Agent), that the obligations under such Term Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Credit Agreement shall be deemed a reference to any Term Credit Agreement then in existence.

“Term Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the Term Credit Agreement, together with their successors, assigns and transferees.

“Term Credit Parties” means the Term Borrower, the Term Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Term Document.

“Term Creditors” means all Term Credit Agreement Lenders, Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers and Management Credit Providers in respect of any Term Document and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any Term Credit Agreement.

“Term Documents” means the Term Credit Agreement, the Term Guaranties, the Term Collateral Documents, any Bank Products Agreements between any Term Credit Party and any Term Bank Products Affiliate or Term Bank Products Provider, any Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, any Management Guarantee designated in respect of any Term Collateral Document, those other ancillary agreements as to which the Term Agent or any Term Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, as of the date of this Agreement or thereafter executed

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by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Guaranties” means that certain guarantee agreement dated as of the date of this Agreement by the Term Guarantors in favor of the Term Agent, and all other guarantees of any Term Obligations of any Term Credit Party by any other Term Credit Party in favor of any Term Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Term Guarantors” means the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Guaranties and any other Person who becomes a guarantor under any of the Term Guaranties.

“Term Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, (b) was (i) a Term Agent, a Term Credit Agreement Lender or an “Other Representative” under and as defined in any Term Credit Agreement or an Affiliate of a Term Agent, a Term Credit Agreement Lender or an “Other Representative” under and as defined in any Term Credit Agreement at the time of entry into such Hedging Agreement, or on or prior to May 15, 2012, or at the time of the designation referred to in the following clause (c) or (ii) an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date of this Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Term Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether existing as of the date of this Agreement or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Credit Party from time to time to the Term Agent, the “administrative agent” or “agent” under the Term Credit Agreement, the Term Creditors or any of them, including any Term Bank Products Affiliates, Term Hedging Affiliates, Term Bank Products Providers or Management Credit Providers, under any Term Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Term Secured Parties” means the Term Agent and the Term Creditors.

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“Trade Secret Licenses” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets” mean, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, with any other Person who is not an Affiliate or Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent to use application would invalidate or otherwise jeopardize such Credit Party’s rights therein), and any renewals thereof, including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

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“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Section 1.3 Rules of Construction.

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1 Agreement to Subordinate.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Lenders in respect of all or any portion of the Collateral, or of any Liens granted to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or any Cash Flow Collateral Agent (or the ABL Lenders or any Cash Flow Collateral Secured Parties) in any Collateral,

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(iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents or any Cash Flow Collateral Documents, (iv) whether the ABL Agent or any Cash Flow Collateral Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Lenders or any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties securing any of the ABL Obligations or any Cash Flow Collateral Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than any Cash Flow Collateral Obligations (in the case of the ABL Obligations) or the ABL Obligations (in the case of any Cash Flow Collateral Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Lenders, and each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby agree that:

(1) any Lien in respect of all or any portion of the ABL Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Lenders in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2) any Lien in respect of all or any portion of the ABL Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of the ABL Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party in the ABL Priority Collateral to secure all or any portion of any Cash Flow Collateral Obligations;

(3) any Lien in respect of all or any portion of the Cash Flow Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of the ABL Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties in the Cash Flow Priority Collateral to secure all or any portion of any Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral);

(4) any Lien in respect of all or any portion of the Cash Flow Priority Collateral as of the date of this Agreement or hereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any

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ABL Lender in the Cash Flow Priority Collateral to secure all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral); and

(5) any Lien in respect of all or any portion of the Collateral as of the date of this Agreement or hereafter held by or on behalf of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party that secures all or any portion of any Cash Flow Collateral Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral as of the date of this Agreement or hereafter held by or on behalf of each other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent that secures all or any portion of any Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

(b) Notwithstanding any failure by any ABL Secured Party or Cash Flow Collateral Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or any Cash Flow Collateral Secured Party:

(1) the priority and rights as between the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein; and

(2) the priority and rights as between any Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby, on the one hand, and any other Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

(c) Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Lenders, has concurrently herewith been granted Liens upon all of the Collateral in which such Cash Flow Collateral Agent has been granted Liens (except to the extent provided in Section 7.22 hereof) and such Cash Flow Collateral Agent hereby consents thereto and (y) each other Cash Flow Collateral Agent, for the benefit of itself and the Cash Flow Collateral Secured Parties represented thereby, has

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concurrently herewith been granted (or, in the case of any Additional Agent, may in the future be granted) Liens upon all of the Collateral in which such Cash Flow Collateral Agent has been granted Liens and such Cash Flow Collateral Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Lenders, acknowledges and agrees that each Cash Flow Collateral Agent, for the benefit of itself and the Cash Flow Collateral Secured Parties represented thereby, has concurrently herewith been granted (or, in the case of any Additional Agent, may in the future be granted) Liens upon all of the Collateral in which the ABL Agent has been granted Liens (except to the extent provided in Section 7.22 hereof) and the ABL Agent hereby consents thereto. The subordination of Liens by each Cash Flow Collateral Agent in favor of the ABL Agent and by the ABL Agent in favor of each Cash Flow Collateral Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of the ABL Agent or any Cash Flow Collateral Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Cash Flow Collateral Agent and Liens of any other Cash Flow Collateral Agent, in each case as set forth herein, shall not be deemed to subordinate the Liens of any Cash Flow Collateral Agent to the Liens of any Person other than the ABL Agent as and to the extent set forth herein, or to provide that the Liens of any Cash Flow Collateral Agent will be pari passu or of equal priority with the Liens of any other Person.

(d) Lien priority as among the ABL Obligations, the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties (including, as among the Cash Flow Collateral Secured Parties, pursuant to the Cash Flow Intercreditor Agreement).

(e) Each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby acknowledges and agrees that (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), it is the intention of the Cash Flow Collateral Secured Parties of each Series of Cash Flow Collateral Obligations that the holders of Cash Flow Collateral Obligations of such Series of Cash Flow Collateral Obligations (and not the Cash Flow Collateral Secured Parties of any other Series of Cash Flow Collateral Obligations) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Cash Flow Collateral Obligations of such Series of Cash Flow Collateral Obligations are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Cash Flow Collateral Obligations), (y) any of the Cash Flow Collateral Obligations of such Series of Cash Flow Collateral Obligations do not have an enforceable security interest in any of the Collateral securing any other Series of Cash Flow Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Cash Flow Collateral Obligations) on a basis ranking prior to the security interest of such Series of Cash Flow Collateral Obligations but junior to the security interest of any other Series of Cash Flow Collateral Obligations or (ii) the existence of any Collateral for any other Series of Cash Flow Collateral Obligations that is not also Collateral for the other Series of Cash Flow Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any

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Series of Cash Flow Collateral Obligations, an “Impairment” of such Series of Cash Flow Collateral Obligations). In the event of any Impairment with respect to any Series of Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), the results of such Impairment shall be borne solely by the holders of such Series of Cash Flow Collateral Obligations, and the rights of the holders of such Series of Cash Flow Collateral Obligations (including, without limitation, the right to receive distributions in respect of such Series of Cash Flow Collateral Obligations pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Cash Flow Collateral Obligations subject to such Impairment.

Section 2.2 Waiver of Right to Contest Liens.

(a) Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not (and waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Lenders in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Lender under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, each Cash Flow Collateral Agent, for itself and on behalf of the Cash Flow Collateral Secured Parties represented thereby, waives any and all rights it or the Cash Flow Collateral Secured Parties represented thereby may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral.

(b) Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not (and waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(c), none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Cash Flow Collateral Agent or Cash Flow Collateral

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Secured Party represented by such other Cash Flow Collateral Agent under any Cash Flow Collateral Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(c), each Cash Flow Collateral Agent, for itself and on behalf of the Cash Flow Collateral Secured Parties represented thereby, waives any and all rights it or the Cash Flow Collateral Secured Parties represented by it may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented by such other Cash Flow Collateral Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

(c) The ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Lenders, agrees that none of the ABL Agent or the ABL Lenders will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party under any Cash Flow Collateral Documents, with respect to the Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Lenders, hereby waives any and all rights it or the ABL Lenders may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party seeks to enforce its Liens in any Cash Flow Priority Collateral (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral).

(d) For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

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Section 2.3 Remedies Standstill.

(a) Until the date upon which the Discharge of ABL Obligations shall have occurred, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) nor any Cash Flow Collateral Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent or knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by any Cash Flow Collateral Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Agent. Subject to Section 2.3(c), from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may Exercise Any Secured Creditor Remedies under the Cash Flow Collateral Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may (subject, as among the Cash Flow Collateral Secured Parties, to any limitations separately agreed by and among Cash Flow Collateral Secured Parties, including pursuant to the Cash Flow Intercreditor Agreement):

(i) file a claim or statement of interest with respect to its respective Cash Flow Collateral Obligations, provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(ii) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Cash Flow Collateral Secured Parties represented thereby, including any claims secured by the Cash Flow Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Cash Flow Priority Collateral; and

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(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b) The ABL Agent, on behalf of itself and the ABL Lenders, agrees that until the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred, neither the ABL Agent nor any ABL Lender will Exercise Any Secured Creditor Remedies with respect to the Cash Flow Priority Collateral without the written consent of each Cash Flow Collateral Agent or knowingly take, receive or accept any Proceeds of the Cash Flow Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Cash Flow Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative. From and after the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Cash Flow Collateral Representative), the ABL Agent or any ABL Lender may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Cash Flow Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Lender is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

(i) file a claim or statement of interest with respect to the ABL Obligations, provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(ii) take any action (not adverse to the priority status of the Liens on the Cash Flow Priority Collateral, or the rights of any Cash Flow Collateral Agent or any of the Cash Flow Collateral Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Cash Flow Priority Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the ABL Secured Parties, including any claims secured by the Cash Flow Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

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(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Cash Flow Collateral Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(c) No Cash Flow Collateral Agent nor any Cash Flow Collateral Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Cash Flow Collateral Representative or knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by any Cash Flow Collateral Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Cash Flow Collateral Representative (or, in the case of ABL Priority Collateral, to the ABL Agent); provided that nothing in this sentence shall prohibit any Cash Flow Collateral Agent from taking such actions in its capacity as Cash Flow Collateral Representative, if applicable. Subject to Section 2.3(a), the Cash Flow Collateral Representative may Exercise Any Secured Creditor Remedies under the Cash Flow Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Cash Flow Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Cash Flow Collateral Secured Party hereby appoints the Cash Flow Collateral Representative as its agent to exercise all remedies under all Cash Flow Collateral Documents. Notwithstanding anything to the contrary contained herein, any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may (subject to Section 2.3(a) and, as among the Cash Flow Collateral Secured Parties, to any limitations separately agreed by and among Cash Flow Collateral Secured Parties, including pursuant to the Cash Flow Intercreditor Agreement):

(i) file a claim or statement of interest with respect to its respective Cash Flow Collateral Obligations, provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

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(ii) take any action (not adverse to the priority status of the Liens on the Collateral, or the rights of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Collateral;

(iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Cash Flow Collateral Secured Parties represented thereby, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Collateral; and

(v) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Cash Flow Collateral Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d) Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Lender from objecting to any proposed retention of Collateral by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby in full or partial satisfaction of any Cash Flow Collateral Obligations, (ii) any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party from objecting to any proposed retention of Collateral by the ABL Agent or any ABL

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Lender in full or partial satisfaction of any ABL Obligations or (iii) any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby from objecting to any proposed retention of Collateral by any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby in full or partial satisfaction of any Cash Flow Collateral Obligations (except as may be otherwise separately agreed by and among Cash Flow Collateral Secured Parties, including pursuant to the Cash Flow Intercreditor Agreement).

(e) Nothing in this Agreement shall prohibit the receipt by any Cash Flow Collateral Secured Party of the required payments of interest, principal and other amounts owed in respect of the Cash Flow Collateral Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Cash Flow Collateral Secured Party of rights or remedies as a secured creditor in respect of the ABL Priority Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it. Nothing in this Agreement shall prohibit the receipt by any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of ABL Obligations, so long as such receipt is not the direct or indirect result of the exercise by any ABL Secured Party of rights or remedies as a secured creditor in respect of the Cash Flow Priority Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4 Exercise of Rights.

(a) Notice of ABL Agent’s Lien. Without limiting Section 2.3 hereof, each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any Cash Flow Collateral Secured Party represented thereby with respect to any ABL Priority Collateral, such Cash Flow Collateral Agent or such Cash Flow Collateral Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Lenders, unless the ABL Agent otherwise consents in writing. In addition, each Cash Flow Collateral Agent agrees, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that, until the date upon which the Discharge of ABL Obligations shall have occurred, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Lenders’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b) Notice of Cash Flow Collateral Agents’ Liens.

(i) Without limiting Section 2.3 hereof, the ABL Agent, for and on behalf of itself and the ABL Lenders, hereby agrees that, until the date upon which the applicable Discharge of Cash Flow Collateral Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or any ABL Lender with respect to the Cash Flow Collateral Priority Collateral, the ABL Agent

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or such ABL Lender, as applicable, shall advise any purchaser or transferee of any Cash Flow Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby, unless, with respect to the Lien of any Cash Flow Collateral Agent, such Cash Flow Collateral Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Lenders, that, until the date upon which the applicable Discharge of Cash Flow Collateral Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Cash Flow Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the prior Liens of each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby and that such Liens shall continue as against the Cash Flow Priority Collateral to be sold, unless, with respect to the Lien of any Cash Flow Collateral Agent, such Cash Flow Collateral Agent otherwise consents in writing.

(ii) Without limiting Section 2.3 or Section 2.4(a) hereof, each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby agrees that, until the date upon which the applicable Discharge of Cash Flow Obligations shall have occurred, in connection with any Exercise of Secured Creditor Remedies by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby with respect to any Collateral, such Cash Flow Collateral Agent or Cash Flow Collateral Secured Party, as applicable, shall advise any purchaser or transferee of any Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to any Liens of each other Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, in each case on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby). In addition, without limiting Section 2.4(a) hereof, each Cash Flow Collateral Agent agrees, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that, until the date upon which the applicable Discharge of Cash Flow Collateral Obligations shall have occurred, any notice of any proposed foreclosure or sale of any Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Liens of each other Cash Flow Collateral Agent and any Cash Flow Collateral Secured Party represented thereby and that such Liens shall continue as against the Collateral to be sold (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, in each case on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby).

(c) No Other Restrictions.

(i) Except as expressly set forth in this Agreement, each of the ABL Agent, the ABL Lenders, each Cash Flow Collateral Agent and each Cash Flow Collateral Secured Party shall have any and all rights and remedies it may have as a

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creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3, 2.4 and 4.1 hereof. The ABL Agent may enforce the provisions of the ABL Documents, each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may enforce the provisions of its respective Cash Flow Collateral Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby); provided, however, that each of the ABL Agent and each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided, further, however, that any failure by the ABL Agent to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and any failure by any Cash Flow Collateral Agent to provide any such copies to any other such Party shall not impair any of such Cash Flow Collateral Agent’s rights hereunder or under any of its respective Cash Flow Collateral Documents.

(ii) Each of the ABL Agent and the ABL Lenders agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iii) Each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the Cash Flow Collateral Secured Parties represented thereby agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(iv) Each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the Cash Flow Collateral Secured Parties represented thereby agrees that it will not institute any suit or other

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proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby).

(d) Release of Liens.

(i) In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Documents or (C) the release of the ABL Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, so long as such release shall have been approved by the requisite ABL Lenders (as determined pursuant to the ABL Documents), in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of ABL Obligations shall have occurred and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), each Cash Flow Collateral Agent agrees, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale will be free and clear of the Liens on such ABL Priority Collateral securing the Cash Flow Collateral Obligations, and Liens of each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Cash Flow Collateral Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith, so long as the net cash proceeds, if any, from such sale or other disposition of such ABL Priority Collateral described in clause (A) above are applied in accordance with the terms of this Agreement. Each Cash Flow Collateral Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(ii) In the event of (A) any private or public sale of all or any portion of the Cash Flow Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Cash Flow Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Cash Flow Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the Cash Flow Priority Collateral Documents or (C) the release of the Cash Flow Collateral Secured Parties’ Liens on all or any portion of the Cash Flow Priority Collateral, so long as such release shall have been approved by the Requisite Cash Flow Holders, in the case of clauses (B) and (C) only to the extent prior to the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred and not in connection with a Discharge of All Cash Flow Collateral Obligations (and irrespective of whether an Event of Default has occurred), the ABL Agent agrees, on behalf of itself and the ABL Lenders, that so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 hereof, such sale will be free and clear of the Liens on such Cash Flow Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Cash Flow Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Cash Flow Collateral Representative in connection therewith, so long as the net cash proceeds, if any, from such sale or other disposition described in clause (A) above of such Cash Flow Priority Collateral are applied in accordance with the terms of this Agreement. The ABL Agent hereby appoints the Cash Flow Collateral Representative and any officer or duly authorized person of the Cash Flow Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Cash Flow Collateral Representative’s own name, from time to time, in the Cash Flow Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5 No New Liens.

(a) Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that no Cash Flow Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Cash Flow Collateral Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Collateral Obligations which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Cash Flow Collateral Secured Party (or the Cash Flow Collateral Agent representing such relevant Cash

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Flow Collateral Secured Party) shall, without the need for any further consent of any other Cash Flow Collateral Secured Party and notwithstanding anything to the contrary in any other Cash Flow Collateral Document, be deemed to also hold and have held such lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Obligation or Capitalized Lease Obligation owing to any Cash Flow Collateral Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Cash Flow Collateral Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(b) Until the date upon which the Discharge of All Cash Flow Collateral Obligations shall have occurred, the parties hereto agree that:

(i) No ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof). If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof), then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such lien for the benefit of each Cash Flow Collateral Agent as security for its respective Cash Flow Collateral Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Cash Flow Collateral Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on (x) any Note Excluded Assets, to the extent provided in Section 7.22 hereof or (y) any property of any Credit Party securing any Purchase Money Obligations or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case under this clause (y), to the extent such property constitutes Excluded Assets (as defined in the Cash Flow Collateral Documents referred to in the first sentence of this paragraph)).

(ii) No Cash Flow Collateral Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Collateral Obligation which assets are not also subject to the Lien of each other Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof). If any Cash Flow

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Collateral Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Cash Flow Collateral Obligation which assets are not also subject to the Lien of each other Cash Flow Collateral Agent under its respective Cash Flow Collateral Documents, subject to the Lien Priority set forth herein (except to the extent provided in Section 7.22 hereof), then such relevant Cash Flow Collateral Secured Party (or the Cash Flow Collateral Agent representing such relevant Cash Flow Collateral Secured Party) shall, without the need for any further consent of any other Cash Flow Collateral Secured Party and notwithstanding anything to the contrary in any other Cash Flow Collateral Document, be deemed to also hold and have held such lien for the benefit of each other Cash Flow Collateral Agent as security for its respective Cash Flow Collateral Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each other Cash Flow Collateral Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to (x) any Note Excluded Assets, to the extent provided in Section 7.22 hereof or (y) any property of any Credit Party securing any Purchase Money Obligations or Capitalized Lease Obligation owing to any Cash Flow Collateral Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Cash Flow Collateral Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case under this clause (y), to the extent such property constitutes Excluded Assets (as defined in the Cash Flow Collateral Documents referred to in the first sentence of this paragraph)).

Section 2.6 Waiver of Marshalling.

Until the Discharge of ABL Obligations, each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, will not (including in its capacity as Cash Flow Collateral Representative, if applicable) assert, and waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of All Cash Flow Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Cash Flow Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1 Certain Actions Permitted.

The ABL Agent and each Cash Flow Collateral Agent may make such demands or file such claims in respect of the ABL Obligations or its related Cash Flow Collateral Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

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Section 3.2 Agent for Perfection.

The ABL Agent, for and on behalf of itself and each ABL Lender, and each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), for and on behalf of itself and each Cash Flow Collateral Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Lenders, any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any Cash Flow Collateral Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Cash Collateral or the Control Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and each Cash Flow Collateral Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral in their possession as agent for the other Parties for purposes of perfecting the Lien held by the ABL Agent and any Cash Flow Collateral Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for any Cash Flow Collateral Agent, the Cash Flow Collateral Secured Parties or any other Person. Any Cash Flow Collateral Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Lenders, any other Cash Flow Collateral Agent, any Cash Flow Collateral Secured Parties represented by any other Cash Flow Collateral Agent, or any other Person. In the event that (a) the ABL Agent or any ABL Lender receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement or (b) any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the ABL Agent, such ABL Lender, such Cash Flow Collateral Agent or such Cash Flow Collateral Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Agent, or (ii) in the case of Cash Flow Priority Collateral or Proceeds thereof, the Cash Flow Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Agent, or (ii) in the case of Cash Flow Priority Collateral or Proceeds thereof, to the Cash Flow Collateral Representative.

Section 3.3 Sharing of Information and Access.

In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and Records of any Cash Flow Credit Party that contain information identifying or pertaining to the Cash Flow Priority Collateral, the ABL Agent shall, upon request of any Cash Flow Collateral Agent and as

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promptly as practicable thereafter, either make available to such Party such books and Records for inspection and duplication or provide to such Party copies thereof. In the event that any Cash Flow Collateral Agent shall, in the exercise of its rights under the Cash Flow Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof. Each Credit Party and each Cash Flow Collateral Agent hereby consent to the non-exclusive royalty free use by the ABL Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any ABL Priority Collateral and, in the event that any Cash Flow Collateral Agent shall, in the exercise of its rights under the Cash Flow Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in advertising for sale and selling any ABL Priority Collateral.

Section 3.4 Insurance.

Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent shall have the sole and exclusive right, as against each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Cash Flow Collateral Representative shall have the sole and exclusive right, as against the ABL Agent and each Cash Flow Collateral Agent (other than in its capacity as Cash Flow Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Cash Flow Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Agent or to the Cash Flow Collateral Representative, as the case may be, and each of the ABL Agent, the Cash Flow Collateral Representative and each Cash Flow Collateral Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5 No Additional Rights For the Credit Parties Hereunder.

Except as provided in Section 3.6, if any ABL Secured Party or Cash Flow Collateral Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Cash Flow Collateral Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Cash Flow Collateral Secured Party.

Section 3.6 Actions Upon Breach.

If any ABL Secured Party or any Cash Flow Collateral Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Agent or the Cash Flow Collateral Representative, as applicable, may interpose as a defense or dilatory plea the

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making of this Agreement, and any ABL Secured Party or Cash Flow Collateral Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7 Inspection Rights.

(a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Agent and the ABL Secured Parties may, at any time and whether or not any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) or any other Cash Flow Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Cash Flow Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any Cash Flow Collateral Secured Party or liability to any Cash Flow Collateral Secured Party. In addition, subject to the terms hereof, the ABL Agent may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any Cash Flow Collateral Secured Party (including the Cash Flow Collateral Representative) or liability to any Cash Flow Collateral Secured Party (including the Cash Flow Collateral Representative). In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) may sell, assign or otherwise transfer the related Cash Flow Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Agent and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Agent or ABL Secured Parties (or their respective employees, agents, advisers and representatives) of any Cash Flow Priority Collateral, the ABL Agent and the ABL Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Cash Flow Priority Collateral resulting from such occupancy, use or control, and to leave such Cash Flow Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The ABL Agent and ABL Secured Parties shall cooperate with the Cash Flow Collateral Secured Parties and/or the Cash Flow Collateral Representative in connection with any efforts made by the Cash Flow Secured Parties and/or the Cash Flow Collateral Representative to sell the Cash Flow Priority Collateral.

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(b) Each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) and the other Cash Flow Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the ABL Permitted Access Right.

(c) Subject to the terms hereof, the Cash Flow Collateral Representative may advertise and conduct public auctions or private sales of the Cash Flow Priority Collateral without notice to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1 Application of Proceeds.

(a) Revolving Nature of ABL Obligations. Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, expressly acknowledge and agree that (i) any ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Cash Flow Collateral Secured Parties and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Lender) commences the Exercise of Any Secured Creditor Remedies (other than, prior to the acceleration of any of the Cash Flow Collateral Obligations, the exercise of its rights in accordance with Section 4.16 of the ABL Credit Agreement or any similar provision of any other ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations or any Cash Flow Collateral Obligations, or any portion thereof.

(b) Revolving Nature of Cash Flow Collateral Obligations. Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, and the ABL Agent, for and on behalf of itself and the ABL Lenders, expressly acknowledge and agree that (i) Cash Flow Collateral Facilities may include a revolving commitment, that in the ordinary course of business any Cash Flow Collateral Agent and Cash Flow Collateral Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Cash Flow Collateral Obligations that may be outstanding thereunder at any time or

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from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Cash Flow Collateral Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Cash Flow Collateral Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Cash Flow Collateral Secured Parties (in the case of the Cash Flow Collateral Agents) or the ABL Lenders (in the case of the ABL Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which any Cash Flow Collateral Agent or Cash Flow Collateral Secured Party commences the Exercise of Any Secured Creditor Remedies, all amounts received by any such Cash Flow Collateral Agent or Cash Flow Collateral Secured Party shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations or any Cash Flow Collateral Obligations, or any portion thereof.

(c) Application of Proceeds of ABL Priority Collateral. All ABL Priority Collateral, and all Proceeds thereof, received by the ABL Agent or any Cash Flow Collateral Agent in connection with any Exercise of Secured Creditor Remedies shall be applied as follows:

first, to the payment of costs and expenses of the ABL Agent or any Cash Flow Collateral Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of (w) the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, (x) the First Lien Note Obligations in accordance with the First Lien Note Documents until the Discharge of First Lien Note Obligations shall have occurred, (y) the Second Lien Note Obligations in accordance with the Second Lien Note Documents until the Discharge of Second Lien Note Obligations shall have occurred and (z) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred, which payment shall be made between and among such Cash Flow Collateral Obligations on a pro rata basis (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The ABL Canadian Collateral shall be applied to the payment of the ABL Obligations secured thereby in accordance with the ABL Documents until the Discharge of ABL Obligations (to the extent secured thereby) shall have occurred.

(d) Application of Proceeds of Cash Flow Priority Collateral. All Cash Flow Priority Collateral, and all Proceeds thereof, received by the ABL Agent or any Cash Flow Collateral Agent in connection with any Exercise of Secured Creditor Remedies shall be applied as follows:

first, to the payment of costs and expenses of the ABL Agent or any Cash Flow Collateral Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

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second, to the payment of (w) the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, (x) the First Lien Note Obligations in accordance with the First Lien Note Documents until the Discharge of First Lien Note Obligations shall have occurred, (y) the Second Lien Note Obligations in accordance with the Second Lien Note Documents until the Discharge of Second Lien Note Obligations shall have occurred and (z) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred, which payment shall be made between and among such Cash Flow Collateral Obligations on a pro rata basis (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), third, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred, and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, (x) that any Note Excluded Assets and Proceeds thereof received by any Agent in connection with any Exercise of Secured Creditor Remedies shall not be applied to any First Lien Note Obligations, Second Lien Note Obligations or Additional Obligations to the extent provided in Section 7.22, and (y) in the case of application of Cash Flow Priority Collateral and Proceeds thereof as between Additional Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Creditors.

(e) Limited Obligation or Liability.

(i) In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(ii) In exercising remedies, whether as a secured creditor or otherwise, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall have any obligation or liability to the ABL

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Agent or any ABL Lender regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(iii) In exercising remedies, whether as a secured creditor or otherwise, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall have any obligation or liability to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby).

(f) Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Cash Flow Collateral Representative or shall execute such documents as the Company or the Cash Flow Collateral Representative (if other than a Designated Additional Agent) may reasonably request to enable the Cash Flow Collateral Representative to have control over any Cash Collateral or Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of All Cash Flow Collateral Obligations, the Cash Flow Collateral Representative shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request to enable the ABL Agent to have control over any Cash Collateral or Control Collateral still in the Cash Flow Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the Cash Flow Collateral Representative and (ii) any Cash Flow Collateral Agent (other than the Cash Flow Collateral Representative), any such Cash Collateral or Control Collateral held by the Cash Flow Collateral Representative shall be held by it subject to the terms and conditions of Section 2.2.

(g) Intervening Creditor. Notwithstanding anything in Sections 4.1(c) or (d) to the contrary, with respect to any Collateral for which a third party (other than a Cash Flow Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Cash Flow Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Cash Flow Collateral Obligations (such third party an “Intervening Creditor”) (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)), the value of any Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Cash Flow Collateral Obligations with respect to which such Impairment exists.

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Section 4.2 Specific Performance.

Each of the ABL Agent and each Cash Flow Collateral Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Lenders, and each Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), for and on behalf of itself and the Cash Flow Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1 Notice of Acceptance and Other Waivers.

(a) All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Lender on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Cash Flow Collateral Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Lenders, and each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, hereby waives notice of acceptance, or proof of reliance, by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Cash Flow Collateral Obligations.

(b) None of the ABL Agent, any ABL Lender, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Lender honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Cash Flow Collateral Credit Facility or any other Cash Flow Collateral Document to which any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured party represented thereby is a party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Lender otherwise should exercise any

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of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Lender shall have any liability whatsoever to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Lenders shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. Any Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Lender shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) None of any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), any Cash Flow Collateral Secured Parties represented thereby, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Lender for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Cash Flow Collateral Credit Facility or any of the other Cash Flow Collateral Documents, whether such Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby otherwise should exercise any of its contractual rights or remedies under its respective Cash Flow Collateral Documents (subject to the express terms and conditions hereof), neither such Cash Flow Collateral Agent nor any Cash Flow Collateral Secured Party represented thereby shall have any liability whatsoever to the ABL Agent or any ABL Lender as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby shall be entitled to manage and supervise their loans and extensions of credit under the Cash Flow Collateral Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Lender has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Lenders agrees that no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) nor any Cash Flow Collateral Secured Parties

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shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Cash Flow Collateral Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(d) None of any Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable), any Cash Flow Collateral Secured Party represented thereby, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Additional Creditors represented thereby, including pursuant to the Cash Flow Intercreditor Agreement). If any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Cash Flow Collateral Credit Facility or any of the other Cash Flow Collateral Documents, whether such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Cash Flow Collateral Credit Facility or any other Cash Flow Collateral Document to which any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured party represented thereby is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party otherwise should exercise any of its contractual rights or remedies under the Cash Flow Collateral Documents (subject to the express terms and conditions hereof), neither such Cash Flow Collateral Agent nor any Cash Flow Collateral Secured Party shall have any liability whatsoever to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, including pursuant to the Cash Flow Intercreditor Agreement). Each Cash Flow Collateral Agent and the Cash Flow Collateral Secured Parties represented thereby shall be entitled to manage and supervise their loans and extensions of credit under the Cash Flow Collateral Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, including pursuant to the Cash Flow Intercreditor Agreement). Any Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that no other Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if

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applicable) nor any Cash Flow Collateral Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Cash Flow Collateral Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, including pursuant to the Cash Flow Intercreditor Agreement).

Section 5.2 Modifications to ABL Documents and Cash Flow Collateral Documents.

(a) Without affecting the obligations of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Parties under this Agreement, the ABL Agent and the ABL Lenders may, at any time and from time to time, in their sole discretion without the consent of or notice to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party or impairing or releasing the subordination provided for in this Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii) otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

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(b) Without affecting the obligations of the ABL Agent and the ABL Lenders under this Agreement, any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Lender (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Lender or impairing or releasing the subordination provided for in this Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the applicable Cash Flow Collateral Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Cash Flow Collateral Obligations or any of the Cash Flow Collateral Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Cash Flow Collateral Obligations, and in connection therewith to enter into any additional Cash Flow Collateral Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Cash Flow Collateral Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Cash Flow Collateral Obligations; and

(vii) otherwise manage and supervise the Cash Flow Collateral Obligations as such Cash Flow Collateral Agent shall deem appropriate;

except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders.

(c) Without affecting the obligations of any other Cash Flow Collateral Agent or the Cash Flow Collateral Secured Parties represented thereby under this Agreement, any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any other Cash

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Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby or impairing or releasing the subordination provided for in this Agreement, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the applicable Cash Flow Collateral Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Cash Flow Collateral Obligations or any of the Cash Flow Collateral Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Cash Flow Collateral Obligations, and in connection therewith to enter into any additional Cash Flow Collateral Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Cash Flow Collateral Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Cash Flow Collateral Obligations; and

(vii) otherwise manage and supervise the Cash Flow Collateral Obligations as such Cash Flow Collateral Agent shall deem appropriate;

except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement).

(d) The ABL Obligations, the First Lien Note Obligations, the Second Lien Note Obligations, the Term Obligations and any Additional Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any First Lien Note Document, any Second Lien Note Document, any Term Document or any Additional Document) of the ABL Agent or the ABL Lenders, the First Lien Note Agent or the First Lien Noteholder Secured Parties, the Second Lien Note Agent or the Second Lien Noteholder Secured Parties, the Term Agent or the Term Creditors, or any Additional Agent or any Additional Creditors, as the case may be, all without affecting the Lien Priorities provided for in this Agreement or the other provisions of this Agreement; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations,

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First Lien Note Obligations, Second Lien Note Obligations, Term Obligations or Additional Obligations is to constitute ABL Obligations, First Lien Note Obligations, Second Lien Note Obligations, Term Obligations or Additional Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the Term Agent or any Additional Agent (other than any Designated Additional Agent), as the case may be (or, if there is no continuing Agent other than the First Lien Note Agent, the Second Lien Note Agent and any Designated Additional Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the Term Documents, the First Lien Note Documents, the Second Lien Term Documents and any Additional Documents. For the avoidance of doubt, any ABL Obligations, Term Obligations, First Lien Note Obligations, Second Lien Note Obligations or Additional Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, Term Documents, First Lien Note Documents, Second Lien Note Documents or Additional Documents) of, any of the ABL Agent or any other ABL Secured Party, the Term Agent or any other Term Secured Party, the First Lien Note Agent or any other First Lien Noteholder Secured Party, the Second Lien Note Agent or any other Second Lien Noteholder Secured Party or any Additional Agent or any other Additional Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3 Reinstatement and Continuation of Agreement.

(a) If the ABL Agent or any ABL Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, each Cash Flow Collateral Agent, the ABL Lenders and the Cash Flow Collateral Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or any Cash Flow Collateral Obligations. No priority or right of the ABL Agent or any ABL Lender shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Lender may have.

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(b) If any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of its respective Cash Flow Collateral Obligations (a “Cash Flow Collateral Recovery”), then such respective Cash Flow Collateral Obligations shall be reinstated to the extent of such Cash Flow Collateral Recovery. If this Agreement shall have been terminated prior to such Cash Flow Collateral Recovery, this Agreement shall be reinstated in full force and effect in the event of such Cash Flow Collateral Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, each Cash Flow Collateral Agent, the ABL Lenders and the Cash Flow Collateral Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or any Cash Flow Collateral Obligations. No priority or right of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Cash Flow Collateral Documents, regardless of any knowledge thereof which such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby may have.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1 DIP Financing.

(a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Lenders shall seek to provide, or consent to a third party providing, any Borrower or any Guarantor with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Cash Flow Collateral Agent securing the related Cash Flow Collateral Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Cash Flow Collateral Agent retains its Lien on the Collateral to secure the related Cash Flow Collateral Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Cash Flow Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the

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Lien of such Cash Flow Collateral Agent on the Cash Flow Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Lenders securing the ABL Obligations on ABL Priority Collateral and (iii) if the ABL Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, such Cash Flow Collateral Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Cash Flow Collateral Obligations, provided that (x) such Liens in favor of the ABL Agent and such Cash Flow Collateral Agent shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b) All Liens granted to the ABL Agent or any Cash Flow Collateral Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2 Relief From Stay.

Until the Discharge of ABL Obligations has occurred, each Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, shall not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of All Cash Flow Collateral Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Lenders, shall not seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Cash Flow Priority Collateral without the Cash Flow Collateral Representative’s express written consent. In addition, no Cash Flow Collateral Agent (including in its capacity as Cash Flow Collateral Representative, if applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent and each Cash Flow Collateral Agent to be modified.

Section 6.3 No Contest.

(a) Prior to the Discharge of ABL Obligations, none of the Cash Flow Collateral Agents or the Cash Flow Collateral Secured Parties shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Lender for adequate protection of its interest in the Collateral, or (ii) any objection by the ABL Agent or any ABL Lender to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Lender that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral).

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(b) Prior to the Discharge of Cash Flow Collateral Obligations with respect to Cash Flow Collateral Obligations held by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby, none of the ABL Agent or the ABL Lenders shall contest (or support any other Person contesting) (i) any request by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) hereof), or (ii) any objection by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to any motion, relief, action or proceeding based on a claim by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby that its interests in the Collateral (unless in contravention of Section 6.1(a) hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Cash Flow Collateral Agent as adequate protection of its interests are subject to this Agreement.

(c) Prior to the Discharge of Cash Flow Collateral Obligations with respect to the Cash Flow Collateral Obligations held by any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby, no Cash Flow Collateral Agent or Cash Flow Collateral Secured Party represented thereby shall contest (or support any other Person contesting) (i) any request by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby for adequate protection of its interest in the Collateral, or (ii) any objection by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to any motion, relief, action or proceeding based on a claim by such other Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Cash Flow Collateral Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by, and solely as between or among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby (including pursuant to the Cash Flow Intercreditor Agreement)).

Section 6.4 Asset Sales.

Each Cash Flow Collateral Agent agrees, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent, on behalf of itself and the ABL Lenders, will not oppose any sale consented to by any Cash Flow Collateral Agent or the Cash Flow Collateral Representative of any Cash Flow Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. If such sale of Collateral includes both ABL Priority Collateral and Cash Flow Priority Collateral and the Parties are unable to agree on the allocation of the purchase price between the ABL Priority Collateral and Cash Flow Priority Collateral, any Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties

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Section 6.5 Separate Grants of Security and Separate Classification.

Each ABL Lender, the ABL Agent, each Cash Flow Collateral Secured Party and each Cash Flow Collateral Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the Term Collateral Documents, the First Lien Note Collateral Documents, the Second Lien Note Collateral Documents and the Additional Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Cash Flow Collateral Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and any Cash Flow Collateral Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Cash Flow Collateral Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Cash Flow Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Cash Flow Collateral Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other Secured Parties), with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and any other Party, on behalf of itself and the Secured Parties represented thereby, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Creditors.

Section 6.6 Enforceability.

The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7 ABL Obligations Unconditional.

All rights of the ABL Agent hereunder, and all agreements and obligations of the Cash Flow Collateral Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any ABL Document;

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(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any Cash Flow Collateral Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8 Cash Flow Collateral Obligations Unconditional.

All rights of each Cash Flow Collateral Agent hereunder, and all agreements and obligations of the ABL Agent, the Cash Flow Collateral Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Cash Flow Collateral Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Cash Flow Collateral Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Cash Flow Collateral Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Cash Flow Collateral Obligations or any guarantee or guaranty thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Cash Flow Collateral Obligations, or of any of the ABL Agent, any Cash Flow Collateral Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

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Section 6.9 Adequate Protection.

Except to the extent expressly provided in Section 6.1, nothing in this Agreement shall limit the rights of (a) the ABL Agent and the ABL Lenders or (b) any Cash Flow Collateral Agent and any Cash Flow Collateral Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, fees, charges, or expenses, additional or replacement collateral, claims or otherwise; provided that (a) in the event that the ABL Agent, on behalf of itself or any of the ABL Lenders, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Cash Flow Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Lenders, agrees that the Cash Flow Collateral Agents shall each also be granted a senior Lien on such collateral as security for their respective Cash Flow Collateral Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to any Lien on such collateral securing the Cash Flow Collateral Obligations (except as may be separately otherwise agreed in writing by, and solely as between, any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders, with respect to the Cash Flow Priority Collateral) and (b) in the event that any Cash Flow Collateral Agent, on behalf of itself or any of the Cash Flow Collateral Secured Parties represented thereby, seeks or requests adequate protection in respect of its and their respective Cash Flow Collateral Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Cash Flow Collateral Agent, on behalf of itself and each of the Cash Flow Collateral Secured Parties represented thereby, agrees that the ABL Agent shall also be granted a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing such Cash Flow Collateral Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Rights of Subrogation.

Each Cash Flow Collateral Agent, for and on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, agrees that no payment by such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party to the ABL Agent or any ABL Lender pursuant to the provisions of this Agreement shall entitle such Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party represented thereby to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof.

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The ABL Agent, for and on behalf of itself and the ABL Lenders, agrees that no payment by the ABL Agent or any ABL Lender to any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Lender to exercise any rights of subrogation in respect thereof until the Discharge of All Cash Flow Collateral Obligations shall have occurred. Following the Discharge of All Cash Flow Collateral Obligations, each Cash Flow Collateral Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Lender may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Cash Flow Collateral Obligations resulting from payments to such Cash Flow Collateral Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Cash Flow Collateral Agent are paid by such Person upon request for payment thereof.

Section 7.2 Further Assurances.

The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2. It is understood and agreed that nothing in this Section 7.2 shall supersede the obligation of the Company pursuant to any provision in any Credit Document relating to the reimbursement of expenses of any Party, to the extent applicable.

Section 7.3 Representations.

Each Cash Flow Collateral Agent represents and warrants to the ABL Agent and each other Cash Flow Collateral Agent that it has the requisite power and authority under its respective Cash Flow Collateral Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Cash Flow Collateral Secured Parties represented by it. The ABL Agent represents and warrants to each Cash Flow Collateral Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Lenders.

Section 7.4 Amendments.

(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the ABL Agent and each Cash Flow Collateral Agent. Notwithstanding the foregoing, the Company may, without the consent of any Party hereto, amend this Agreement by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached

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hereto as provided for in the definition of “ABL Credit Agreement,” or “Term Credit Agreement,” “First Lien Indenture” or “Second Lien Indenture”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Credit Party.

(b) In the event that the ABL Agent or the requisite ABL Lenders enter into any amendment, waiver or consent in respect of or replace any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Lenders, or any ABL Credit Party with respect to the ABL Priority Collateral (including the release of any Liens on ABL Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Cash Flow Collateral Document without the consent of any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party, and without any action by any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Cash Flow Collateral Secured Parties in the Cash Flow Priority Collateral. The ABL Agent shall give written notice of such amendment, waiver or consent to each Cash Flow Collateral Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Cash Flow Collateral Document as set forth in this Section 7.4(b).

(c) In the event that any Cash Flow Collateral Agent that is the Cash Flow Collateral Representative or the requisite Cash Flow Collateral Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replace any Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Cash Flow Collateral Document relating to the Cash Flow Collateral Priority Collateral or changing in any manner the rights of such Cash Flow Collateral Agent, such Cash Flow Collateral Secured Parties, or any related Cash Flow Collateral Credit Party with respect to the Cash Flow Collateral Priority Collateral (including the release of any Liens on Cash Flow Collateral Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document

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without the consent of or any actions by the ABL Agent or any ABL Lender (except as may be separately otherwise agreed in writing by, and solely as between, such Cash Flow Collateral Agent, on behalf of itself and the Cash Flow Collateral Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Lenders); provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties in the ABL Priority Collateral. Such Cash Flow Collateral Agent shall give written notice of such amendment, waiver or consent to the ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document as set forth in this Section 7.4(c).

(d) In the event that any Cash Flow Collateral Agent that is the Cash Flow Collateral Representative or the requisite Cash Flow Collateral Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replace any Cash Flow Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Cash Flow Collateral Document relating to the Cash Flow Collateral Priority Collateral or changing in any manner the rights of such Cash Flow Collateral Agent, such Cash Flow Collateral Secured Parties, or any related Cash Flow Collateral Credit Party with respect to the Cash Flow Collateral Priority Collateral (including the release of any Liens on Cash Flow Collateral Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each other Cash Flow Collateral Document without the consent of or any actions by any other Cash Flow Collateral Agent or Cash Flow Collateral Secured Party (except as may be separately otherwise agreed in writing by, and solely as among, any two or more Cash Flow Collateral Agents, each on behalf of itself and the Cash Flow Collateral Secured Parties); provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such other Cash Flow Collateral Secured Parties in the Collateral. Such Cash Flow Collateral Agent shall give written notice of such amendment, waiver or consent to each other Cash Flow Collateral Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Cash Flow Collateral Document as set forth in this Section 7.4(d).

Section 7.5 Addresses for Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	General Electric Capital Corporation
299 Park Avenue
New York, New York 10017

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Attention: HD Supply Account Manager
Facsimile: (646) 428-7094
Telephone: (646) 428-7017

with a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: William D. Brewer
Facsimile: (212) 294-4700

Term Agent:	Bank of America, N.A.
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-04
Dallas, Texas 75202-3714
Attention: Jennifer Ollek
Facsimile: 214 290 8374
Telephone: 214 209 2642

First Lien Note Agent:	Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, CT 06437
Attention: Corporate Trust Department
Facsimile: (203) 453-1183
Telephone: (203) 453-4130

Second Lien Note Agent:	Wilmington Trust, National Association
246 Goose Lane, Suite 105
Guilford, CT 06437
Attention: Corporate Trust Department
Facsimile: (203) 453-1183
Telephone: (203) 453-4130

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6 No Waiver, Remedies.

No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 7.7 Continuing Agreement, Transfer of Secured Obligations.

This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations and the Discharge of All Cash Flow Collateral Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10 hereof. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Lender, any Cash Flow Collateral Agent or any Cash Flow Collateral Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the Cash Flow Collateral Obligations, as applicable, owned by it to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, such Cash Flow Collateral Agent, such ABL Lender or such Cash Flow Collateral Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Cash Flow Collateral Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8 Governing Law: Entire Agreement.

The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9 Counterparts.

This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10 No Third Party Beneficiaries.

This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Lenders, each Cash Flow Agent, the Cash Flow Collateral Secured Parties, and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents.

(a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each other Agent then party to this Agreement;

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(ii) at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company) prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to each other Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Company shall have executed and delivered to each other Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness;

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each other Agent then party to this Agreement; and

(v) no Event of Default shall have occurred and be continuing.

(b) Upon satisfaction of the foregoing conditions, the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent”, for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date”. Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of each other Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of each other Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or

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supplements to or other modifications to, any Cash Flow Collateral Documents or ABL Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral or Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12 Cash Flow Collateral Representative; Notice of Cash Flow Collateral Representative Change.

The Cash Flow Collateral Representative shall act for the Cash Flow Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Cash Flow Holders from time to time, except as otherwise agreed in writing by and among the Cash Flow Collateral Agents (including pursuant to the Cash Flow Intercreditor Agreement). Until a Party (other than the existing Cash Flow Collateral Representative) receives written notice from the existing Cash Flow Collateral Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Cash Flow Collateral Representative, such Party shall be entitled to act as if the existing Cash Flow Collateral Representative is in fact the Cash Flow Collateral Representative. Each Party (other than the existing Cash Flow Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the Cash Flow Collateral Representative which facially appears to be from the then existing Cash Flow Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Cash Flow Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Cash Flow Collateral Representative.

Section 7.13 Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties and the Cash Flow Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay any of the ABL Obligations or the Cash Flow Collateral Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14 Headings.

The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

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Section 7.15 Severability.

If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16 Attorneys Fees.

The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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Section 7.18 Intercreditor Agreement.

This Agreement is the “Base Intercreditor Agreement” referred to in the ABL Credit Agreement, the Term Credit Facility, the First Lien Indenture, the Second Lien Indenture and any Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any Cash Flow Collateral Secured Party to receive payment or of any Cash Flow Collateral Secured Party to receive payment to the right of any ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, on the one hand, and the Cash Flow Collateral Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19 No Warranties or Liability.

The ABL Agent and each Cash Flow Collateral Agent each acknowledge and agree that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any other Cash Flow Collateral Document. Except as otherwise provided in this Agreement, the ABL Agent and each Cash Flow Collateral Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20 Conflicts.

In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Cash Flow Collateral Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to the Company or any other Credit Party in the ABL Documents and the Cash Flow Collateral Documents.

Section 7.21 Information Concerning Financial Condition of the Credit Parties.

None of the ABL Agent and the Cash Flow Collateral Agents has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Cash Flow Collateral Obligations. The ABL Agent and each Cash Flow Collateral Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the ABL Agent or any Cash Flow Collateral Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

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Section 7.22 Excluded Assets and Note Excluded Assets.

Nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that:

(i)	any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party, or

(ii)	the First Lien Note Agent, the Second Lien Note Agent or any Additional Agent, or any Secured Party represented by such Agent, receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes Note Excluded Assets, except to the extent otherwise designated by the Company at any time or from time to time with respect to all or any portion of the Note Excluded Assets.

Any such designation by the Company as contemplated by the preceding clause (ii) shall be at the Company’s option, may be made by the Company at the time such Agent first becomes a Party or at any time or from time to time thereafter, and (except as may be otherwise expressly agreed in writing between such Agent and the Company) may be changed, modified or rescinded by the Company (at its option) at any time or from time to time with respect to all or any portion of the Note Excluded Assets.

[Signature pages follow]

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Lenders, the Term Agent, for and on behalf of itself and the Term Creditors, the First Lien Note Agent, for and on behalf of itself and the First Lien Noteholder Secured Parties, and the Second Lien Note Agent, for and on behalf of itself and the Second Lien Noteholder Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION
in its capacity as the ABL Agent

By:
Name:
Title:

BANK OF AMERICA, N.A. in its capacity as the Term Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION in its capacity as the First Lien Note Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION in its capacity as the Second Lien Note Agent

By:
Name:
Title:

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Lenders, the Term Agent, the Term Creditors, the First Lien Note Agent, the First Lien Noteholder Secured Parties, the Second Lien Note Agent, the Second Lien Noteholder Secured Parties, any Additional Agent and any Additional Creditors and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

BASE INTERCREDITOR AGREEMENT

CREDIT PARTIES:

[HOLDING]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

BASE INTERCREDITOR AGREEMENT

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of                  , 20    , by [COMPANY]1 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of April 12, 2012 among GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”) for the Term Creditors, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”) for the First Lien Noteholder Secured Parties and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”) for the Second Lien Noteholder Secured Parties.2 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].3

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, and any Additional Agent that:

(1) The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

[1]	Revise as appropriate to refer to any permitted successor or assign.
[2]	Revise as appropriate to refer to any successor Agent and to add reference to any previously added Additional Agent.
[3]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

i

(2) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3) on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement.

ii

IN WITNESS OF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

iii

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                  , 20    , among [COMPANY] (the “Company”), GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)1 for the ABL Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”)2 for the Term Creditors, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”)3 for the First Lien Noteholder Secured Parties, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”)4 for the Second Lien Noteholder Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, the Term Agent, the First Lien Note Agent, [and] the Second Lien Note Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of                  , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].5

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

[1]	Revise as appropriate to refer to any successor ABL Agent.
[2]	Revise as appropriate to refer to any successor Term Agent.
[3]	Revise as appropriate to refer to any successor First Lien Note Agent.
[4]	Revise as appropriate to refer to any successor Second Lien Note Agent.
[5]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

i

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]6 hereby agrees with the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]7 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2. Recognition of Claims. (a) The ABL Agent (for itself and on behalf of the ABL Lenders), the Term Agent (for itself and on behalf of the Term Creditors), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties), the Second Lien Note Agent (for itself and on behalf of the Second Lien Noteholder Secured Parties) and [each of] the Additional Agent[s] (for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, any Additional Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Lenders), the Term Agent (for itself and on behalf of the Term Creditors), the First Lien Note Agent (for itself and on behalf of the First Lien Noteholder Secured Parties), the Second Lien Note Agent (for itself and on behalf of the Second Lien Noteholder Secured Parties), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the ABL Obligations, the Term Obligations, the First Lien Note Obligations and the Second Lien Note Obligations8 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Term Credit Agreement, the First Lien Notes, the Second Lien Notes or other ABL Documents, Term Documents, First Lien Note Documents or Second Lien Note Documents,9 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

[6]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
[7]	Revise references throughout as appropriate to refer to the party or parties being added.
[8]	Add reference to any previously added Additional Obligations as appropriate.
[9]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

ii

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

iii

EXHIBIT C

[ABL CREDIT AGREEMENT] [TERM CREDIT AGREEMENT] [FIRST LIEN

INDENTURE] [SECOND LIEN INDENTURE] JOINDER

JOINDER, dated as of                  , 20    , among GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)1 for the ABL Lenders, BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Agent”)2 for the Term Creditors, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “First Lien Note Agent”)3 for the First Lien Noteholder Secured Parties, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Second Lien Note Agent”)4 for the Second Lien Noteholder Secured Parties, [list any previously added Additional Agent] [and insert name of additional ABL Lenders, ABL Agent, Term Creditors, Term Agent, First Lien Noteholder Secured Parties, First Lien Note Agent, Second Lien Noteholder Secured Parties or Second Lien Note Agent as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of April 12, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent5, Term Agent6, the First Lien Note Agent7 [and] the Second Lien Note Agent8 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of                  , 20     (the “Joining [ABL Credit Agreement] [Term Credit Agreement] [First Lien

[1]	Revise as appropriate to refer to any successor ABL Agent.
[2]	Revise as appropriate to refer to any successor Term Agent.
[3]	Revise as appropriate to refer to any successor First Lien Note Agent.
[4]	Revise as appropriate to refer to any successor Second Lien Note Agent.
[5]	Revise as appropriate to describe predecessor ABL Agent, if joinder is for a new ABL Credit Agreement.
[6]	Revise as appropriate to describe predecessor Term Agent, if joinder is for a new Term Credit Agreement.
[7]	Revise as appropriate to describe predecessor First Lien Note Agent, if joinder is for a new First Lien Indenture.
[8]	Revise as appropriate to describe predecessor Second Lien Note Agent, if joinder is for a new Second Lien Indenture.

4

Indenture] [Second Lien Indenture]”), among [list any applicable Credit Party], [list any applicable new ABL Lenders, Term Creditors, First Lien Noteholder Secured Parties or Second Lien Noteholder Secured Parties, as applicable (the “Joining [ABL Lenders] [Term Creditors] [First Lien Noteholder Secured Parties] [Second Lien Noteholder Secured Parties]”)] [and insert name of each applicable Agent (the “Joining [ABL] [Term] [First Lien Note] [Second Lien Note] Agent”)].9

The Joining [ABL][Term][First Lien Note][Second Lien Note] Agent, for itself and on behalf of the Joining [ABL Lenders][Term Creditors][First Lien Noteholder Secured Parties][Second Lien Noteholder Secured Parties],10 hereby agrees with the Company and the other Credit Parties and each other Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [ABL][Term][First Lien Note][Second Lien Note] Agent, for itself and on behalf of the Joining [ABL Lenders][Term Creditors][First Lien Noteholder Secured Parties[[Second Lien Noteholder Secured Parties],]11 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL] [Term][First Lien Note][Second Lien Note] Agent. As of the date hereof, the Joining [ABL Credit Agreement][Term Credit Agreement][First Lien Indenture][Second Lien Indenture] shall be deemed [the][a] [ABL Credit Agreement][Term Credit Agreement][First Lien Indenture][Second Lien Indenture]under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL][Term][First Lien Note][Second Lien Note] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

[9]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[10]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[11]	Revise references throughout as appropriate to refer to the party or parties being added.

5

EXHIBIT F TO

ABL CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

Dated (1)

[Name of Issuing Lender], as Issuing Lender and Administrative Agent, under the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Credit Agreement.

General Electric Capital Corporation

299 Park Avenue

New York, New York 10017

Attention: HD Supply Account Manager

Facsimile: (646) 428-7099

(1)	Date of Letter of Credit Request.

Letter of Credit Issuer: [Name of Issuing Lender]

[                                             ]

[                                             ]

[                                             ]

Attention:                    ] (2)

Ladies and Gentlemen:

Pursuant to subsection 3.1 of the ABL Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [commercial] [standby] Letter of Credit for the account of the undersigned on (3) (the “Date of Issuance”) in the aggregate amount of (4).

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the ABL Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested Letter of Credit will be (5), and such Letter of Credit will be in support of (6) and will have a stated expiration date of (7).

We hereby certify that:

(A)	the representations and warranties contained in the ABL Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(2)	Insert name and address of Issuing Lender.
(3)	Date of issuance which shall be (x) a Business Day and (y) at least three days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).
(4)	Insert aggregate amount.
(5)	Insert name and address of beneficiary.
(6)	Insert a description of relevant obligations.
(7)	Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than one year after its date of issuance.

(B)	no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

By:	[PARENT BORROWER]
Name:
Title:

EXHIBIT G TO

ABL CREDIT AGREEMENT

FORM OF MORTGAGE

[1] This instrument was prepared in consultation with counsel in the state in which the Premises is located by the attorney named below and after recording, please return to:

Winston & Strawn LLP 200 Park Avenue New York, New York 10166-4193 Attention: John Kalyvas, Esq.

STATE OF

COUNTY OF

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (the “Mortgage”) is made and entered into as of the      day of [                    ], by [                    ], a [                    ], with an address as of the date hereof at [                    ], Attention: [                    ] (the “Mortgagor”), for the benefit of General Electric Capital Corporation, in its capacity as Administrative Agent and U.S. ABL Collateral Agent for the Secured Parties, with an address as of the date hereof at [                    ], Attention: [                    ] (in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, the [Borrower/Mortgagor], as borrower, entered into that certain ABL Credit Agreement, dated as of April 12, 2012, among [the Borrower/Mortgagor], the Mortgagee, GE Canada Finance Holding Company, as Canadian Agent and Canadian Collateral Agent, the Lenders from time to time party thereto, and the other financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, the Credit Agreement contemplates that the Mortgagor shall execute and deliver to the Mortgagee this Mortgage;

WHEREAS, concurrently with the entering into of the Credit Agreement, the [Borrower/Mortgagor] and certain subsidiaries and affiliates thereof have entered into that certain U.S. Guarantee and Collateral Agreement, dated as of April 12, 2012, in favor of the Mortgagee (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”);

[1]	Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

WHEREAS, concurrently with the entering into of the Credit Agreement, the [Borrower/Mortgagor] has entered into that certain Credit Agreement, dated as of April 12, 2012, with Bank of America, N.A., as administrative agent and collateral agent (the “Term Agent”), the other financial institutions party thereto and the lenders named therein (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), and all monetary obligations of the Mortgagor under the Term Credit Agreement and the other Loan Documents (as defined in the Term Credit Agreement) are secured by, among other things, that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Mortgagor for the benefit of the Term Agent (the “Term Mortgage”);

WHEREAS, concurrently with the entering into of the Credit Agreement, the [Borrower/Mortgagor] has entered into that certain Indenture, dated as of April 12, 2012 (as amended pursuant to the First Supplemental Indenture, dated as of April 12, 2012, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien Notes Indenture”), with the subsidiaries of the [Borrower/Mortgagor] party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “First Lien Note Agent”), pursuant to which the [Borrower/Mortgagor] has issued its 8 1/8% Senior Secured First Priority Notes due 2019, and all monetary obligations of the Mortgagor under the First Lien Notes Indenture and the other Note Documents (as defined in the Collateral Agreement (as defined in the First Lien Notes Indenture)) are secured by, among other things, that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Mortgagor for the benefit of the First Lien Note Agent (the “First Lien Note Mortgage”);

WHEREAS, concurrently with the entering into of the Credit Agreement, the [Borrower/Mortgagor] has entered into that certain Indenture, dated as of April 12, 2012 (as amended pursuant to the First Supplemental Indenture, dated as of April 12, 2012, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Notes Indenture”), with the subsidiaries of the [Borrower/Mortgagor] party thereto as Subsidiary Guarantors, and Wilmington Trust, National Association, as trustee and note collateral agent (in such capacity, the “Second Lien Note Agent”), pursuant to which the [Borrower/Mortgagor] has issued its 11% Senior Secured Second Priority Notes due 2020, and all monetary obligations of the Mortgagor under the Second Lien Notes Indenture and the other Note Documents (as defined in the Collateral Agreement (as defined I the Second Lien Notes Indenture)) are secured by, among other things, that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Mortgagor for the benefit of the Second Lien Note Agent (the “Second Lien Note Mortgage”, and together with the Term Mortgage and the First Lien Note Mortgage, collectively, the “Cash Flow Collateral Mortgages”);

WHEREAS, in connection with the execution and delivery of the Credit Agreement, the Term Credit Agreement, the First Lien Notes Indenture and the Second Lien Notes Indenture, the Mortgagee, the Term Agent, the First Lien Note Agent and the Second Lien Note Agent have agreed to the subordination, intercreditor and other provisions set forth in the Base Intercreditor Agreement; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of Mortgagor under the Guarantee and Collateral Agreement (such Obligations being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

The Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee and the Mortgagee’s successors and assigns, a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements and fixtures:

(a) All that tract or parcel of land and other real property interests in                      County,                     , as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including easement rights;

(b) All buildings and improvements of every kind and description now or hereafter situated, erected or placed on the Land (the “Improvements”) and all materials, equipment and apparatus and fixtures now or hereafter owned by the Mortgagor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises.” As used in the Mortgage, the term “Premises” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.); and

(c) Subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Permitted Liens, to the Mortgagee and the Mortgagee’s successors and assigns to secure the Obligations; provided that, should (i) the Obligations Satisfaction Date (as defined below) occur, or (ii) conditions set forth in the Credit Agreement for the release of this Mortgage be fully satisfied, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall promptly cause a release of this Mortgage to be filed in the appropriate office; and until such obligations are fully satisfied, it shall remain in full force and virtue.

And, as additional security for the Obligations, subject to the Guarantee and Collateral Agreement, the Mortgagor hereby unconditionally assigns to the Mortgagee all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only the right to the Mortgagor to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing.

As additional collateral and further security for the Obligations, subject to the Guarantee and Collateral Agreement, the Mortgagor does hereby assign to the Mortgagee and grants to the Mortgagee a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1 Obligations. The Mortgagee and the Lenders have agreed to establish a senior secured credit facility in favor of the [Borrower/Mortgagor] pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the obligations secured hereby will not exceed $            , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.]2

1.2 Future Advances. This Mortgage is given to secure the Obligations and the repayment of the aforesaid obligations together with any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and re-advances that may subsequently be made to the Mortgagor or any other Loan Party by the Lenders pursuant to the Credit Agreement. The lien of such future advances and re-advances shall relate back to the date of this Mortgage. Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the Mortgagor or the Guarantors, repaid by the Mortgagor or the Guarantors and re-advanced to or for the benefit of the Mortgagor or the Guarantors from time to time subject to the terms of the Credit Agreement. The Mortgagor agrees that if the outstanding balance of any Obligation or revolving credit or letter of credit accommodation or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement after any such zero balance until the Loans are repaid in full and the Commitments have terminated (the date upon which both of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having contrary effect.

1.3 No Release. Nothing set forth in this Mortgage shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating

[2]	To be included in states that impose mortgage recording tax and subject to applicable laws.

thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Premises or made in connection herewith or therewith.

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1 Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with Sections 7.3, 7.5(a) and 11.5 of the Credit Agreement to the extent applicable.

2.2 Casualty. The Mortgagor agrees to comply with Section 7.5(b)(iv) of the Credit Agreement to the extent applicable.

2.3 Additional Documents. The Mortgagor agrees to comply with Section 7.9(d) of the Credit Agreement to the extent applicable.

2.4 Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.5 Insurance.

(a) Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in Sections 7.5(a) and 7.5(b)(i) and (ii) of the Credit Agreement to the extent applicable.

(b) Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Section 7.5(a) of the Credit Agreement to the extent applicable.

2.6 Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to Section 7.5(a) of the Credit Agreement to the extent applicable.

2.7 Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Loan, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.8 Inspection. The Mortgagor agrees to comply with Section 7.6 of the Credit Agreement to the extent applicable.

2.9 Security Agreement.

(a) This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and Mortgagor grants to the Mortgagee a security interest in the Fixtures. The Mortgagor grants to the Mortgagee all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b) The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Mortgagor warrants that Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage.

(c) This Mortgage will be filed in the real property records.

(d) The Mortgagor is a [                    ] organized under the laws of the State of [                    ] and the Mortgagor’s organizational identification number is                     .

ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1 Acceleration of Secured Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Loans and any other obligations due under the Loan Documents, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Loans or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2 Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Intercreditor Agreements (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1 Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the Base Intercreditor Agreement: (a) enter the Premises and take exclusive possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) hold, lease, develop, manage, operate or otherwise use the Premises upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; and (e) exercise all other rights, remedies and recourses granted under the Credit Agreement or otherwise available at law or in equity. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.

5.2 Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Base Intercreditor Agreement, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to the Base Intercreditor Agreement, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3 Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Notes, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4 Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will.

In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5 Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6 Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

ARTICLE VI

General Conditions

6.1 Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Credit Agreement. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2 Notices. All notices, requests and other communications shall be given in accordance with Section 11.2 of the Credit Agreement.

6.3 Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5 Intercreditor Agreements.

(a) Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of the applicable Intercreditor Agreements. The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent, and any Additional Agent (as defined in the Base Intercreditor Agreement) shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise.

(b) Subject to the provisions of the Base Intercreditor Agreement, the lien of this Mortgage is expressly subject and subordinate to the liens granted (i) to the Cash Flow Collateral Agent pursuant to the Cash Flow Collateral Documents (including the Cash Flow Collateral Mortgages) and (ii) to any Additional Agent pursuant to any Additional Document (each as defined in the Base Intercreditor Agreement).

6.6 Conflicting Terms.

(a) In the event of any conflict between the terms of this Mortgage and any Intercreditor Agreement, (i) the terms of the Base Intercreditor Agreement shall govern and control any conflict between the Mortgagee, the Term Agent, the First Lien Note Agent, the Second Lien Note Agent and/or any Additional Agent (as defined in the Base Intercreditor Agreement) and (ii) the terms of any other Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Intercreditor Agreement, in each case other than with respect to Section 6.7. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b) In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7.

6.7 Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8 Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9 Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the Intercreditor Agreements that would have the effect, directly or indirectly, through any reference herein to the Intercreditor Agreements or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10 Waiver of Jury Trial. Section 11.15 of the Credit Agreement is hereby incorporated by reference.

6.11 Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor at the address specified in Section 6.2 of this Mortgage.

6.12 Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13 Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14 Easements. At any time, or from time to time, without liability therefor and with ten (10) days’ prior written notice to the Mortgagee, upon written request of the Mortgagor and without affecting the effect of this Mortgage upon the remainder of the Premises, the Mortgagee shall join in granting any easement, right of way, encumbrance or lien on all or any portion of the Premises, so long as the Mortgagor certifies to the Mortgagee by delivering an officer’s certificate in form and substance reasonably acceptable to the Mortgagee that such easement, right of way, encumbrance or lien is a Permitted Lien.

6.15 [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of the Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.]3

6.16 State Specific Provisions. In the event of any inconsistencies between this Section 6.16 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.16 shall control and be binding.

(a) [                    ]

(b) [                    ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[3]	To be included in mortgages for states with a mortgage recording tax, to the extent required.

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[ ]

By:
Name:
Title:

[ADD STATE NOTARY FORM FOR THE MORTGAGOR]4

[4]	Local counsel to confirm signature page and notary block which is acceptable for recording in the jurisdiction.

Exhibit A

Legal Description

(See Attached)

EXHIBIT H TO

ABL CREDIT AGREEMENT

FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE

                         , 20

[Name of Lender]

Ladies and Gentlemen:

Pursuant to subsection 2.4(d) of the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”; terms defined herein being used herein as therein defined), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto, the undersigned hereby acknowledges receipt from you on the date hereof of          DOLLARS ($         ) as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan:

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION, as Swing Line Lender

By:
Name:
Title:

H-1

EXHIBIT I-1 TO

ABL CREDIT AGREEMENT

FORM OF REVOLVING NOTE

THIS REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE ABL CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH ABL CREDIT AGREEMENT.

$	New York, New York [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), hereby unconditionally promises to pay to              (the “Lender”) and its registered successors and assigns, at the office of [GENERAL ELECTRIC CAPITAL CORPORATION] [GE CANADA FINANCE HOLDING COMPANY], in lawful money of [the United States of America] [Canada] and in immediately available funds, the principal amount of the lesser of (a) [CANADIAN] DOLLARS ($        ) and (b) the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the undersigned pursuant to subsection 2.1 of the ABL Credit Agreement referred to below, which sum shall be payable on the Maturity Date.

The Parent Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 4.1 of the ABL Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Note is one of the Revolving Notes referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and

I-1-1

the other parties thereto, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Note in respect thereof. Each holder hereof, by its acceptance of this Revolving Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the ABL Credit Agreement. Terms used herein which are defined in the ABL Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the ABL Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Note.

I-1-2

THIS REVOLVING NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

HD SUPPLY, INC., as Parent Borrower

By:
Name:
Title:

I-1-3

EXHIBIT I-2 TO

ABL CREDIT AGREEMENT

FORM OF SWING LINE NOTE

$	New York, New York [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), hereby unconditionally promises to pay to GENERAL ELECTRIC CAPITAL CORPORATION (the “Swing Line Lender”) and its registered successors and assigns, at the office of GENERAL ELECTRIC CAPITAL CORPORATION, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a)             DOLLARS ($        ) and (b) the aggregate unpaid principal amount of the Swing Line Loans made by the Lender to the undersigned pursuant to subsection 2.4 of the ABL Credit Agreement referred to below, which sum shall be payable on the Maturity Date.

The Parent Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 4.1 of the ABL Credit Agreement until paid in full (both before and after judgment).

This Swing Line Note is the Swing Line Note referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) Canadian collateral agent for the Lenders, and the other parties thereto, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swing Line Note in respect thereof. The holder hereof, by its acceptance of this Swing Line Note, agrees to the terms of, and to be bound by and to

I-2-1

observe the provisions applicable to the Lenders contained in, the ABL Credit Agreement. Terms used herein which are defined in the ABL Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the ABL Credit Agreement, all amounts remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swing Line Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swing Line Note.

THIS SWING LINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

HD SUPPLY, INC., as Parent Borrower

By:
Name:
Title:

I-2-2

EXHIBIT J TO

ABL CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned pursuant to the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto. The undersigned hereby certifies under penalty of perjury that:

1.	If (x) the undersigned is not an intermediary or flow-through entity, then the undersigned is the sole record owner and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate or (y) the undersigned is an intermediary or flow-through entity, then it is the sole record owner and its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s));

2.	Income from the Loan(s) (as well as any Note(s) evidencing such Loan(s)) is not effectively connected with the conduct of a trade or business within the United States of the undersigned (and, if the undersigned is an intermediary or flow-through entity, of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate);

3.	The undersigned is not (and, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.	The undersigned is not (or, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a 10-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5.	The undersigned is not (or, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished you with a certificate of its non-U.S. person status on the applicable Internal Revenue Service Form W-8. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Parent Borrower and the Administrative Agent in writing within thirty (30) days of such change and (2) the undersigned shall furnish the Parent Borrower and the Administrative Agent, a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated:                     , 20[    ]

EXHIBIT K TO

ABL CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

OF

HD SUPPLY, INC.

April 12, 2012

Reference is made to the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto. This Certificate is furnished to the Administrative Agent pursuant to Section 6.1(m) of the ABL Credit Agreement. Defined terms shall have the meanings given to them in Annex A attached hereto, or if not defined therein, the meanings given to them in the ABL Credit Agreement.

For purposes of the certifications in the paragraph below, the term “Parent Borrower” shall refer to the Parent Borrower taken together with its Restricted Subsidiaries on a consolidated basis.

I, [            ] of the Parent Borrower, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify effective immediately following the consummation of the Transactions, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that, to my knowledge, after due inquiry, immediately following the consummation of the Transactions on the date hereof (including the execution and delivery of the ABL Credit Agreement, the making of Loans and the use of proceeds of such Loans on the date hereof):

the fair value of the property of the Parent Borrower is greater than the total amount of liabilities, including contingent liabilities, of the Parent Borrower;

the present fair saleable value of the assets of the Parent Borrower is greater than the amount that will be required to pay the liabilities of the Parent Borrower, assuming such liabilities became absolute and matured on the date hereof;

the Parent Borrower is able to pay its liabilities as such liabilities become absolute and matured during the period from the Closing Date through the Maturity Date; and

K-1

the Parent Borrower does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date through the Maturity Date.

[Signature page follows]

K-2

IN WITNESS WHEREOF, the Parent Borrower has caused this certificate to be executed on its behalf as of the date first set forth above.

HD SUPPLY, INC.

By:
Name:
Title:

[Solvency Certificate (ABL)]

Annex A

Certain Definitions1

“due inquiry” means:

•

review of the financial statements and other financial information (including the pro forma balance sheet, pro forma statements of operations and annual projections of operating budget and cash flow budget) of or with respect to the Parent Borrower and its consolidated subsidiaries referred to in subsection 7.1 of the ABL Credit Agreement;

•	review of the material terms of the facilities provided under the ABL Credit Agreement, as set forth in the respective Loan Documents, and of the other financings in the Transactions; and

•

inquiring of other responsible officers of the Parent Borrower with respect to (i) estimated levels of cash and working capital to be required following the consummation of the Transactions, (ii) liabilities, if any, not reflected in the financial statements (including the notes thereto) and other financial information referred to in subsection 7.1 of the ABL Credit Agreement and (iii) such other matters as, and in each case to the extent, the Chief Financial Officer deems, in his discretion, to be necessary or desirable in connection with the certifications made in the Certificate to which this Annex A is attached.

“liabilities” means:

•	all indebtedness for borrowed money;

•	all obligations evidenced by bonds, debentures, notes and other similar instruments;

•	all lease and mortgage obligations;

•	all guarantees of debt of other persons;

•	other recorded liabilities, including contingent liabilities that would be recorded in accordance with GAAP; and

[1]	No representation is made as to (i) the sufficiency of the definitions set forth in this Annex A for any purpose other than for setting forth the scope of the certifications made in the Certificate to which this Annex A is attached or (ii) pro forma information or projections referred to herein or the assumptions on which they are based.

K-Annex A-1

•

the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (exclusive of contingent liabilities that would be recorded in accordance with GAAP), as disclosed in the public filings of the Parent Borrower, identified and explained to the Chief Financial Officer in terms of their nature and estimated magnitude by responsible officers of the Parent Borrower, or otherwise actually known to the Chief Financial Officer.

“present fair saleable value” means:

•

the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent Borrower and its Restricted Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated and as determined in accordance with applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally;

•

for the purposes of which the amount of any contingent liabilities on the date hereof shall be the amount of such liabilities that, in light of all the facts and circumstances existing on the date hereof, can reasonably be expected to become actual or matured liabilities.

K-Annex A-2

EXHIBIT L TO

ABL CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

HD SUPPLY, INC.

Date: April 12, 2012

Pursuant to subsection 6.1(e) of the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) Canadian collateral agent for the Lenders, and the other parties thereto, the Borrower hereby certifies that:

1.	The representations and warranties made by the Parent Borrower pursuant to Section 5 of the ABL Credit Agreement or any other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof as if made on the date hereof, before and after giving effect to the Loans and to the application of the proceeds therefrom, except to the extent that they relate to a particular date or period in which case they shall be true and correct in all material respects as of the respective date or the respective period, as the case may be; and

2.	No Default or Event of Default under the ABL Credit Agreement has occurred and is continuing as of the date hereof after giving effect to the Loans to be made on the date hereof.

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IN WITNESS WHEREOF, the undersigned has hereunto set his or her name as of the date first set forth above.

HD SUPPLY, INC.

By:
Name:
Title:

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EXHIBIT M TO

ABL CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

OF

THE ENTITIES LISTED ON SCHEDULE I HERETO

April [—], 2012

Pursuant to (i) subsections 5.1(i), (j) and (k) of the Credit Agreement, dated as of April 12, 2012 (the “Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (“the Corporation”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders, and the other parties thereto, (ii) subsections 6.1 (i), (j) and (k) of the ABL Credit Agreement, dated as of April 12, 2012 (the “ABL Credit Agreement”), among the Corporation, the several banks and other financial institutions from time to time party thereto (the “ABL Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent and collateral agent for the ABL Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian administrative agent and Canadian collateral agent for the ABL Lenders, and the other parties thereto, (iii) the Purchase Agreement, dated as of April [—], 2012 (the “Purchase Agreement”), among the Corporation, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN, SACHS & CO. and the other purchasers listed on Schedule I thereto, and the subsidiary guarantors party thereto, relating to the issuance and sale of $[—] aggregate principal amount of [—]% Senior Secured First Priority Notes due 2019 and $[—] aggregate principal amount of [—]% Senior Secured Second Priority Notes due 2020 of the Corporation and (iv) the Purchase Agreement, dated as of April [—], 2012 (the “New Senior Notes Purchase Agreement”), among the Corporation and the purchasers listed on Schedule I thereto, and the subsidiary guarantors party thereto, relating to the issuance and sale of $[—] aggregate principal amount of [—]% Senior Unsecured Notes due 2020 of the Corporation,

I, the duly elected and acting Secretary of each entity listed in Schedule 1 attached hereto (each a “Certifying Party”), hereby certify in such capacity on behalf of each Certifying Party and not in my individual capacity, as follows:

1. Attached hereto as Annex 1 is a complete and correct copy of resolutions adopted by the board of directors of each Certifying Party on April [—], 2012; such resolutions have not been amended, supplemented, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only proceedings of such board of directors now in force relating to or affecting the matters referred to therein.

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2. Attached hereto as Annex 2 is a complete and correct copy of the By-Laws of each Certifying Party as in effect on the date the resolutions referred to in Paragraph 1 above were adopted through and including the date hereof.

3. Attached hereto as Annex 3 is a complete and correct copy of the Certificate of Incorporation or the equivalent charter document of each Certifying Party as in effect on the date hereof.

4. Attached hereto as Annex 4 is a list of the persons who are as of the date hereof duly elected and qualified officers of each Certifying Party holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Party each of the Loan Documents (as defined in the Credit Agreement and the ABL Credit Agreement) and Transaction Documents (as defined in the Purchase Agreement and the New Senior Notes Purchase Agreement) to which it is a party and any certificate or other document to be delivered by the Corporation pursuant to the Loan Documents (as defined in the Credit Agreement and the ABL Credit Agreement) and Transaction Documents (as defined in the Purchase Agreement and the New Senior Notes Purchase Agreement) to which it is a party.

5. A duly executed copy of each of the Loan Documents (as defined in the Credit Agreement and the ABL Credit Agreement) and the Transaction Documents (as defined in the Purchase Agreement and the New Senior Notes Purchase Agreement) to which each Certifying Party is a party has been duly delivered by such Certifying Party to each of the other parties thereto.

Each of Debevoise & Plimpton LLP, Clark Hill PLC, Holland & Knight LLP, Holland & Hart LLP, Stikeman Elliott LLP, Richards, Layton & Finger, P.A. and Cahill Gordon & Reindel LLP is entitled to rely on this certificate in connection with the opinions that it is rendering pursuant to subsection 5.1(d) of the Credit Agreement, subsection 6.1(d) of the ABL Credit Agreement, subsection 7(a) and subsection 7(b) of the Purchase Agreement and subsection [—] of the New Senior Notes Purchase Agreement, respectively.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Certifying Party has caused this certificate to be executed on its behalf by its Secretary, as of the date first set forth above.

By:
Name:
Title:

I, [            ], am the duly elected and acting Vice President of each Certifying Party, and do hereby certify in such capacity on behalf of each Certifying Party and not in my individual capacity that Ricardo Nunez is the duly elected, qualified and acting Secretary of each Certifying Party and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, each Certifying Party has caused this certificate to be executed on its behalf as of the date first set forth above.

By:
Name:
Title:

[Signature Page - Omnibus Secretary’s Certificate]

SCHEDULE 1

Certifying Parties

Brafasco Holdings, Inc.

Brafasco Holdings II, Inc.

Cox Lumber Co.

Creative Touch Interiors, Inc.

HD Supply Construction Supply Group, Inc.

HD Supply Facilities Maintenance Group, Inc.

HD Supply Fasteners & Tools, Inc.

HD Supply GP & Management, Inc.

HD Supply Management, Inc.

HD Supply Utilities Group, Inc.

HD Supply Waterworks Group, Inc.

HSI IP, Inc.

Sunbelt Supply Canada, Inc.

White Cap Construction Supply, Inc.

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ANNEX 1

Resolutions

M-Annex 1-1

ANNEX 2

By-Laws

M-Annex 2-1

ANNEX 3

Certificate of Incorporation

M-Annex 3-1

ANNEX 4

Incumbency

Name	Office	Signature

[ ]	Secretary

[ ]	Vice President

M-Annex 4-1

EXHIBIT N TO

ABL CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

HD SUPPLY, INC.

PERIOD ENDED [            ]

As of the last Business Day of the fiscal period ending [            ] (the “Determination Date”), I, [            ], the [            ] of HD Supply, Inc., a Delaware corporation (the “Parent Borrower”), hereby certify to the Administrative Agent in my representative capacity on behalf of the Parent Borrower and the other Loan Parties and not in my individual capacity that, to the best of my knowledge and belief, with respect to that certain ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among HD SUPPLY, INC., a Delaware corporation (the “Parent Borrower”), the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto; capitalized terms that are not defined herein have the meanings ascribed to such terms in the ABL Credit Agreement:

with reference to this Borrowing Base Certificate, the Parent Borrower hereby certifies that the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date and that such calculations have been made in accordance with the requirements of the ABL Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed on its behalf as of the date first set forth above.

HD Supply, Inc.

By:
Name:
Title:

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EXHIBIT O TO

ABL CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                    ,             ] (this “Agreement”), by and among [Additional Lenders] (each an “Additional Lender” and collectively the “Additional Lenders”), HD SUPPLY, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”) and the Administrative Agent (as defined below).

R E C I T A L S :

WHEREAS, the Borrowers and the Administrative Agent are parties to the ABL Credit Agreement, dated as of April 12, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among the Parent Borrower, the several Canadian borrowers from time to time party thereto, the several Subsidiary borrowers from time to time party thereto, the several banks and other financial institutions from time to time parties thereto (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, GE CANADA FINANCE HOLDING COMPANY, as Canadian agent (the “Canadian Agent” and, together with the Administrative Agent, the “Agent”) and Canadian collateral agent for the Lenders, and the other parties thereto; capitalized terms used herein have the meanings assigned to such terms in the ABL Credit Agreement; and

WHEREAS, subject to the terms and conditions of the ABL Credit Agreement, the Borrowers may [increase the U.S. Facility Commitments and/or the Canadian Facility Commitment by obtaining the Incremental Revolving Commitments] [borrow Incremental ABL Term Loans] by entering into one or more Lender Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender party hereto hereby agrees to commit to provide its respective [Incremental Revolving Commitments][Incremental ABL Term Loans] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Lender (i) confirms that it has received a copy of the ABL Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or the Canadian Agent, or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the ABL Credit Agreement; any other Loan Document or any other instrument or document furnished hereto or thereto; (iii) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers under the ABL Credit Agreement and the other Loan Documents or any other document furnished hereto or thereto as are delegated to such Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Base Intercreditor Agreement are required to be performed by it as a Lender; (v) represents and warrants that it has full power and authority, and has taken all actions necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (vi) specifies as its address for notices the offices set forth beneath its name on the signature pages hereof and if applicable pursuant to Section 4.11 of the ABL Credit Agreement, attaches two properly completed Forms W-9, W-8EXP, W-8BEN, W-8ECI, W-8IMY (or successor form) and other certificate, statement or documentation prescribed by U.S. Treasury Regulations or other guidance issued by the Internal Revenue Service of the United States, certifying that such Additional Lender is entitled to receive all payments under the ABL Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes and (vii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the ABL Credit Agreement are required to be performed by it as a Lender.

Each Additional Lender hereby agrees to make its [Incremental Revolving Commitment][Incremental ABL Term Loan] on the following terms and conditions:

1.	Incremental Facility Effective Date. [The Incremental Revolving Commitment Effective Date] [the date of effectiveness of the Incremental ABL Term Loans] shall be , 20[ ] (the “Incremental Facility Effective Date”).

2.	Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement such Additional Lender shall become a “Lender” under, and for all purposes of, the ABL Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.	ABL Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Incremental Facility Increases shall otherwise be subject to the provisions of the ABL Credit Agreement and the other Loan Documents.

4.	Parent Borrower’s Certifications. By its execution of this Agreement, the Parent Borrower hereby certifies that no Event of Default under Section 9(a) or (f) of the ABL Credit Agreement has occurred and is continuing immediately prior to and after the Incremental Facility Effective Date.

5.	Notice. For purposes of the ABL Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

6.	Tax Forms and Other Agreements. Delivered herewith to the Parent Borrower and the Administrative Agent are such forms, certificates, statements, documentation or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Parent Borrower and the Administrative Agent pursuant to Section 4.11 of the ABL Credit Agreement. The Additional Lender agrees to execute such other documents relating to the Facility (including the Base Intercreditor Agreement and/or similar agreements among Lenders) as the Administrative Agent may reasonably request

7.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Loans and Commitments made under the Incremental Facility made by the Additional Lender in the Register.

8.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

9.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:
Attention:
Telephone:
Facsimile:

HD SUPPLY, INC.

By:
Name:
Title:

[SUBSIDIARY BORROWERS]

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

to

JOINDER AGREEMENT

O-Schedule A-1